UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant  ☐
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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Lifecore Biomedical, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	Fee computed on table exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED OCTOBER 30, 2026

[•], 2026
To my fellow Lifecore Biomedical stockholders:
You are cordially invited to attend a special meeting of stockholders of Lifecore Biomedical, Inc., a Delaware corporation (the “Company,” “Lifecore,” “we,” “us” and “our”), on [•], 2026, at 10:00 a.m. Central Time (unless the special meeting is adjourned or postponed), in a virtual-only meeting format. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/LFCR2026SM. You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” and “in person” mean virtually present at the special meeting.
On September 27, 2026, the Company entered into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “merger agreement”) with Lifecore Inc., a Delaware corporation (“Parent”), and Hazel Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Webster Equity Partners.
The merger agreement provides that, among other things, on the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.
At the effective time of the merger (the “effective time”), each share of common stock of the Company (the “common stock”) issued and outstanding immediately prior to the effective time, excluding any excluded shares, will be canceled and cease to exist and be converted into the right to receive $6.28 per share in cash, without interest plus one (1) contingent value right per share (each, a “CVR”). Excluded shares are shares of common stock or shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of the Company that are held by the Company, Parent or Merger Sub, and dissenting shares.
At the effective time, each share of Series A Preferred Stock issued and outstanding immediately prior to the effective time, excluding any excluded shares, will be canceled and cease to exist and be converted into the right to receive an amount in cash per share of Series A Preferred Stock equal to the “Conversion Amount” as defined in Section 3 of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”) plus one (1) CVR per share of common stock into which the Series A Preferred Stock is convertible as of immediately prior to the effective time under the Certificate of Designations. As of September 27, 2026, the Conversion Amount represents an amount equal to $6.53 per share of common stock into which the Series A Preferred Stock would have been convertible as of such date.
Each CVR represents the right to receive the milestone payment amounts, if any, when and if payable, subject to the terms and conditions set forth in a Contingent Value Rights Agreement (the “CVR agreement”) to be entered into at or prior to the effective time, among Parent, the Company and a rights agent.
The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger, the CVR agreement and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and a copy of the merger agreement attached as Appendix A, as they contain important information about, among other things, the merger and how it affects you. The CVR agreement is attached as Exhibit C to the merger agreement.
The board of directors of the Company (the “Board”) and the Transaction Committee of the Board (the “Transaction Committee”) have reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board, having received the unanimous recommendation of the Transaction Committee, unanimously (i) determined that the entry into the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) subject to the terms and conditions of the merger agreement, recommended that the Company’s stockholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby.
At the special meeting, the Company’s stockholders will be asked to consider and vote on (1) a proposal to adopt the merger agreement (the “merger agreement proposal”), (2) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the transactions contemplated by the merger agreement, including the merger (the “advisory compensation proposal”), and (3) a proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement (the “adjournment proposal”). The Board recommends you vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
Your vote is important. We cannot complete the merger unless the merger agreement proposal is approved by the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate combined voting power of the outstanding shares of common stock and shares of Series A Preferred Stock (voting on an as-converted basis) entitled to vote thereon at the special meeting. Whether or not you plan to attend the special meeting as a stockholder, we want to make sure your shares of common stock and shares of Series A Preferred Stock are represented at the special meeting. Please promptly follow the voting instructions provided on the enclosed proxy card or voting instruction form, as applicable, to submit your vote.
After reading the accompanying proxy statement, if you are a holder of common stock or Series A Preferred Stock, please authorize a proxy to vote your shares by completing, dating, signing and returning your proxy card by mail or by granting your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card or voting instruction form, as applicable). You may also vote your shares of common stock or Series A Preferred Stock by attending and voting at the special meeting. Instructions regarding the methods of authorizing your proxy for shares are detailed in the section of the accompanying proxy statement entitled “The Special Meeting–Voting Procedures.” If you virtually attend the special meeting and vote your shares of common stock or shares of Series A Preferred Stock at the special meeting, your vote will revoke any proxy that you have previously submitted. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote those shares of common stock or Series A Preferred Stock. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you have any questions or need assistance voting, please contact our proxy solicitor, Campaign Management, LLC by telephone at (844) 400-3680 or by email at info@campaign-mgmt.com.
On behalf of the Board, thank you for your continued support.
Sincerely,

Paul Josephs
President and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.
The accompanying notice and proxy statement are dated [•], 2026 and, together with the enclosed form of proxy card, are first being mailed to the Company’s stockholders on or about [•], 2026.

LIFECORE BIOMEDICAL, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held
[•], 2026

TO THE STOCKHOLDERS OF LIFECORE BIOMEDICAL, INC.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (including any postponement(s) or adjournment(s), the “special meeting”) of Lifecore Biomedical, Inc., a Delaware corporation (the “Company,” “Lifecore,” “we,” “us” and “our”), will be held virtually via live webcast on [•], [•], 2026 at 10:00 a.m. (Central Time). The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/LFCR2026SM. The Company’s stockholders will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” and “in person” mean virtually present at the special meeting.
In this notice and in the enclosed proxy statement, shares of common stock, par value $0.001 per share, of the Company (“common stock”) and shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series A Preferred Stock”) are referred to collectively as “Shares.”
The purpose of the special meeting is to consider and vote upon the following proposals:
1.
Merger Agreement Proposal. To adopt the Agreement and Plan of Merger, dated as of September 27, 2026 (as it may be amended from time to time, the “merger agreement”), by and among Lifecore Biomedical, Inc. (the “Company”), Lifecore Inc. (“Parent”), and Hazel Merger Sub, Inc. (“Merger Sub”), pursuant to which, and on the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. We refer to this proposal as the “merger agreement proposal.”

2.
Advisory Compensation Proposal. To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the transactions contemplated by the merger agreement, including consummation of the merger. We refer to this proposal as the “advisory compensation proposal.”

3.
Adjournment Proposal. To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement. We refer to this proposal as the “adjournment proposal.”

The Company’s board of directors unanimously recommends our stockholders vote “FOR” each of these proposals.
Only holders of record of Shares at the close of business on November 4, 2026, the record date for the special meeting, are entitled to receive the notice of, and to vote at, the special meeting and any postponement or adjournment thereof.
On all proposals presented at the special meeting, the holders of common stock and the holders of Series A Preferred Stock vote together as a single class. The holders of common stock are entitled to one vote for each share of common stock held as of the record date and the holders of Series A Preferred Stock are entitled to the whole number of votes equal to the number of shares of common stock into which such holder’s shares of Series A Preferred Stock would be convertible as of the record date.
The merger agreement proposal must be approved by the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate combined voting power of the outstanding Shares entitled to vote thereon at the special meeting. Assuming a quorum is present, if you fail to authorize a proxy to vote your Shares or vote at the special meeting, fail to instruct your bank, broker or other nominee on how to vote, or abstain from voting on the merger agreement proposal, it will have the same effect as a vote “AGAINST” the merger agreement proposal. Accordingly, for approval of the merger agreement proposal, your vote is very important regardless of the number of

Shares that you own. Whether or not you plan to attend the special meeting, we request that you vote your Shares promptly. If you attend the special meeting and you are a stockholder of record at the close of business on the record date, you may continue to have your Shares voted as instructed in your proxy, or you may withdraw your proxy and vote your Shares at the special meeting.
Whether or not you plan to attend the special meeting, we want to make sure your Shares are represented at the special meeting. You may cast your vote by authorizing your proxy in advance of the special meeting by mail, over the Internet or by telephone (using the instructions provided in the enclosed proxy card or voting instruction form, as applicable). For voting by mail, please mark, sign, date and return, as promptly as possible, the enclosed proxy card in the postage-paid reply envelope provided. If you attend the special meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your Shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction form from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote your Shares, your Shares will be voted “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

By Order of the Board of Directors,

Thomas D. Salus, Secretary
[•], 2026
Chaska, Minnesota

i

ii

iii

PROXY STATEMENT SUMMARY
This summary highlights selected information in this proxy statement and may not contain all of the information about the merger agreement (as defined below), the CVR agreement (as defined below), the merger (as defined below) or the other transactions contemplated by the merger agreement that is important to you. We have included page references in each section to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the appendices hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting (as defined below), including, without limitation, the merger agreement, including the form of CVR agreement to be entered into at or prior to the effective time (as defined below) by Parent, the Company and the Rights Agent (as defined below), attached as Appendix A to this proxy statement. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find More Information.”
Except as otherwise specifically noted in this proxy statement, the “Company,” “Lifecore,” “we,” “our,” “us” and similar words refer to Lifecore Biomedical, Inc. Throughout this proxy statement, we refer to the board of directors of the Company as the “Board,” the Transaction Committee of the Board as the “Transaction Committee,” Webster Equity Partners as “Webster,” Lifecore Inc. as “Parent” and Hazel Merger Sub, Inc. as “Merger Sub.” In addition, we refer to the Agreement and Plan of Merger, dated as of September 27, 2026 (as it may be amended or supplemented from time to time), by and among Parent, Merger Sub and the Company as the “merger agreement,” to the merger of Merger Sub with and into the Company pursuant to the merger agreement as the “merger,” and to the Company, as the surviving corporation in the merger, as the “surviving corporation.” We refer to the special meeting of stockholders to which this proxy statement relates, including any postponement or adjournment thereof, as the “special meeting.” We refer to the Company’s common stock, par value $0.001 per share, as “common stock,” and the holders of the common stock as “common stockholders.” We refer to the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, as “Series A Preferred Stock,” and the holders of Series A Preferred Stock as “preferred stockholders.” Shares of common stock and shares of Series A Preferred Stock are referred to collectively as “Shares,” and the holders of Shares are referred to as “stockholders.”
THE PARTIES
Lifecore Biomedical, Inc.
Lifecore Biomedical, Inc. is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes, vials, and cartridges, including complex formulations. As a leading manufacturer of premium, injectable-grade hyaluronic acid, Lifecore brings more than 40 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market.
The Company was incorporated under the laws of the State of Delaware under its prior corporate name in 2007. Our principal executive offices are located at 3515 Lyman Boulevard, Chaska, Minnesota 55318, and our telephone number is (952) 368-4300. Our common stock is currently listed on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “LFCR.”
Lifecore Inc.
Parent is a Delaware corporation formed on September 8, 2026, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger (each as described below under “—Financing of the Merger”).
Hazel Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub was formed on September 8, 2026 solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

THE SPECIAL MEETING

Time:	10:00 a.m. Central Time
Date:	[•], [•], 2026
Access the Live Webcast:	www.virtualshareholdermeeting.com/LFCR2026SM
Record Date:	November 4, 2026
Voting Shares and Voting Power:
Stockholders as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

On all proposals presented at the special meeting, the holders of common stock and the holders of Series A Preferred Stock vote together as a single class.

Each holder of common stock is entitled to one vote per share of common stock. As of the close of business on the record date, there were [37,905,846] shares of our common stock outstanding.

As of the record date, there were 51,127.50 shares of Series A Preferred Stock outstanding. Each holder of Series A Preferred Stock is entitled to the whole number of votes equal to the number of shares of common stock into which such holder’s shares of Series A Preferred Stock would be convertible on the record date. As of the record date, each share of Series A Preferred Stock would convert into approximately 153 shares of our common stock, representing aggregate voting power of the Series A Preferred Stock equivalent to 7,825,882 shares of common stock.

Accordingly, as of the record date, the aggregate combined voting power of the outstanding shares of common stock and shares of Series A Preferred Stock (voting on an as-converted basis) is equal to 45,731,728 shares.

Quorum:
The presence, in person or by proxy, of a majority of the aggregate combined voting power of the outstanding Shares entitled to vote at the special meeting is necessary to constitute a quorum for the special meeting.

VOTE REQUIRED
The following table summarizes each of the proposals to be considered and voted upon at the special meeting, including for each the vote required for approval and the voting recommendation of the Board.

No.	Proposal	Vote Required	Voting Recommendation
1.
Merger Agreement Proposal. To adopt the merger agreement, pursuant to which, and on the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.
		Affirmative vote of a majority of the aggregate combined voting power of the outstanding shares of common stock and shares of Series A Preferred Stock (voting on an as-converted basis).	FOR

2.
Advisory Compensation Proposal. To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company in
		Affirmative vote of a majority of the votes cast by the holders of common stock and Series A Preferred Stock (voting on an as-converted basis).	FOR

No.	Proposal	Vote Required	Voting Recommendation
connection with the transactions contemplated by the merger agreement, including consummation of the merger.

3.
Adjournment Proposal. To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement proposal at the time of the special meeting.
		Affirmative vote of a majority of the votes cast by the holders of common stock and Series A Preferred Stock (voting on an as-converted basis) whether or not a quorum is present	FOR

Abstentions, shares not voted and broker non-votes will have the same effect as a vote AGAINST the merger agreement proposal. Abstentions, shares not voted and broker non-votes will have no effect on the advisory compensation proposal or the adjournment proposal.
Under Delaware law and the merger agreement, the receipt of the required stockholder vote on the merger agreement proposal is a condition to the consummation of the merger. Neither stockholder approval of the advisory compensation proposal nor stockholder approval of the adjournment proposal is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.
THE MERGER; MERGER CONSIDERATION; CERTAIN EFFECTS OF THE MERGER
If the merger is consummated, each share of common stock and each share of Series A Preferred Stock issued and outstanding immediately prior to the time the merger becomes effective (the “effective time,” and the date on which the effective time occurs, the “closing date”) will be canceled and converted automatically into, and will thereafter represent only, the right to receive the applicable merger consideration (as defined below), other than Shares that immediately prior to the effective time (a) are held by the Company or any of its subsidiaries and not held on behalf of third parties, (b) are owned by Parent or Merger Sub or (c) are owned by stockholders who did not vote in favor of the merger agreement or the merger (or consent thereto in writing) and who have properly demanded, perfected and not withdrawn a demand for appraisal rights pursuant to, and otherwise have complied in all respects with, Section 262 (“Section 262”) of the Delaware General Corporation Law, as amended (the “DGCL”). We refer to the Shares described in clause (c) as the “dissenting shares,” and to the dissenting shares, together with the Shares described in clauses (a) and (b), as the “excluded shares.” We refer to the consummation of the merger as the “closing.”
At the effective time, each share of the common stock issued and outstanding immediately prior to the effective time, excluding any excluded shares, will be canceled and cease to exist and be converted into the right to receive $6.28 per share in cash, without interest (the “base consideration”) plus one (1) contingent value right per share (each, a “CVR”) (collectively, the “common stock merger consideration”).
See “The Merger Agreement–Merger Consideration” on page 87.
At the effective time, each share of Series A Preferred Stock issued and outstanding immediately prior to the effective time, excluding any excluded shares, will be canceled and cease to exist and be converted into the right to receive an amount in cash per share of Series A Preferred Stock equal to the “Conversion Amount” as defined in Section 3 of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”) plus one (1) CVR per share of common stock into which the Series A Preferred Stock is convertible as of immediately prior to the effective time under the Certificate of Designations (the “Series A merger consideration”). As of September 27, 2026, the Conversion Amount represents an amount equal to $6.53 per share of common stock into which the Series A Preferred Stock would have been convertible as of such date.
See “The Merger Agreement–Merger Consideration” on page 87.

A copy of the merger agreement is attached as Appendix A to this proxy statement, and the form of Contingent Value Rights Agreement to be entered into at or prior to the effective time (the “CVR agreement”) is included as Exhibit C to the merger agreement. If the merger is completed, following the completion of the merger, you will not own any shares of the capital stock of the surviving corporation.
The Company has agreed to cooperate with Parent and use its reasonable best efforts to cause the common stock to be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as promptly as practicable following the effective time, and, accordingly, immediately upon the consummation of the foregoing, the common stock will no longer be publicly traded.
See “The Merger–Certain Effects of the Merger” on page 68 and “The Merger Agreement–Effects of the Merger” on page 86.
VOTING BY DIRECTORS AND EXECUTIVE OFFICERS; VOTING AND SUPPORT AGREEMENTS
As of the record date, the directors and executive officers of the Company beneficially owned an aggregate of 1,044,597 shares of common stock, or approximately 2.28% of the aggregate combined voting power of the then-outstanding shares of common stock and shares of Series A Preferred Stock, excluding in each case the Shares held by stockholders associated with Wynnefield Capital, Inc. (the “Wynnefield Stockholders”) and stockholders associated with Legion Partners Asset Management, LLC (the “Legion Stockholders”) covered by the voting and support agreements described below. Although the directors and officers of the Company (other than the Company’s directors Nelson Obus and Christopher S. Kiper) are not obligated by any agreement, we currently expect that all directors and executive officers of the Company will vote their Shares “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” on page 120.
Concurrently with the execution of the merger agreement, the Company and Parent entered into voting and support agreements, each dated September 27, 2026 (the “voting and support agreements”), with each of the Wynnefield Stockholders and the Legion Stockholders. Subject to the terms and conditions of the voting and support agreements, the Wynnefield Stockholders and the Legion Stockholders agreed to vote all of their Shares in favor of the merger agreement and the transactions contemplated thereby at the special meeting. The Wynnefield Stockholders include and are affiliated with the Company’s director Nelson Obus. The Legion Stockholders include and are affiliated with the Company’s director Christopher S. Kiper. As of the record date, the Wynnefield Stockholders beneficially owned an aggregate of 4,841,909 shares of common stock and 4,288 shares of Series A Preferred Stock and the Legion Stockholders beneficially owned an aggregate of 4,481,329 shares of common stock and 16,493 shares of Series A Preferred Stock. As of the record date, the Shares covered by the voting and support agreements represent approximately 27.34% of the aggregate combined voting power of the then-outstanding shares of common stock and shares of Series A Preferred Stock.
For more information regarding the voting and support agreements, see “Voting and Support Agreements” on page 118.
OUR BOARD’S RECOMMENDATION
The Board has reviewed and considered the terms and conditions of the merger agreement, the CVR agreement, the merger and the other transactions contemplated by the merger agreement. Having received the unanimous recommendation of the Transaction Committee and after careful consideration, the Board, at a special meeting held on September 27, 2026, unanimously (i) determined that the entry into the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) subject to the terms and conditions of the merger agreement, recommended that the Company’s stockholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby. Accordingly, the Board unanimously recommends a vote “FOR” the merger agreement proposal, which we refer to as the “Board recommendation.” The Board also unanimously recommends that you vote “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for the Merger” on page 50.
Prior to the adoption of the merger agreement by the Company’s stockholders, under certain circumstances, and in compliance with certain obligations contained in the merger agreement, the Board may effect a change of the Board recommendation, including by withdrawing or withholding the Board recommendation, under certain circumstances in connection with a superior proposal, if the Board complies with certain procedures in the merger agreement. See the section of this proxy statement entitled “The Merger Agreement—Board Recommendation Changes” on page 97.
Additional information about the process leading to the Board’s approval of the merger agreement and the Board recommendation can be found under “The Merger—Background of the Merger” on page 31.
OPINION OF CRAIG-HALLUM
Craig-Hallum Capital Group LLC, which we refer to as “Craig-Hallum,” delivered its opinion to the Transaction Committee and the Board that, as of September 27, 2026, and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in Craig-Hallum’s written opinion, the common stock merger consideration was fair, from a financial point of view, to the holders of common stock (other than Parent and its affiliates).
The full text of the written opinion of Craig-Hallum, dated September 27, 2026, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Craig-Hallum in preparing its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. The summary of Craig-Hallum’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Craig-Hallum’s written opinion. Craig-Hallum provided its opinion for the information and assistance of the Transaction Committee and the Board in connection with their consideration of the transactions contemplated by the merger agreement. Craig-Hallum’s opinion is not a recommendation to any stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter. See “The Merger–Opinion of Craig-Hallum” on page 61.
EFFECTS ON THE COMPANY IF THE MERGER IS NOT CONSUMMATED
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason: (i) stockholders will not receive any payment for their Shares and the Shares will continue to be outstanding, (ii) the Company will continue as an independent public company, (iii) the common stock will continue to be listed and traded on Nasdaq, (iv) the common stock will continue to be registered under the Exchange Act and (v) stockholders will continue to own their Shares and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Shares. The Company also would continue to be subject to the risks associated with continued independence as a public company, including the risk factors described in the Company’s Annual Report on Form 10KT for the transition period ended December 31, 2025 filed with the SEC on March 16, 2026.
Under certain specified circumstances, if the merger is not consummated, the Company may be obligated to pay to Parent a termination fee equal to $9,957,716 (the “Company Termination Fee”) (or $7,468,287 if the merger agreement is terminated in certain circumstances during the go-shop period (as defined below)) and, under certain other specified circumstances, Parent may be required to pay the Company a termination fee of $16,181,288 (the “Reverse Termination Fee”). Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”
FINANCING OF THE MERGER
We presently anticipate that the total funds needed at closing to complete the merger and the related transactions will be approximately $550 million, which will be funded by Parent through the equity financing and the debt financing described below. For more information about the equity financing and the debt financing (collectively, the “financing”) and the terms of the merger agreement relating to the financing, please see the sections of this proxy statement entitled “The Merger—Financing of the Merger” on page 69 and “The Merger Agreement—Other Covenants and Agreements—Financing” on page 100.

The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. Parent and Merger Sub have represented to the Company that, assuming the financing is funded in accordance with the financing commitment letters (as defined below) and assuming the satisfaction of certain conditions contained in the merger agreement, the net proceeds of the financing will be, in the aggregate, sufficient to make the payment of the aggregate closing consideration under the merger agreement, and pay all other amounts required to be paid at the closing by the Company or any of its subsidiaries, Parent or Merger Sub in connection with the merger or the financing in accordance with the terms of the merger agreement (collectively, the “required amount”). The required amount includes all amounts payable at the closing in respect of Company equity awards, outstanding indebtedness of the Company and fees, costs and expenses of the Company.
Webster Equity Partners VI Aggregator, L.P. and the other equity financing sources that are party to the equity commitment letter (collectively, the “Investors”) have committed to purchase, or cause the purchase of, directly or indirectly, equity and/or debt securities of Parent and/or one or more of its subsidiaries or affiliates, for an aggregate cash purchase price of $400 million, for the purpose of allowing Parent to fund a portion of the required amount, subject to the terms and conditions set forth in the equity commitment letter dated as of September 27, 2026 (the “equity commitment letter”). The Company is an express third-party beneficiary of the equity commitment letter with respect to enforcing the terms of the equity commitment letter against the Investors and Parent with respect to their respective obligations thereunder in accordance with the terms and conditions of the equity commitment letter, subject to the limitations and conditions set forth therein and the terms and conditions of the merger agreement.
Pursuant to the limited guarantee delivered by the Investors in favor of the Company, dated as of September 27, 2026 (the “limited guarantee”), the Investors agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the merger agreement, subject to separate caps for each of the Investors, including any reverse termination fee that becomes payable by Parent, certain damages, and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred by the Company, as specified in the merger agreement.
In addition, in connection with the merger agreement, Parent entered into a debt commitment letter, dated as of September 27, 2026 (the “debt commitment letter” and, together with the equity commitment letter, the “financing commitment letters”) with three lenders, one of which is Alcon Research, LLC (“Alcon”). Alcon is the Company’s major customer and lender. Pursuant to the debt commitment letter, two third-party lenders have committed to provide Parent with an aggregate of $115 million in term loans and an aggregate of $30 million in a revolving credit facility, and Alcon has committed to provide Parent with $35 million in a term loan, in each case, on the terms set forth in the debt commitment letter.
Pursuant to the merger agreement, each of Parent and Merger Sub has agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable that are within its control to arrange and obtain the financing on or prior to the closing.
If reasonably requested by Parent, the Company has agreed to use its reasonable best efforts, and cause each of its subsidiaries to use its respective reasonable best efforts, to provide Parent with customary cooperation reasonably requested by Parent to assist it in obtaining the debt financing, subject to certain limitations. Parent is obligated to reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its subsidiaries or any of their representatives in connection with such cooperation.
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the Board with respect to the merger, the Company’s stockholders should be aware that the directors and executive officers of the Company may have certain interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. These interests include, among others, the treatment of Company equity awards pursuant to the merger agreement, severance payments and benefits, potential employment with or investment in the surviving corporation, and continued indemnification and insurance coverage. The members of the Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger, and in recommending that the Company’s stockholders adopt the merger agreement proposal and the advisory compensation proposal.
These interests are summarized under “The Merger–Interests of Directors and Executive Officers in the Merger” on page 76.

The compensation that may become payable to our named executive officers in connection with the merger is subject to a non-binding advisory vote of stockholders, as described below in “Proposal #2: Advisory Compensation Proposal” on page 29.
TREATMENT OF COMPANY EQUITY AWARDS
At the effective time, each Company equity award will be treated as follows, in all cases subject to all required withholding taxes:
•
Stock Options: Each Company stock option that is outstanding as of immediately prior to the effective time will accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the effective time. Immediately prior to the effective time, by virtue of the merger, each vested Company stock option (after giving effect to the acceleration of vesting) that is then outstanding and unexercised as of immediately before the effective time will be cancelled.

If such Company option has a per share exercise price that is less than the base consideration of $6.28 per share, that option will be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (x) the total number of shares subject to such stock option immediately prior to the effective time multiplied by (y) the excess of the amount of the base consideration over the applicable exercise price per share of such stock option, and (B) one (1) CVR with respect to each share subject to such stock option as of immediately prior to the effective time.
If such Company stock option has a per share exercise price that is equal to or greater than the base consideration of $6.28 per share, that stock option will be cancelled at the effective time without the payment of consideration for that stock option.
•
Restricted Stock Units (RSUs): Each RSU that is outstanding as of immediately prior to the effective time, whether vested or unvested, will, immediately prior to the effective time, by virtue of the merger, be cancelled and converted into the right to receive the common stock merger consideration in respect of each share subject to such RSU award as of immediately prior to the effective time.

•
Performance Stock Units (PSUs): Each PSU that is outstanding as of immediately prior to the effective time, will, immediately prior to the effective time, by virtue of the merger, to the extent unvested, be cancelled and converted into the right to receive the common stock merger consideration in respect of (i) such number of shares of common stock as is determined by the Performance Vesting Percentage (as defined in the applicable PSU award agreement) that assumes that the Performance Price (as defined in the applicable PSU award agreement) is equal to the base consideration of $6.28 per share, in accordance with the applicable PSU award agreement, and (ii) such additional number of shares of common stock as is 10% of the number of PSUs underlying such PSU award at grant.

See “The Merger Agreement–Merger Consideration–Company Equity Awards” on page 88.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The exchange of shares of common stock or shares of Series A Preferred Stock for the merger consideration pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder (as defined in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) recognizes, and the timing and character of such gain or loss, depends in part on the U.S. federal income tax treatment of the receipt of, and payments with respect to, the CVRs, with respect to which there is substantial uncertainty. A Non-U.S. Holder (as defined in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) will generally not be subject to U.S. federal income tax with respect to the exchange of shares of common stock or Series A Preferred Stock for the merger consideration pursuant to the merger unless such Non-U.S. Holder has certain connections to the United States. You should consult your tax advisor as to the particular U.S. federal, state, local and non-U.S. tax consequences to you relating to the merger and the receipt of cash and receipt of, and payments with respect to, CVRs in exchange for common stock or Series A Preferred Stock pursuant to the merger.
You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 80 for a more complete discussion of certain U.S. federal income tax consequences of the merger.

REGULATORY APPROVALS IN CONNECTION WITH THE MERGER
The obligations of the parties to effect the merger are subject to, among other things, the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
Under the merger agreement, Parent, Merger Sub and the Company agreed to use their respective reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under any legal requirements, to consummate and make effective the transactions as soon as reasonably practicable, including obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from government bodies and making all necessary registrations and filings. In particular, each of the parties agreed to promptly, but in no event later than 10 business days after the date of the merger agreement, make an appropriate filing of all notification and report forms as required by the HSR Act or other antitrust law with respect to the merger and other transactions contemplated by the merger agreement.
The parties filed their respective HSR Act notifications with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) on October 9, 2026. On [•], 2026, the parties received notice of early termination of the waiting period under the HSR Act.
For more information, please see the section of this proxy statement entitled “The Merger—Regulatory Approvals in Connection with the Merger” on page 85.
APPRAISAL RIGHTS
If the merger is consummated, holders who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of common stock or shares of Series A Preferred Stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of common stock or shares of Series A Preferred Stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of common stock or shares of Series A Preferred Stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of common stock or shares of Series A Preferred Stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of common stock or shares of Series A Preferred Stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of common stock or shares of Series A Preferred Stock that (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights (but failure to vote against the merger, alone, will not constitute a waiver of appraisal rights), (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of common stock or shares of Series A Preferred Stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. Voting in person or by proxy, against, abstaining from voting on or failing to vote on the adoption and approval of the merger will not constitute a written demand for appraisal as required by Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights.
For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights” on page 72.
SOLICITATION OF OTHER OFFERS; RECOMMENDATION CHANGES
During the period beginning on September 27, 2026 until 11:59 p.m., Eastern Time, on October 28, 2026 (30 days following the public announcement of the merger agreement), the Company and its affiliates and their respective directors, officers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other advisors and representatives had the right to, directly or indirectly solicit, engage, enter into or otherwise cooperate with or assist in any acquisition proposal (as defined below) or acquisition inquiry (as defined below).
Within 48 hours from receipt thereof, the Company must notify Parent in writing if any acquisition proposal or any acquisition inquiry is received by the Company or any of its representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its representatives with respect to an acquisition proposal or an acquisition inquiry.
Within 48 hours after the no-shop period start date (as defined below), the Company will request that each person promptly return or destroy all nonpublic information furnished to such person or its representatives by or on behalf of the Company or any of its subsidiaries, terminate any data room or other diligence access to each such person and cease and cause to be terminated any and all discussions or negotiations with any person, its affiliates and their respective representatives that may be ongoing with respect to any acquisition proposal or acquisition inquiry, except in each case with respect to any superior proposal or any action that would be reasonably expected to lead to a superior proposal.
At 11:59 p.m., Eastern Time on October 28, 2026, the go-shop period ended with the Company not having received an acquisition proposal.
During the period beginning as of the no-shop period start date and continuing until the earlier to occur of the termination of the merger agreement and the effective time, the Company is subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals, subject to a customary “fiduciary out” provision.
The merger agreement provides typical limitations on the board’s right to change the Company recommendation. Notwithstanding the customary “no-shop” and change of recommendation restrictions, if prior to receipt of the Company stockholder approval, the Company receives a bona fide written acquisition proposal, whether received before or after the no-shop period start date, that did not arise from a breach of such “no-shop” restrictions, the Board may effect a change of recommendation or terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to such acquisition proposal providing for a superior proposal substantially concurrently with the termination of the merger agreement, subject to certain conditions.
The Board, prior to receipt of the Company stockholder approval, and other than in connection with an acquisition proposal, may also effect a change of recommendation in response to a change in circumstance.
CONDITIONS TO THE CLOSING OF THE MERGER
The respective obligations of each of Parent, Merger Sub and the Company to consummate the merger are subject to the satisfaction or waiver of each of the following conditions: (i) the receipt of the Company stockholder approval; (ii) the expiration or termination of the applicable waiting period under the HSR Act relating to the merger [(which waiting period was terminated early on [•], 2026)];(iii) the receipt or waiver (or termination of applicable waiting periods with respect to) of governmental approvals required under the antitrust laws of specified jurisdictions; (iv) no court or other governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that remains in effect and enjoins or otherwise prohibits consummation of the merger; and (v) each of the agreements with Alcon Research, LLC remains in full force and effect.
In addition, the obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver by Parent of each of the following additional conditions: (i) the representation and warranty of the Company regarding the absence of a material adverse effect on the Company from September 27, 2026 being true and correct in all respects as of the date of the merger agreement and as of the closing date; (ii) the representations and warranties of the Company regarding certain aspects of its capital structure being true and correct in all respects as of the date of the merger agreement and as of the closing date (other than de minimis inaccuracies); (iii) the representations and warranties of the Company regarding due organization, capital stock of the Company’s subsidiaries, non-contravention of the Company’s governing documents, certain aspects of its capital structure, absence of a material adverse effect on the Company from September 27, 2026, the fairness opinion and Company brokers being true and correct in all material respects as of the date of the merger agreement and as of the closing date; (iv) the Company’s other representations and warranties set forth in the merger agreement (disregarding any materiality limitations, such as “material,” “in all material respects” and “material adverse effect” set forth therein) being true and correct as of the date of the merger agreement and as of the closing date, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect; (v) the Company having performed and complied in all material respects with all covenants and all obligations required to be performed or complied with by it under the merger agreement at or prior to the closing date; (vi) there not having occurred a material adverse effect since September 27, 2026 that is continuing; and (vii) the receipt by Parent and Merger Sub of a certificate signed on behalf of the Company by a duly authorized executive officer or chief financial officer of the Company, certifying that the foregoing conditions have been satisfied.
In addition, the obligation of the Company to consummate the merger is subject to the satisfaction or waiver by the Company of each of the following additional conditions: (i) representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the merger and deliver the merger consideration in accordance with the merger agreement; (ii) each of Parent and Merger Sub having performed and complied in all material respects with all covenants and all obligations required to be performed or complied with by it under the merger agreement at or prior to the closing date; and (iii) the receipt by the Company of a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer or chief financial officer of Parent certifying that the foregoing conditions have been satisfied.
TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES
The merger agreement may be terminated by either the Company or Parent at any time prior to the effective time: (i) by mutual consent; (ii) if the merger has not been consummated on or before the outside date (as defined below); (iii) if the Company fails to obtain the Company stockholder approval at the special meeting; and (iv) if any court or other governmental authority of competent jurisdiction permanently prohibits the consummation of the merger and such order has become final and non-appealable.
The merger agreement may be terminated by the Company prior to the effective time: (i) if Parent or Merger Sub breaches the merger agreement and such breach is not timely cured; (ii) if, prior to the receipt of the Company stockholder approval, the Board has authorized the Company’s termination of the merger agreement to enter into a company acquisition agreement with respect to a superior proposal; and (iii) if the Company is ready, willing and able to close and Parent failed to consummate the merger within two business days after the date on which the closing is otherwise required to occur pursuant to the merger agreement.
The merger agreement may be terminated by Parent prior to the effective time: (i) if the Company breaches the merger agreement and such breach is not timely cured; and (ii) if, prior to the receipt of the Company stockholder approval, there has been a change of recommendation (except that such right to terminate will expire upon receipt of the Company stockholder approval).
For more information on the circumstances in which the merger agreement may be terminated, and the effects of any such termination, see “The Merger Agreement–Termination” on page 105.

COMPANY TERMINATION FEE
The Company will be required to pay the company termination fee of $9,957,716 to Parent if the merger agreement is terminated in the following circumstances:
•	if Parent terminates the merger agreement due to a company adverse change recommendation;
•
if the Company terminates the merger agreement due to the failure to obtain the company required vote at any time that Parent has the right to terminate the merger agreement due to a company adverse change recommendation;

•
if the Company terminates the merger agreement at any time prior to the receipt of the company required vote, in order to accept a superior proposal and/or enter into a acquisition agreement providing for the consummation of such superior proposal, so long as the Company has not materially breached specified obligations under the merger agreement with respect to such superior proposal; and

•
if either the Company or Parent terminates the merger agreement pursuant to the outside date termination trigger (as defined below) or pursuant to the Company failure to obtain stockholder approval trigger (as defined below), or if Parent terminates the merger agreement pursuant to the Company breach termination trigger (as defined below) as a result of a breach, failure to perform or inaccuracy by the Company that first occurred following the making of an acquisition proposal prior to the termination of the merger agreement, and in either case a bona fide acquisition proposal has been made or communicated to the Board or the Company, or publicly disclosed, after the date of the merger agreement and prior to the termination of the merger agreement and has not been publicly withdrawn prior to the earlier of the special meeting and such termination, and within 12 months of such termination of the merger agreement, an acquisition proposal is consummated or a definitive agreement in respect of an acquisition proposal is entered into (with references to “20%” in the definition of acquisition proposal deemed to be references to “50%”).

If the merger agreement is terminated pursuant to any of the above circumstances during the go-shop period in accordance with the merger agreement, the company termination fee will be $7,468,287.
See “The Merger Agreement–Termination Fees” on page 106.
REVERSE TERMINATION FEE
If the Company terminates the merger agreement pursuant to the Parent breach termination trigger (as defined below) or Parent failure to close termination trigger (as defined below), Parent must promptly, and in any event within five business days following such termination, pay the reverse termination fee of $16,181,288 to the Company.
See “The Merger Agreement–Termination Fees” on page 106.
ADDITIONAL INFORMATION
We have elected to “incorporate by reference” certain information into this proxy statement, which means that we are disclosing important information to you by referring you to certain other documents that we have filed separately with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” and certain other documents that we may file with the SEC after the date of this proxy statement but prior to the special meeting. Because these documents contain important information and may subsequently amend this proxy statement, you should monitor and review our SEC filings until the special meeting is completed. References to this proxy statement are meant to include not only the main body of this proxy statement, but also the accompanying notice of special meeting and proxy card, each of the appendices, and all of the information incorporated by reference.
We have not authorized anyone to provide any information other than what is contained in or incorporated by reference in this proxy statement, and take no responsibility for any information others may give you.
See “Where You Can Find More Information” on page 126.

QUESTIONS AND ANSWERS
The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting, the merger and the merger agreement. These questions and answers may not address all questions that may be important to you. You should read the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
On September 27, 2026, the Company entered into the merger agreement with Parent and Merger Sub. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The merger agreement must be approved by the affirmative vote (in person or by proxy) of stockholders owning a majority of the aggregate combined voting power of the outstanding shares of common stock and shares of Series A Preferred Stock (voting on an as-converted basis) entitled to vote thereon.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the merger agreement proposal and the other matters to be voted on at the special meeting described below under “What proposals will be considered at the special meeting?”
In addition, the notice and proxy statement is the Company’s formal notice to you of your appraisal rights under Delaware law.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock or Series A Preferred Stock held on the record date. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “form of proxy” or “proxy card.” Our Board has designated each of Thomas D. Salus and Paul Josephs, with full power of substitution, as proxies for the special meeting.

Q:	When and where is the special meeting?
A:
The special meeting of Company stockholders will be held on [•], [•], 2026, at 10:00 a.m., Central Time, in a virtual-only meeting format. We are conducting the special meeting in a virtual-only format, so that our stockholders can participate from any geographic location with Internet connectivity. We believe this enhances the accessibility of the special meeting. Stockholders will not be able to physically attend the special meeting.

Holders of Shares will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/LFCR2026SM. You will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the special meeting and vote your shares of common stock or shares of Series A Preferred Stock if you are a Company stockholder as of the record date. We encourage you to access the special meeting before the start time of 10:00 a.m., Central Time. Please allow ample time to log into the audio webcast and test your computer systems.
In certain circumstances, the special meeting could be adjourned to another time, date or place. All references in our proxy materials to the special meeting include any adjournment or postponement of the special meeting.
Q:	Who is entitled to attend and to vote at the special meeting?
A:
We have two classes of outstanding voting securities: common stock and Series A Preferred Stock. Only holders of record of common stock or Series A Preferred Stock at the close of business on November 4, 2026, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting. On all proposals presented at the special meeting, the holders of common stock and the holders of Series A Preferred Stock vote together as a single class.

As of the record date, there were 37,905,846 shares of common stock issued and outstanding and entitled to vote at the special meeting. Each common stockholder is entitled to one vote per share of common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement.

As of the record date, there were 51,127.50 shares of Series A Preferred Stock outstanding. Each holder of Series A Preferred Stock is entitled to the whole number of votes equal to the number of shares of common stock into which such holder’s shares of Series A Preferred Stock would be convertible on the record date. As of the record date, each share of Series A Preferred Stock would convert into approximately 153 shares of our common stock, representing aggregate voting power of the Series A Preferred Stock equivalent to 7,825,882 shares of common stock.
Accordingly, as of the record date, the aggregate combined voting power of the outstanding shares of common stock and shares of Series A Preferred Stock (voting on an as-converted basis) is equal to 45,731,728 shares.
Whether or not you intend to attend the special meeting, we encourage you to authorize a proxy to vote now, online, by phone or by mailing a proxy card to ensure that your vote is counted.
Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?
A:
If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions (“Broadridge”), you are considered, with respect to those shares, to be the “stockholder of record.” In this case, we have sent this proxy statement and your proxy card to you directly.

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. You will receive separate voting instructions with your proxy materials from your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. Please follow their directions carefully.
You are also invited to attend the special meeting. If your shares are held in “street name” through a brokerage firm, bank or other nominee and you do not have a 16-digit control number, in order to participate in the special meeting, you must first obtain a legal proxy from your broker, bank or other nominee. You should follow the instructions that you receive from your bank, broker or other nominee to obtain a legal proxy.
For additional information on how to vote at the special meeting, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures.”
Q:	What proposals will be considered by stockholders at the special meeting?
A:	At the special meeting, stockholders will be asked to consider and vote on the following proposals:
•	the merger agreement proposal;
•	the advisory compensation proposal; and
•	the adjournment proposal.
Q:	How does the Board recommend that I vote?
A:	The Board unanimously recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for the Merger.”
In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers may have interests that may be different from, or in addition to, the interests of the Company stockholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of Directors and Executive Officers in the Merger.”
Q:	What effect will the merger have on the Company?
A:
If the merger is consummated, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. If the merger is consummated, the Company will cooperate with Parent and use its reasonable best efforts to cause the common stock to be delisted from Nasdaq and deregistered under the Exchange Act as promptly as practicable following the effective time, and, accordingly, the common stock will no longer be publicly traded.
Q:	What happens if the merger is not consummated?
A:
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason: (i) stockholders will not receive any payment for their Shares and the Shares will continue to be outstanding, (ii) the Company will continue as an independent public company, (iii) the common stock will continue to be listed and traded on Nasdaq, (iv) the common stock will continue to be registered under the Exchange Act and (v) stockholders will continue to own their Shares and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Shares.

Under certain specified circumstances, if the merger is not consummated, the Company may be obligated to pay to Parent a termination fee equal to $9,957,716 (or $7,468,287 for certain terminations of the merger agreement during the go-shop period) and, under certain other specified circumstances, Parent may be required to pay the Company a termination fee of $16,181,288.
For more information, please see the sections of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement.”
Q:	As a holder of common stock, what will I receive in the merger?
A:
If the merger is consummated, unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262, you will be entitled to receive $6.28 per share in cash, without interest, plus one CVR for each share of common stock that you own immediately prior to the effective time, in each case subject to all required withholding taxes.

Q:	As a holder of Series A Preferred Stock, what will I receive in the merger?
A:
If the merger is consummated, unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262, you will be entitled to receive the Conversion Amount per share of Series A Preferred Stock in cash, without interest, plus one CVR per share of common stock into which the Series A Preferred Stock is convertible as of immediately prior to the effective time, in each case subject to all required withholding taxes.

As of September 27, 2026, the Conversion Amount is $1,000 per share of Series A Preferred Stock plus $18.125 per share of Series A Preferred Stock in accrued and unpaid dividends in arrears.
As of September 27, 2026, the Conversion Amount represents an amount equal to $6.53 per share of common stock into which the Series A Preferred Stock would have been convertible as of such date.
Q:	What will happen to outstanding Company equity awards in the merger?
A:	At the effective time, outstanding Company equity awards will be treated as follows, subject to all required withholding taxes:
•
Stock Options: Each Company stock option that is outstanding as of immediately prior to the effective time will accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the effective time. Immediately prior to the effective time, by virtue of the merger, each vested Company stock option (after giving effect to the acceleration of vesting) that is then outstanding and unexercised as of immediately before the effective time will be cancelled.

If such Company option has a per share exercise price that is less than the base consideration of $6.28 per share, that option will be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (x) the total number of shares subject to such stock option immediately prior to the effective time multiplied by (y) the excess of the amount of the base consideration of $6.28 per share over the applicable exercise price per share of such stock option, and (B) one (1) CVR with respect to each share subject to such stock option as of immediately prior to the effective time.
If such Company stock option has a per share exercise price that is equal to or greater than the base consideration of $6.28 per share, that stock option will be cancelled at the effective time without the payment of consideration for that stock option.

•
Restricted Stock Units (RSUs): Each RSU that is outstanding as of immediately prior to the effective time, whether vested or unvested, will, immediately prior to the effective time, by virtue of the merger, be cancelled and converted into the right to receive the common stock merger consideration in respect of each share subject to such RSU award as of immediately prior to the effective time.

•
Performance Stock Units (PSUs): Each PSU that is outstanding as of immediately prior to the effective time, will, immediately prior to the effective time, by virtue of the merger, to the extent unvested, be cancelled and converted into the right to receive the common stock merger consideration in respect of (i) such number of shares of common stock as is determined by the Performance Vesting Percentage (as defined in the applicable PSU award agreement) that assumes that the Performance Price (as defined in the applicable PSU award agreement) is equal to the base consideration of $6.28 per share, in accordance with the applicable PSU award agreement, and (ii) such additional number of shares of common stock as is 10% of the number of PSUs underlying such PSU award at grant.

Q:	What constitutes a quorum?
A:
A majority in voting power of all Shares issued, outstanding and entitled to vote on the record date must be present virtually at the special meeting or represented by proxy to constitute a quorum. Virtual attendance at our special meeting constitutes presence in person for purposes of the vote required. A vote of “ABSTAIN” will be treated as present for purposes of determining a quorum. If you fail to authorize a proxy to vote your shares of common stock or Series A Preferred Stock or fail to vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that these Shares that you own will not be counted for purposes of determining whether a quorum is present at the special meeting.

Whether or not a quorum is present at the special meeting of the stockholders, a majority of the votes cast on the adjournment proposal (in person or by proxy) may adjourn the special meeting, without notice, if the time and place of the new meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken.
If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, the special meeting may be postponed or adjourned to solicit additional proxies.
Q:	What vote of stockholders is required to approve each of the proposals?
A:
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate combined voting power of the outstanding shares of common stock and Series A Preferred Stock entitled to vote thereon. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal or vice versa. A vote of “ABSTAIN”, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, a vote of “ABSTAIN”, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, a vote of “ABSTAIN”, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a proposal because, in respect of such proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Under New York Stock Exchange rules, regardless of the exchange on which a company’s shares are listed, banks, brokers and other nominees have discretionary voting power for matters that are considered “routine” but not for matters considered “non-routine.” Without instructions from you, the record holder may not vote on any non-routine matter. In that case, without your voting instructions, a broker non-vote will occur. Accordingly, a bank, broker or other nominee will not have discretionary authority to vote shares of common stock or shares of Series A Preferred Stock because the rules applicable to banks, brokers and other nominees only provide such organization with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the special meeting is considered “non-routine.” As a result, no bank, broker or other nominee will be permitted to vote your shares of common stock or shares of Series A Preferred Stock at the special meeting without receiving instructions and we do not expect any broker non-votes on any of the proposals. You should consult your bank, broker or other nominee holder if you have questions about this.
Q:	Has any stockholder agreed to vote in favor of the merger?
A:	Yes. Pursuant to the voting and support agreements, the Wynnefield Stockholders and the Legion Stockholders agreed to vote their Shares in favor of the merger agreement proposal.
As of September 27, 2026, the Wynnefield Stockholders beneficially owned an aggregate of 4,841,909 shares of common stock and 4,209.28 shares of Series A Preferred Stock and the Legion Stockholders beneficially owned an aggregate of 4,481,329 shares of common stock and 16,189.54 shares of Series A Preferred Stock, representing approximately 27.30% of the aggregate combined voting power of the then-outstanding shares of common stock and shares of Series A Preferred Stock. As of the record date, the shares covered by the voting and support agreements represent approximately 27.34% of the aggregate combined voting power of the then-outstanding shares of common stock and shares of Series A Preferred Stock.
Although the directors and officers of the Company (other than the Company’s directors Nelson Obus and Christopher S. Kiper) are not obligated by any agreement, we currently expect that all directors and executive officers of the Company will vote their shares “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”
Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a Company stockholder?
A:
In considering the recommendation of the Board with respect to the merger, the Company’s stockholders should be aware that the directors and executive officers of the Company may have certain interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in making its recommendation that the Company’s stockholders vote to approve the merger agreement proposal and the advisory compensation proposal. These interests include, among others, the treatment of Company equity awards pursuant to the merger agreement, severance payments and benefits, the vesting of Company retention contributions under the Company’s deferred compensation plan and continued indemnification and insurance coverage. The members of the Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the Company’s stockholders adopt the merger agreement. These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “The Merger—Interests of Directors and Executive Officers in the Merger.”

Q:	What happens if I transfer my common stock or Series A Preferred Stock before the special meeting?
A:
The record date for the special meeting is earlier than the date of the special meeting. If you own common stock or Series A Preferred Stock on the record date and transfer your shares after the record date but prior to the special meeting, you will retain your right to vote such shares of common stock or Series A Preferred Stock at the special meeting. However, the right to receive the merger consideration will pass to the person to whom you transferred your shares of common stock or shares of Series A Preferred Stock.

Q:	What happens if I convert my Series A Preferred Stock into common stock before the special meeting or before the effective time?
A:
If you own Series A Preferred Stock on the record date and convert the Series A Preferred Stock into common stock after the record date, you will retain your right to vote the shares of Series A Preferred Stock at the special meeting. As a holder of Series A Preferred Stock, you are entitled to cast a whole number of votes equal to the number of shares of common stock into which your shares of Series A Preferred Stock would be convertible as of the record date.

If you convert your Series A Preferred Stock into common stock at any time prior to the effective time, you will become a holder of common stock as of such date and will cease to have rights in the shares of Series A Preferred Stock converted after the conversion date. The number of shares of common stock you receive on conversion will be based upon the Certificate of Designations. If you convert your Series A Preferred Stock into common stock at any time prior to the effective time, you will be entitled to receive the common stock merger consideration, and not the Series A merger consideration, for the number of shares of common stock that you own as of the effective time.
Q:	If I am a holder of common stock, can I change my vote after I have delivered my proxy?
A:	Yes. For stockholders of record, any time after you have submitted a proxy and before the proxy is exercised, you may revoke or change your vote in one of four ways:
•
you may submit a later dated proxy relating to the same shares and deliver it to our Corporate Secretary (which automatically revokes the earlier proxy) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”, so long as your later-dated proxy is received by 11:59 p.m., Eastern Time, on [•], 2026;

•
you may submit a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy to www.proxyvote.com or by calling 800-690-6903, so long as your later-dated proxy is received by 11:59 p.m., Eastern Time, on [•], 2026;

•
you may submit a written notice of revocation to the Company’s Corporate Secretary at Lifecore Biomedical, Inc., 3515 Lyman Boulevard, Chaska, MN 55318, so long as your revocation is received by 11:59 p.m., Eastern Time, on [•], 2026; or

•	you may attend the special meeting and vote during the live webcast. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will need to revoke or resubmit your proxy through your bank, broker or other nominee and in accordance with its procedures. You should contact your bank, broker or other nominee to revoke your proxy. If your bank, broker or other nominee allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone (or by mail). If you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the special meeting, you may change your vote by attending the special meeting and voting during the live webcast. Please see “The Special Meeting–Voting Procedures” for information on how to vote for each of the proposals.
Q:	Am I entitled to exercise appraisal rights or dissenters rights under Delaware law instead of receiving the merger consideration for my common stock or Series A Preferred Stock?
A:
Yes. Company stockholders are entitled to appraisal rights under Section 262 so long as they take certain actions and meet certain conditions, including that they do not vote (in person or by proxy) in favor of the merger agreement proposal. For more information regarding appraisal rights, see “The Merger—Appraisal Rights.” Failure to strictly comply with Section 262 may result in your waiver of, or inability to exercise, appraisal rights.

Q:	Where can I find the voting results of the special meeting?
A:
Within four business days of the special meeting, the Company will file a Current Report on Form 8-K with the SEC to report the final voting results of the special meeting or, if the final voting results have not yet been certified, the preliminary results.

Q:	When do you expect the merger to be completed?
A:
We are working toward completing the merger as soon as possible after the date of the special meeting, and currently expect to consummate the merger at the end of the fourth quarter of 2026. However, the exact timing of completion of the merger cannot be predicted because the merger is subject to conditions, including adoption of the merger agreement by our stockholders.

Q:	What do I need to do now? How do I vote my shares of common stock or shares of Series A Preferred Stock?
A:
We urge you to read this entire document carefully, including its appendices and the documents incorporated by reference, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of common stock or shares of Series A Preferred Stock you own. You will find voting instructions on page 24 of this proxy statement or on the enclosed proxy card or voting instruction form. You can vote your shares by proxy over the internet, by telephone or by mail.

Q:	Should I send in my stock certificates or other evidence of ownership now?
A:
No. If the merger is completed, the paying agent will send information to our stockholders of record explaining how to exchange shares of our common stock or shares of Series A Preferred Stock for the merger consideration. You should not send in your Lifecore stock certificates before you receive these transmittal materials. If your shares of our common stock or shares of Series A Preferred Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to receive the merger consideration. Do not send in your certificates now.

Q:	Where can I find more information about Lifecore?
A:	You can find more information about us from various sources described in the section entitled “Where You Can Find More Information” on page 126.
Q:	Who can help answer my other questions?
A:
If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor, Campaign Management, LLC (“Campaign Management”), by telephone at (844) 400-3680 or by email at info@campaign-mgmt.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement includes “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe,” “continue,” “pattern,” “plan,” “forecast,” “estimate,” “project,” “intend,” “anticipate,” “expect” and similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing of the merger, the satisfaction of closing conditions relating to the merger, and expectations, goals, projections and benefits relating to the merger, as well as other statements regarding the Company’s goals, intentions and expectations, business plan and growth strategies, and the anticipated future performance of the Company, whether with respect to the merger, the CVR agreement or otherwise.
Forward-looking statements are not historical facts but instead express only the Company’s management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. Actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements because of risks and uncertainties, including, but not limited to: (1) the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of its common stock; (2) the failure to satisfy any of the conditions to the consummation of the transaction, including the receipt of certain regulatory approvals; (3) the failure to obtain stockholder approval of the transaction; (4) the occurrence of any fact, event, change, development or circumstance that could give rise to the termination of the merger agreement, including in circumstances requiring the Company to pay a termination fee; (5) the risk that the Company’s rights under the merger agreement to pursue or consider a “superior proposal” will not result in a “superior proposal”; (6) the value to stockholders from the CVRs that will be issued as merger consideration to its stockholders is uncertain and the holders of the CVRs may receive less-than-anticipated payments (or no payments) with respect to the CVRs after the closing of the proposed transaction; (7) the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally; (8) risks related to the diversion of management’s attention from the Company’s ongoing business operations; (9) unexpected costs, charges or expenses resulting from the proposed transaction; (10) potential litigation relating to the proposed transaction that could be instituted against the parties to the merger agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (11) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to make changes in its business, pursue certain business opportunities or strategic transactions; (12) uncertainties pertaining to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future interest rates and changes in tax and other laws, regulations, rates and policies, and (13) the effect of the announcement or pendency of the transaction on the Company’s business, operating results and relationships with collaborators, vendors, competitors and others. If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.
Please refer to the Company’s annual report to stockholders, which is the Transition Report on Form 10-KT for the transition period from May 26, 2025 to December 31, 2025, filed with the SEC on March 16, 2026, as well as the Company’s other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements. See the section entitled “Where You Can Find More Information” on page 126 for information on how to obtain the Company’s SEC filings.
There may be additional risks that the Company presently does not know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this proxy statement are made only as of the date hereof.
Except as required by law, the Company does not undertake any obligation to update any forward-looking information contained in this proxy statement, whether as a result of new information, future events, or otherwise.

THE PARTIES
LIFECORE BIOMEDICAL, INC.
Lifecore Biomedical, Inc. is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes, vials, and cartridges, including complex formulations. As a leading manufacturer of premium, injectable-grade hyaluronic acid, Lifecore brings more than 40 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market.
The Company was incorporated under the laws of the State of Delaware under its prior corporate name in 2007. Our principal executive offices are located at 3515 Lyman Boulevard, Chaska, Minnesota 55318, and our telephone number is (952) 368-4300. Our common stock is currently listed on the Nasdaq Global Select Market under the ticker symbol “LFCR.”
LIFECORE INC.
Lifecore Inc. is a Delaware corporation. Parent was formed on September 8, 2026, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.
The principal executive offices of Parent are c/o Webster Equity Partners, 950 Winter Street, 4th Floor, North Entrance, Waltham, MA 02451.
HAZEL MERGER SUB, INC.
Hazel Merger Sub, Inc. is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub was formed on September 8, 2026 solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger. Upon completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.
Merger Sub’s principal executive offices are c/o Webster Equity Partners, 950 Winter Street, 4th Floor, North Entrance, Waltham, MA 02451.

THE SPECIAL MEETING
DATE, TIME, PLACE
We will hold a special meeting of stockholders at 10:00 a.m. Central Time on [•], [•], 2026.
You will not be able to attend the special meeting physically in person. Stockholders will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/LFCR2026SM. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” and “in person” mean virtually present at the special meeting.
ATTENDING THE SPECIAL MEETING
You may attend the special meeting virtually by visiting virtualshareholdermeeting.com/LFCR2026SM.
You will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the special meeting and vote your shares of common stock or shares of Series A Preferred Stock if you are a stockholder as of the record date.
If you plan to attend the special meeting virtually, we encourage you to access the special meeting before the start time of 10:00 a.m., Central Time. Please allow ample time to log into the audio webcast and test your computer systems. You may begin to log into the special meeting website approximately 15 minutes prior to the start of the special meeting.
The special meeting website is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) that have the most updated version of applicable software and plugins installed. Stockholders should ensure that they have a strong Internet connection if they intend to virtually attend the special meeting.
If you encounter any difficulties accessing the special meeting, please call the technical support number that will be provided on the special meeting website. Technical support will be available beginning approximately 15 minutes prior to the start of the special meeting through its conclusion.
Additional information regarding related rules of conduct and other materials for the special meeting will be available during the special meeting at virtualshareholdermeeting.com/LFCR2026SM.
All stockholders are entitled to attend the special meeting. However, you are entitled to participate, meaning you are entitled to vote and submit questions at the special meeting, only if you were a stockholder of record as of the close of business on the record date, or if you were a “street name” or beneficial owner of shares as of the record date and you obtain a legal proxy.
If your shares are held in “street name” through a brokerage firm, bank or other nominee and you do not have a 16-digit control number, in order to participate in the special meeting, you must first obtain a legal proxy from your broker, bank or other nominee. You should follow the instructions that you receive from your bank, broker or other nominee to obtain a legal proxy.
If you request a legal proxy from your bank, broker or other nominee, you should note that the issuance of the legal proxy will invalidate any prior voting instructions you have given and will prevent you from giving any further voting instructions to your bank, broker or other nominee to vote on your behalf and, in that case, you would only be able to vote at the special meeting. Failure to provide a legal proxy may invalidate any votes placed at the special meeting.
PURPOSE OF THE SPECIAL MEETING
The purpose of the special meeting is to consider and vote upon the following proposals:
1.
Merger Agreement Proposal. To adopt the merger agreement, pursuant to which, and on the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.

2.
Advisory Compensation Proposal. To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the transactions contemplated by the merger agreement, including consummation of the merger.

3.
Adjournment Proposal. To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement proposal at the time of the special meeting.

A copy of the merger agreement is attached to this proxy statement as Appendix A. The CVR agreement is attached as Exhibit C to the merger agreement.
RECOMMENDATION OF THE BOARD
The Board and the Transaction Committee have reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board, having received the unanimous recommendation of the Transaction Committee, unanimously (i) determined that the entry into the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) subject to the terms and conditions of the merger agreement, recommended that the Company’s stockholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby. Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for the Merger.”
RECORD DATE AND STOCKHOLDERS ENTITLED TO VOTE
The Board has fixed November 4, 2026 as the record date for the special meeting. We have two classes of outstanding voting securities: common stock and Series A Preferred Stock. Only the holders of record of common stock or Series A Preferred Stock at the close of business on November 4, 2026, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting. On all proposals presented at the special meeting, the holders of common stock and the holders of Series A Preferred Stock vote together as a single class.
As of the record date, there were 37,905,846 shares of common stock issued and outstanding and entitled to vote at the special meeting. Each common stockholder is entitled to one vote per share of common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement.
As of the record date, there were 51,127.50 shares of Series A Preferred Stock outstanding. Each holder of Series A Preferred Stock is entitled to the whole number of votes equal to the number of shares of common stock into which such holder’s shares of Series A Preferred Stock would be convertible on the record date. As of the record date, each share of Series A Preferred Stock would convert into approximately 153 shares of our common stock, representing aggregate voting power of the Series A Preferred Stock equivalent to 7,825,882 shares of common stock.
Accordingly, as of the record date, the aggregate combined voting power of the outstanding shares of common stock and shares of Series A Preferred Stock (voting on an as-converted basis) is equal to 45,731,728 shares.
At the special meeting and for at least 10 days prior to the special meeting, the names, addresses, and number of shares registered in the name of each Company stockholder entitled to vote at the special meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m. Central Time, at the Company’s principal executive offices located at 3515 Lyman Boulevard, Chaska, Minnesota 55318, by contacting the Corporate Secretary of the Company.
QUORUM
A majority of the aggregate combined voting power of the shares of common stock and shares of Series A Preferred Stock entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the special meeting. Shares present virtually during the special meeting will be considered Shares present in person at the special meeting. The inspector of election will treat votes of “ABSTAIN” as present for purposes of determining the presence of a quorum. Shares held in street-name will not be counted as shares present for purposes of determining the presence of a quorum unless your bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement.
If a quorum is not present for the transaction of business at the special meeting of stockholders, the presiding officer of the meeting may, subject to the terms of the merger agreement, adjourn the special meeting, without notice, if the hour, date and place of the adjourned meeting, if any, and the means of remote communications by which stockholders and proxyholders may be deemed to be present in person and vote at the adjourned meeting are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to approve the merger agreement proposal at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.
VOTE REQUIRED
Approval of the Merger Agreement Proposal
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate combined voting power of the outstanding shares of common stock and shares of Series A Preferred Stock entitled to vote thereon at the special meeting. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.
A vote of “ABSTAIN”, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.
Approval of the Advisory Compensation Proposal
The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, a vote of “ABSTAIN”, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The vote on the advisory compensation proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Because the vote on the advisory compensation proposal is advisory only, it will not be binding on the Company, the Board, Parent or the surviving corporation. Accordingly, because the Company is contractually obligated to pay the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger, if the merger is approved by our stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the advisory compensation proposal.
Approval of the Adjournment Proposal
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting, whether or not a quorum is present. Assuming a quorum is present at the special meeting, a vote of “ABSTAIN”, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the adjournment proposal and vice versa.
The approval of the adjournment proposal is not a condition to the consummation of the merger.

VOTING PROCEDURES
Your vote is important! Whether or not you plan to attend the special meeting and regardless of the number of shares you own, please cast your vote as soon as possible by following the instructions on the enclosed proxy card or voting instruction form.
If you are a record holder (in other words, you held shares of common stock or shares of Series A Preferred Stock in your own name in the stock register maintained by our transfer agent, Broadridge), there are four ways to vote:
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Vote by Internet: If you have Internet access, we encourage you to vote at www.proxyvote.com in advance of the special meeting by following the instructions on the proxy card prior to 11:59 p.m., Eastern Time, on [•], 2026.

•	Vote by Phone: As instructed on the proxy card, you can make a toll-free telephone call to 800-690-6903 prior to 11:59 p.m., Eastern Time, on [•], 2026.
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Vote by Mail: If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the prepaid envelope provided. For your mailed proxy card to be counted, it must be received before 11:59 p.m., Eastern Time, on [•], 2026.

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Vote at the Special Meeting: To vote during the special meeting, visit virtualshareholdermeeting.com/LFCR2026SM and enter the 16-digit control number included in your proxy card. Online access to the special meeting will open approximately 15 minutes prior to the start of the special meeting. If you encounter any difficulties accessing the special meeting during the check-in or meeting time, please call the technical support number that will be posted on the special meeting website. Technical support will be available starting 15 minutes prior to the special meeting.

If you hold your shares of common stock or Series A Preferred Stock in “street name” (in other words, your common stock or Series A Preferred Stock is held in the name of your bank, broker or other nominee), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete, date, sign and mail the enclosed voting instruction form from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker. To vote at the special meeting, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy from your bank, broker or other nominee and attend the special meeting (see below). Without following the voting instructions, your common stock and Series A Preferred Stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger agreement proposal.
If your shares are held in “street name” through a brokerage firm, bank or other nominee and you do not have a 16-digit control number, in order to participate in the special meeting, you must first obtain a legal proxy from your broker, bank or other nominee. You should follow the instructions that you receive from your bank, broker or other nominee to obtain a legal proxy.
A broker “non-vote” occurs when a broker holding shares for a beneficial owner votes on at least one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Under New York Stock Exchange rules, regardless of the exchange on which a company’s shares are listed, banks, brokers and other nominees have discretionary voting power for matters that are considered “routine” but not for matters considered “non-routine.” Without instructions from you, the record holder may not vote on any non-routine matter. In that case, without your voting instructions, a broker non-vote will occur. Accordingly, a bank, broker or other nominee will not have discretionary authority to vote your shares of common stock or your shares of Series A Preferred Stock because the rules applicable to banks, brokers and other nominees only provide such organization with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the special meeting is considered “non-routine.” As a result, no bank, broker or other nominee will be permitted to vote your shares at the special meeting without receiving instructions and we do not expect any broker non-votes on any of the proposals. You should consult your bank, broker or other nominee holder if you have questions about this.
For additional questions about the merger, assistance in submitting proxies or voting, or to request additional copies of this proxy statement or the enclosed proxy card, please contact Campaign Management, our proxy solicitor assisting us in connection with the special meeting, toll-free at (844) 400-3680 or by email at info@campaign-mgmt.com.

HOW PROXIES ARE VOTED
If you complete and submit your proxy card or voting instructions for shares of common stock or shares of Series A Preferred Stock, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies therein will vote all of these shares “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
REVOCATION OF PROXIES
For Company stockholders of record, any time after you have submitted a proxy and before the proxy is exercised, you may revoke or change your vote in one of four ways:
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you may submit a later dated proxy relating to the same shares and deliver it to our Corporate Secretary (which automatically revokes the earlier proxy) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures,” so long as your later-dated proxy is received by 11:59 p.m., Eastern Time, on [•], 2026;

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you may submit a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy to www.proxyvote.com or by calling 800-690-6903, so long as your later-dated proxy is received by 11:59 p.m., Eastern Time, on [•], 2026;

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you may submit a written notice of revocation to the Company’s Corporate Secretary at Lifecore Biomedical, Inc., 3515 Lyman Boulevard, Chaska, Minnesota 55318, so long as your revocation is received by 11:59 p.m., Eastern Time, on [•], 2026; or

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you may attend the special meeting and vote during the live webcast. Attendance at the special meeting is not, by itself, sufficient to revoke a proxy unless written notice of the revocation or a later dated proxy is delivered to our Secretary before the revoked or superseded proxy is used at the special meeting.

Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will need to revoke or resubmit your proxy through your bank, broker or other nominee and in accordance with its procedures. You should contact your bank, broker or other nominee to revoke your proxy. If your bank, broker or other nominee allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone (or by mail). If you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the special meeting, you may change your vote by attending the special meeting and voting during the live webcast.
SOLICITATION OF PROXIES
The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice and SEC and Nasdaq regulations.
We may also use the services of our directors, officers and other employees to solicit proxies, personally, by email, or by telephone, without additional compensation. In addition, we have retained Campaign Management, a proxy solicitation firm, to assist our board of directors in the solicitation of proxies for the special meeting. We expect to pay Campaign Management a fee of approximately $13,500 plus an additional fee per call made or received and additional fees for other services as may be agreed by the Company plus reimbursement for certain fees and expenses. Proxies may be solicited by mail, personal interview, email, telephone, or via the internet by Campaign Management.

ADJOURNMENTS
Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Whether or not a quorum is present at the special meeting of the stockholders, a majority of the votes cast on the question, present in person, or by remote communication, may adjourn the special meeting, without notice, provided that the time and place of the new meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken.
If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each stockholder of record entitled to vote at the special meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting.
VOTING BY OUR DIRECTORS AND EXECUTIVE OFFICERS; VOTING AND SUPPORT AGREEMENTS
As of the record date, the directors and executive officers of the Company beneficially owned an aggregate of 1,044,597 shares of common stock, or approximately 2.28% of the aggregate combined voting power of the then-outstanding shares of common stock and shares of Series A Preferred Stock, excluding in each case the Shares held by the Wynnefield Stockholders and the Legion Stockholders covered by the voting and support agreements described below.
Although they are not obligated by any agreement, we currently expect that all directors and executive officers of the Company will vote their Shares “FOR” each of the proposals to be presented at the special meeting.
Concurrently with the execution of the merger agreement, the Company and Parent entered into the voting and support agreements with each of the Wynnefield Stockholders and the Legion Stockholders. Subject to the terms and conditions of the voting and support agreements, the Wynnefield Stockholders and the Legion Stockholders agreed to vote their shares of common stock and their shares of Series A Preferred Stock in favor of the merger agreement and the transactions contemplated thereby at the special meeting, which means “FOR” the merger agreement proposal.
As of the record date, the Wynnefield Stockholders beneficially owned an aggregate of 4,841,909 shares of common stock and 4,288 shares of Series A Preferred Stock and the Legion Stockholders beneficially owned an aggregate of 4,481,329 shares of common stock and 16,493 shares of Series A Preferred Stock. As of the record date, the Shares covered by the voting and support agreements represent approximately 27.34% of the aggregate combined voting power of the then-outstanding shares of common stock and shares of Series A Preferred Stock.
APPRAISAL RIGHTS
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their Shares under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their Shares exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your Shares as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement in respect of the common stock or Series A Preferred Stock. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their Shares following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their Shares determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record or a beneficial owner of Shares who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights (but failure to vote against the merger, alone, will not constitute a waiver of appraisal rights), (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its Shares exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. Voting in person or by proxy, against, abstaining from voting on or failing to vote on the adoption and approval of the merger will not constitute a written demand for appraisal as required by Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights.”
OTHER MATTERS
Pursuant to the DGCL and the Company’s amended and restated bylaws, only the matters set forth in the notice of special meeting, and no other matters, may be properly brought before the special meeting.
ASSISTANCE
If you have any questions or need assistance in voting, completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor, Campaign Management, by telephone at (844) 400-3680 or by email at info@campaign-mgmt.com.

PROPOSAL #1: MERGER AGREEMENT PROPOSAL
We are asking you to approve a proposal to adopt the merger agreement and thereby adopt the merger agreement as a plan of merger and approve the transactions contemplated thereby, including the merger. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger and the merger agreement, including the information set forth under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Appendix A to this proxy statement. Approval of this proposal is a condition to the consummation of the merger. In the event this proposal is not approved, the merger cannot be consummated.
The Board recommends a vote “FOR”
the approval of the merger agreement proposal.

PROPOSAL #2: ADVISORY COMPENSATION PROPOSAL
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger. As required by those rules, the Company is asking stockholders to vote on the approval of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger, as disclosed in the table entitled ‘Golden Parachute Compensation,’ including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on executive compensation payable in connection with the consummation of the merger is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve such compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. Because the Company is contractually obligated to pay such compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.
The Board recommends a vote “FOR”
the approval of the advisory compensation proposal.

PROPOSAL #3: ADJOURNMENT PROPOSAL
We are asking our stockholders to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement proposal at the time of the special meeting. The Company currently does not intend to propose adjournment of the special meeting if there are sufficient votes in favor of the merger agreement proposal.
The Board recommends a vote “FOR”
the approval of the adjournment proposal.

THE MERGER
OVERVIEW
The Company is seeking the adoption by Company stockholders of the merger agreement the Company entered into on September 27, 2026 with Parent and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The Board has authorized and approved the execution, delivery and performance by the Company of the merger agreement and declared the merger agreement advisable and recommends that Company stockholders vote to adopt the merger agreement.
BACKGROUND OF THE MERGER
The following summarizes the key meetings and events that led to and immediately followed the signing of the merger agreement. This summary does not purport to catalogue every conversation of or among the members of the Board, the representatives of the Company, or other parties and their respective financial advisors, legal advisors, affiliates or other representatives.
The Board and senior management regularly review and evaluate the Company’s business and long-term strategy, competitive position, historical performance, future prospects and opportunities, with the goal of enhancing stockholder value. These reviews have included discussions about the Company’s strategic alternatives, including continuing to execute on its strategy as a standalone public company and exploring potential acquisition, business combination and sale transactions, and in some cases fielding unsolicited in-bound inquiries.
Following the exploration of a potential strategic acquisition opportunity that ended in August 2025, the Board instructed Paul Josephs, the President and Chief Executive Officer of the Company, to pursue a market education strategy to inform strategic companies and financial sponsors about recent Company progress and capabilities, and to discuss trends and developments in the contract development and manufacturing organization (“CDMO”) industry to assess whether there may be opportunities to pursue transactions that would enhance value for the Company’s stockholders.
Mr. Josephs contacted Bourne Capital Partners, LLC (“Bourne”) in August 2025 and met with representatives of that firm in September 2025 to discuss Bourne’s credentials and their perspectives on the Company. Bourne explained that it is a healthcare-focused investment bank based in Charlotte, North Carolina, which has an active middle market healthcare practice and has completed numerous CDMO and pharmaceutical manufacturing services M&A transactions. Bourne suggested a highly targeted market education strategy process which would provide information to the Company on potential opportunities to explore strategic alternatives. Bourne conducted a review and confirmed to the Company that Bourne had no conflicts of interest in pursuing this strategy with the Company. On September 22, 2025, representatives of Bourne attended a meeting with the Board to discuss Bourne’s credentials and proposed targeted market education strategy, along with a proposed timeline associated with that strategy.
On October 1, 2025, the Company’s senior management team, including Mr. Josephs, Mr. Ryan D. Lake and Mr. Salus, and Bourne representatives held a kick-off call during which representatives of Bourne further outlined the strategy for the market education efforts and the proposed workstreams to develop a financial model and other materials to be shared with participants.
On October 22, 2025, the Board held a meeting, which included members of the Company’s management team, including Mr. Lake and Mr. Salus. Members of the management team provided a summary of growth strategy opportunities, including current customers, pipeline projects and business development opportunities. Other management members provided organizational updates on operations and legal proceedings among other matters. Following management team presentations, Mr. Josephs and Mr. Salus then discussed an engagement letter with Bourne, which was entered into in connection with the Board’s directive for Mr. Josephs to undertake market education efforts regarding the Company and its capabilities. The Board expressed its support for the engagement letter and continued collaboration with Bourne to pursue the initiative.
In connection with those market education efforts, Bourne developed a list of potential candidates for market education meetings and coordinated fireside chat meetings among Mr. Josephs, Mr. Lake, and representatives of strategic companies and financial sponsors in the CDMO and pharma services sector. During October and

November 2025, Bourne coordinated over 40 market education meetings and calls, which generally occurred in connection with Bourne’s CEO Summit and other industry conferences in Charlotte, North Carolina, Frankfurt, and London, as well as scheduled meetings in New York and Chicago. Messaging in the education meetings focused on the progress made by the new executive leadership team led by Mr. Josephs and Mr. Lake, the Company’s transition away from the Landec food business, the Company’s resolved financial issues overcoming debt covenant violations, delayed and restated SEC filings and cash management issues, and its improved operational and business development profile with capacity upgrades, including the new 5-head Groninger fill line.
Representatives of Bourne and the Company populated a virtual data room, and prepared a financial model and confidential information presentation, which were made available to parties that executed an agreeable form of non-disclosure agreement. Over the course of the market education and sale process, twelve parties, including Webster and MedEquity Capital (“MedEquity”) entered into non-disclosure agreements. The non-disclosure agreements contained standstill provisions with customary fall-away provisions, except that the non-disclosure agreement between the Company and Webster did not contain a standstill provision and one other non-disclosure agreement contained a 12-month standstill provision without the same definitive agreement fall-away provision contained in the other agreements.
In response to an inbound call from Company A, a private CDMO in the pharmaceutical industry that was familiar with the Company due to its presence in the industry, Mr. Josephs held three calls with the Chief Executive Officer of Company A between October 9, 2025 and October 24, 2025.
One of the fireside chat meetings at the Bourne CEO Summit held on October 15, 2025 was among Mr. Josephs and representatives of Bourne and MedEquity, a private equity firm focused on the healthcare sector, specifically in pharma services businesses.
On November 4, 2025, Mr. Josephs attended a meeting in New York with Company D, a middle market private equity investment firm focused on healthcare.
On November 25, 2025, the Board held a meeting, which included Mr. Lake, Mr. Salus and representatives of Bourne, to discuss strategy with Bourne. The representatives of Bourne described the market education efforts process undertaken to date and the possibility of advancing to the next stage of active discussions for a transaction. At this meeting, the Board authorized management and Bourne to finalize and disseminate a process letter soliciting non-binding indications of interest for the potential acquisition of the Company. The Board then held an executive session without management, during which the Board discussed the proposal of the Compensation Committee of the Board (the “Compensation Committee”) for discretionary vesting of one additional tranche of PSU awards, which are held by Josephs, Lake and Salus. Under the terms of the PSU award, the per share consideration in a change in control would be used to determine the shares to be vested, with linear interpolation between performance price targets. The Compensation Committee’s proposal was to consider vesting one additional tranche beyond what the PSU award would otherwise vest in a change in control. The Board and Compensation Committee aligned directionally on the exercise of this discretion but determined to revisit this issue at the time of any definitive agreement based on the per share consideration set for the transaction.
On December 8, 2025, Bourne sent process letters to eight parties that had expressed interest, including Company A, Webster (Company B) and MedEquity (Company C), who participated jointly, and Company D, inviting them to complete due diligence and submit offers for the acquisition of the Company.
On December 11, 2025, Mr. Josephs and Mr. Lake hosted a management presentation and site visit by Company A at the Company’s facility in Chaska, Minnesota, and on December 12, 2025, Mr. Josephs and Mr. Lake hosted a site visit by MedEquity at the Company’s facility in Chaska, Minnesota. MedEquity’s potential co-investor, Webster, a private equity firm focused on the healthcare sector, specifically in specialty pharma services businesses, participated virtually. On December 16, 2025, representatives of Webster flew to Minnesota to meet Mr. Josephs for lunch at a Minneapolis restaurant.
On December 15, 2025, the Board held a meeting, which included Mr. Lake, Mr. Salus and representatives of Bourne. Referring to materials previously circulated to the Board, Mr. Lake updated the Board regarding revenue, income statement and Pro Forma Adjusted EBITDA information and risks and opportunities relating to the seven-month transition period from May 26, 2025 through December 31, 2025, and the three-month period ended September 30, 2025, as well as plans for spending on capital expenditures. Mr. Lake advised the Board that he continued to monitor the potential impact of potential fluctuations in customer revenue due to customer demand.

Mr. Josephs provided a status report and overview of discussions and meetings that the Company’s senior management and Bourne have held to date, as well as those expected to be held over the next several business days, with various participants in the Company’s process of exploring the interest of potential buyers of the Company, such process being referred to as “Project Hazel”. In connection with Project Hazel, management prepared a five-year long-range plan (sometimes referred to as the “LRP”) and circulated it to the Board in advance of the meeting, along with a quality of earnings report by a third-party firm (“QoE Report”). Mr. Lake provided an overview of the December 2025 LRP and QoE Report and reviewed certain key items within those draft reports, including potential impacts of customer demand and supply chain initiatives and the Company’s expectations and initiatives with respect to development revenue. At the end of the discussion, the Board expressed its support for senior management to share the December 2025 LRP and QoE Report with participants in Project Hazel. For a summary of the projections included in the December 2025 LRP, see the section of this proxy statement entitled “— Certain Unaudited Prospective Financial Information.”
On December 16, 2025, the December 2025 LRP and QoE Report were posted to the virtual data room and parties that had signed non-disclosure agreements were granted access to those documents.
The Company’s management hosted a virtual management presentation to representatives of Company D on December 19, 2025 and held several calls with Company D and Company A in late December.
On December 30, 2025, the Board held a meeting, which included members of the senior management team. Following a CEO update by Mr. Josephs on business development activities and a report by Mr. Lake on financial results for the transition period from May 26, 2025 through December 31, 2025 and plans for calendar year 2026, Mr. Josephs provided the Board with an update on Project Hazel, including a summary of site visits, management presentations and due diligence reviews conducted following the Board’s approval to proceed with the project, as well as timing expectations for the submission of indications of interest. He noted that the management team would continue to work with Bourne and meet with and respond to interested parties and would provide a formal update to the Board on or before the next scheduled Board update call, as well as interim updates if and as any material developments occur.
On December 31, 2025, Bourne received a nonbinding letter of intent from Company D for acquisition of the Company, which proposed a total enterprise value of $400 million, and a preliminary nonbinding indication of interest from Webster/MedEquity for acquisition of the Company, reflecting a proposed total enterprise value range of $475 million to $505 million. Analysis by Company management and representatives of Bourne estimated that Company D’s proposal reflected a total enterprise value of approximately 14x estimated FY 2026 Pro Forma Adjusted EBITDA, as estimated by Company D, and an implied transaction equity value of $3.33 per share and an approximate 59% discount to the Company’s closing share price of $8.18 on December 31, 2025. Analysis by Company management and representatives of Bourne estimated that Webster/MedEquity’s proposed total enterprise value range reflected 14.9x-15.8x estimated FY 2026 Pro Forma Adjusted EBITDA of $31.9 million based on the December 2025 LRP, and an implied transaction equity value of $5.18 to $5.93 per share of common stock, based on then-current net debt and fully-diluted shares outstanding.
On January 2, 2026, representatives of Company D communicated to representatives of Bourne on a call that Company D had limited room to increase its offer and would pause its participation in the process at that time, while remaining open to re-engaging in the future.
Following discussions with representatives of Bourne and additional diligence, Webster/MedEquity submitted a revised indication of interest on January 20, 2026, which proposed acquiring the Company at an increased indicative total enterprise value range of $525 million to $540 million (which the Company and Bourne representatives estimated to reflect 16.5x – 16.9x FY 2026 estimated Pro Forma Adjusted EBITDA of $31.9 million).
On January 23, 2026, the Board held a meeting, which included Mr. Lake, Mr. Salus, and representatives of Bourne and the Company’s legal counsel, Ballard Spahr LLP (“Ballard Spahr”), for the purpose of providing the Board an update on the status of Project Hazel. A representative of Bourne provided an overview of the extensive market education meetings held by Bourne and Mr. Josephs in October and November 2025, including over 40 fireside chats, followed by the formal process that commenced in December 2025 to consider a potential sale of the Company, which included eight potential parties that received process letters, six of which participated in site visits and/or management presentations in December 2025 and January 2026 and were actively engaged, including Company A, Webster/MedEquity and Company D. The representative of Bourne reviewed with the Board the positive feedback from interested parties on the Company’s business potential and management team, and certain concerns raised by other potential buyers that led them to decline to bid. Some of the cited concerns included the complexity of the Company’s different business segments, the lack of diversification in the customer base and customer concentration, the Company’s lack of near-term topline growth and the extended time needed for the Company to show topline growth, the Company’s debt and leverage position at that time, and the Series A Preferred Stock right to receive the redemption amount. Representatives of Bourne advised the Board that, based on feedback received from participants in the sales process, declining revenue for 2026 compared to the twelve months ended December 31, 2025, and a delayed timeline for near-term pipeline commercialization were making it difficult for potential buyers to underwrite a premium acquisition multiple despite the Company’s improving Pro Forma Adjusted EBITDA margin.
The Bourne representatives explained that only two written indications of interest were received to date. One party, Company A, continued to express interest but would not provide an indication of interest or continue due diligence at that point due to pursuing another acquisition at this time. Indications of interest were received from Company D, which proposed acquiring the Company for a total enterprise value of $400 million, and from Webster/MedEquity (Company B/C), which proposed acquiring the Company for a total enterprise value in the range of $525 million to $540 million. In reviewing those indications, Bourne representatives discussed the per share transaction equity values (as calculated by Bourne and Company management) implied by the total enterprise values proposed in the indications of interest in relation to the current market value of the Company. The Board reviewed the Company’s net debt position and the potential impact on equity value to common stockholders resulting from the change in control premium that would be triggered under the Company’s credit agreement with Alcon and the Series A Preferred Stock rights to receive the redemption amount, and instructed Bourne and management to convey to Webster/MedEquity and Company D that their proposed purchase prices were insufficient. In light of the recent communication from Company D, Bourne advised the Board that it would continue to engage with Webster/MedEquity to seek, on the Company’s behalf, an increased total enterprise valuation and to consider alternatives to bridge the valuation gap. The Bourne representatives discussed with the Board the possible introduction of a non-registered contingent value right (“CVR”) structure as a means to bridge the valuation gap with Webster/MedEquity.
On January 23, 2026, at the direction of the Board and on behalf of the Company, representatives of Bourne presented a counter-offer to Webster/MedEquity, which proposed that Webster acquire the Company for at least $555 million of cash at closing plus a CVR, consisting of a $50 million milestone payment and a $45 million milestone payment, in each case, based on the Company’s achievement of certain revenue-based performance milestones, for total consideration of approximately $650 million.
On January 28, 2026, the Board held a meeting, which included Mr. Lake, Mr. Salus and representatives of Ballard Spahr, to discuss the progress of Project Hazel. Representatives of Ballard Spahr gave a presentation relating to the fiduciary duties of directors in a change in control transaction such as Project Hazel and provided other advice to the Board relating to Project Hazel. Thereafter, the Board discussed the Company’s common stock and Series A Preferred Stock and the amounts to which the holders of the common stock and Series A Preferred Stock would be entitled in a change in control transaction such as Project Hazel at the total enterprise value range last indicated by Webster/MedEquity. The Board discussed the Company’s total enterprise value and components thereof, as well as its expectation that the proposal from Webster/MedEquity would include as consideration both cash and one or more CVRs. The Board discussed negotiation strategies to deliver value to the Company’s stockholders and instructed Bourne to negotiate, on behalf of the Company, for several CVRs. The Board discussed the advisability of establishing an independent committee of the Board and hiring independent counsel to advise a committee of the Board.
On January 30, 2026, Webster/MedEquity provided a revised proposal, which proposed acquiring the Company for $540 million in cash at closing plus a CVR for up to $60 million in milestone payments based on the Company’s achievement of revenue of $260 million in 2029.
On January 31, 2026, after aligning with management, representatives of Bourne proposed, on behalf of the Company, a CVR for aggregate milestone payments up to $90 million, consisting of: (i) a $60 million milestone payment based on the Company’s achievement of revenue of $120 million in 2028 from all customers other than Alcon, with partial credit scaled linearly based on the Company’s achievement of revenue between $100 million and $120 million in 2028; and (ii) a $30 million milestone payment based on the Company’s achievement of revenue of $175 million in 2029 from all customers other than Alcon, with partial credit scaled linearly based on the Company’s achievement of revenue between $145 million and $175 million in 2029.

On February 2, 2026, Webster/MedEquity submitted a proposal (the “February 2 Proposal”) to Bourne, which proposed an acquisition of the Company for $540 million in cash at closing, plus a CVR for aggregate milestone payments of up to $75 million, consisting of: (i) a $30 million milestone payment based on the Company’s achievement of (a) $120 million in revenue in 2028 from all customers other than Alcon and (b) minimum total revenue of $175 million in 2028, with partial credit scaled linearly based on the Company’s achievement of revenue between $100 million and $120 million in 2028; and (ii) a $45 million milestone payment based on the Company’s achievement of (a) $175 million in revenue in 2029 from all customers other than Alcon and (b) minimum total revenue of $230 million in 2029, with partial credit scaled linearly based on the Company’s achievement of revenue between $145 million and $175 million in 2029. Additionally, Webster and MedEquity proposed a catch-up mechanism for the 2028 performance milestone, such that if the 2028 performance milestone were partially achieved and the 2029 performance milestone were fully achieved, the unrealized portion of the 2028 milestone payment would be paid in full.
Effective as of February 4, 2026, the Board adopted resolutions establishing a committee of the Board (the “Transaction Committee”) to evaluate, negotiate, and make recommendations to the Board regarding certain potential strategic transactions, including a merger, sale of the Company, or other business combination transaction involving the Company. The Transaction Committee designated by the Board consisted of Katrina Houde (Chair), Humberto C. Antunes, Paul H. Johnson and Joshua E. Schechter, each of whom the Board determined to be an Independent Director (as defined in Nasdaq Rule 5605(a)(2)) and disinterested with respect to a proposed transaction. The Board authorized the Transaction Committee to review, evaluate, negotiate, and recommend to the Board, if the Transaction Committee determined it advisable and in the best interests of the Company and its stockholders, a proposed transaction. The Board also empowered the Transaction Committee to, among other things, retain independent legal counsel and financial advisors. Due to Mr. Josephs’ role with the Company, Mr. Josephs was recused from all decisions made by the Board with respect to a proposed transaction and Project Hazel, including all decisions made by the Transaction Committee.
On February 4, 2026, the Board held a meeting, which included Mr. Lake, Mr. Salus, and representatives of Bourne and Ballard Spahr. Representatives of Bourne summarized negotiations led by Bourne with Webster and MedEquity, which were focused on improvements to the transaction consideration expressed in their February 2 Proposal, as well as due diligence being conducted by Webster/MedEquity. Representatives of Bourne indicated that representatives of Webster and MedEquity had conveyed that $540 million in cash at closing offered under the February 2 Proposal was the highest amount of cash at closing that Webster and MedEquity were willing to pay. The Bourne representatives reviewed revenue thresholds and other terms of the two proposed CVR milestones. They compared the 2028 revenue milestones and 2029 revenue milestones under the CVRs to the December 2025 LRP for those years. The Board discussed the CVRs as a means of delivering additional value to the Company’s stockholders, the relative degree of achievability of the revenue targets, and the December 2025 LRP.
Consistent with the Board’s earlier direction, representatives of Bourne reported that, on behalf of the Company, they continued to negotiate with Webster/MedEquity following the submission of the February 2 Proposal to add a third performance milestone for an aggregate payment of $85 million based on the Company’s achievement of a specified amount of contractually defined Adjusted EBITDA (“Consolidated EBITDA”) in 2030. The Board indicated its support for a third performance milestone and directed Bourne to negotiate, on behalf of the Company, increases in the milestone payments relating to the 2028 and 2029 revenue milestones. The Board discussed with representatives of Bourne the negotiating strategy relating to the proposed terms of the third CVR milestone relating to 2030 Consolidated EBITDA, as well as the Pro Forma Adjusted EBITDA as reflected in the December 2025 LRP. The Board discussed Bourne’s calculation of implied transaction equity value per share of common stock based on the proposal. The Board also discussed the terms of the third CVR milestone under negotiation and the relative probability of achievement of each of the CVR milestones based upon the December 2025 LRP, including the proposed catch-up mechanism relating to the 2029 performance milestone. The Board considered potential stockholder perception of the value of the CVRs, as well as the overall attractiveness of the transaction to the Company’s stockholders. The Board discussed certain risks relating to the Company continuing to operate as a standalone enterprise, including risks associated with the Company’s debt and leverage position, customer concentration and risks associated with customer programs, challenges associated with near-term growth, and capital structure. The Board weighed the risks and opportunities associated with a sale-of-the-company transaction, including the potential transaction with Webster and MedEquity, as compared to continuing to operate as an independent company.

Mr. Lake then reviewed discussions with financial advisory firms, including Craig-Hallum, about a potential engagement. The Board and representatives of Bourne and Ballard Spahr reviewed a preliminary timeline for diligence and negotiation of a transaction, including the process and timing for a proposed go-shop period. Following the departure of Bourne representatives from the meeting, the Board also discussed the execution risks relating to a potential transaction. The Board indicated its support for continuing discussions and negotiations with Webster and MedEquity toward a potential transaction.
On February 5, 2026, representatives of Webster/MedEquity indicated to representatives of Bourne that they would be submitting a revised proposal that included a third milestone payment of $85 million based on the Company’s achievement of Consolidated EBITDA of $120 million in 2030.
On February 8, 2026, Webster and MedEquity delivered a revised indication of interest (the “February 8 IOI”), which proposed acquiring the Company for $540 million in cash payable at closing, plus a CVR for aggregate milestone payments of up to $160 million, consisting of: (i) a $30 million milestone payment based on the Company’s achievement of (a) $120 million in revenue in 2028 from all customers other than Alcon and (b) minimum total revenue from Alcon of $54 million in 2028 (the “2028 minimum revenue condition”), with partial credit scaled linearly based on the Company’s achievement of revenue between $100 million and $120 million in 2028, so long as the minimum revenue from Alcon were achieved; (ii) a $45 million milestone payment based on the Company’s achievement of (a) $175 million in revenue in 2029 from all customers other than Alcon and (b) minimum total revenue from Alcon of $53 million in 2029 (the “2029 minimum revenue condition”), with partial credit scaled linearly based on the Company’s achievement of revenue between $145 million and $175 million in 2029, so long as the minimum revenue from Alcon were achieved; and (iii) an $85 million milestone payment for the Company’s achievement of Consolidated EBITDA (to be defined consistent with the Company’s credit agreement) of $120 million in 2030. Additionally, Webster and MedEquity proposed that unvested options, RSUs and PSUs would be cancelled in exchange for cash awards at the transaction purchase price and remain subject to vesting in accordance with their existing schedules, and that the parties negotiate on an exclusive basis for 60 days. Representatives of Bourne estimated that the total enterprise value range of $540 million to $700 million in the February 8 IOI represented 16.9x – 21.9x FY 2026 estimated Pro Forma Adjusted EBITDA of $31.9 million.
On February 9, 2026, a meeting of the Transaction Committee was held, which included Mr. Salus and a representative of Zukerman Gore Brandeis & Crossman, LLP (“Zukerman Gore”). The purpose of the meeting was for the Transaction Committee to meet with, and consider the qualifications of Zukerman Gore to serve as counsel to the Transaction Committee in relation to Project Hazel. A representative of Zukerman Gore described the firm’s experience and qualifications with respect to advising special and/or transaction committees of public and private company boards of directors in the context of strategic initiative reviews and potential sale transactions, and discussed with the Transaction Committee roles and responsibilities of the Transaction Committee, appropriate processes, interaction with the Board and management, engagement of a financial advisor and other matters. After the Zukerman Gore representative responded to questions from the Transaction Committee members, an executive session was held and the Transaction Committee approved the engagement of Zukerman Gore as its independent counsel.
On February 10, 2026, after further negotiation between the parties, Webster and MedEquity delivered a revised indication of interest (the “February 10 IOI”), which included a catch-up mechanism for the 2028 performance milestone, such that if the 2028 performance milestone were partially achieved and the 2029 performance milestone were fully achieved, the unrealized portion of the 2028 milestone payment would be paid in full. All other proposed terms in the February 10 IOI remained the same as those in the February 8 IOI.
Based upon the feedback previously expressed by the Board, the Company’s management, representatives of Bourne and Ballard Spahr proposed revisions to the February 10 IOI to improve the achievability of the 2028 performance milestone and the 2029 performance milestone, such that (i) the 2028 minimum revenue condition could be satisfied if the Company achieved minimum total revenue of $54 million from Alcon or minimum total revenue of $174 million in 2028 and (ii) the 2029 minimum revenue condition could be satisfied if the Company achieved minimum total revenue of $53 million from Alcon or minimum total revenue of $228 million in 2029. Additionally, the Company proposed that discussion of the proposed treatment of equity awards be deferred to a later time.
On February 11, 2026, a meeting of the Transaction Committee was held, which included Mr. Josephs, Mr. Lake, Mr. Salus and a representative of Zukerman Gore. The primary purpose of the meeting was to discuss and select a financial advisor to advise the Transaction Committee and provide a fairness opinion to the Transaction Committee and the Board in connection with Project Hazel. Mr. Lake reviewed three proposals solicited from financial advisors on behalf of the Transaction Committee. After discussion of the relevant experience of each of the three potential financial advisors, their familiarity with the Company’s industry and the Company, the needs of the Transaction Committee, the proposed deliverables and their scope, and the independence of each proposed financial advisor, the Transaction Committee approved the engagement of Craig-Hallum as the financial advisor to the Transaction Committee and a separate engagement to deliver a fairness opinion to the Transaction Committee and the Board of Directors, if requested. The Transaction Committee provided Mr. Lake direction on acceptable terms for engagement and authorized Mr. Lake to finalize the engagement letters with Craig-Hallum on behalf of the Transaction Committee.
On February 12, 2026, Bourne received a further revised indication of interest from Webster and MedEquity (the “February 12 IOI”), which included the Company’s proposed revisions to the 2028 minimum revenue condition and the 2029 minimum revenue condition. Additionally, the February 12 IOI provided that the treatment of equity awards would be discussed between the parties and addressed in a subsequent letter of intent. All other terms of the February 12 IOI were the same as the February 10 IOI.
On February 13, 2026, the Board and Transaction Committee held a joint meeting, which included Mr. Lake, Mr. Salus and representatives of Bourne, Ballard Spahr, and Zukerman Gore, to discuss the current status of Project Hazel, including the February 12 IOI and related workstreams. Representatives of Bourne reviewed the progression of the parties’ offers, counter-offers and negotiations since December 31, 2025, including the increase in total enterprise value from an initial range of $475 million to $505 million and the introduction and expansion of the CVR milestone payments.
With respect to financing, representatives of Bourne reported that Webster intended to use modest leverage and expected to fund the potential transaction with a combination of debt and equity commitments. Representatives of Bourne reported that Webster had completed significant diligence based on publicly available and Company-provided information, identified its advisors and was prepared to commence confirmatory diligence promptly.
Representatives of Bourne then reviewed the potential timeline for various transaction-related matters, including the go-shop process. The Board discussed the proposed timeline, the length of the exclusivity period proposed in the February 12 IOI, and certain matters to be resolved before entering into a letter of intent. The Board considered a draft engagement letter from Craig-Hallum to provide a fairness opinion and delegated the review of the engagement letter to the Transaction Committee.
The Board recessed its meeting. The Transaction Committee convened a separate meeting at which it reviewed and discussed the February 12 IOI and the engagement letters for financial advisory services to the Transaction Committee and the provision of a fairness opinion to the Transaction Committee and the Board. The meeting was attended by members of the Transaction Committee, Messrs. Josephs, Lake, Salus, Kiper, and Obus, and representatives of Ballard Spahr and Zukerman Gore. The Transaction Committee discussed the terms of the February 12 IOI including total enterprise value and the introduction of the CVR before unanimously determining to recommend to the Board that the Company proceed with continued negotiations with Webster/MedEquity. The Board reconvened to debrief with the Transaction Committee. At the conclusion of the meeting, the Board determined to proceed with continued negotiations with Webster/MedEquity on the terms set forth in the February 12 IOI and to proceed to the letter of intent contemplated by the February 12 IOI.
During February and March 2026, Webster continued its financial, business and commercial diligence of the Company and sought equity and debt sources to fund a proposed transaction with the Company. Representatives of Bourne and the Company shared the Company’s QoE information and responded to due diligence questions from potential investors that signed non-disclosure agreements including standstill provisions and customary fall-away provisions. Over the same period, the Company’s management and representatives of Bourne, on the one hand, and representatives of Webster and Morgan Stanley & Co LLC, Webster’s exclusive financial advisor (“Morgan Stanley”), on the other hand, continued their analysis of cash portion of the transaction consideration and the methodology for its calculation based upon the February 12 IOI.
On February 26, 2026, a meeting of the Transaction Committee was held, at which Mr. Josephs, Mr. Lake, Mr. Salus, and representatives of Bourne and Zukerman Gore attended for a portion of the meeting. The primary purpose of the meeting was for the Transaction Committee to engage in a comprehensive review and discussion of the process for Project Hazel to date and to set a process for moving forward. Representatives of Bourne reviewed the market education strategy, including the number of parties that participated in the market education process throughout October and November of 2025, the feedback (both positive and negative) received and how it helped the Company position itself and prepare for diligence, the Board’s direction for Bourne to run a limited process and the interest conveyed by the eight parties who were selected for the limited process, as well as the two parties which were added to the process, the timeline for process letters and submissions and the feedback received from each of them. The Transaction Committee then reviewed the two initial offers received on December 31, 2025, including the total enterprise values proposed for an acquisition of the Company by Webster/MedEquity and Company D, respectively, the structure and each party’s acquisition rationale. Representatives of Bourne reviewed the timeline of the limited process and the factors behind the delay in the timeline initially set by the Board, including the valuations initially received, the delay on the part of certain parties who were initially interested in the opportunity, the end of year holidays and the extensive negotiations around value and structure with Webster/MedEquity. The Transaction Committee, members of management, and Bourne representatives discussed whether the delayed timing may have impacted the current status of terms with Webster/MedEquity, with both Bourne and management concluding that it had not.
The Bourne representatives then summarized the evolution of the proposed terms for a transaction with Webster/MedEquity, including the increased total enterprise value, the CVR terms and the total cash at closing and certain open points. Representatives of Bourne also reviewed the workplan ahead of the revised LOI submission date of March 2, 2026. The Transaction Committee asked questions regarding the potential buyers’ positions and weighed the relative importance of each position. The Transaction Committee also discussed with Bourne the possibility of other interested parties re-engaging in the process. Following the departure of Mr. Josephs, Mr. Lake, Mr. Salus and Bourne representatives from the meeting, the Transaction Committee proceeded to discuss the process. The committee discussed that the fact that management had received unsolicited in-bound inquiries prior to the initiation of engagement with select parties, made it worthwhile to initiate a limited outreach process, and as such, a full strategic process had never been contemplated due to the uncertainty around whether or not the Company would proceed with a transaction and the resulting market pressures resulting from announcing a strategic process. The market expertise and subsequent research done by Bourne resulted in outreach to a broad and comprehensive group.
On March 5, 2026, a meeting of the Board was held, which included Mr. Lake, Mr. Salus and representatives of KPMG for a portion of the meeting, for the primary purpose of the Board calling the Company’s 2026 Annual Meeting of Shareholders, including approval of the proposed agenda, meeting date and time, and record date. Reporting on Project Hazel, Mr. Salus explained to the Board members that the Transaction Committee planned to proceed with the engagement of Craig-Hallum as its financial advisor for Project Hazel. In addition, he noted that, if a fairness opinion is requested by the Transaction Committee or the Board in connection with Project Hazel, the opinion would address the fairness of the transaction consideration to the holders of the Company’s common stock, but would not address the holders of the preferred stock because the consideration rights of those holders is governed by the contractual terms of the preferred stock.
On March 9, 2026, an engagement letter was signed among Ms. Houde, as Chair of the Transaction Committee, Mr. Lake on behalf of the Company, and Craig-Hallum for financial advisory services and a separate engagement letter among the Transaction Committee, the Company and Craig-Hallum was executed for a fairness opinion to the Transaction Committee and the Board.
On March 14, 2026, representatives of Webster informed representatives of Bourne that, following additional financial diligence, Webster was reducing its proposed cash at closing component of its total enterprise value from $540 million to $521.6 million, based on Webster’s review of an updated QoE Report that revised the treatment of a customer-loss pro forma adjustment, which reduced the Company’s Pro Forma Adjusted EBITDA for the twelve months ended December 31, 2025 to approximately $30.0 million.
On March 15, 2026, Ballard Spahr shared legal comments on the draft LOI with Goodwin Procter LLP (“Goodwin”), counsel to Webster/MedEquity.
On March 16, 2026, the Company issued a press release disclosing its financial results for the fourth quarter and transition period ending December 31, 2025. The Company also provided information about its transformation strategy outlook and financial guidance for calendar year 2026. The Company indicated that it expected these strategies to achieve a targeted 12% revenue compound annual growth rate (CAGR) for the 2025 to 2029 period, and a targeted Pro Forma Adjusted EBITDA margin of greater than 25%. The press release stated that the outlook did not contemplate that the Company would use its cash resources or raise additional financing in 2026 or in the near-term to fund the redemption of the Series A Preferred Stock, or substantially reduce its debt balance.
On March 17, 2026, Webster requested and held a call with Mr. Lake prior to the submission of a letter of intent to better understand the Company’s earnings release disclosures, including financial results, 2026 financial guidance, customer revenue trends, and transformation strategy outlook, which were reflected in the December 2025 LRP projections.
On March 18, 2026, a meeting of the Board was held, which included Mr. Lake and Mr. Salus. During this meeting, the Board discussed the Company’s strategy and operations. Messrs. Josephs, Lake and Salus provided an update on key process workstreams regarding Project Hazel, including with respect to the Webster and MedEquity debt and equity financing, business due diligence and expected letter of intent, and they provided an overview of their understanding of Webster/MedEquity’s calculation of the implied transaction equity value per share expected to be included in the letter of intent.
On March 22, 2026, representatives of Ballard Spahr and Goodwin discussed open points relative to a draft letter of intent, and on March 24, 2026, a letter of intent was received from Webster/MedEquity (the “March 24 LOI”). The March 24 LOI proposed acquiring the Company for a total enterprise value in the range of $521.6 million to $681.6 million (which Bourne estimated to reflect approximately 17.4x to 22.7x the Company’s trailing calendar year 2025 Pro Forma Adjusted EBITDA of $30.0 million), consisting of $521.6 million in cash payable at closing, plus a CVR for aggregate milestone payments of up to $160 million, consisting of the same milestone payments as proposed in the February 10 IOI. Additionally, the March 24 LOI proposed a company termination fee equal to 4.5% of transaction equity value.
On March 31, 2026, a joint meeting of the Board and the Transaction Committee was held, which included representatives of Bourne, Ballard Spahr, Zukerman Gore, and Craig-Hallum, to review the terms of the March 24 LOI received from Webster/MedEquity. Representatives of Bourne calculated an implied transaction equity value per share of $6.07 based on Webster’s proposed amount of cash payable at closing and up to $9.48 per share of common stock based on full achievement of the proposed CVR milestones. Representatives of Bourne and Company counsel led a board discussion on process and other key terms of the March 24 LOI, including the CVR, the requested 60-day exclusivity period, availability of a fiduciary out (proposed as a go-shop period after signing), company termination fee of 4.5% of transaction equity value, and process for due diligence.
The Board recessed its meeting. The Transaction Committee convened a separate meeting at which it reviewed and discussed the March 24 LOI. The meeting was attended by members of the Transaction Committee, Messrs. Josephs, Lake, and Salus, and representatives of Bourne, Ballard Spahr, Zukerman Gore and Craig-Hallum. The Transaction Committee discussed the terms of the March 24 LOI, including the implied transaction equity value per share, termination fee, go-shop period and CVR terms. The Transaction Committee unanimously agreed to recommend moving forward with the proposed transaction with Webster/MedEquity. The Board reconvened to debrief with the Transaction Committee. At the conclusion of the meeting, the Board and Transaction Committee instructed Bourne to continue to move forward.
In response to the March 24 LOI, at the direction of the Board, Bourne, on behalf of the Company, countered with a proposal for Webster/MedEquity to provide an LOI with an established fixed price per share, a 45-day exclusivity period with a fiduciary duty exception, additional clarity on remaining diligence and timing for completion, and proposed key terms for the merger agreement, including a go-shop period of 45 days to allow the Company to actively solicit an alternative transaction.
On April 7, 2026, Webster/MedEquity provided a revised letter of intent, which proposed acquiring the Company for the same total enterprise value indicated in the March 24 LOI, and set forth Webster and MedEquity’s calculation of an implied transaction equity value of $6.24 per share, reflecting their proposed calculation of debt and fully-diluted shares outstanding. Representatives of Bourne conveyed a counterproposal from the Company including a 45-day exclusivity period commencing after discussions with Alcon and subject to reaffirming value, a 45-day go-shop period, and a company termination fee equal to 4.0% of transaction equity value with a go-shop termination fee equal to 3.0% of transaction equity value.
On April 8, 2026, a revised LOI was received from Webster and MedEquity (the “April 8 LOI”). The April 8 LOI proposed acquiring the Company for a total enterprise value of up to $681.55 million, consisting of $521.6 million in cash payable at closing, plus a CVR for aggregate milestone payments of up to $160 million in cash, consisting of the same milestone payments as proposed in the February 12 IOI and March 24 LOI. The April 8 LOI reflected a transaction equity value of $6.24 per share. The April 8 LOI also proposed that the Company facilitate discussions between Webster and Alcon, the Company’s largest customer and lender, regarding proposed amendments to ongoing arrangements, and within 15 days of those initial discussions, Webster and MedEquity would provide written notification to the Company as to whether or not they were willing to proceed with the transaction on the terms set forth in the April 8 LOI. The date of that notice would serve as the initial exclusivity date for a 45-day exclusivity period beginning on that date. The April 8 LOI included a proposed 30-day go-shop period with a company termination fee equal to 4.0% and go-shop termination fee equal to 3.0% and reduced the proposed exclusivity period from 60 days to 45 days.
On April 10, 2026, a joint meeting of the Board and Transaction Committee was held, including Mr. Lake, Mr. Salus, representatives of Bourne, Ballard Spahr, Zukerman Gore and Craig-Hallum, to review the April 8 LOI and materials prepared by Bourne. Mr. Josephs advised the Board of a recent development with a major customer. Representatives of Bourne led a presentation of the terms of the April 8 LOI and the Board had an extensive discussion about those terms, with representatives of Bourne noting that they believed the April 8 LOI reflected the best terms that Webster/MedEquity would offer to the Company at this stage.
The Board recessed its meeting. The Transaction Committee convened a separate meeting at which it reviewed and discussed the April 8 LOI. The meeting was attended by members of the Transaction Committee, Messrs. Josephs, Lake, and Salus, and representatives of Bourne, Ballard Spahr, Zukerman Gore, and Craig-Hallum. The Transaction Committee extensively discussed the terms of the April 8 LOI and unanimously agreed to recommend moving forward with the April 8 LOI.
The Board reconvened to debrief with the Transaction Committee and accept its recommendation. The Board then authorized the execution of the April 8 LOI. The April 8 LOI was signed by representatives of Webster and MedEquity, and accepted by the Company on April 10, 2026.
Representatives of Bourne continued to work with representatives of Webster to schedule the requested meeting with Alcon and to engage with other interested parties, including Company E, a publicly-traded Switzerland-based CDMO, and Company F, a privately-held U.S.-based biomanufacturing company and CDMO, and share diligence information in the virtual data room and a virtual management presentation.
On April 22, 2026, a Board update call was held, which included senior management, primarily for senior management to provide the Board with its monthly business update. During this meeting, Mr. Josephs provided materials and an update regarding Project Hazel, including the receipt of potential interest in a strategic transaction with the Company by Company E, which had executed a non-disclosure agreement with a standstill and fall-away provision and been granted access to the data room and received the management presentation, and by Company F, which was evaluating a potential transaction solely based on publicly-available information. The initial exclusivity date had not yet occurred under the April 8 LOI with Webster/MedEquity to start the exclusivity period. Mr. Josephs then discussed key workstreams with Webster, including the proposed discussion with Alcon, third party diligence and an on-site facility inspection. Mr. Josephs reported on key priorities of the senior management team, including continuing to drive new business development revenue, reducing costs and preserving the relationship with another large customer.
On April 29, 2026, representatives of Company G, a strategic global medical company, participated in a site visit and management presentation to obtain an update on the Company’s business operations and discuss possible collaboration opportunities and strategic alternatives. Within a few days after that meeting, a representative of Company G notified Mr. Josephs that it would not pursue an acquisition transaction due to valuation considerations and factors relating to Company G’s business model.
On May 8, 2026, a meeting among Alcon, Webster and one of Webster’s proposed investors occurred to discuss proposed amendments to ongoing arrangements with the Company. Representatives of Webster, Bourne, the Company and Ballard Spahr continued to make progress on Webster’s co-investor diligence and third-party diligence review.

On May 20, 2026, a meeting of the Board was held, which included Mr. Lake and Mr. Salus. Among other items of business, Messrs. Josephs, Lake and Salus provided an update regarding Project Hazel, including the status of diligence and other workstreams with Webster, discussions between Webster and Alcon, the status of reviews by Company E and Company F and the latest expected timeline if a transaction with Webster/MedEquity were to move forward.
On May 29, 2026, a joint meeting of the Board and the Transaction Committee was held, including Mr. Lake and Mr. Salus, to discuss the status of discussions and diligence with Webster as well as recent engagement with other potential counterparties that had expressed interest in the Company in connection with Project Hazel. It was reported that, with the Company’s permission, Webster had productive discussions with Alcon regarding a potential amendment to the contract manufacturing agreement to provide for extension and other terms if the transaction were to proceed. The Board and Transaction Committee discussed the status of Webster’s workstreams, including third party diligence and a buy-side quality of earnings analysis, and changes to the expected process timeline to reflect time to address the discussions with Alcon and these workstreams. Bourne also advised the Board and Transaction Committee on the status of two other potential interested parties that had expressed interest and the Board considered the level of interest and implications on the process for Project Hazel. Management and Bourne were directed to continue to advance the workstreams, pursue the interest of the two potential counterparties, and to update the Board and the Transaction Committee as matters developed.
On June 2, 2026, Company E notified Bourne that it was declining to pursue a transaction with the Company, citing a perceived limited probability of success in completing a transaction. By this time, Company F had discontinued its active engagement on a potential transaction.
On June 5, 2026, discussion materials prepared by Webster and their advisors were reviewed by Mr. Josephs and forwarded to representatives of Alcon in contemplation of a call to discuss the proposed amendments to the agreements with Alcon and treatment of the Company’s borrowings in the form of a term loan from Alcon.
On June 17, 2026 and June 18, 2026, representatives of Webster and its consultant, Cain Bioconsulting, conducted an on-site facility inspection of the Company’s facility in Chaska, Minnesota.
On June 19, 2026, a Board update call was held, including Mr. Lake and Mr. Salus, for management to provide information to the Board about May 2026 performance, including preliminary financial results and business development activities. With respect to Project Hazel, management reported to the Board that Webster and Alcon were continuing contract amendment discussions, the on-site facility inspection was complete with positive initial consultant feedback, and Bourne and the Company were finalizing updated deal materials (including an updated Long Range Plan and financial model) ahead of a go/no-go decision by Webster and MedEquity.
On June 25, 2026, representatives of Webster and Alcon held additional discussions about potential contract extension terms.
On June 26, 2026, the Board held a meeting, which included Mr. Lake, Mr. Salus and a representative of Latham & Watkins LLP (“Latham”), special counsel to the Company that has advised the Company with respect to the rights of holders of the outstanding preferred stock. As part of a business update, Mr. Lake reviewed the refreshed June 2026 LRP with the Board and the changes made since the December 2025 LRP, including new information on customer revenue adjustments and new development and tech-transfer projects. For a summary of the projections included in the June 2026 LRP, see the section of this proxy statement entitled “— Certain Unaudited Prospective Financial Information.” Mr. Salus reported that a special committee of the Board discussed the expected receipt of redemption notices by up to all of the holders of Series A Preferred Stock on or shortly after June 29, 2026. Mr. Salus and Latham representative explained the preparatory work conducted by the Company in anticipation of the redemption notices, and the Company’s disclosure obligations upon receipt of redemption notices, as well as the Company’s contingent communication plan and other matters relating to the potential redemption notices.
Between June 29 and June 30, 2026, the Company received notices of redemption from holders of approximately 49,263 shares of Series A Preferred Stock, representing all of the then-outstanding shares of the Series A Preferred Stock. The total amount required to redeem the Series A Preferred Stock on December 28, 2026, the payment date for redemption, is approximately $52.1 million. As of March 31, 2026, the completed quarter immediately prior to the first redemption notice, the Company had $38.1 million in total liquidity, including $20.8 million in cash and cash equivalents and $17.3 million in availability under the Company’s revolving credit facility.

On June 30, 2026, the Company provided additional financial information to Webster to meet diligence requests, including the June 2026 LRP. The Company also provided the June 2026 LRP to Craig-Hallum on June 30, 2026.
On July 2, 2026, Webster and MedEquity submitted a revised LOI (the “July 2 LOI”) that proposed acquiring the Company for the same total enterprise value as proposed in the April 8 LOI. The July 2 LOI reflected Webster and MedEquity’s calculation of an implied transaction equity value of $6.24 per share of common stock, based on estimated balance sheet values as of June 30, 2026, which was unchanged from the April 8 LOI. The other terms of the July 2 LOI were generally consistent with the April 8 LOI, except that the July 2 LOI provided that certain amendments to the contract manufacturing agreement and supply agreement with Alcon would be required as a condition to the signing of a definitive merger agreement. The proposed amendments to the Alcon agreements, included, among other things, a 3-year extension of the contract manufacturing agreement through 2034 with automatic renewal and a revised minimum purchase commitment. Additionally, Webster proposed that the parties negotiate on an exclusive basis for 45 days beginning on July 6, 2026.
On July 2, 2026, the Board and Transaction Committee held a joint meeting, which included Mr. Lake, Mr. Salus, and representatives of Bourne, Ballard Spahr, Zukerman Gore, and Craig-Hallum, to discuss the July 2 LOI received from Webster and MedEquity. The Board discussed the signing condition relating to the proposed amendments to the Alcon agreements and noted the potential benefit to the Company of these amendments even if the proposed transaction was not consummated for any reason. The Board also discussed Webster’s proposed financing of the transaction and their desire to potentially approach Alcon to discuss the possibility of continuing to provide debt financing to the Company following the closing of the proposed transaction. The Board considered the potential cost and risk to the Company of proceeding to negotiate definitive agreements for a potential transaction with Webster while Webster finalized its financing sources. The Board discussed the updated June 2026 LRP forecasts in relationship to the CVR milestones.
The Board recessed its meeting. The Transaction Committee convened a separate meeting at which it reviewed and discussed the July 2 LOI. The meeting was attended by members of the Transaction Committee, Messrs. Josephs, Lake, and Salus, and representatives of Ballard Spahr and Zukerman Gore. After discussion of the proposed terms of the July 2 LOI and Webster’s contemplated financing sources, the Transaction Committee unanimously approved a recommendation to the Board to execute the July 2 LOI.
The Board and Transaction Committee then reconvened. The Transaction Committee reported to the Board that it unanimously recommended that the Company execute the July 2 LOI, promptly work towards entering into definitive documentation within the 45-day exclusivity period and that representatives of Bourne and Ballard Spahr communicate that timeline to Webster and its advisors. Following discussion, the Board unanimously approved the execution of the July 2 LOI. Later in the day, the July 2 LOI was executed by Mr. Josephs on behalf of the Company.
On July 6, 2026, the 45-day exclusivity period began and representatives of Ballard Spahr delivered the first draft of the merger agreement to Goodwin. Ballard Spahr’s first draft of the merger agreement proposed, among other things, that Webster provide a full equity backstop for the cash portion of the merger consideration payable at closing, a company termination fee equal to 4.0% of transaction equity value, a go-shop termination fee equal to 3.0% of transaction equity value, a reverse termination fee equal to 4.0% of transaction equity value, a regulatory termination fee equal to 4.0% of transaction equity value and that the base consideration be determined at closing based on a to be negotiated formula rather than a fixed price per share determined at signing. A kick-off diligence call with Webster’s insurance provider occurred on the same day. Other due diligence workstreams included finance, tax, employee benefits, ESG, cybersecurity, compliance and legal workstreams.
On July 18, 2026, representatives of Ballard Spahr delivered the first draft of the Company disclosure schedule to Goodwin, and on July 20, 2026, a legal due diligence call was held among representatives of the Company, Ballard Spahr, Webster, and Goodwin. At the direction of the Board, representatives of Bourne and members of the Company management started initial preparations for the go-shop period contemplated by the draft merger agreement.
On July 21, 2026, a Board update call was held, including Mr. Lake and Mr. Salus and other members of management, for management to review with the Board the Company’s June 2026 performance, including preliminary financial results and business development activities. During this Board update call, management provided an update with respect to Project Hazel due diligence and go-shop period preparedness.

On July 28, 2026, representatives of Goodwin sent a revised draft of the merger agreement to Ballard Spahr. The draft of the merger agreement proposed, among other things, limited specific performance, a parent liability limitation equal to the amount of the reverse termination fee (set at 4.0% of transaction equity value), that certain stockholders of the Company enter into voting and support agreements for the transaction as a condition to signing and that the base consideration be a fixed price per share determined at signing. Additionally, it removed the proposed regulatory termination fee. On July 31, 2026, a call was held among representatives of Ballard Spahr and Goodwin to discuss open issues in the draft merger agreement.
On July 29, 2026, a call was held between representatives of Webster and Alcon regarding the proposed terms of the amendments to the agreements with Alcon and the potential for Alcon to continue to provide debt financing to the Company on amended terms following the closing of the transaction. Alcon responded to Webster’s proposed terms on August 4, 2026. At a meeting among Paul Josephs and representatives of Alcon and Webster on August 5, 2026, the parties continued discussing the proposed amendments to the Alcon agreements and the term loan.
On August 4, 2026, representatives of Ballard Spahr sent a revised draft of the merger agreement to Goodwin. Among other changes, the revised draft of the merger agreement removed the proposed parent liability limitation and reinserted a termination fee equal to 4.0% of transaction equity value payable by Webster in the event antitrust approval were not obtained. On August 5, 2026, representatives of Ballard Spahr and Goodwin held a call to discuss open issues in the draft. Key items discussed included the proposed voting and support agreements to be requested from stockholders associated with two directors of the Company (identified as the stockholders associated with Wynnefield Capital, Inc., affiliated with director Nelson Obus, and Legion Partners Asset Management, LLC, affiliated with director Christopher S. Kiper) and the limited specific performance and parent liability limitation proposed by Webster, as well as its proposal to define the base consideration as a fixed price per share determined at signing. The status of the draft CVR agreement was also discussed, and representatives of Ballard Spahr conveyed the Company continued to expect that Webster provide a full equity backstop. Later that evening, representatives of Goodwin delivered an initial draft of the CVR agreement to Ballard Spahr, which, among other things, proposed that Webster would have no obligation to expend efforts to cause the payments under the CVR agreement to become payable, other than being prohibited from taking any action or failing to take any action with the primary purpose of avoiding the achievement of a milestone or payment of a milestone payment.
On August 10, 2026, the Board and Transaction Committee held a joint meeting, which included Mr. Lake, Mr. Salus, and representatives of Bourne, Ballard Spahr, Zukerman Gore and Craig-Hallum, to discuss the status of negotiations with Webster and the various transaction workstreams. Mr. Lake further reviewed with the Board and Transaction Committee the refreshed June 2026 LRP as compared to the December 2025 LRP, along with estimates for the proposed estimated CVR performance milestone payments based on the refreshed June 2026 LRP. The Board discussed the per share value that may be received under the CVRs from forecasted long-range plan performance, as well as certain risks associated with the CVRs. Representatives of Bourne reported that Webster’s diligence was proceeding and had not raised any material due diligence issues at that time. Bourne provided information to the Board about Webster’s proposed debt financing for the potential transaction and Mr. Josephs provided an update on the status of discussions for the proposed amendments to the contract manufacturing agreement, supply agreement and term loan with Alcon. Representatives of Ballard Spahr advised the Board on key open issues under the draft merger agreement, including issues relating to Webster’s proposed limited specific performance and parent liability limitation, whether the base consideration would be determined at closing based on a to be negotiated formula or a fixed amount per share of common stock determined at signing, and the terms of the voting and support agreements proposed by Webster. The Board reiterated its expectation that Webster provide a full equity backstop. Representatives of Ballard Spahr presented a summary of the termination events under the draft merger agreement and the termination fees that would become payable by the parties under certain circumstances in accordance with the proposed terms in the draft merger agreement.
At that same meeting, the Board discussed procedures to enhance the governance process and post-signing preparedness. The Board deemed it to be in the best interests of the Company and its stockholders to further empower the Transaction Committee in relationship to the proposed transaction. The Board adopted resolutions providing that, in addition to the authority previously granted to the Transaction Committee, the Board is not permitted to authorize or approve the proposed transaction or any definitive agreement relating to the proposed transaction unless the same was recommended to the Board by the Transaction Committee. The Board also discussed with representatives of Bourne and Company counsel materials provided to the Board about the activities being undertaken by Company management and Bourne at the direction of the Board to prepare for the go-shop period, including the development of a list of approximately 100 financial and strategic counterparties to be contacted during the go-shop period.
The Board recessed its meeting. The Transaction Committee convened a separate meeting at which it reviewed and discussed the status of the negotiations and the proposed base consideration calculation. The meeting was attended by members of the Transaction Committee, Messrs. Josephs, Lake, and Salus, and representatives of Bourne, Ballard Spahr, Zukerman Gore and Craig-Hallum.
On August 14, 2026, representatives of Goodwin sent a revised draft of the merger agreement to Ballard Spahr. Among other changes, the revised draft of the merger agreement noted that Webster was willing to increase the proposed reverse termination fee to 5.0% of transaction equity value, contingent on the Company’s acceptance of a parent liability limitation equal to the reverse termination fee (set at 5.0% of transaction equity value) and no termination fee becoming payable by Webster upon a failure to obtain antitrust clearance. On August 17, 2026, an all hands call including representatives of the Company, Bourne, Ballard Spahr, Webster, Goodwin, and Morgan Stanley was held to discuss open issues in the draft merger agreement, which primarily focused on the proposed terms of Webster’s financing for the potential transaction and related remedies, calculation of the base consideration and treatment of Company equity awards, as well as certain proposed terms of the representations and warranties and interim operating covenants.
On August 14, 2026, the Transaction Committee held a meeting. The meeting was attended by members of the Transaction Committee, Messrs. Josephs, Lake, and Salus, and representatives of Ballard Spahr and Zukerman Gore. The Transaction Committee discussed the proposed consideration payable to the holders of Series A Preferred Stock and CVR treatment.
On August 18, 2026, representatives of Goodwin sent a revised draft of the disclosure schedule to Ballard Spahr and an all hands call was held among representatives of the Company, Ballard Spahr, Bourne, Webster, Goodwin and Morgan Stanley to discuss the representations and warranties in the draft merger agreement and related disclosures in the draft disclosure schedule and status of discussions with Alcon regarding the proposed amendments to the agreements with Alcon and the potential debt financing to be provided by Alcon in connection with the proposed transaction.
On August 20, 2026, the Board and Transaction Committee held a joint meeting, which included Mr. Lake, Mr. Salus, and representatives of Bourne, Ballard Spahr, Zukerman Gore and Craig-Hallum, to discuss the status of negotiations with Webster, including the effect on the process timeline. Mr. Josephs summarized the points being negotiated for the proposed amendments to agreements with Alcon, identifying relevant issues, status and the respective positions of the parties. Representatives of Bourne advised that Webster’s due diligence was proceeding and that several workstreams had been concluded, but that timing of finalizing definitive documentation may be delayed by the Alcon negotiations. The Board reviewed a chronology of the negotiations relating to the legal documents provided by Company counsel and the outstanding open issues in the draft merger agreement, focusing on the debt financing and proposed remedies and proposed calculations of the base consideration. The Board discussed the level of risk associated with Webster’s proposed debt financing representations and covenants, and reiterated its view that Webster should provide a full equity backstop.
After the conclusion of the Board meeting, the Transaction Committee convened a separate meeting at which it reviewed and discussed the status of the negotiations and the timeline. The meeting was attended by members of the Transaction Committee, and representatives of Zukerman Gore and Craig-Hallum. The Transaction Committee reviewed information regarding the calculation of the base consideration, as well as the fact that the exchange of common stock for the merger consideration (including the CVRs) would be a taxable transaction for U.S. federal income tax purposes.
On August 21, 2026, the exclusivity period under the July 2 LOI expired. On that date, representatives of Ballard Spahr sent revised drafts of the CVR agreement and the merger agreement to Goodwin. Among other changes, the revised draft of the CVR agreement inserted a catch-up amount to account for the rights of the holders of Series A Preferred Stock, added a covenant requiring Webster to expend efforts to cause the payments under the CVR agreement to become payable and set forth certain specified actions that Webster would be prohibited from taking or failing to take regarding the operation of the Company’s business following the closing of the potential transaction. Among other changes, the revised draft of the merger agreement included a representation that the financing was not a condition to closing, expanded Parent and Merger Sub financing covenants, and increased the proposed parent liability limitation from one times the reverse termination fee amount (set at 4.0% of transaction equity value) to two times the reverse termination fee amount (set at 5.0% of transaction equity value) plus an expense reimbursement amount, and reflected certain revisions to the interim operating covenants.
On August 24, 2026, an all hands call, which included representatives of the Company, Ballard Spahr, Bourne, Webster, Goodwin and Morgan Stanley, was held to discuss open points in the draft transaction documents. Following the call, representatives of Ballard Spahr sent a revised draft of the disclosure schedule to Goodwin.
On August 26, 2026, representatives of Goodwin delivered a draft of the proposed form of voting and support agreement, indicating that they expected stockholders affiliated with Wynnefield Capital and stockholders affiliated with Legion Partners to enter into two separate voting and support agreements. Following distribution of the draft agreement, representatives of Goodwin and Ballard Spahr discussed the advisability of requesting a Delaware General Corporation Law (“DGCL”) Section 203 limited waiver relating only to the proposed transaction prior to circulating the draft voting and support agreement to those stockholders and negotiating any of its proposed terms with such stockholders.
On August 28, 2026, representatives of Goodwin sent a revised draft of the merger agreement and a draft of the equity commitment letter to Ballard Spahr. Among other changes, the draft merger agreement increased the proposed reverse termination fee from 5.0% to 6.0% of transaction equity value, and reduced the proposed parent liability limitation from two times the reverse termination fee (set at 5.0% of transaction equity value) plus an expense reimbursement amount, to one times the reverse termination fee (set at 6.0% of transaction equity value). The draft also removed the proposed expense reimbursement and reflected proposed termination dates of 6 months from the date of signing as the initial termination date and 9 months from the date of signing for a later termination date in the event HSR Act approval had not been received.
On August 31, 2026, representatives of Goodwin and Ballard Spahr held a call to discuss open issues in the draft merger agreement, which primarily focused on Webster’s proposed debt financing, the calculation of the base consideration, including impact of debt, changes in outstanding common share count and other assumptions, as well as treatment of certain outstanding RSUs and other equity awards. The status of draft CVR agreement, debt and equity commitment letters, limited guarantee and voting and support agreements was also discussed.
On September 1, 2026, representatives of Ballard Spahr sent a revised draft of the merger agreement to Goodwin. That draft extended the initial termination date from 6 months to 9 months after signing, and the extended termination date if HSR Act approval had not been received from 9 months to 12 months after signing; and increased the proposed reverse termination fee from 6.0% to 7.0% of transaction equity value for the reverse termination fee, which also set the level of the parent liability limitation. At this time, key open items under the draft CVR agreement were the efforts required to be expended by Webster to cause the payments under the CVR agreement to become payable, express prohibited actions during the term of the CVR agreement, and the calculation of Consolidated EBITDA.
Prior to the Board meeting on September 2, 2026, a representative of Alcon informed Mr. Josephs that Alcon would not agree to any amendments to the existing supply agreement at this time. Mr. Josephs communicated Alcon’s position to Matthew Beer, a Partner at Webster. Mr. Beer indicated the Webster would be willing to proceed with the potential transaction without an amended supply agreement, subject to resolution of the remaining material open issues between the parties.
On September 2, 2026, the Board and Transaction Committee held a joint meeting, which included Mr. Lake, Mr. Salus, and representatives of Bourne, Ballard Spahr, Zukerman Gore and Craig-Hallum, to discuss the status of negotiations with Webster. Mr. Josephs summarized the conceptual alignment that had been reached with Webster regarding Alcon potentially rolling $50 million into Webster’s proposed debt financing for the potential transaction and described Alcon’s process for approval of the same. A Bourne representative then provided an update on the status of Webster’s due diligence. He also reviewed the process timeline. A Ballard Spahr representative provided a legal status update, including an overview of recent negotiations relating to the draft merger agreement and draft CVR agreement. Key open issues at the time were the amount of the reverse termination fee and the calculation of the base consideration. The Board discussed the negotiations relating to the reverse termination fee and the inputs to the calculation of base consideration (including cash, debt and fully-diluted shares) and negotiations relating to the same. Mr. Lake indicated that management calculated $6.43 per share as the base consideration, excluding certain RSUs, and $6.24 per share including all RSUs. Management indicated that negotiation on key inputs, such as cash and debt balances, was ongoing. The Ballard Spahr representative also discussed with the Board the other draft documents relating to the potential transaction, including the draft debt commitment letter and draft voting and support agreement received from Goodwin. The Ballard representative provided an overview of DGCL Section 203 and discussed the advisability of adopting resolutions relating to a proposed limited waiver under DGCL Section 203 prior to sharing the draft voting and support agreement with the Wynnefield stockholders and the Legion stockholders expected to become parties to a voting and support agreement.
The Transaction Committee then convened a separate meeting to consider these resolutions and to discuss the recent negotiations on the draft merger agreement and the remaining open issues. Following the conclusion of the Transaction Committee meeting, the Board reconvened its meeting with all directors previously attending, as well as representatives of Ballard Spahr, Zukerman Gore, and Craig-Hallum. Following discussion, the representative of Zukerman Gore reported that the Transaction Committee had approved and recommended the limited waiver of DGCL Section 203. The Board, after receiving advice from representatives of Ballard Spahr and after due and careful discussion and consideration, determined that it was advisable and in the best interests of the Company and its stockholders that any potential agreements, arrangements or understandings between any of Wynnefield and Legion Partners, on the one hand, and Webster, on the other hand, relating to the proposed voting and support agreements for the potential transaction be exempted from Section 203 of the DGCL, so long as the effectiveness of such agreements, arrangements or understandings is subject to the entry by the Company, with prior approval of the Board (acting on the recommendation of the Transaction Committee), into a definitive agreement with Webster in respect of the potential transaction. Before concluding, the Board discussed Webster’s interest in negotiating with certain members of management potential terms for post-closing employment and investment in the post-closing company. Mr. Josephs discussed the seven members of management that were identified by Webster and the proposed investment. The Board discussed the uncertainties in the transaction created by the proposed investment concept and determined that individual negotiations should not begin until the material open transaction issues were resolved. Following the Board meeting, a representative of Ballard Spahr sent the draft voting and support agreements to representatives of Wynnefield and Legion Partners and their respective outside counsels.
Later on September 2, 2026, Mr. Josephs and representatives of Bourne, Ballard Spahr, and Zukerman Gore held a call with representatives of Webster, including Mr. Beer, and representatives of Goodwin and Morgan Stanley. The parties discussed the status of the draft merger agreement and draft CVR agreement, including the calculation of the base consideration, which was a key open issue. They discussed the process and timing for Webster to conduct certain additional due diligence regarding the Company’s management and other personnel, and organizational structure. They also discussed the process by which Webster may wish to negotiate potential terms for post-closing employment of certain members of management, as well as the limitations on those discussions consistent with the instructions of the Board. No compensation or other terms of employment for any member of Company management were discussed at this time.
On September 3, 2026, representatives of Goodwin sent a revised draft of the merger agreement and a draft of the debt commitment letter to Ballard Spahr. Among other changes, the draft merger agreement proposed a reverse termination fee of 6.5% of transaction equity value. A Bourne representative reported that Webster had identified the principal lenders expected to fund the portion of the debt financing other than the amount provided by Alcon. A representative of Ballard Spahr indicated that the remaining material open points under the draft merger agreement were (1) the base consideration amount and (2) the treatment of the Company’s outstanding RSUs.
On September 5, 2026, representatives of Goodwin delivered a revised draft of the CVR agreement to Ballard Spahr, and representatives of Ballard Spahr delivered a revised draft of the disclosure schedule to Goodwin. Among other changes, the revised draft of the CVR agreement removed the proposed covenant requiring Webster to use efforts to cause the payments under the CVR agreement to become payable and narrowed the proposed specified actions that Webster would be prohibited from taking or failing to take regarding the operation of the Company’s business following the closing of the potential transaction.
On September 9, 2026, the Company and its advisors, on the one hand, and Webster and its advisors, on the other hand, held multiple meetings to negotiate certain provisions of the draft merger agreement, including the calculation of the base consideration, and certain provisions of the CVR agreement, including Webster’s proposed deduction from the milestone payment amounts for specified litigation matters.
On September 10, 2026, the Board and Transaction Committee held a joint meeting, which included Mr. Lake, Mr. Salus and representatives of Bourne, Ballard Spahr, Zukerman Gore and Craig-Hallum, to receive an update on negotiations with Webster. Mr. Josephs gave an overview of recent progress on Project Hazel and updated the Board on the status of discussions with Alcon regarding the proposed amendments to the contract manufacturing agreement with Alcon, as well as the proposed Alcon debt commitment. The Board reviewed and discussed with counsel certain open terms in the draft merger agreement, including the calculation of base consideration. Management indicated that further negotiations were ongoing relating to forecasted cash and other inputs to the calculation of base consideration. The Board noted that management continued to be restricted from negotiating for their own account given the material open issues at that time. Mr. Lake provided the Board with summary information relating to the forecasted amount of base consideration based on the Company’s forecasted cash balance, describing discussions with Webster and its advisors relating to the cash balance and shared the view that Webster and its advisors believe the Company’s forecasted cash balance should be approximately $1 million less than the Company’s forecast, which would be an impact of approximately $0.02 per share to the base consideration. Mr. Lake indicated that, including all RSUs in the fully diluted share count, the forecasted base consideration was estimated to be in the range of $6.24 to $6.26 per share. Representatives of Ballard Spahr briefed the Board on certain issues under negotiation relating to the CVR agreement, including Webster’s proposed deduction from milestone payment amounts for specified litigation matters. The Board indicated that it was unwilling to accept significant risk to the potential value of the CVRs and instructed management to advise Webster of the same. The Board discussed potential safeguards to preserve the potential value of the CVRs for the Company’s stockholders. In follow-up to an earlier request of the Transaction Committee, Mr. Lake made a presentation to the Board relating to the tax treatment of the CVR distribution and the consensus tax position. The Board instructed management and the representatives of Ballard Spahr and Bourne to continue to negotiate the material open terms of the merger agreement and CVR agreement.
On the evening of September 10, 2026, there were several calls among the Company’s management and representatives of Ballard Spahr and Bourne, on the one hand, and representatives of Webster, Goodwin, Morgan Stanley and other Webster advisors, on the other hand. The parties continued the discussion of the forecasted cash balance at December 31, 2026 that was an input to the calculation of base consideration. After discussion and negotiation, the parties agreed that a cash balance of $32.5 million would be used to calculate the base consideration. Representatives of Webster proposed a base consideration of $6.25 per share, which the Company calculated implied a transaction enterprise value approximately $0.6 million below the value set forth in the July 2 LOI. Representatives of the Company rejected the proposal. The parties also discussed open issues in the CVR agreement, which were the definition of Consolidated EBITDA under the CVR and the potential reduction to the milestone payment for certain litigation matters. Consistent with the instruction from the Board to negotiate for safeguards to preserve the opportunity for value to the Company’s stockholders through the CVR, the Company’s management proposed that any losses be offset by recoveries on the specified litigation matters and that, to the extent of any net recoveries, the CVR milestone amount would be increased. The Company’s management proposed a $6.5 million cap in the amount of the increase or decrease in the milestone payment amount attributable to the specified litigation matters net recoveries or net losses, respectively. Mr. Beer of Webster also reported on discussions with Alcon relating to the status of its debt commitment.
On September 11, 2026, there were multiple all hands calls among the Company’s management and representatives of Ballard Spahr and Bourne, on the one hand, and representatives of Webster, Goodwin, Morgan Stanley and other Webster advisors, on the other hand. The parties and their advisors continued to discuss and negotiate the calculation of the base consideration, focusing on cash, debt and fully-diluted share count and ultimately agreed to a base consideration of $6.28 per share. The parties and their advisors worked through and reached agreement on the remaining business and other material issues in the merger agreement, including the treatment of the equity awards and the interim operating covenants. The final termination fees were inserted in the draft merger agreement to reflect a reverse termination fee of $16,181,288, the company termination fee of $9,957,716 and the go-shop termination fee of $7,468,287. In finalizing the CVR agreement, the parties agreed to net recoveries under the specified litigation matters against losses, with the adjustment to milestone payments capped at $10 million in either direction. In addition, the forms of the voting and support agreement, limited guarantee, equity commitments and debt commitments (other than the Alcon participation), and the disclosure schedules were finalized.
Given these factors and after consultation with the Board, Ballard Spahr advised Goodwin that, at this time, the Board would permit Webster to begin negotiations with Paul Josephs and through Paul Josephs, other members of the Company’s management, for a post-closing equity investment or post-closing employment terms. The Board conditioned its willingness to permit these discussions upon no further negotiation between the Company and Webster on any material term of the merger agreement, CVR agreement or other transaction document. The management team engaged separate counsel and an advisor in relation to its separate negotiations with Webster.
On September 13, 2026, the Board and Transaction Committee held a joint meeting, which included Mr. Lake, Mr. Salus and representatives of Bourne, Ballard Spahr, Zukerman Gore and Craig-Hallum. The Board and Transaction Committee received a status update from management and counsel regarding negotiations between Webster and Alcon, which were ongoing. The Board and Transaction Committee engaged in a detailed and extensive discussion of the proposed terms and status of draft merger agreement, the draft CVR agreement, and the other draft transaction documents. Representatives of Ballard Spahr reviewed the fiduciary duties of directors and representatives of Craig-Hallum reviewed its preliminary analyses of the financial aspects of the proposed transaction. The Board also considered the other factors described under “The Merger — Recommendation of Our Board; Reasons for the Merger.” Following this meeting, the Board indicated its support for the proposed transaction on the terms presented and determined to reconvene a future meeting for the purpose of receiving material updates or approval, provided that the necessary Alcon agreements were received.
Mr. Josephs coordinated negotiations with Alcon on the proposed amendment to the contract manufacturing agreement and provided regular updates to the Board on the status of the overall transaction with Webster. Negotiations with Alcon relating to that proposed amendment and Alcon’s potential debt commitment continued over the weekend and during the week of September 14, 2026. In addition, beginning September 13, 2026 and continuing during the week of September 14, 2026, Mr. Josephs held discussions with representatives of Webster regarding a potential post-closing investment by management and certain post-closing employment terms.
On the afternoon of September 16, 2026, there was a status update call among the Company’s management and representatives of Ballard Spahr and Bourne, on the one hand, and representatives of Webster, Goodwin, and Morgan Stanley, on the other hand. A representative of Webster, Matthew Beer, Partner, provided an update on the status of discussions relating to Alcon’s debt commitment, the proposed terms of which continued to be under Alcon legal review. Mr. Josephs indicated that the terms of the proposed amendment to the Alcon contract manufacturing agreement were expected to be finalized and presented for internal Alcon approvals in the near-term. The parties discussed the potential impact of these matters on timing of the proposed transaction.
On the morning of September 23, 2026, there was a status update call among the Company’s management and representatives of Bourne and Ballard Spahr, on the one hand, and representatives of Webster, Goodwin, and Morgan Stanley, on the other hand. Mr. Beer provided a further update on the status of discussions relating to Alcon’s debt commitment and the potential timing to resolve the remaining issues. Mr. Josephs indicated that the proposed amendment to the Alcon contract manufacturing agreement had been approved by Alcon. The parties discussed timing of signing and announcing the potential transaction between the Company and Webster. Given the progress of Webster’s discussions with Alcon, the Board determined to set a meeting for the afternoon of the following day to receive a further update or approve the merger agreement and related transactions.
On September 24, 2026, the Board and Transaction Committee held a joint meeting, which included Mr. Lake, Mr. Salus, and representatives of Bourne, Ballard Spahr, Zukerman Gore, and Craig-Hallum. Mr. Josephs reported that Webster and Alcon were continuing to negotiate the proposed terms of Alcon’s debt commitment and provided an update regarding the parties’ expected timing for finalizing those negotiations. The Board determined to hold a meeting on Sunday, September 27, 2026 for the purpose of considering approval of the merger agreement and the merger, based upon the expectation that the terms of the Alcon debt commitment would be finalized the following day. After Mr. Lake and Mr. Salus departed the meeting, Mr. Josephs reported to the Board on the status of discussions among Mr. Josephs and certain other officers, on the one hand, and Webster, on the other hand, relating to management’s post-closing employment arrangements and potential investment in the post-closing company. Mr. Josephs indicated that while alignment in principle had been reached on certain aspects of post-closing employment arrangements, no agreement had been reached with Webster on the management investment. Webster’s willingness to sign the merger agreement was conditioned on agreement regarding the management investment. Mr. Josephs indicated that negotiations with Webster relating to the management investment would continue and he would keep the Board updated on this issue and the Alcon debt commitment in anticipation of the Board meeting scheduled for September 27, 2026.
As of September 24, 2026, the terms of Alcon’s debt commitment remained outstanding.

On September 25, 2026, Webster and Alcon reached agreement on Alcon’s debt commitment for the proposed transaction. During this time, the parties were working on draft public communications relating to the potential transaction, including a joint press release. Given the particular inputs the parties had used to calculate the transaction enterprise value and resulting base consideration, and to give better comparability to other public company transactions, the Company determined to reference in the press release the transaction enterprise value calculated based upon Craig-Hallum’s analysis, which was a transaction enterprise value of up to $663.7 million, assuming $160 million from full achievement of the CVR performance milestones, and the base consideration of $6.28 per share of common stock.
On September 25, 2026, the closing price of the Company’s common stock was $4.20 per share.
On September 26, 2026, representatives of Goodwin delivered to Ballard Spahr a proposed final form of debt commitment letter that included Alcon.
On September 27, 2026, the Board and the Transaction Committee held a joint meeting, which included all of the directors and committee members, Mr. Lake, Mr. Salus and representatives of Bourne, Ballard Spahr, Zukerman Gore and Craig-Hallum, to consider the potential transaction. Mr. Josephs provided an update on the potential transaction. A representative of Ballard Spahr reported to the Board that proposed final forms of the transaction documents, including the merger agreement, CVR agreement, voting and support agreements, debt commitment letter, equity commitment letter, and limited guarantee had been included in the materials circulated in advance. There were no substantive changes in the transaction documents from the versions previously reviewed by the Board. Information relating to the status of management’s negotiations with Webster for post-closing employment and investment was also provided by Mr. Josephs to the Board and the Transaction Committee.
At this meeting, a representative of Craig-Hallum reviewed the financial aspects of the proposed merger, including the financial analyses performed by Craig-Hallum, and rendered to the Board an opinion, which was initially rendered verbally and subsequently confirmed in a written opinion dated September 27, 2026, to the effect that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in Craig-Hallum’s written opinion, the common stock merger consideration was fair, from a financial point of view, to the holders of common stock (other than Parent and its affiliates). For more information, see the section entitled “— Opinion of Craig-Hallum” and Appendix C to this proxy statement.
At this time, the Board adjourned its meeting, and a separate meeting of the Transaction Committee was convened. All of the committee members were present as well as representatives of Zukerman Gore and Craig-Hallum. Following discussion and due consideration, the Transaction Committee unanimously recommended that the Board (i) determine that the entry into the merger agreement and the consummation of the transactions, including the merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorize and approve the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions, including the merger, and (iii) subject to the terms and conditions of the merger agreement, recommend that the Company’s stockholders adopt the merger agreement and approve the merger and the transactions.
The Board reconvened and, having received the recommendation of the Transaction Committee and after careful review and discussion by the Board, including consideration of the factors described below under “The Merger  — Recommendation of Our Board; Reasons for the Merger,” the Board then unanimously (i) determined that the entry into the merger agreement and the consummation of the transactions, including the merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions, including the merger, and (iii) subject to the terms and conditions of the merger agreement, recommended that the Company’s stockholders adopt the merger agreement and approve the merger and the transactions. Then the Compensation Committee convened a meeting jointly with the Board. The Compensation Committee approved the treatment of outstanding Company equity awards under the merger agreement, made determinations under the CIC Severance Plan as described in “The Merger  — Interests of Directors and Executive Officers in the Merger” and took action under Rule 16b-3 to exempt the disposition and cancellations of securities in connection with the merger under Section 16 of the Exchange Act.
Following a discussion about the next steps and the communications plan, the Board meeting was adjourned. Following the meeting of the Board, representatives of the Company, Parent and Merger Sub executed and delivered the merger agreement and related agreements on September 27, 2026 and other parties to the relevant agreements also executed and delivered the agreements to which they are party.

On the morning of September 28, 2026, before the opening of the financial markets, the Company and Webster issued a joint press release announcing the transaction.
Beginning promptly after the announcement of the transaction, representatives of Bourne initiated the go-shop process on behalf of the Company and began their outreach to potential counterparties. From September 28, 2026 through October 28, 2026, at the direction of the Board, representatives of Bourne contacted 110 potential counterparties, of which three parties entered into non-disclosure agreements (all of which contained standstill agreements). Eighty-four potential counterparties, including each of the three parties that entered into non-disclosure agreements, declined to pursue a transaction and the remaining 26 potential parties did not respond or otherwise propose a transaction. At 11:59 p.m., Eastern Time on October 28, 2026, the go-shop period ended with the Company not having received an acquisition proposal.
RECOMMENDATION OF OUR BOARD; REASONS FOR THE MERGER
As described above in the section of this proxy statement entitled “The Merger—Background of the Merger,” having received the unanimous recommendation of the Transaction Committee and after careful consideration, the Board, at a meeting held on September 27, 2026, unanimously (i) determined that the entry into the merger agreement and the consummation of the transactions, including the merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions, including the merger, and (iii) subject to the terms and conditions of the merger agreement, recommended that the Company’s stockholders adopt the merger agreement and approve the merger and the transactions. Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal, and “FOR” the adjournment proposal.
In deciding to authorize and approve the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by it, the Board received the recommendation of the Transaction Committee, consulted with and received the advice of its legal and financial advisors, discussed certain issues with the Company’s management, and considered a variety of factors weighing positively in favor of the merger, including the following non-exhaustive list of material factors (not necessarily in order of relative importance):
•
Transaction Consideration. The Board considered the fact that the common stock merger consideration consists of $6.28 per share payable in cash at the closing and one CVR per share of common stock and the fact that the Series A merger consideration will return to those stockholders the cash amount to which they are entitled under the Certificate of Designations plus one CVR per share of common stock into which the Series A Preferred Stock is convertible at closing.

○
Certainty of Value of the Cash Consideration. The Board considered the fact that a majority of the common stock merger consideration will be paid in cash at the closing, which provides certain, immediate value and liquidity to holders of common stock, especially when viewed against the internal and external risks and uncertainties inherent in the business of the Company and financial markets generally, and the time value of money. These include the risks, uncertainties, and longer potential timeline for realizing equivalent value from the Company’s standalone business plan or other possible strategic alternatives. The Board weighed the certainty of realizing an attractive value for shares of common stock by virtue of the merger against the uncertainty regarding the trading value for common stock, the time it could take to realize an equivalent value based on the Company’s standalone business plan and the need to discount that potential value to the present day, and the risks to the Company’s business that could manifest over the time it could take to realize an equivalent value based on the Company’s standalone business plan (if ever). In particular, the Board considered the risk to the Company’s common stockholders associated with the Company’s need for additional capital to fund the redemption of the Series A Preferred Stock and the potential likely impacts of various capital raising transactions on the Company’s ability to reach and sustain a common stock market value equal to or greater than the $6.28 per share in cash that the Company’s common stockholders will receive through the merger.

The Board considered the fact that all holders of Series A Preferred Stock have demanded redemption of their shares of Series A Preferred Stock, which redemption payment is due on December 28, 2026. Given the fact that the Series A Preferred stockholders will receive through the merger the same amount in cash at closing to which they are entitled in a redemption, the merger provides certain, immediate value and liquidity to holders of Series A Preferred Stock without the risks to the Series A Preferred stockholders associated with the Company’s otherwise limited liquidity or risks inherent in potential capital raising transactions to fund the redemption of the Series A Preferred Stock.
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CVR Consideration; Opportunity to Realize Additional Value. The Board considered the fact that, in addition to the cash consideration, stockholders will receive one CVR for each share of common stock and one CVR for each share of common stock into which the stockholder’s Series A Preferred Stock is convertible (other than the excluded shares), which provides stockholders with an opportunity to realize additional value through participation in contingent cash milestone payments of up to an aggregate amount of $160 million, to the extent that the performance milestones set forth in the CVR agreement are achieved within the applicable time periods. In considering the opportunity to receive additional value, the Board took into account (i) the terms of the CVR agreement that prohibit Parent or any member of the Company Group (as defined in the CVR agreement) from taking any action with the primary purpose of avoiding the obligation to pay, or of reducing, any milestone payment amount, (ii) the fact that the revenue targets of the 2028 performance milestone and 2029 performance milestone compare relatively favorably to management’s projected revenue for 2028 and 2029, respectively, contained in management’s LRP (the use of such revenue forecasts as the basis of the CVR milestones is described in more detail under the sections of this proxy statement entitled “—Background of the Merger” and “—Certain Unaudited Prospective Financial Information”), (iii) the definition of consolidated EBITDA (as used in the CVR agreement) and the fact that this definition aligns to the Company’s historic calculation of Adjusted EBITDA, and (iv) the business reputation and global capabilities of Webster.

○
Substantial Premium. The Board considered the current and historical market prices of the Company’s common stock, including its market performance relative to other participants in the Company’s sector, and the fact that the $6.28 in cash per share consideration represented a premium of approximately 49.5% to the Company’s closing price on September 25, 2026, the last full trading day prior to the date of the merger agreement. In addition, the Board considered the merger consideration of up to $9.67 per share of common stock or common stock equivalent, assuming each milestone under the CVR agreement is satisfied and the receipt of milestone payments of $160 million, represented a premium of approximately 130.2% to the closing price on September 25, 2026, the last full trading day prior to the date of the merger agreement.

•
Risks of Remaining a Standalone Company. The Board evaluated the Company’s long-term strategic plan were it to remain an independent public company, including the LRP and financial forecasts prepared by the Company’s management, which are based on various assumptions, and the inherent uncertainty of achieving these forecasts, as set forth below under the section of this proxy statement entitled “—Certain Unaudited Prospective Financial Information.” The Board considered that the Company’s actual financial results in future periods could differ materially from the LRP, including as a result of the significant risks associated with executing the LRP. This evaluation included the Board’s review of the Company’s business, operations, financial condition, liquidity, earnings, prospects, competitive position and the nature of the CDMO industry in which the Company operates, including the potential impact (which cannot be quantified) of those factors on the trading price of the Company’s common stock. The Board also considered the Company’s historical performance relative to the LRP. The Board ultimately determined that the certainty of value provided by the merger was more favorable to stockholders than the risk-adjusted present value of remaining an independent public company, after accounting for the significant risks and uncertainties that the Company would face if it continued to operate as a standalone public company, and the time value of money. Such risks include:

○
the financial projections in the standalone LRP were subject to substantial market and customer risks not within the control of the Company, such as risks associated with the expansion of existing customer programs and commercialization of customer programs, which may adversely affect the Company’s ability to realize the LRP;

○
the Company’s need for substantial capital in the near-term to fund the redemption of the Series A Preferred Stock and the challenges associated with obtaining that capital from debt or equity financing sources, including the restrictions of the Company’s credit agreements that would limit additional debt financing and the substantial dilution that would result from equity financing, which debt or equity financing may be available on unfavorable terms or may not be available at all;

○
the Company’s substantial leverage and the limitations on the Company’s future liquidity to grow the business, as well as the unique risks presented by the fact that Alcon, the Company’s major customer, is also a creditor;

○	the risk that the Company’s common stock would continue its historic underperformance, especially relative to biotechnology companies or technology companies;
○
the Company’s challenges in growing customer revenue and expanding and diversifying its revenue base, and the potential negative impact to those revenue growth efforts from customers’ perceptions about the Company’s business and financial stability;

○
the Company’s ability to expand current margins while accelerating revenue growth and the challenges in meaningfully accelerating the timeframe to achieve the Company’s target Adjusted EBITDA margins of greater than 25%;

○	macroeconomic, industry and market conditions (including customer, product and market share trends) negatively impacting valuations of CDMOs such as the Company;
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the risk that the price of common stock has been negatively impacted, and may continue to be negatively impacted, by the Company’s actual or perceived failure to meet investor expectations, including if the Company failed to meet its or analyst growth targets, and that the common stock might not trade at levels equal to or greater than the cash consideration or the merger consideration in the near term, over an extended period of time or at all; and

○
the execution risks associated with continued independence as a public company, including the risk factors described in the Company’s Annual Report on Form 10-KT for the transition period ended December 31, 2025 filed with the SEC on March 16, 2026.

•
Negotiation Process. The Board considered the course and history of the negotiations with Webster (as described in more detail under the section of this proxy statement entitled “—Background of the Merger”), and concluded that the merger consideration represented the highest and best price that was reasonably obtainable from Webster under the circumstances. The Board believed that, based on these negotiations, any attempt to insist on a further price increase would have created a meaningful risk that Webster would terminate negotiations or lower its price, in which event stockholders would lose the opportunity to obtain the merger consideration.

•
Opinion of Craig-Hallum. The Board considered (i) the financial analyses reviewed and discussed with the Transaction Committee and the Board and by representatives of Craig-Hallum and (ii) the oral opinion of Craig-Hallum delivered to the Transaction Committee and the Board on September 27, 2026, which was subsequently confirmed in a written opinion dated September 27, 2026, and subject to the various assumptions, limitations, qualifications and other matters set forth in such written opinion, that the common stock merger consideration to be paid to the holders of common stock (other than Parent and its affiliates) was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement entitled “—Opinion of Craig-Hallum.”

•
Best Alternative for Maximizing Stockholder Value. After a thorough review of strategic alternatives and discussions with the Company’s management and outside financial and legal advisors, the Board determined that the merger consideration is more favorable to the Company’s stockholders than the potential value that might result from other strategic options available, including, among other things, acquiring a complementary business or remaining a standalone public company.

After considering the limited number of counterparties, financial or strategic, who could potentially acquire the Company, none was considered by the Board (including based on the views of senior management and representatives of Bourne) to likely be willing or able to offer more attractive value to the Company’s stockholders than Webster. In this regard, the Board considered:
○
the Board’s knowledge of the business, assets, operations, financial condition, earnings and prospects of the Company, as well as the Board’s knowledge of the current and prospective environment in which the Company operates;

○	the attractiveness of the base consideration of $6.28 per share of common stock in cash at closing offered by Webster;
○
the attractiveness of the payment of the “Conversion Amount” in cash to the holders of Series A Preferred Stock as required under the Certificate of Designations, which would satisfy the amount otherwise required to be paid in connection with the redemption of the Series A Preferred Stock;

○	the fact that both holders of common stock and holders of Series A Preferred Stock will receive CVRs as part of the merger consideration;
○
the enhancements that the Company and its advisors were able to obtain as a result of negotiations with Webster, including, among other things, the increase in the valuation offered by Webster in its initial offer to the final agreement (as described in more detail under the section of this proxy statement entitled “—Background of the Merger”);

○
the lack of progression of any other indication of interest resulting from the Company’s discussions with other parties by the Company’s management or Bourne, as described in more detail under the section of this proxy statement entitled “—Background of the Merger”; and

○	the lack of any indication of interest from any bidder following outreach by Bourne and the Company during the “go shop” period.
•
Availability and Certainty of Financing. The Board considered the fact that the merger is not subject to a financing condition. In addition, the Board considered the fact that Webster has obtained an equity commitment letter for a substantial majority of the cash required to fund the transaction, which equity commitment is backed by a limited guarantee in favor of the Company. The Board also considered that Webster obtained committed debt financing for the merger from reputable financing sources, including Alcon, the Company’s major customer and creditor. The Board also considered that the financing provided by the debt commitment letter and the equity commitment letter are sufficient to fund the cash consideration to the common stockholders at closing, the cash amount payable to the holders of Series A Preferred Stock at closing, repayment of indebtedness at closing and pay related fees and expenses at closing, as further described below in the section of this proxy statement entitled “—Financing of the Merger.” The Board also considered the fact that if any portion of the debt financing for the merger becomes unavailable, Parent is required to use reasonable best efforts to obtain alternative financing, subject to certain limitations, to consummate the merger and that Parent is obligated to pay to the Company a reverse termination fee of $16,181,288 if the merger agreement is terminated in certain circumstances, including a qualifying failure to close due to the unavailability of the equity financing or the debt financing.

•	Capabilities of Webster. The Board considered the reputation and industry expertise of Webster, including its track record in completing transactions with other companies.
•
Merger Agreement. The Board considered the terms and conditions of the merger agreement, including the structure of the transaction, the limited conditions to closing, and the customary nature of the representations, warranties, covenants and agreements of the parties. The Board further considered the course and nature of negotiations with Webster, which were conducted at arm’s length and during which the Board was advised by experienced independent legal and financial advisors. The Board took into account the terms of the merger agreement, including:

○
the provisions of the merger agreement that permit the Company, in certain circumstances, to obtain specific performance of Webster’s obligations under the merger agreement, including Webster’s obligations to use its reasonable best efforts to obtain debt financing on terms set forth in the commitment letter;

○
the provisions of the merger agreement and equity commitment letter that permit the Company, subject to the satisfaction of specific conditions, including that the debt financing has been or will be funded at closing, to seek specific performance to cause the equity financing to be funded and Webster to consummate the merger;

○
the “go shop” provision of the merger agreement, which permitted the Company, its advisors and other representatives, to solicit and engage in negotiations with other potential bidders with respect to a competing acquisition proposal for 30 days from the date of the public announcement of the merger agreement;

○
the provisions of the merger agreement that permit the Company, in response to certain acquisition proposals, to furnish information to, and conduct discussions and negotiations with, third parties prior to the stockholder approval and, under certain conditions, to terminate the merger agreement to enter into a definitive agreement providing for the consummation of a superior proposal (subject to the payment to Parent by the Company of a termination fee of $7,468,287 in certain circumstances during the go-shop period and $9,957,716 thereafter and certain rights of Webster to match the superior proposal) and that the amount of the Company termination fee is comparable to termination fees in transactions of a similar size, is reasonable and would likely not deter competing bids;

○
the provisions allowing the Board to change its recommendation prior to obtaining stockholder approval of the merger in specified circumstances relating to a superior proposal, subject to Parent’s right to terminate the merger agreement and receive payment of the termination fee of $9,957,716, and that the Company termination fee would likely not be required to be paid unless the Company entered into a more favorable transaction;

○
the provisions requiring Parent to pay a reverse termination fee to the Company of $16,181,288 if the merger agreement is terminated in certain circumstances, payment of which is guaranteed by the Investors as described under “—Financing of the Merger—Limited Guarantee”;

○
the fact that the Investors have provided a limited guarantee, which supports Parent’s obligation to pay the reverse termination fee and certain costs, expenses, losses and damages to the extent payable, in favor of the Company as described below in the section of this proxy statement entitled “—Financing of the Merger”;

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the fact that the merger agreement provides the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the merger or the termination of the merger agreement, as more fully described in the section of this proxy statement entitled “The Merger Agreement— Covenants Relating to the Company’s Business Pending the Merger”;

○
the likelihood of obtaining required regulatory approvals, including, among other things, the commitment of Webster to use its reasonable best efforts to obtain the necessary regulatory approvals or expiration or termination of any applicable waiting period; and

○
the other terms and conditions of the merger agreement, the debt and equity commitment letters and the limited guarantee, which were reviewed by the Board with the Company’s financial advisor and outside legal counsel, and the fact that such terms were the product of arm’s-length negotiations between the parties.

•
Probability of Consummation of the Merger. The Board considered the probability that the merger would be consummated in a reasonable timeframe and in an orderly manner, which could reduce the period during which the Company’s business would be subject to the potential uncertainty of closing and related disruption. The Board based this consideration on, among other things, the fact that the covered shares under the voting and support agreements with the Wynnefield Stockholders and the Legion Stockholders represent more than 27.34% of the aggregate combined voting power of the Shares, the requirement that the parties use their respective reasonable best efforts to complete the transactions contemplated by the merger agreement, including to cause the prompt expiration or termination of any applicable period under the HSR Act, the absence of a financing contingency, and the $16,181,288 reverse termination fee payable by Parent to the Company if the merger agreement is terminated in certain circumstances, payment of which is guaranteed by the Investors as described under “—Financing of the Merger—Limited Guarantee.”

•
Stockholders’ Ability to Reject the Merger. The Board considered the fact that the merger would be subject to the approval of the Company’s stockholders, and the stockholders would be free to reject the merger by voting against the adoption of the merger agreement.

•
Appraisal Rights. The Board considered the availability of appraisal rights under the DGCL to holders of common stock or holders of Series A Preferred Stock that do not vote for approval of the merger agreement and who comply with all of the required procedures for perfecting appraisal rights under the DGCL, including the fact that such stockholders will have the right to demand appraisal and payment of the fair value of their shares as determined by the Delaware Court, as further described in the section of this proxy statement entitled “—Appraisal Rights.”

During the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors (which are not necessarily presented in order of relative importance):
•
Risks Associated with Failure to Consummate the Merger on a Timely Basis or at All. The Board considered the risks and costs to the Company if the merger does not close on the terms or timeline currently contemplated, or at all, due to a failure of certain conditions, including the required approval by regulatory authorities, including:

○	the trading price of common stock would likely be adversely affected;
○
the potential increased focus of public stockholders on the Company’s short-term financial results, which could hinder the pursuit of strategic actions that could lead to longer-term value and the continued execution of business transformation strategies necessary to achieve sustained growth;

○
the potential negative impact on the Company’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with the Company;

○	the potential disruption to the Company’s business and distraction of the Company’s team from day-to-day operations and from pursuing other opportunities that could be beneficial to the Company; and
○	reputational harm to the Company’s relationships with investors, customers, suppliers, business partners and other third parties due to any failure to successfully complete the merger.
•	Contingent Nature of CVR. The risk that the CVR performance milestones may not be achieved, and stockholders may not receive any value from the CVR milestone payments.
•
Restrictions on the Operation of Our Business. The Board considered the restrictions on the conduct of the Company’s business prior to the consummation of the merger. These may delay or prevent the Company from undertaking certain significant transactions and business opportunities, or any other action that it might otherwise take with respect to the operations and strategy of the Company, even if such actions would prove beneficial to the Company. In particular, the Board considered that, under the merger agreement, the Company is prohibited from undertaking a capital raising transaction to fund the redemption of the Series A Preferred Stock and the Company is prohibited from redeeming the Series A Preferred Stock in response to the redemption notices.

•
Ability to Respond to Alternative Proposals. The Board considered the fact that the merger agreement contains provisions that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding other acquisition proposals with third parties, subject to specified exceptions, and require the Company to negotiate with Parent (if Parent desires to propose revisions to the merger agreement and negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal. The Board further considered the possibility that the Company’s obligation to pay a termination fee of $7,468,287 in certain circumstances during the go shop period and $9,957,716 thereafter to Parent upon the termination of the merger agreement could discourage other potential acquirors from making an acquisition proposal for the Company.

•
No Stockholder Participation in Future Earnings or Growth. The fact that the nature of the transaction would mean that the Company would no longer exist as an independent public company and that the all-cash nature of the transaction means that the Company’s stockholders are receiving a fixed value for their shares and will not participate in any future earnings or growth (other than to the extent of any payment or payments under the CVR).

•
Regulatory Risk. The Board considered the risk that the parties may incur significant costs and material delays resulting from seeking regulatory approval necessary for consummation of the merger, as well as the risk that regulatory agencies may delay, object to, or challenge the merger, or that such approval may not be obtained.

•
Tax Treatment. The Board considered the fact that the exchange of common stock or Series A Preferred Stock for the applicable merger consideration pursuant to the merger would be a taxable transaction for U.S. federal income tax purposes, and a portion of the taxable value would be attributable to the CVRs, as more fully described in the section of this proxy statement entitled “—Material U.S. Federal Income Tax Consequences of the Merger.”

•
Effects of the Merger Announcement. The effects of the public announcement of the merger, including the: (1) effects on the Company’s employees, customers, operating results and stock price; (2) impact on the Company’s ability to attract and retain management, sales and marketing and other key personnel; and (3) potential for litigation in connection with the merger.

•
Risks Associated with Parent and Merger Sub. The Board considered the fact that Parent and Merger Sub are newly formed entities with no assets, and that the limited guarantee provided by the Investors guarantees Parent’s and Merger Sub’s obligations under the merger agreement only with respect to the payment of the reverse termination fee, certain monetary damages, and certain indemnification and reimbursement obligations.

•
Other Risks. The Board considered various other risks associated with the merger and the business of the Company, as more fully described above in the section of this proxy statement entitled “Caution Regarding Forward-Looking Statements.”

In addition, the Board considered the fact that the Company’s directors and executive officers may have financial interests in the merger that may be different from, or in addition to, those of the Company’s stockholders as described more fully below in the section of this proxy statement entitled “—Interests of Directors and Executive Officers in the Merger.” In considering the interests of certain of its directors and executive officers, the Board also considered the recommendation of the Transaction Committee, consisting only of independent and disinterested directors, that the merger agreement and the consummation of the transactions, including the merger, are advisable, and in the best interest of, the Company and its stockholders.
The foregoing discussion of the factors considered by the Board is not intended to be exhaustive but rather includes the material factors considered by the Board. In making its recommendation to the Board, the Transaction Committee considered the same material factors. The Board reached the conclusion to (i) determine that the entry into the merger agreement and the consummation of the transactions, including the merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorize and approve the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions, including the merger, and (iii) subject to the terms and conditions of the merger agreement, recommend that the Company’s stockholders adopt the merger agreement and approve the merger and the transactions, in light of the factors described above and other factors that the Board believed were appropriate, including the recommendation of the Transaction Committee.
In view of the wide variety of factors considered by the Board in evaluating the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to it, including discussions with, and questioning of, the Company’s management and its financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.
This explanation of the Board’s reasons for its recommendations and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Caution Regarding Forward-Looking Statements.”

CERTAIN UNAUDITED PROSPECTIVE FINANCIAL INFORMATION
Other than annual guidance and certain long-term financial targets, the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. In connection with its evaluation of the merger, the Board considered certain non-public unaudited prospective financial information included in the long-range plan (“LRP”) prepared by our management relating to the Company for fiscal and calendar years ending 2026 through 2030. A version of the LRP was prepared by management of the Company in December 2025 and the unaudited prospective financial information included that December 2025 LRP are referred to as the “December 2025 projections.” In June 2026, management of the Company updated the December 2025 LRP and the “December 2025 projections” based on the Company’s actual performance through the first quarter of 2026 and management’s best then currently available estimates and assumptions with respect to the future financial performance of the Company on a standalone basis. This updated LRP is referred to as the June 2026 LRP and the unaudited prospective financial information included the June 2026 LRP are referred to as the “June 2026 projections.” The December 2025 projections were provided to Webster and other potential acquirers of the Company and the June 2026 projections were provided to Webster as described under “—Background of the Merger” and a version of the June 2026 projections was provided to Craig-Hallum for its use and reliance in connection with its financial analyses and opinion (the “adjusted June 2026 projections”) summarized under “—Opinion of Craig-Hallum.” We refer to the December 2025 projections, the June 2026 projections and the adjusted June 2026 projections, collectively, as the “projections”.
The projections were not prepared with a view to public disclosure but are included in this proxy statement because such projections were made available to the Board and the Transaction Committee, Webster and Craig-Hallum, as applicable, and were used in the process leading to the execution of the merger agreement. The inclusion of this information should not be regarded as an indication that the Board, Craig-Hallum or any other recipient of this information considered, or now considers, the projections to be material information of the Company or necessarily predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. In addition, the projections are not necessarily predictive of the actual future results that the Company may achieve following the consummation of the merger in respect of the CVR performance milestones in 2028, 2029 and 2030. For purposes of negotiating and assessing the probability of achieving the CVR performance milestone relating to Consolidated EBITDA, the Board and management primarily focused on estimated Pro Forma Adjusted EBITDA, which is presented in the tables below, including Pro Forma Adjusted EBITDA. The CVR performance milestones, including Consolidated EBITDA, are calculated differently than certain of the financial measures included in the projections, Parent and its affiliates will have the power and right to control all aspects of the Company’s business and operations following the consummation of the merger, and the CVR agreement does not impose any obligation on Parent to actually achieve any milestone. Therefore, the projections should not be relied upon as financial guidance for future periods in relationship to the CVR performance milestones.
The summary of the projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the merger agreement proposal or other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision, including whether or not to seek appraisal rights with respect to shares of common stock or Series A Preferred Stock.
The projections should be evaluated, if at all, in conjunction with the limitations, assumptions and other factors disclosed in this proxy statement, and with the historical financial statements and other information regarding the Company contained in our public filings with the SEC, including the audited annual financial statements included in our Form 10-KT for the transition period ended December 31, 2025.
Limitations on the Projections
The projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (which we refer to as “GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projections.

Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the projections, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable GAAP financial measure. Accordingly, the Company has not provided a reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Pro Forma Adjusted EBITDA and Unlevered Free Cash Flow, the non-GAAP financial measures included in the projections, to the relevant GAAP financial measures.
Although a summary of the projections and certain of the underlying assumptions is presented with numerical specificity, this information is not fact and should not be relied upon as necessarily predictive of actual future results. The projections reflect numerous assumptions and estimates, many of which are highly uncertain or even speculative. The projections cover an extended period, and such information by its nature becomes less predictive with each successive year (both because of the inherent limitations on predicting the more distant future and because the effects of assumptions or estimates that are not appropriate may compound and become magnified).
The projections are forward-looking statements. Important factors that may affect actual results and cause the projections not to be achieved include general economic conditions, changes in customer ordering patterns and revenue expectations, changes in actual or projected cash flows, competitive pressures, and the other factors described under “Caution Regarding Forward–Looking Statements” and “Certain Underlying Assumptions” below. As a result, there can be no assurance that the projections will be realized, and actual results may be materially better or worse than those contained in the projections. Neither the Company nor any of its affiliates, directors, officers, advisers or other representatives has made or makes any representation to any of our stockholders regarding the ultimate performance of the Company compared to the information contained in the projections or that the projections will be achieved.
The projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the projections to reflect circumstances existing after the date when we prepared the projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the projections are shown to be not appropriate. We can give no assurance that, had the projections been prepared either as of the date of the merger agreement or as of the date of this proxy statement, similar estimates and assumptions would be used.
In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to rely on the projections included in this proxy statement.
Certain Underlying Assumptions
The projections reflect numerous assumptions and estimates, many of which are highly uncertain or even speculative. Some of the significant assumptions reflected in the December 2025 projections and the June 2026 projections include:
•
Information developed in the first two quarters of 2026, such as Alcon’s expected revised ordering profile shifting revenue from 2027 to 2028, changes in non-Alcon customer pricing and contract terms that resulted in an overall reduction in expected revenue from current non-Alcon customers across each year, and new development and tech-transfer wins, informed management’s estimates of total revenue for 2027 to 2030 and the proportion of that revenue estimated to be derived from Alcon as a customer and customers other than Alcon, which was one of the significant changes from the December 2025 projections to the June 2026 projections;

•
Specific to Alcon revenue, the June 2026 projections assume that Alcon continues its supply chain initiatives that resulted in elevated hyaluronic acid (HA) ordering in 2025 and that Alcon returns to normalized, contractually committed (lower) HA ordering patterns over time and that these initiatives are expected to drive higher aseptic revenue through 2028 and then expected to step down as these initiatives reach maturity, with HA revenue from Alcon projected to decline from approximately $45.1 million in 2025 to approximately $21.9 million in 2027 and approximately $16.1 million in 2030, partially offset by higher aseptic revenue, which is lower-margin;

•
Based upon customer-supplied forecasts, negotiated customer pricing and contract terms, customer product rationalization efforts and management estimates for periods beyond any contractually required forecast (which typically only cover 12 months), the June 2026 projections assume that revenue from current commercial non-Alcon customers declines from approximately $35.4 million estimated in 2026 to $33.9 million in 2028, with modest increases in 2029 and 2030;

•
The projections assume significant revenue growth in 2027 through 2030 from non-Alcon, non-current customer development programs reaching commercial supply. Management estimates of this revenue growth increased from the December 2025 projections to the June 2026 projections. The revenue growth reflected in the June 2026 projections was based on programs signed through June 2026, potential revenue opportunities identified by name and additional unnamed opportunities, information and estimates regarding timing, and an assumed win rate of new development programs that reflected management’s expectations regarding the continuing trend toward onshoring, which would create demand. For this forecasted development revenue, management applied various discounts based upon probability of becoming signed programs, probability of advancing to the next phase toward commercial development within the forecast period, probability of reaching commercial stage within the forecast period, and estimates of commercial revenue, including discounts based upon the concentration of the revenue forecast in a single non-Alcon, non-current customer development program, which management estimated could represent more than half of the commercial revenue anticipated from the Company’s late-stage pipeline by 2030;

•
The June 2026 projections reflect declines as compared to the December 2025 projections in revenue from current commercial customers (other than Alcon), with the June 2026 projections estimating that current commercial customers (other than Alcon) comprise approximately 30% and 21% of the non-Alcon customer revenue in 2028 and 2029, respectively, and the balance forecasted would be derived from development programs, both signed and not yet signed;

•
Management assumed that gross margins would increase substantially in 2028, benefited by higher forecasted revenue and utilization, and then would further increase in 2029 and 2030 as a result of further operating efficiencies and nearly full utilization of the Company’s fixed-cost filling capacity in 2030;

•
Management assumed that operating expenses would decrease in 2027 and that decrease would be substantially maintained through 2030, with the 2027 decrease the result of business transformation savings initiatives previously implemented in 2025 and 2026;

•
Management assumed that Adjusted EBITDA margin (as calculated consistent with the Company’s historic definition) would expand to exceed 25% by the end of 2028 and continue to expand to approximately 35% by 2030;

•
In the case of Pro Forma Adjusted EBITDA, management added to Adjusted EBITDA between $7.9 million and $10.3 million per forecasted year in the December 2025 projections and between $5.4 million and $7.0 million per forecasted year in the June 2026 projections various estimated costs and expenses, such as future public company costs and expenses associated with future supply chain business-transformation initiatives, in order to estimate potential opportunities for cost savings; and

•
Management assumed that the Company refinances the credit facility with Alcon that matures on May 22, 2029 (with Alcon or another lender, but on substantially similar terms), which results in a reversal of $38.9 million in debt derivative liability in 2029 impacting estimated net income for 2029 by a like amount, and that the Series A Preferred Stock remains outstanding, accruing dividends, through 2030 given that at the time the June 2026 projections were prepared, no redemption notices had been received from the holders of Series A Preferred Stock.

The Projections
The December 2025 projections and the June 2026 projections included the following estimates of the Company’s future financial performance for the calendar years 2026 to 2030 (all amounts in thousands):
December 2025 Projections

	2026E	2027E	2028E	2029E	2030E
Revenue(1)	$123,000	$142,860	$176,322	$231,828	$291,996
Alcon Revenue	$53,890	$58,825	$54,888	$53,128	$47,215
Non-Alcon Revenue	$69,110	$84,035	$121,434	$178,700	$244,781
Cost of Goods Sold	$82,258	$96,999	$119,524	$143,488	$174,996
Gross Profit	$40,742	$45,861	$56,798	$88,340	$117,000
Gross Margin	33.1%	32.1%	32.2%	38.1%	40.1%
Operating Income	$4,914	$11,983	$22,750	$54,655	$83,006
Net Income (Loss)	($30,416)	($28,125)	($23,584)	$59,147	$56,205
Adjusted EBITDA(2)	$24,000	$29,194	$40,049	$71,316	$99,645
Pro Forma Adjusted EBITDA(3)	$31,935	$39,126	$50,105	$81,499	$109,959

June 2026 Projections

	2026E	2027E	2028E	2029E	2030E
Revenue(1)	$123,007	$137,287	$177,371	$232,599	$291,634
Alcon Revenue	$62,933	$55,484	$64,625	$54,319	$46,058
Non-Alcon Revenue	$60,074	$81,802	$112,745	$178,279	$245,576
Cost of Goods Sold	$85,381	$96,089	$112,267	$141,135	$174,682
Gross Profit	$37,626	$41,198	$65,104	$91,464	$116,951
Gross Margin	30.6%	30.0%	36.7%	39.3%	40.1%
Operating Income	$5,264	$11,280	$34,998	$61,579	$86,755
Net Income (Loss)	$(31,792)	$(28,355)	$(11,255)	$67,635	$59,953
Adjusted EBITDA(2)	$24,067	$27,862	$51,662	$77,883	$103,081
Pro Forma Adjusted EBITDA(3)	$29,507	$34,492	$58,416	$84,764	$110,092

(1)	Revenue may not sum to the total of Alcon revenue and non-Alcon revenue due to rounding.
(2)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, change in fair value of debt derivative and stock-based compensation expense, as well as additional adjustments that the Company has historically made to Adjusted EBITDA as reported, such as an adjustment for franchise tax. Adjusted EBITDA does not include the estimated pro forma adjustments described in note (3).

(3)
Pro Forma Adjusted EBITDA is Adjusted EBITDA as defined in note (2) above plus management’s estimates of standalone public-company costs (approximately $4.8 million to $5.3 million per year in the December 2025 and June 2026 projections) and savings from business transformation initiatives planned but not yet implemented (approximately $3.1 million in 2026 and $5.0 million per year from 2026 in the December 2025 projections and approximately $0.6 million in 2026 and $1.7 million per year from 2027 in the June 2026 projections). These costs would not be incurred, and these savings would be realized, only following the merger (in the case of public company costs) or the implementation of such initiatives (in the case of business transformation initiatives).

Management made adjustments to the June 2026 projections and provided adjusted projections to Craig-Hallum for its use and reliance in connection with its financial analyses. The following summarizes the different or additional assumptions used in the projections provided to Craig-Hallum:
•
The Company’s implied equity value was calculated as the base consideration of $6.28 per share multiplied by 39.6 million shares outstanding using the treasury stock method and the implied enterprise value was calculated as the implied equity value less cash and cash equivalents, plus the Alcon term loan balance payable on a change in control (including a 15% prepayment amount), plus the aggregate Conversion Amount in respect of the Series A Preferred Stock treated as debt, and plus the amount of finance lease obligations, all estimated as of December 31, 2026;

•	Adjusted EBITDA was defined as earnings before interest, taxes, depreciation, amortization, change in fair value of debt derivative and stock-based compensation expense and, in order to provide better comparability to other companies to be used in Craig-Hallum’s analysis, did not include franchise taxes (approximately $0.2 million per year) and, in 2026, reorganization costs (approximately $1.2 million), which the Company has historically added back to Adjusted EBITDA as reported, and did not include any of the pro forma adjustments described in note (3) above;
•	Last twelve months (LTM) revenue of $124.2 million and LTM Adjusted EBITDA of $16.4 million, calculated as of June 30, 2026;
•
Management estimated approximately $108 million of total capital expenditures from 2027 to 2030, including approximately $68 million of site-expansion capital expenditures in 2028 to 2030 (with approximately $30 million of additional expansion spending expected in 2031) to expand capacity to align to forecasted revenue for 2030 and beyond, and approximately $10 million per year of maintenance and growth capital expenditures; and

•
Management assumed that U.S. and state tax laws in effect on the date the projections were prepared would remain in effect throughout the period and assumed the Company would experience a 25% blended corporate income tax rate, without the impact of any of the Company’s federal net operating loss carryforwards.

The adjusted June 2026 projections included the following estimates of the Company’s future financial performance for the calendar years 2026 to 2030 (all amounts in thousands):

	2026E	2027E	2028E	2029E	2030E
Revenue	$123,007	$137,287	$177,371	$232,599	$291,634
Cost of Goods Sold	$85,381	$96,089	$112,267	$141,135	$174,682
Gross Profit	$37,626	$41,198	$65,104	$91,464	$116,951
Gross Margin	30.6%	30.0%	36.7%	39.3%	40.1%
Operating Income	$5,264	$11,280	$34,998	$61,579	$86,755
Net Income (Loss)	$(31,792)	$(28,355)	$(11,255)	$67,635	$59,953
Adjusted EBITDA(1)	$22,665	$27,655	$51,448	$77,663	$102,854
Adjusted EBITDA Margin(2)	18%	20%	29%	33%	35%
Unlevered Free Cash Flow(3)	$9,800	$11,400	$9,000	$17,600	$10,100

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, change in fair value of debt derivative and stock-based compensation expense.
(2)	Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue.
(3)
Unlevered Free Cash Flow is defined as operating income, less taxes at an assumed blended rate of 25%, and adding depreciation, amortization and stock-based compensation expense, less capital expenditures and less changes in net working capital. Unlevered Free Cash Flow for 2026 reflects only the period from October 1, 2026 through December 31, 2026.

OPINION OF CRAIG-HALLUM
On September 27, 2026, Craig-Hallum rendered to the Board and Transaction Committee its oral opinion, subsequently confirmed in a written opinion dated September 27, 2026, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in Craig-Hallum’s written opinion, the common stock merger consideration was fair, from a financial point of view, to the holders of the Company’s common stock (other than Parent and its affiliates).
The full text of Craig-Hallum’s written opinion, dated September 27, 2026, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Craig-Hallum in preparing its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. The summary of the written opinion of Craig-Hallum set forth below is qualified in its entirety to the full text of Craig-Hallum’s written opinion attached as Appendix C to this proxy statement. Craig-Hallum’s opinion was provided for the information and assistance of the Board and Transaction Committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger and Craig-Hallum’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of the Company’s common stock (other than Parent and its affiliates) of the common stock merger consideration. Craig-Hallum’s opinion did not address any other term or aspect of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter.
The full text of Craig-Hallum’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Craig-Hallum in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Craig-Hallum performed the following, among other things:
(i)	reviewed a draft of the merger agreement, dated September 27, 2026 and the CVR agreement attached as an exhibit thereto;
(ii)	reviewed and analyzed certain financial and other data with respect to the Company which was publicly available;
(iii)
reviewed and analyzed certain information, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished by the Company and approved for use in Craig-Hallum’s analysis;

(iv)
conducted discussions with members of senior management and representatives of the Company concerning the matters described in (ii) and (iii) above, as well as its business and prospects before and after giving effect to the merger;

(v)	reviewed the current and historical reported prices and trading activity of the Company’s common stock;
(vi)	compared the financial performance of the Company with that of certain other publicly traded companies that we deemed relevant;
(vii)	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant; and
(viii)	performed a discounted cash flows analysis for the Company.
In addition, Craig-Hallum conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as it deemed necessary in arriving at its opinion.
In its review and analysis and in arriving at its opinion, Craig-Hallum assumed and relied on the accuracy and completeness of the financial, business, and other information provided to, or otherwise discussed with, Craig-Hallum or publicly available. Craig-Hallum was not engaged, and did not independently attempt, to verify any of such information. Craig-Hallum also relied upon information provided by the Company’s management as to the reasonableness and achievability of the financial projections (and the assumptions and bases therefor) provided to Craig-Hallum, and, with the Company’s consent, Craig-Hallum assumed that the projections were reasonably prepared and reflect the best currently available estimates and judgments of the Company’s management. Craig-Hallum was not engaged to assess the reasonableness or achievability of the projections or the assumptions on which they were based, and Craig-Hallum expressed no view as to such projections or assumptions. In addition, Craig-Hallum did not conduct a physical inspection or appraisal of the assets, properties or facilities owned by the Company, and Craig-Hallum was not furnished with any such evaluation or appraisal. Craig-Hallum also assumed that all governmental, regulatory, or other consents and approvals for the consummation of the merger would be obtained without any material adverse effect on the Company or the merger.
For a summary of the financial projections provided to Craig-Hallum for use in its analysis, please see the section above “ — Certain Unaudited Prospective Financial Information.”
Craig-Hallum was not asked to, and Craig-Hallum did not, offer any opinion as to the material terms of the merger agreement (other than the common stock merger consideration to be received by holders of common stock) or the form of the merger. In rendering its opinion, Craig-Hallum assumed, with the Company’s consent, that the final executed form of the merger agreement and the CVR agreement would not differ in any material respect from the drafts that Craig-Hallum examined, and that the conditions to the merger in the merger agreement will be satisfied and that the merger will be consummated on a timely basis in the manner contemplated by the merger agreement. In arriving at its opinion, with the Board and Transaction Committee’s consent, Craig-Hallum did not assign any value to the CVRs to be issued pursuant to the CVR agreement.

Craig-Hallum’s opinion was based on economic and market conditions and other circumstances existing on, and information made available to Craig-Hallum as of September 27, 2026, and does not address any matters subsequent to such date. Craig-Hallum’s opinion was limited to the fairness from a financial point of view, as of the date of the opinion, to the holders of the Company’s common stock (other than Parent and its affiliates) of the common stock merger consideration. Craig-Hallum was not asked to, and Craig-Hallum did not, offer any opinion as to the basic business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to the Company, Parent’s ability to fund the merger consideration or the amounts due under the CVR, any other terms contemplated by the merger agreement or the CVR agreement, or the fairness of the merger to any other class of securities, creditor or other constituency of the Company. Craig-Hallum did not give any opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the transactions under the merger agreement by securityholders (other than the holders of common stock), officers, directors or employees of the Company. Although subsequent developments may affect Craig-Hallum’s opinion, Craig-Hallum does not have any obligation to update, revise, or reaffirm its opinion. Craig-Hallum’s opinion was approved by a fairness opinion committee of Craig-Hallum in accordance with established procedures.
Summary of Financial Analyses
The following is a summary of the material financial analyses performed by Craig-Hallum in arriving at its opinion. Craig-Hallum’s opinion letter was only one of many factors considered by the Board and Transaction Committee in evaluating the merger. Neither Craig-Hallum’s opinion nor its financial analyses were determinative of the common stock merger consideration or of the views of the Board, Transaction Committee, or the Company’s management with respect to the common stock merger consideration or the merger. None of the analyses performed by Craig-Hallum were necessarily assigned a greater significance by Craig-Hallum than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Craig-Hallum. Some of the summaries in the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Craig-Hallum’s financial analyses. The summary text describing each financial analysis does not constitute a complete description of Craig-Hallum’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Craig-Hallum. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Craig-Hallum with respect to any of the analyses performed by it in connection with its opinion. Rather, Craig-Hallum made its determination as to the fairness, from a financial point of view, to holders of the Company’s common stock (other than Parent and its affiliates) of the common stock merger consideration to be paid under the merger agreement based on its analyses as a whole.
Premiums Paid Analysis
Craig-Hallum reviewed publicly available information for selected M&A transactions to determine the implied premiums paid in such M&A transactions over recent trading prices of the relevant target companies at certain dates immediately prior to announcement of the relevant transaction. Craig-Hallum selected M&A transactions announced since January 1, 2023, involving U.S. or Canada based public target companies with transaction values ranging between $100 million and $1 billion, where the consideration was at least 80% cash with the buyer acquiring over 50% of the target company. Based on these criteria, Craig-Hallum reviewed 146 M&A transactions and compared the implied premiums paid in those selected M&A transactions over certain time periods to the premium that would be paid to the holders of the Company’s common stock based on the common stock merger consideration.
For each transaction, Craig-Hallum calculated the premium per share paid by the acquiror by comparing the announced transaction value per share to the target company’s historical share price as of the following dates: (i) closing price on the last trading day prior to announcement of the transaction or first reference in the public news media about the transaction (the “1-Day Price”), (ii) closing price 7 calendar days prior to announcement of the transaction or first reference in the public news media about the transaction (the “1-Week Price”), and (iii) closing price 30 calendar days prior to announcement of the transaction or first reference in the public news media about the transaction (the “1-Month Price”).

This analysis indicated the following implied premiums:

	Minimum	25th Percentile	Median	75th Percentile	Maximum	Merger Consideration Premium
1-Day Price	0%	25.7%	44.4%	72.2%	268.6%	49.5%
1-Week Price	(20.2%)	28.4%	49.3%	77.2%	240.1%	40.8%
1-Month Price	(4.6%)	29.6%	52.2%	83.9%	811.2%	35.3%

This analysis indicated the following approximate implied equity prices per share range for the Company:

	Minimum	25th Percentile	Median	75th Percentile	Maximum	base consideration(1)
1-Day Price	$4.20	$5.28	$6.06	$7.23	$15.48	$6.28
1-Week Price	$3.56	$5.72	$6.66	$7.90	$15.17	$6.28
1-Month Price	$4.43	$6.01	$7.06	$8.53	$42.28	$6.28

(1)	base consideration refers to the $6.28 cash consideration to be paid for each share of common stock in the merger.
Analysis of Comparable Publicly Traded Companies
Craig-Hallum reviewed and compared certain publicly available financial data, ratios and trading multiples for five comparable publicly traded companies that Craig-Hallum determined, based on its professional judgment, to be reasonably comparable to the Company. The comparable publicly traded companies Craig-Hallum selected were Alpha Teknova, Inc., Codexis, Inc., PolyPeptide Group AG, Siegfried Holding AG, and Stevanato Group S.p.A. Although none of the five selected publicly traded companies is directly comparable to the Company, Craig-Hallum reviewed these companies because, among other things, Craig-Hallum determined that their businesses, financial information, service offerings, and operating profiles are reasonably comparable to those of the Company for purposes of this analysis. In selecting comparable public companies, Craig-Hallum focused on contract development and manufacturing companies and therapeutics manufacturing companies headquartered in the United States, Canada or Europe with industry classification of pharmaceuticals or life science tools and services and with market capitalizations between $100 million and $10 billion. Financial data of the selected companies was based on publicly available information such as public filings and third-party equity research reports. Craig-Hallum reviewed data, including stock price, market capitalization, enterprise value (“EV”), revenues and Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, change in fair value of debt derivative, and any stock-based compensation) for the last twelve months (“LTM”) and related multiples, and estimated calendar year 2027 revenues and Adjusted EBITDA and related multiples, for each of the selected publicly traded companies. The source of the information for the selected companies was their respective closing prices on September 25, 2026, and the analyses were based on the most recent publicly available information and information collected from S&P Capital IQ.
The following tables reflect the results of this analysis of the selected public companies:

	Minimum	25th Percentile	Median	75th Percentile	Maximum
EV / LTM Revenue	1.4x	3.0x	3.5x	4.8x	12.3x
EV / 2027E Revenue	1.2x	2.7x	2.8x	4.3x	10.2x
EV / LTM Adjusted EBITDA	12.6x	16.1x	19.6x	19.9x	20.3x
EV / 2027E Adjusted EBITDA	10.9x	11.9x	13.0x	14.0x	15.1x

For the purposes of this analysis, the Company’s LTM revenue and LTM Adjusted EBITDA were $124.2 million and $16.4 million, respectively. The Company’s 2027 estimated revenue and 2027 estimated Adjusted EBITDA were $137.3 million and $27.7 million, respectively. This analysis of the selected public companies indicated the following approximate implied equity prices per share range for the Company:

	Minimum(1)	25th Percentile	Median	75th Percentile	Maximum	Base Consideration
EV / LTM Revenue	($2.09)	$3.04	$4.44	$8.65	$32.06	$6.28
EV / 2027E Revenue	($2.18)	$2.79	$3.20	$8.32	$29.02	$6.28
EV / LTM Adjusted EBITDA	($1.22)	$0.22	$1.65	$1.79	$1.94	$6.28
EV / 2027E Adjusted EBITDA	$1.17	$1.89	$2.62	$3.35	$4.09	$6.28

(1)
When enterprise values at certain minimum multiples were reduced for the Company’s net debt to calculate equity value to derive implied equity prices per share, certain of the resulting equity values and implied equity prices per share were negative as shown.

No company used in the comparable company analysis is identical to the Company. In evaluating selected publicly traded companies, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the Company’s control, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the Company’s financial conditions and prospects or those of the Company or the industry or the financial markets in general.
Analysis of Comparable M&A Transactions
Craig-Hallum performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms for selected transactions. Craig-Hallum reviewed and compared certain publicly available transaction valuation metrics that Craig-Hallum determined, based on its professional judgment, were reasonably comparable to the proposed merger. Craig-Hallum reviewed and selected precedent transactions that, in the exercise of its professional judgment, were deemed to have similar characteristics to the Company’s business and financial profile that had closed or were announced but had yet to close, since January 1, 2023 with total transaction values less than $5 billion with the buyer acquiring at least 80% of the target company with target company LTM revenue greater than $0. The following tables reflect the results of these analyses with respect to comparable transactions:

Target	Acquiror	Date Transaction Announced
PolyPeptide Group AG	Samsung Biologics Co., Ltd.	July 19, 2026
Avid Bioservices, Inc.	GHO Capital Partners, Ampersand Management	November 6, 2024
BIOVECTRA Inc.	Agilent Diagnostics & Genomics Group	July 22, 2024
Societal CDMO, Inc.	CoreRx, Inc.	February 28, 2024
Simtra US LLC	Advent International, L.P.; Warburg Pincus LLC	May 8, 2023

This analysis indicated the following implied multiples for the selected companies’ LTM and next twelve months (“NTM”) periods:

	Minimum	25th Percentile	Median	75th Percentile	Maximum
EV / LTM Revenue	1.8x	3.6x	6.6x	6.9x	8.2x
EV / NTM Revenue	1.8x	2.5x	3.2x	4.6x	6.0x
EV / LTM Adjusted EBITDA	20.4x	21.1x	21.8x	22.5x	23.3x
EV / NTM Adjusted EBITDA	11.6x	14.3x	17.1x	34.9x	52.7x

For the purposes of this analysis, the Company’s NTM revenue and NTM Adjusted EBITDA were assumed to be the same as the 2027 estimated revenue and 2027 estimated Adjusted EBITDA. The analysis of the implied multiples for the selected companies indicated the following approximate implied equity prices per share range for the Company:

	Minimum(1)	25th Percentile	Median	75th Percentile	Maximum	Base Consideration
EV / LTM Revenue	($0.94)	$4.77	$14.25	$15.16	$19.22	$6.28
EV / NTM Revenue	($0.29)	$2.25	$4.80	$9.65	$14.51	$6.28
EV / LTM Adjusted EBITDA	$2.00	$2.29	$2.58	$2.88	$3.17	$6.28
EV / NTM Adjusted EBITDA	$1.66	$3.57	$5.49	$17.92	$30.36	$6.28

(1)
When enterprise values at certain minimum multiples were reduced for the Company’s net debt to calculate equity value to derive implied equity prices per share, certain of the resulting equity values and implied equity prices per share were negative as shown.

No transaction used in the analysis of comparable transactions is identical to the Company or the merger. In evaluating the precedent transactions, Craig-Hallum made professional judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the Company’s control. These include, among other things, the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.
Discounted Cash Flow Analysis
Craig-Hallum performed a discounted cash flow analysis of the Company, using the Company’s projections, which was performed to estimate the implied present value of the Company’s common stock. Craig-Hallum calculated a range of implied equity values of the Company based on forecasts of future unlevered free cash flows through calendar year 2030 based on inputs provided by the management of the Company and terminal values for the Company. Craig-Hallum first calculated unlevered free cash flows (calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, plus stock-based compensation, less the amount of any increase or plus the amount of any decrease in net working capital, less capital expenditures) of the Company through calendar year 2023, which was then approved by the Company’s management. For the purposes of this analysis, the Company’s fully diluted share count was assumed to be 39.6 million. See the section above “ — Certain Unaudited Prospective Financial Information” for additional inputs used in this analysis.
Craig-Hallum then calculated terminal values for the Company using the terminal value method based on revenue and Adjusted EBITDA multiples. The terminal value based on revenue multiples was calculated by applying a range of terminal LTM revenue multiples of 2.5x to 3.5x (selected based on Craig-Hallum’s professional judgment after consideration of the precedent M&A transactions multiples and comparable public company multiples) to the Company’s management’s revenue forecast for calendar year 2030, and the terminal value based on Adjusted EBITDA multiples was calculated by applying a range of terminal LTM Adjusted EBITDA multiples of 9.0x to 17.0x (selected based on Craig-Hallum’s professional judgment after consideration of the comparable public company multiples) to the Company’s management’s Adjusted EBITDA forecast for calendar year 2030. These unlevered free cash flows and terminal values were then discounted to their respective present values as of October 1, 2026, using a range of discount rates of 12.5% to 16.5% (selected based on Craig-Hallum’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using the Company’s data) to calculate a range of implied enterprise values for the Company. Craig-Hallum then derived a range of implied equity values for the Company and per share values for the Company common stock. From this analysis, Craig-Hallum derived an approximate implied equity price per share range for the Company produced from the discounted cash flow analysis and compared this range to the merger consideration to be paid under the merger agreement.
This analysis indicated the following approximate implied equity prices per share range for the Company:

	Minimum	25th Percentile	Median	75th Percentile	Maximum	Base Consideration
Terminal Revenue Method	$4.24	$5.62	$7.09	$8.65	$10.33	$6.28
Terminal Adjusted EBITDA Method	$6.83	$10.13	$13.65	$17.43	$21.47	$6.28

Although discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including commodity prices and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is a less effective method of evaluating transactions than when other analyses are used for such purposes.
Miscellaneous
The summary set forth above does not contain a complete description of the analyses performed by Craig-Hallum but does summarize the material analyses performed by Craig-Hallum in rendering its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Craig-Hallum did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Craig-Hallum made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Craig-Hallum based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Craig-Hallum based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Craig-Hallum are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Craig-Hallum’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.
The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Craig-Hallum’s view of the actual value of the target or the combined company.
Craig-Hallum’s analyses were prepared solely as part of Craig-Hallum’s analysis of the fairness, from a financial point of view, as of September 27, 2026, to the holders of Company common stock (other than Parent and its affiliates) of the common stock merger consideration. The opinion of Craig-Hallum was only one of the factors taken into consideration by the Board and Transaction Committee in making its determination to approve the merger agreement and the merger.
Pursuant to the terms of the engagement letter, dated March 9, 2026, the Company has agreed to pay Craig-Hallum an aggregate fee of approximately $500,000, which such fee became due and payable as to $200,000 upon execution of the engagement letter and $300,000 upon delivery of the opinion (the “Opinion Fee”). The Opinion Fee was not contingent upon the consummation of the merger or the conclusions reached in Craig-Hallum’s opinion. Additionally, the Company has agreed to indemnify Craig-Hallum against certain liabilities and reimburse Craig-Hallum for certain expenses in connection with its services. Furthermore, Craig-Hallum was not requested to, and did not, (i) participate in negotiations with respect to the merger agreement, (ii) solicit any expressions of interest from any other parties with respect to any alternative transaction or (iii) advise the Transaction Committee or the Board or any other party with respect to alternatives to the merger. In the ordinary course of its business, Craig-Hallum and its affiliates may actively trade securities of the Company for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Craig-Hallum has not received fees or other compensation from the Company or Parent in the past two years prior to the issuance of its opinion. Craig-Hallum and its affiliates may from time to time perform various investment banking and financial advisory services for the Company or Parent and for other clients and customers that may have conflicting interests with Company or Parent, for which Craig-Hallum would expect to receive compensation.
Consistent with applicable legal and regulatory requirements, Craig-Hallum has adopted policies and procedures to establish and maintain the independence of Craig-Hallum’s research department and personnel. As a result, Craig-Hallum’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the merger and other participants in the merger that differ from the opinions of Craig-Hallum’s investment banking personnel.

Other Information
The Transaction Committee and the Board selected Craig-Hallum because it is an investment banking firm that has substantial experience in financial analyses of transactions similar to the merger. Craig-Hallum has not performed financial advisory or investment banking services for the Company in the past. Craig-Hallum acted as a financial advisor to the Transaction Committee and was engaged by the Board and the Transaction Committee pursuant to a letter agreement to render an opinion, from a financial point of view, of the fairness of the consideration to be received by our common stockholders pursuant to the merger. Pursuant to that letter agreement, we paid Craig-Hallum a fee of $200,000 upon signing the engagement letter for the fairness opinion analysis and a fee of $300,000 upon delivery of its opinion. The fees were not conditioned upon the conclusions reached in the opinion and were not conditioned upon the completion of the merger. The Company has agreed to pay Craig-Hallum an advisory fee of $100,000 upon the closing of the merger. In addition, we have agreed to reimburse Craig-Hallum for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Craig-Hallum and related persons against various liabilities, including certain liabilities under the federal securities laws.
As described above, Craig-Hallum’s opinion to the Board and the Transaction Committee was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. For a summary of the reasons for the Board’s recommendation in favor of the merger, see “The Merger—Recommendation of Our Board; Reasons for the Merger” on page 50.
CERTAIN EFFECTS OF THE MERGER
If the Company stockholder approval is obtained, the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived and the merger is consummated, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement and in accordance with the DGCL. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.
At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be canceled and converted into the right to receive the common stock merger consideration, consisting of the base consideration of $6.28 per share in cash, without interest, plus one (1) CVR per share.
At the effective time, each share of Series A Preferred Stock issued and outstanding immediately prior to the effective time, excluding any excluded shares, will be canceled and cease to exist and be converted into the right to receive the Series A merger consideration, consisting of an amount in cash per share of Series A Preferred Stock equal to the “Conversion Amount” as defined in the Certificate of Designations plus one (1) CVR per share of common stock into which the Series A Preferred Stock is convertible as of immediately prior to the effective time under the Certificate of Designations. As of September 27, 2026, the Conversion Amount is $1,000 per share of Series A Preferred Stock plus $18.125 per share of Series A Preferred Stock in accrued and unpaid dividends in arrears. As of September 27, 2026, the Conversion Amount represents an amount equal to $6.53 per share of common stock into which the Series A Preferred Stock would have been convertible as of such date.
Each CVR represents the right to receive the milestone payment amounts, if any, when and if payable, subject to the terms and conditions set forth in the CVR agreement to be entered into at or prior to the effective time, among Parent, the Company and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”).
Company stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights.” Following the merger, all of the common stock and all of the Series A Preferred Stock will be beneficially owned by Parent, and none of the current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent.
For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of Directors and Executive Officers in the Merger” and the section of this proxy statement entitled “The Merger Agreement—Merger Consideration—Company Equity Awards.”
The Company’s common stock is currently registered under the Exchange Act and is listed on the Nasdaq Global Select Market under the trading symbol “LFCR.” The Company has agreed to cooperate with Parent and to use its reasonable best efforts to cause the common stock to be delisted from Nasdaq and deregistered under the Exchange Act as promptly as practicable following the effective time, and, accordingly, following the consummation of the merger, the common stock will no longer be traded on Nasdaq or any other public market. In addition, the registration of common stock under the Exchange Act is expected to be terminated, and, upon such termination the Company will no longer be required to file periodic and other reports with the SEC with respect to the common stock.
EFFECTS ON THE COMPANY IF THE MERGER IS NOT CONSUMMATED
In the event that approval of the Company’s stockholders is not obtained or if the merger is not consummated for any other reason, stockholders will not receive any payment for their shares of common stock or shares of Series A Preferred Stock in connection with the merger. Instead, the Company will remain an independent public company, the common stock will continue to be listed and traded on Nasdaq (for so long as it continues to meet eligibility listing standards), the common stock will continue to be registered under the Exchange Act, and the Company stockholders will continue to own their shares of common stock or shares of Series A Preferred Stock, as the case may be, and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of their shares. The Company also would continue to be subject to the risks associated with continued independence as a public company, including the risk factors described in the Company’s Annual Report on Form 10KT for the transition period ended December 31, 2025 filed with the SEC on March 16, 2026.
If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of the common stock or the Series A Preferred Stock, including the risk that the market price of common stock may decline to the extent that the current market price of the common stock reflects a market assumption that the merger will be consummated. If the merger is not consummated, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement.”
Under certain circumstances, if the merger is not consummated and the merger agreement is terminated, the Company may be obligated to pay to Parent a termination fee of $9,957,716 (or $7,468,287 if the merger agreement is terminated in certain circumstances during the go-shop period) and, under certain other specified circumstances, Parent will be required to pay the Company a reverse termination fee of $16,181,288. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”
FINANCING OF THE MERGER
We presently anticipate that the total funds needed at closing to complete the merger and the related transactions will be approximately $550 million, which will be funded by Parent through the financing.
The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. Parent and Merger Sub have represented to the Company that, assuming the financing is funded in accordance with the financing commitment letters and assuming the satisfaction of certain conditions contained in the merger agreement, the net proceeds of the financing will be, in the aggregate, sufficient funds to pay the required amount. The required amount includes all amounts payable at the closing in respect of Company equity awards, outstanding indebtedness of the Company and fees, costs and expenses of the Company.
Equity Financing
The Investors have committed to purchase, or cause the purchase of, directly or indirectly, equity and/or debt securities of Parent and/or one or more of its subsidiaries or affiliates, for an aggregate cash purchase price of $400 million, for the purpose of allowing Parent to fund a portion of the required amount, subject to the terms and conditions set forth in the equity commitment letter. We refer to the financing described in the equity commitment letter as the “equity financing.” In the merger agreement, the Investors also are referred to as the “equity financing parties.”
Under the equity commitment letter, each Investor has made a commitment for a specified aggregate maximum amount set forth opposite such Investor’s name. The obligations of each Investor under the equity commitment letter are solely the several obligations of such Investor and are not joint or joint and several with the obligations of any other Investor. No Investor is obligated to contribute to Parent (and/or any such other issuer of such securities, as applicable) more than such Investor’s commitment and the aggregate maximum liability of such Investor under the equity commitment letter to Parent (or any person) will at no time exceed such Investor’s stated commitment. No Investor is responsible for any other Investor’s failure to fund or perform its commitment or any other obligation under the equity commitment letter.
The several obligations of the Investors to fund under their respective stated commitments under the equity commitment letter are subject to a number of conditions, including, (a) satisfaction in full, or express written waiver (if legally permissible) by Parent, of all of the conditions to Parent’s obligations to consummate the transactions contemplated by the merger agreement as set forth in the relevant sections of the merger agreement (other than those conditions which by their terms are to be satisfied at the closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (b) prior or substantially simultaneous funding of the debt financing (or, if alternative financing is being used, such alternative financing) in accordance with the terms of the debt commitment letter, and (c) concurrent consummation of the closing in accordance with the terms of the merger agreement.
The obligation of each Investor, including such Investor’s obligation to fund its respective commitment, will terminate automatically and immediately, without any further action by any Party and without any further liability or obligation on the part of such Investor, upon the earliest to occur of (a) such Investor funding its commitment in accordance with the terms of the equity commitment letter; (b) the valid termination of the merger agreement pursuant to the terms thereof; (c) the consummation of the closing under the merger agreement; and (d) the commencement by the Company or any Company Related Party (as defined in the limited guarantee), directly or indirectly, of a lawsuit or other proceeding asserting any claim (whether in tort, contract or otherwise) under or in respect of the equity commitment letter or the transactions contemplated hereby or thereby against any Investor or any affiliate of the Investor, other than a Retained Claim (as defined in the limited guarantee).
The Company is an express third-party beneficiary of the equity commitment letter with respect to (i) enforcing the terms of the equity commitment letter against the Investors and Parent with respect to their respective obligations thereunder in accordance with the terms of the equity commitment letter, subject to the limitations and conditions set forth therein and the terms and conditions of the merger agreement and (ii) the Company’s express consent right with respect to an amendment of the equity commitment letter.
Debt Financing
In connection with the merger agreement, Parent entered into the debt commitment letter with three lenders (the “Lenders”), one of which is Alcon, to provide debt financing in connection with the merger (such financing, the “debt financing,” and the facilities provided thereunder, collectively, the “credit facilities”). Pursuant to the debt commitment letter, two third party lenders have committed to provide Parent with an aggregate of $115 million in a senior secured first lien term loan facility referred to as the “closing date term facility” and an aggregate of $30 million in a senior secured first lien revolving credit facility, and Alcon has committed to provide Parent with $35 million in a senior secured first lien term loan facility, in each case, on the terms set forth in the debt commitment letter.
The debt commitment letter provides that the proceeds of the equity financing and the credit facilities funded on the closing date will be applied (i) to pay the consideration in connection with the merger, (ii) to pay the fees and expenses incurred in connection with the merger, the equity financing, the credit facilities and the refinancing of the Company’s existing credit facilities with Alcon and BMO Harris Bank, (iii) to pay for the refinancing of the Company’s existing credit facilities, and (iv) for working capital and other general corporate purposes.
The obligations of the Lenders to provide the credit facilities under the debt commitment letter are subject to a number of customary conditions, including, but not limited to:
•
the merger shall have been consummated, or substantially concurrently with the initial borrowing under the closing date term facility, shall be consummated, in all material respects in accordance with the terms of the merger agreement, after giving effect to any modifications, amendments, consents or waivers not prohibited by the debt commitment letter;

•
subject to certain limitations and exceptions, the accuracy as of the closing of the merger of certain specified representations and warranties in the merger agreement and certain specified representations and warranties in the loan documents;

•
the equity financing has occurred, or substantially simultaneously with the initial borrowing under the closing date term facility, will occur, in an amount specified by, and in accordance with, the debt commitment letter;

•	the refinancing of the Company’s existing credit facilities has occurred, or substantially simultaneously with the initial borrowing under the closing date term facility, will occur;
•	since September 27, 2026, a “Material Adverse Effect” (as defined in the merger agreement) has not occurred and is continuing as of the effective time;
•
to the extent required under the credit facilities, the delivery of all documents and instruments necessary to establish that the collateral agent will have a perfected security interest in the collateral;

•
subject to certain exceptions, the execution and delivery by the Company as the surviving corporation and borrower, and the applicable guarantors, of the documentation relating to the credit facilities; and

•	payment of required fees and out-of-pocket expenses in accordance with the debt commitment letter and related fee letter.
Limited Guarantee
Pursuant to the limited guarantee, the Investors (referred to as Guarantors in the limited guarantee) guaranteed to the Company the due and prompt payment by Parent, but only up to such Guarantor’s specified percentage, of the “guaranteed obligations.” The guaranteed obligations consist of:
•
Parent’s obligation to pay to the Company the reverse termination fee and any Company enforcement expenses if and when required to be paid by Parent pursuant to the merger agreement (the “termination fee obligation”);

•
following the valid termination of the merger agreement, Parent’s obligation to reimburse the Company for specified expenses under the merger agreement in connection with the cooperation by the Company, its subsidiaries and their representatives in arranging the debt financing; and

•
following the valid termination of the merger agreement in circumstances where the reverse termination fee is not owed for any willful breach or actual fraud by Parent or Merger Sub under the merger agreement arising prior to the termination thereof, Parent’s obligation to pay to the Company, if and when required to be paid by Parent pursuant to a judgment by a court of competent jurisdiction monetary damages for any such willful breach or actual and intentional fraud (the “damages award obligation”).

Subject to specified exceptions, the limited guarantee will terminate automatically if:
•	the closing is consummated;
•	with respect to any guaranteed obligation, upon the payment in full of such guaranteed obligations;
•	in the case of the termination fee obligation, upon termination of the merger agreement in accordance with its terms, subject to exceptions for certain pending legal proceedings; and
•	in the case of the damages award obligation, upon termination of the merger agreement in accordance with its terms, subject to exceptions for certain pending legal proceedings.
In addition, the limited guarantee will terminate if any claim is made, or any legal proceeding is commenced or any theory of liability is asserted, by the Company or any Company Related Party (as defined in the limited guarantee) against the Guarantors or any Non-Recourse Person (as defined in the limited guarantee), asserting that:
•	the Guarantors are liable for any amounts in excess of the parent liability limitation (as defined below) (in respect of the termination fee obligation or the damages award obligation);
•	such Guarantor is liable for any amounts in excess of its percentage of the parent liability limitation (in respect of the termination fee obligation or the damages award obligation);
•	the provisions of the limited guarantee limiting any Guarantor’s liability or any other provisions of the limited guarantee are illegal, invalid or unenforceable in whole or in part; or

•
the provisions of the equity commitment letter limiting any Guarantor’s (or any other person’s) liability or any other provisions of the equity commitment letter are illegal, invalid or unenforceable in whole or in part.

ACCOUNTING TREATMENT
The merger is expected to be accounted for as a “business combination” for financial accounting purposes.
APPRAISAL RIGHTS
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their Shares under Section 262 and, if all procedures described in Section 262 are strictly complied with, such persons may be entitled to have their shares appraised by the Delaware Court and receive, in lieu of the payment for their Shares in connection with the merger, payment in cash for the “fair value” of their Shares exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest (if any). The “fair value” of your Shares as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement in respect of the common stock or Series A Preferred Stock, as the case may be. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement.
They will receive an amount determined to be the “fair value” of their Shares following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their Shares determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website, which is incorporated herein by reference:
https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. As used in this section entitled “Appraisal Rights,” the word “stockholder” means a holder of record of Shares, the words “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person and the word “person” means any individual, corporation, partnership, unincorporated association or other entity. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.
Who May Exercise Appraisal Rights
Under Section 262, a holder of record or a beneficial owner of Shares who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights (but failure to vote against the merger, alone, will not constitute a waiver of appraisal rights), (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its Shares exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. Voting in person or by proxy, against, abstaining from voting on or failing to vote on the adoption and approval of the merger will not constitute a written demand for appraisal as required by Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders (who were stockholders on the applicable record date) be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. Such notice must include notice that appraisal rights are available and either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
How to Exercise Your Appraisal Rights
If you elect to demand appraisal of your Shares, you must satisfy all of the following conditions:
•
you must deliver to the Company a written demand for appraisal of your Shares before the taking of the vote on the merger, which demand must reasonably inform us of the identity of the holder of record of Shares who intends to demand appraisal of his, her or its Shares and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the Chancery List;

•	you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement;
•	you must hold your Shares continuously through the effective time;
•
you or the surviving corporation must file a petition in the Delaware Court requesting a determination of the fair value of such shares within 120 days after the completion of the merger (as the surviving corporation is under no obligation to file any such petition in the Delaware Court and has no intention of doing so, it is the obligation of Company stockholders to initiate all necessary action to perfect their appraisal rights in respect of Shares within the time prescribed in Section 262); and

•	you must comply with the other applicable requirements of Section 262.
Voting in person or by proxy, against, abstaining from voting on or failing to vote on the adoption and approval of the merger will not constitute a written demand for appraisal as required by Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.
A Company stockholder or beneficial owner who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:
Lifecore Biomedical, Inc.
3515 Lyman Blvd
Chaska, MN 55318-3051
Attention: Corporate Secretary
A record holder who holds Shares as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. If you hold your Shares through a bank, broker or other nominee and you wish such holder, as the holder of record of your Shares, to exercise appraisal rights on your behalf, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.
The Company’s Actions After the Completion of the Merger
Within 10 days after the effective time, the surviving corporation must give written notice that the merger has become effective to (1) each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement and (2) any beneficial owner who has demanded appraisal under Section 262. At any time within 60 days after the effective time or thereafter with the written approval of the surviving corporation, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that person’s Shares by delivering to the surviving corporation a written withdrawal of the demand for appraisal.
Within 120 days after the effective time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner of Shares, demanding a determination of the fair value of the Shares held by all persons that have demanded appraisal. There is no present intent on the part of the Company or the surviving corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that the Company and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of Shares. Accordingly, persons who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within 120 days after the effective time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
In addition, within 120 days after the effective time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of Shares not voted in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand for appraisal, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement must be given within 10 days after the written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their Shares and with whom the surviving corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such persons set forth on the Chancery List.
If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their Shares and who hold shares represented by certificates to submit their certificates of Shares to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. If immediately before the merger, the shares of the class or series of stock of the corporation were listed on a national securities exchange, the Delaware Court will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of Shares taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Delaware Court, and (2) interest theretofore accrued, unless paid by the surviving corporation as part of the pre-judgment payment to the person.
When the fair value of the Shares is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, the surviving corporation does not anticipate offering more than the merger consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant Shares is less than the merger consideration.
In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.
In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy. The fair value of their shares as determined under Section 262 could be greater than, the same as, or less than the value of the payment for their Shares in connection with the merger. Parent does not anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock or share of Series A Preferred Stock is less than the applicable merger consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262.
The cost of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all Shares entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.
From and after the effective time, no person who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose any Shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Company stockholders at a date prior to the effective time.
No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time or thereafter with the written approval of the surviving corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the Board to vote in favor of the adoption of the merger agreement, Company stockholders should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Company stockholders. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in making its recommendation that Company stockholders vote to approve the merger agreement proposal and the advisory compensation proposal. Such interests are described below.
Merger Proceeds in Respect of Lifecore Equity Awards
Under the merger agreement, our outstanding equity awards, including those held by our directors and executive officers, will be treated as described in “The Merger Agreement—Merger Consideration—Company Equity Awards” on page 88.
Below is a summary of the equity awards held by our directors and executive officers. For an estimate of the amounts that would be payable to each of our named executive officers in respect of their outstanding equity awards, see the Golden Parachute Compensation table in the section below entitled “—Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger.”
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Stock options. As of the date of the merger agreement and as of the record date, none of Messrs. Josephs, Lake or any director of the Company holds stock options. On April 14, 2025, Mr. Salus was granted a stock option for 210,000 shares with an exercise price of $6.17 per share that vests and becomes exercisable as to 1/3 of the shares on the first anniversary of April 14, 2025, and as to 1/36th of the shares on each monthly anniversary thereafter.

•	Restricted stock units (RSUs). See the Golden Parachute Compensation table below for the RSU awards held by our named executive officers.
As of the date of the merger agreement and as of the record date, each of our non-employee directors held an RSU award for 25,907 shares that was granted in connection with the 2026 annual meeting of stockholders. Based on the same assumptions used for the Golden Parachute Compensation table, the estimated value of each unvested RSU award that will become vested at the effective time is $250,521, or $2,004,166 in aggregate estimated value of the unvested RSU awards held by all non-employee directors as a group.

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Performance stock units (PSUs). Only our executive officers hold PSUs. As provided in the PSU award agreements with each of Messrs. Josephs, Lake and Salus and in accordance with the provisions of the merger agreement, the PSUs will vest based on a performance vesting percentage that assumes that the performance price is equal to the $6.28 per share base consideration. The $6.28 per share base consideration would not result in any additional portion of the PSUs being vested for Messrs. Josephs, Lake or Salus as the next performance price for vesting would be interpolated between $7.50 and $10.00 per share.

As a result of the provisions of the merger agreement relating to PSUs, each executive officer will receive the common stock merger consideration in respect of an additional number of shares as is 10% of the number of PSUs underlying such PSU award at grant. For Messrs. Josephs, Lake and Salus, the additional number of shares is 150,000 shares, 75,000 shares, and 37,000 shares, respectively.
No restricted stock units, stock options or other equity awards have been granted to our directors or executive officers after the date of the merger agreement and prior to the date of this proxy statement, and we do not expect to grant any restricted stock units, stock options or other equity awards to the directors or executive officers after the date of this proxy statement and prior to the effective time of the merger.
For more information on equity holdings of our directors and named executive officers, see “Security Ownership of Certain Beneficial Owners and Management” on page 120.
Insurance and Indemnification of Directors and Executive Officers
Pursuant to the terms of the merger agreement, the Company’s directors and executive officers will be entitled to continued indemnification and insurance coverage under the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with each of its directors and executive officers. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance” on page 107.
Voting and Support Agreements
Concurrently with the execution of the merger agreement, the Company and Parent entered into the voting and support agreements with the Wynnefield Stockholders and the Legion Stockholders. Subject to the terms and conditions of the voting and support agreements, the Wynnefield Stockholders and the Legion Stockholders agreed to vote all of their Shares in favor of the merger agreement and the transactions contemplated thereby at the special meeting. The Wynnefield Stockholders include and are affiliated with the Company’s director Nelson Obus. The Legion Stockholders include and are affiliated with the Company’s director Christopher S. Kiper.
As of September 27, 2026, the Wynnefield Stockholders beneficially owned an aggregate of 4,841,909 shares of common stock and 4,209.28 shares of Series A Preferred Stock and the Legion Stockholders beneficially owned an aggregate of 4,481,329 shares of common stock and 16,189.54 shares of Series A Preferred Stock, representing approximately 27.30% of the aggregate combined voting power of the then-outstanding shares of common stock and shares of Series A Preferred Stock. As of the record date, the shares covered by the voting and support agreements represent approximately 27.34% of the aggregate combined voting power of the then-outstanding shares of common stock and shares of Series A Preferred Stock.
Fiscal Year 2026 Annual Bonus
In January 2026, the Company adopted the Lifecore Biomedical, Inc. Incentive Bonus Plan that governs annual cash bonus awards. In February 2026, the Compensation Committee approved the annual cash bonus awards for fiscal year (calendar year) 2026, referred to in the merger agreement as the “FY2026 Bonus.” The Company’s executive officers and certain other employees participate in the FY2026 Bonus.
Under the FY2026 Bonus, the Company’s executive officers may earn a cash bonus at the 100% level of achievement as a percentage of his annual base salary as follows: Mr. Josephs, 100%; Mr. Lake, 60%; and Mr. Salus, 50%. In accordance with his employment agreement effective April 14, 2025, 41.67% (or 5/12) of any bonus actually earned by Mr. Salus under the FY2026 Bonus will be subject to a 125% increase in the actual payout.
The FY2026 Bonus performance goals are (i) financial metrics consisting of Adjusted EBITDA and development revenue, weighted 80% for the executive officers, (ii) corporate goals and objectives, weighted 10% for executive officers, and (iii) personal goals and objectives, weighted 10% for the executive officers.

If the closing date occurs prior to March 15, 2027, the merger agreement requires that Parent pay, or cause to be paid, on the first regular payroll date of the Company following the closing date, each continuing employee’s FY2026 Bonus based on actual performance or the most current forecast of FY2026 performance, determined in accordance with the FY2026 Bonus and in a manner consistent with past practice.
If the closing date occurs on or after March 15, 2027, the merger agreement permits the Company to pay the FY2026 Bonus to the extent earned in accordance with its terms. The Company is not permitted to pay any FY2026 Bonus prior to March 15, 2027.
Under the merger agreement, prior to the closing date, the authorized officers of the Company may reduce (including to zero) any FY2026 Bonus payable to any continuing employee in their sole discretion. Under the merger agreement, no FY2026 Bonus to any Company employee may exceed 100% of such Company employee’s target bonus level for 2026.
Executive Change in Control Severance Plan
The named executive officers of the Company are the following executive officers, who are the only executive officers of the Company:
•	Paul Josephs, President and Chief Executive Officer
•	Ryan D. Lake, Chief Financial Officer
•	Thomas D. Salus, Chief Legal and Administration Officer
The Executive Change in Control Severance Plan (the “Severance Plan”) provides for the payment of cash severance and other benefits to participants in the event of a qualifying termination of employment in connection with a change in control.
Mr. Josephs is a participant in the Severance Plan at the “Tier 1” level and Messrs. Lake and Salus are participants in the Severance Plan at the “Tier 2” level.
In connection with its merger-related approvals, the Compensation Committee determined that the merger will be a “change in control” for purposes of the Severance Plan. “Qualifying termination” means a termination of the participant’s employment by the Company or an applicable subsidiary without cause, or by the participant for good reason, in either case on or within two years following a change in control. The Compensation Committee also adopted resolutions clarifying the exceptions to the definition of qualifying termination. As determined by the Compensation Committee, a qualifying termination will not occur in connection with the merger only if a participant in the Severance Plan is both offered and accepts a comparable employment position with the successor or purchaser entity (or an affiliate thereof), as applicable.
As a participant in the Severance Plan with “Tier 1” benefits, upon a qualifying termination following a change in control, Mr. Josephs would be entitled to (1) cash salary severance equal to 100% of base compensation; (2) incentive compensation severance equal to 100% of target level incentive compensation; (3) full vesting and acceleration of outstanding equity awards (other than performance-based awards, which will vest based on the assumption that “target” levels of performance have been achieved unless otherwise specified in the award agreement); and (4) Company payment or reimbursement for 12 months of premiums for COBRA coverage.
As a participant in the Severance Plan with “Tier 2” benefits, upon a qualifying termination following a change in control, Messrs. Lake and Salus would be entitled to the same benefits as Tier 1 except that the cash salary severance and incentive compensation severance is set at 75%.
In addition, both Tier 1 and Tier 2 participants will receive an amount equal to the participant’s target incentive compensation for the year of termination, pro-rated for the number of days the participant was employed in the year.
In the event that the payments or benefits provided by the Severance Plan would result in all or a portion of such amount being subject to excise tax, then the participant will be entitled to either the full amount of the payments or value of benefits under the Severance Plan or such lesser amount that would result in no portion of the payment being subject to excise tax, whichever results in the receipt by the participant of the greatest amount on a net, after-tax basis. These Severance Plan benefits are conditioned upon the participant’s execution of a general release and compliance with any restrictive covenants agreement.

Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation that is based on, or otherwise relates to, the merger for each named executive officer of the Company. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers.
The compensation that may become payable to these executive officers in connection with the merger is subject to a non-binding advisory vote of the Company’s stockholders, as described below in “The Advisory Compensation Proposal (Proposal #2)” on page 29.
The plans or arrangements pursuant to which such “golden parachute” compensation would be payable (other than the merger agreement), consist of (i) the offer letter with Mr. Josephs or the respective employment agreements with Messrs. Lake and Salus, (ii) the provisions of the Severance Plan summarized above applicable to the executive officer, and (iii) the respective equity awards held by each executive officer.
The amounts below do not include the value of benefits which the named executive officers are already entitled to or are already vested in as of the assumed closing date of the merger, without regard to the occurrence of a change in control, and do not reflect any possible reductions that might be required to avoid the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with Section 280G of the Code.
The amounts shown are estimates of amounts that would be payable to the named executive officers based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the closing date of the merger, including the assumptions described in the footnotes to the below table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
The amount of payments and benefits that each named executive officer would receive (on a pre-tax basis), as set forth in the tables below, is based on the following assumptions:
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the assumed closing date of the merger is October 29, 2026, which is the latest practicable date prior to the filing of this proxy statement, and is used solely for purposes of this “golden parachute” compensation disclosure;

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the named executive officers experience a qualifying termination immediately following the assumed closing date of the merger that results in change in control severance benefits becoming payable to each of them under the Severance Plan;

•	each named executive officer’s base salary rate and target annual bonus remain unchanged from those in effect as of the date of this proxy statement;
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the Company equity awards that are outstanding as of October 29, 2026 are the only equity awards that the Company has granted to its named executive officers through, and are outstanding as of, the assumed closing date of the merger;

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treatment of the outstanding restricted stock units (RSUs), stock options and performance stock units (PSUs) held by each of the executive officers at the assumed closing date in accordance with the merger agreement; and

•	an illustrative estimated value of the per share merger consideration (assuming maximum payout of all milestone payment amounts under the CVRs) of $9.67.

For purposes of the table below, “single-trigger” refers to benefits that arise as a result of the closing of the merger and “double-trigger” refers to benefits that require two conditions, which are (i) the closing of the merger, and (ii) a qualifying termination of employment.
GOLDEN PARACHUTE COMPENSATION

Name	Cash(1)	Equity(2)	Other(3)	Total
Paul Josephs	$1,724,712	$4,351,500	$21,689	$6,097,901
Ryan D. Lake	$849,067	$2,248,275	$24,516	$3,121,858
Thomas D. Salus	$745,026	$2,546,480	$24,516	$3,316,022

(1)
Cash. With respect to each named executive officer, represents the cash severance payments and the pro-rated bonus for 2026 (prorated based on the number of days elapsed from January 1, 2026 to October 29, 2026) payable under the Severance Plan, which are double trigger benefits:

Name	Cash Severance	Prorated Annual Bonus
Paul Josephs	$1,220,000	$504,712
Ryan D. Lake	$600,600	$248,467
Thomas D. Salus	$529,875	$215,151

(2)
Equity. See the section entitled “—Merger Proceeds in Respect of Lifecore Equity Awards” above for additional detail regarding the treatment of Company equity awards in connection with the merger. Reflects (a) 105,000 unvested stock options held by Mr. Salus at an exercise price of $6.17 per share; (b) unvested RSUs of 300,000, 157,500, and 188,334 held by Messrs. Josephs, Lake and Salus, respectively, and (c) additional PSUs vesting of 150,000 shares, 75,000 shares, and 37,000 shares for Messrs. Josephs, Lake and Salus, respectively, as set forth below, which is a single trigger benefit:

Name	Stock Options	RSUs	PSUs
Paul Josephs	—	$2,901,000	$1,450,500
Ryan D. Lake	—	$1,523,025	$725,250
Thomas D. Salus	$367,500	$1,821,190	$357,790

(3)	Other. Represents premiums for 12 months continuing COBRA coverage under the Severance Plan, which is a double trigger benefit.
The compensation summarized in the table and footnotes above in respect of the named executive officers is subject to a non-binding advisory vote of our stockholders, as described below in “The Advisory Compensation Proposal (Proposal #2)” on page 29.
Employment Arrangements with Parent
As of the date of this proxy statement, no executive officer of the Company has entered into an agreement with Webster, Parent or Merger Sub or the surviving corporation or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, Webster, Parent or Merger Sub or the surviving corporation or their respective affiliates. Certain of the executive officers have discussed and may continue to discuss such agreements with Webster and following the date of this proxy statement, may enter into such agreements. In the event that an executive officer is offered and accepts employment with Webster, Parent or the surviving corporation, that executive officer will not be eligible for payments and benefits under the Severance Plan.
As described under “The Merger Agreement—Employee Benefits” beginning on page 102, the merger agreement requires the surviving corporation to continue to provide certain compensation and benefits following the effective time to all employees, including our executive officers, who remain employed by the surviving corporation following the effective time.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion is a summary of certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for the applicable merger consideration under the merger agreement. This discussion is based on the Code, Treasury Regulations promulgated under the Code, published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as available and in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion addresses only Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including, without limitation, “S corporations”, banks and other financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, U.S. expatriates and former citizens or long-term residents of the United States, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to any alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, certain taxpayers that are required to prepare certified financial statements or file financial statements with certain regulatory or governmental agencies, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of Shares (by vote or value), Holders of Shares that exercise appraisal rights, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, persons who acquired their common stock upon the exercise of stock options, settlement of RSUs or otherwise as compensation, holders of Company equity awards (and CVRs received in respect thereof), or persons who received shares of Series A Preferred Stock as in-kind (PIK) dividends on the outstanding shares of Series A Preferred Stock. This discussion does not address any U.S. federal estate, gift, or other non-income tax consequences, any tax consequences arising under the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.
As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity or arrangement classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state or political subdivision thereof or the District of Columbia; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash and CVRs in the merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships holding Shares should consult their tax advisors regarding the tax consequences of exchanging Shares for the merger consideration.
We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.
THE FOLLOWING IS A GENERAL DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF SHARES OF COMMON STOCK OR SHARES OF SERIES A PREFERRED STOCK FOR MERGER CONSIDERATION PURSUANT TO THE MERGER UNDER CURRENT LAW AND IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING SHARES FOR CASH AND CVRS PURSUANT TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

U.S. Holders
The exchange of Shares for the merger consideration pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and potentially the character of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty.
The receipt of the merger consideration, which consists of cash and CVRs, may be treated as an “open transaction” or as a “closed transaction” for U.S. federal income tax purposes, each discussed below. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the merger because shares of common stock are traded on an established securities market and the preferred shares are readily convertible to publicly traded shares of common stock. The following sections discuss certain U.S. federal income tax consequences of the merger if the exchange of Shares for cash and CVRs pursuant to the merger is treated as a closed transaction and, alternatively, as an open transaction for U.S. federal income tax purposes. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of, or payments made with respect to, the CVRs in connection with the merger. You should consult your tax advisor with respect to the proper treatment and characterization of the receipt of, and payments made with respect to, the CVRs. The Company and Parent intend to treat the CVRs received with respect to the Shares pursuant to the merger for all U.S. federal and applicable state and local income tax purposes as additional consideration paid for the Shares pursuant to the merger as part of a “closed transaction.”
Treatment as Closed Transaction
The receipt of the merger consideration is generally treated as a “closed transaction” if the fair market value of the CVRs were determined to be “reasonably ascertainable,” at the time of their receipt. Under the “closed transaction” approach, a U.S. Holder generally would recognize capital gain or loss on an exchange of Shares for the common stock merger consideration or Series A merger consideration, as the case may be (i.e., cash and CVRs), in an amount equal to the difference, if any, between: (i) the amount of cash received plus the fair market value (determined as of the effective time) of any CVRs received; and (ii) the U.S. Holder’s adjusted U.S. federal income tax basis in the Shares sold or exchanged. Any capital gain or loss recognized will be determined separately for each identifiable block of Shares exchanged pursuant to the merger (i.e., common stock or Series A Preferred Stock acquired at the same cost in a single transaction). Capital gain or loss, if any, will be long-term capital gain or loss if such Shares were held for more than one year prior to the merger. The deductibility of capital losses is subject to limitations.
If the transaction is treated as a “closed transaction” for U.S. federal income tax purposes, a U.S. Holder’s initial U.S. federal income tax basis in a CVR received in the merger would equal the fair market value (as of the effective time) of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the merger. There is no assurance as to the fair market value of a CVR, and a U.S. Holder may be required to recognize a gain in respect of a CVR at closing even though it never receives a payment under the CVR.
If the transaction is treated as a “closed transaction,” the U.S. federal income tax treatment of receiving future payments on the CVRs and the character of the income generated is not clear. There is no authority directly addressing the treatment of contingent payment rights similar to the CVR payments. Payments under a CVR in excess of the U.S. Holder’s basis would generally result in additional income or gain, and the character of such income is uncertain. Several treatments are possible:
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Ordinary income. Because the receipt of a payment under a contract right may not constitute a “sale or exchange,” the IRS may assert that any amount received in excess of the U.S. Holder’s basis in the CVR (other than any portion treated as imputed interest as described below) is ordinary income.

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Capital gain. Alternatively, it is possible that such excess could be treated as capital gain, for example if the termination or settlement of the CVR were treated as a sale or exchange of a capital asset under Section 1234A of the Code. In that case, the gain would be long-term or short-term depending on whether the U.S. Holder held the CVR for more than one year at the time of payment.

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Imputed interest. Regardless of the treatment of the remainder, a portion of each deferred CVR payment may be treated as interest taxable as ordinary income, as described under “Imputed Interest” below.

If a U.S. Holder receives payments that are less than its basis in the CVR, or the CVR expires or terminates without any payment, the U.S. Holder would generally recognize a loss equal to its unrecovered basis. Such a loss may be a capital loss, the deductibility of which is subject to limitations, or may be an ordinary loss, depending on the characterization of the CVR. As a result, a U.S. Holder could pay tax on gain attributable to a CVR in the year of the merger and be unable to fully use the corresponding loss in a later year. The timing of any loss is also uncertain; a loss may not be allowed until the final CVR payment has been made or it is determined that no further payments will be made.
We intend to treat any CVR payment (except to the extent of any imputed interest, as described below under “—Imputed Interest”) as giving rise to an amount realized on the disposition of a capital asset. Due to legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, you should consult your tax advisor concerning the tax consequences of the receipt of, and payments made with respect to, the CVRs.
Treatment as Open Transaction
The receipt of merger consideration is generally treated as an “open transaction” if the value of the CVRs were determined not to be “reasonably ascertainable” at the time of their receipt. It is the position of the IRS, as reflected in Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain as to warrant “open transaction” treatment.
If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. Holder generally recognizes capital gain on the exchange of Shares for the merger consideration in an amount equal to the excess, if any, of the amount of cash received in such exchange over such U.S. Holder’s adjusted U.S. federal income tax basis in the Shares sold or exchanged. Gain recognized in the transaction must be determined separately for each identifiable block of Shares exchanged pursuant to the merger (i.e., common stock or Series A Preferred Stock acquired at the same cost in a single transaction). Any such gain will generally be long-term capital gain if the Shares were held for more than one year prior to such disposition. No loss would be recognized by a U.S. Holder as of the date of the merger.
If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs will not be treated as additional consideration for the Shares at the time the CVRs are received in the merger and will not be taken into account in determining the U.S. Holder’s taxable gain upon receipt of the initial cash consideration, and a U.S. Holder will take no tax basis in the CVRs, but would be subject to tax on CVR payments as discussed below.
If the merger consideration is treated as an “open transaction,” a portion of any payments made with respect to the CVRs would generally be treated as interest income under Section 483 of the Code (as discussed below under “—Imputed Interest”) and the balance, in general, would be treated as additional consideration for the disposition of the Shares in the merger. The treatment of the portion of payments on the CVRs not treated as interest under Section 483 of the Code will depend on whether or not the amount of cash received by the U.S. Holder in the merger is less than the U.S. Holder’s tax basis in the Shares surrendered pursuant to the merger. If the cash received by the U.S. Holder in the merger is equal to or greater than a U.S. Holder’s tax basis in its Shares surrendered pursuant to the merger, then all payments received or accrued on the CVRs would be taxable in accordance with such U.S. Holder’s regular method of accounting. If the cash received in the merger is less than a U.S. Holder’s tax basis in the Shares surrendered pursuant to the merger, then payments received or accrued on the CVRs to the extent not treated as interest under Section 483 of the Code (as discussed below under “—Imputed Interest”) would not be taxable until the total payments such U.S. Holder received or accrued (including those in the merger) are equal to such U.S. Holder’s tax basis in the Shares, and all subsequent payments on the CVRs would be taxable. It is likely that all CVR payments that are taxable under this paragraph would be taxable as capital gain to the extent not treated as ordinary interest income under Section 483 of the Code (as discussed below under “—Imputed Interest”) and such gain would be long term capital gain if the Shares were held for more than one year prior to the merger. At the time that it is determined that no additional CVR payments will be made, a U.S. Holder would generally be entitled to a capital loss equal to any excess of such U.S. Holder’s tax basis in the Shares over the sum of the cash such Holder received as of the date of the merger and any CVR payments that such Holder received (to the extent not treated as interest under Section 483 of the Code). The deductibility of capital losses is subject to limitations.
Imputed Interest
Under either “closed transaction” or “open transaction” treatment, a CVR payment may be treated as a payment under a contract for the sale or exchange of Shares to which Section 483 of the Code applies if at least one payment is due more than one year after the consummation of the merger. If Section 483 of the Code applies, a portion of the payments made with respect to a CVR that is due more than six months after the consummation of the merger will be treated as interest, which would be subject to U.S. federal income tax as ordinary income. The interest amount will equal the excess of the amount received over its present value as of the effective time calculated using the appropriate applicable federal rate published by the IRS as the discount rate. A U.S. Holder must include in its taxable income interest pursuant to Section 483 of the Code using such Holder’s regular method of accounting for U.S. federal income tax purposes. The portion of the CVR payment that is not treated as interest under Section 483 of the Code will generally be taxed either as ordinary income or as gain or loss from the sale of a capital asset, as discussed above.
Non-U.S. Holders
The receipt of the merger consideration by a Non-U.S. Holder upon the exchange of the Shares for merger consideration pursuant to the merger generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “—U.S. Holders”), except that if the Non-U.S. Holder is a non-U.S. corporation, an additional branch profits tax may apply at a rate of 30% (or a lower rate under an applicable income tax treaty);

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the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the effective time and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or tax at a lower rate under an applicable income tax treaty) on such gain (net of certain U.S.-source losses); or

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the Company is or has been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the exchange and the Non-U.S. Holder’s holding period for the Shares, and certain other conditions are met. The Company believes that it is not, and has not been during the relevant period, a USRPHC. Even if the Company is or has been a USRPHC, gain recognized by a Non-U.S. Holder on the exchange of shares of a class that is regularly traded on an established securities market will not be subject to U.S. federal income tax under these rules if the Non-U.S. Holder did not own, actually or constructively, more than 5% of such class at any time during the shorter of the periods described above. If gain on the exchange of Shares were subject to taxation under these rules, the Non-U.S. Holder generally would be taxed on such gain in the same manner as a U.S. Holder, and the gross proceeds may be subject to withholding at a rate of 15%.

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower rate under an applicable income tax treaty) on the portion of any such payments treated as imputed interest (as discussed above in the section under “—U.S. Holders—Imputed Interest”), or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the CVRs unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable income tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agent. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that Parent or the applicable withholding agent may be required to withhold additional amounts on payments with respect to the CVRs.
Backup Withholding
All payments to which you would be entitled pursuant to the merger (or as a result of exercising appraisal rights) and payments with respect to CVRs will be subject to backup withholding, currently at a rate of 24%, unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient or (ii) provide your taxpayer identification number (“TIN”) and certify that no loss of exemption from backup withholding has occurred. If you are a U.S. Holder, you should complete and sign the IRS Form W-9 that is included with the letter of transmittal, to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. If you are a Non-U.S. Holder, you must generally submit the applicable IRS Form W-8 attesting to your exempt foreign status in order to qualify as an exempt recipient.

If you do not provide a correct TIN, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and generally will be creditable against your U.S. federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. federal income tax return. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.
FATCA
Pursuant to Sections 1471 to 1474 of the Code and the Treasury Regulations promulgated thereunder (the provisions commonly known as “FATCA”), if a Non-U.S. Holder exchanges Shares pursuant to the merger, the gross proceeds payable to such Non-U.S. Holder from such exchange generally would be subject to withholding at a rate of 30% if such Non-U.S. Holder is a foreign financial institution or a non-financial foreign entity, unless such Non-U.S. Holder complies with the documentation, registration, due diligence and reporting requirements of FATCA (or an exemption applies). However, proposed Treasury Regulations would eliminate the application of FATCA withholding to payments of gross proceeds from the disposition of stock of a domestic corporation (such as the Shares), and taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. Holders may nevertheless be subject to FATCA withholding with respect to any portion of a CVR payment treated as imputed interest. Non-U.S. Holders should consult their tax advisors regarding the possible implications of these rules.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER OR RECEIPT OF THE MERGER CONSIDERATION, INCLUDING THE RECEIPT OF CVRS. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.
REGULATORY APPROVALS IN CONNECTION WITH THE MERGER
The obligations of the parties to effect the merger are subject to, among other things, the waiting period applicable to the merger under the HSR Act.
Under the merger agreement, Parent, Merger Sub and the Company agreed to use their respective reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under any legal requirements, to consummate and make effective the transactions as soon as reasonably practicable, including obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from government bodies and making all necessary registrations and filings. In particular, each of the parties agreed to promptly, but in no event later than 10 business days after the date of the merger agreement, make an appropriate filing of all notification and report forms as required by the HSR Act or other antitrust law with respect to the merger and other transactions contemplated by the merger agreement.
The parties filed their respective HSR Act notifications with the FTC and the DOJ on October 9, 2026. On [•], 2026, the parties received notice of early termination of the waiting period under the HSR Act.
DELISTING AND DEREGISTRATION OF COMMON STOCK
Prior to the effective time, the Company must cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to any legal requirement and the rules and regulations of Nasdaq to cause (a) the delisting of the common stock from Nasdaq as promptly as practicable after the effective time; and (b) the deregistration of the common stock pursuant to the Exchange Act as promptly as practicable after such delisting. The Company may not cause the shares to be delisted from Nasdaq prior to the effective time.

THE MERGER AGREEMENT
EXPLANATORY NOTE
The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete, may not contain all of the information about the merger agreement that is important to you, and is qualified in its entirety by the full merger agreement, as attached to this proxy statement as Appendix A. We recommend that you read the merger agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
The merger agreement is included with this proxy statement only to provide you with information regarding the terms of the merger agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:
•	have been made only for purposes of the merger agreement;
•	have been qualified by certain documents filed with, or furnished to, the SEC by the Company on or after May 25, 2023 and publicly available prior to September 25, 2026 (subject to exceptions);
•	have been qualified by confidential disclosures made by the Company in connection with the merger agreement;
•	are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;
•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and
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have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts (See “Legal and Cautionary Disclosures—Context for Assertions Embodied in Agreements” on page 123).

Except for the limited rights expressly provided in the merger agreement (including the right of stockholders to receive the merger consideration following the effective time), stockholders are not third-party beneficiaries under the merger agreement, and you should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed (and may continue to change) after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The Company will provide additional disclosure in its public reports of any material information necessary to provide the Company stockholders with a materially complete understanding of the disclosures relating to the merger agreement. See the section of this proxy statement entitled “Where You Can Find More Information.”
The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A and which we incorporate by reference into this proxy statement.
EFFECT OF THE MERGER
The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and the applicable provisions of the DGCL, at the effective time, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the merger. As a result of the merger, the surviving corporation will become a wholly owned subsidiary of Parent, and the common stock will no longer be publicly traded. In addition, the common stock will be delisted from Nasdaq and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and the Company will no longer file periodic reports with the SEC. If the merger is consummated, each share of common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be cancelled and converted into the right to receive the merger consideration, subject to any applicable withholding taxes.
CLOSING AND EFFECTIVE TIME
The closing will take place no later than the third business day following the day on which the last of the conditions to the closing (described in the section of this proxy statement captioned “—Conditions to Closing of the Merger”) (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) has been satisfied or waived, or such other time agreed to in writing by Parent, Merger Sub and the Company. On the closing date, the Company and Merger Sub will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The merger will become effective upon the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware, or such later time as may be agreed by the parties in writing and specified in the certificate of merger.
CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS
From and after the effective time, except as otherwise agreed pursuant to the merger agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the surviving corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the surviving corporation.
At the effective time, the certificate of incorporation of the Company, as in effect immediately prior to the effective time, will be amended and restated in its entirety to read as set forth in Exhibit B to the merger agreement, and as so amended will be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or as provided by applicable law.
At the effective time, the bylaws of Merger Sub as in effect immediately prior to the effective time will become the bylaws of the surviving corporation, except that references to Merger Sub’s name will be replaced with references to the surviving corporation’s name, until thereafter amended as provided therein, by the surviving corporation’s certificate of incorporation, or as provided by applicable law.
At the effective time, the board of directors of the surviving corporation will consist of the directors of Merger Sub as of immediately prior to the effective time, each to hold office in accordance with the certificate of incorporation and the bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the surviving corporation’s certificate of incorporation and bylaws, and the officers of the surviving corporation will consist of the officers of the Company as of immediately prior to the effective time, each to hold office in accordance with the certificate of incorporation and the bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the surviving corporation’s certificate of incorporation and bylaws.
MERGER CONSIDERATION
At the effective time, each share of the common stock issued and outstanding immediately prior to the effective time, excluding any excluded shares, will be canceled and cease to exist and be converted into the right to receive the common stock merger consideration, consisting of the base consideration of $6.28 per share in cash, without interest, plus one (1) CVR per share. Excluded shares include shares of common stock or Series A Preferred Stock held by the Company or any of its direct or indirect wholly owned subsidiaries or in the Company’s treasury (other than shares held in a fiduciary or agency capacity and beneficially owned by third parties), Parent or Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, and dissenting shares.
At the effective time, each share of Series A Preferred Stock issued and outstanding immediately prior to the effective time, excluding any excluded shares, will be canceled and cease to exist and be converted into the right to receive an amount in cash per share of Series A Preferred Stock equal to the “Conversion Amount” as defined in Section 3 of the Certificate of Designations plus one (1) CVR per share of common stock into which the Series A Preferred Stock is convertible as of immediately prior to the effective time under the Certificate of Designations.

Each CVR represents the right to receive the milestone payment amounts, if any, when and if payable, subject to the terms and conditions set forth in the CVR agreement to be entered into at or prior to the effective time, among Parent, the Company and the Rights Agent. The CVR agreement is summarized below under “Contingent Value Rights Agreement.”
Company Equity Awards
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Stock Options. Each Company stock option that is outstanding as of immediately prior to the effective time will accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the effective time. Immediately prior to the effective time, by virtue of the merger, each vested Company stock option (after giving effect to the acceleration of vesting) that is then outstanding and unexercised as of immediately before the effective time will be cancelled. If such Company option has a per share exercise price that is less than the base consideration, that option will be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (x) the total number of shares subject to such stock option immediately prior to the effective time multiplied by (y) the excess of the amount of the base consideration over the applicable exercise price per share of such stock option, and (B) one (1) CVR with respect to each share subject to such stock option as of immediately prior to the effective time. If such Company stock option has a per share exercise price that is equal to or greater than the base consideration, that stock option will be cancelled at the effective time without the payment of consideration for that stock option.

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Restricted Stock Units (RSUs). Each RSU that is outstanding as of immediately prior to the effective time, whether vested or unvested, will, immediately prior to the effective time, by virtue of the merger, be cancelled and converted into the right to receive the common stock merger consideration in respect of each share subject to such RSU award as of immediately prior to the effective time.

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Performance Stock Units (PSUs). Each PSU that is outstanding as of immediately prior to the effective time, will, immediately prior to the effective time, by virtue of the merger, to the extent unvested, be cancelled and converted into the right to receive the common stock merger consideration in respect of (i) such number of shares of common stock as is determined by the Performance Vesting Percentage (as defined in the applicable PSU award agreement) that assumes that the Performance Price (as defined in the applicable PSU award agreement) is equal to the base consideration, in accordance with the applicable PSU award agreement, and (ii) such additional number of shares of common stock as is 10% of the number of PSUs underlying such PSU award at grant.

EXCHANGE AND PAYMENT PROCEDURES
Prior to the effective time, Parent will, at its sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the holders of shares of common stock or shares of Series A Preferred Stock to receive the funds to which holders of such shares will become entitled pursuant to the merger agreement and to act as rights agent under the CVR agreement. The paying agent agreement entered into prior to closing pursuant to which Parent will appoint the paying agent will be in form and substance reasonably acceptable to the Company. At or prior to the effective time, Parent will deposit, or will cause to be deposited, with the paying agent cash in U.S. dollars sufficient to make payment of the aggregate cash consideration (other than in respect of excluded shares) payable pursuant to the merger agreement. In the event the payment fund will be insufficient to pay the cash consideration in accordance with the merger agreement, Parent will promptly deposit, or cause to be deposited, additional funds with the paying agent in an amount that is equal to the shortfall that is required to make such payment.
Promptly after the effective time (but in no event later than two business days thereafter), Parent will cause the paying agent to mail or otherwise provide to each person who was, at the effective time, a holder of record of Shares that are (i) represented by certificates evidencing such shares (the “certificates”) or (ii) book-entry shares that are not held, directly or indirectly, through The Depository Trust Company (“DTC”), in the case of each of clauses (i) and (ii), notice advising such person of the occurrence of the effective time, which notice will include (A) appropriate transmittal materials, including a letter of transmittal (which will be in reasonable and customary form), specifying that delivery will be effected, and risk of loss and title to the certificates or such book-entry shares will pass only upon proper delivery of the certificates (or effective affidavits of loss in lieu thereof) or the surrender of such book-entry shares to the paying agent (which will be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such book-entry shares or such other reasonable evidence, if any, of such surrender as the paying agent may reasonably request pursuant to the terms and conditions of the paying agent agreement), as applicable, and (B) instructions for use in effecting the surrender of the certificates (or effective affidavits of loss in lieu thereof) or such book-entry shares to the paying agent in exchange for the merger consideration that such holder is entitled to receive as part of the merger. No interest will accrue or be paid on the merger consideration payable upon the surrender of any certificates or book-entry shares for the benefit of the holder thereof. With respect to book-entry shares held, directly or indirectly, through DTC, Parent and the Company will cooperate to establish procedures with the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the paying agent will transmit to DTC or its nominees as promptly as practicable after the effective time, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the merger consideration to which the beneficial owners thereof are entitled to receive as a result of the merger.
At any time following 12 months after the effective time, the surviving corporation will be entitled to require the paying agent to deliver to it any funds which had been made available to the paying agent and not disbursed to holders of certificates or book-entry shares (including all interest and other income received by the paying agent in respect of all funds made available to it), and thereafter such holders will be entitled to look to the surviving corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to the merger consideration that is payable to them upon due surrender of the certificates or book-entry shares held by them. Neither the surviving corporation nor the paying agent will be liable to any holder of certificates or book-entry shares for the merger consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental body will become, to the extent permitted by applicable law, the property of the surviving corporation or its designee, free and clear of all claims or interest of any person previously entitled thereto. As of the effective time, the stock transfer books of the Company with respect to the Shares will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company. From and after the effective time, the holders of the Shares outstanding immediately prior to the effective time will cease to have any rights with respect to such shares except as otherwise provided in the merger agreement or by applicable law.
WITHHOLDING RIGHTS
Each of the paying agent, the Company, the surviving corporation, Parent, Merger Sub, and each of their respective withholding agents and affiliates, as applicable, will be entitled to deduct and withhold (or cause the paying agent to deduct and withhold) from any consideration payable to any holder of shares of common stock, Company options, RSUs or PSUs or any other amounts payable pursuant to the merger agreement or the CVR agreement to any other person pursuant to the merger agreement such taxes as are required by any applicable tax law to be deducted and withheld. Other than with respect to withholding arising from compensatory amounts, any withholding arising from any payee’s failure to provide a duly executed IRS Form W-9 or the appropriate version of and duly executed IRS Form W-8 (including all applicable attachments), as applicable, required to be delivered to the paying agent pursuant to the paying agent agreement, or the failure of the Company to provide the FIRPTA certification described in the merger agreement, the applicable withholding party will use commercially reasonable efforts to (i) provide notice to the applicable payee at least three days prior to withholding and (ii) cooperate with such applicable payee to reduce or avoid such deduction or withholding obligation to the extent permitted by applicable law. To the extent that amounts are so deducted or withheld and timely remitted to the appropriate governmental authority, such amounts will be treated for all purposes under the merger agreement or the CVR agreement, as applicable, as having been paid to the person to whom such amounts would otherwise have been paid. Notwithstanding anything to the contrary in the merger agreement, any employee compensation payable pursuant to or as contemplated by the merger agreement will be remitted to the applicable payor for payment to the applicable person through regular payroll procedures, as applicable.

REPRESENTATIONS AND WARRANTIES
In the merger agreement, the Company made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:
•
due organization, valid existence, good standing and necessary power and authority to own, lease, operate and use its properties and assets and conduct its business with respect to the Company and its subsidiaries;

•	the capital structure of the Company, including shares of common stock and preferred stock, Company options, RSUs and PSUs, and the ownership and capital structure of its subsidiaries;
•
the Company’s requisite corporate power and authority to enter into and perform the merger agreement and any other agreement contemplated therein, the Board’s approval and recommendation of the merger, the vote of the Company stockholders required to adopt the merger agreement, and the enforceability of the merger agreement;

•	required consents, approvals and governmental filings in connection with the merger agreement and performance thereof;
•
the absence of any conflict or violation of any organizational documents of the Company, applicable legal requirements or orders, material contracts, or governmental authorizations due to the execution and delivery of the merger agreement and performance thereof;

•
documents filed by the Company with the SEC, the accuracy and completeness of the financial statements and other information contained therein; the Company’s compliance with the Sarbanes-Oxley Act of 2002, as amended, and the Company’s disclosure controls and procedures;

•	the absence of specified undisclosed liabilities;
•
the conduct of business of the Company and its subsidiaries in all material respects in the ordinary course of business since the date of the balance sheet, the absence of a material adverse effect (as defined below in the section entitled “The Merger Agreement—Definition of Material Adverse Effect”);

•	the absence of pending or threatened (in writing) litigation, investigations, judgments or orders involving the Company or its subsidiaries;
•	the Company’s employee benefit plans and other matters concerning employee benefits and employment agreements;
•
the Company’s and its subsidiaries’ compliance with applicable legal requirements, including healthcare laws, possession of necessary governmental authorizations to conduct its business, and the absence of debarment or exclusion of the Company or its personnel;

•
the existence and enforceability of specified categories of the Company’s and its subsidiaries’ material contracts, the absence of violations, breaches or defaults with respect thereto, and the absence of written notice of intent to terminate, cancel or not renew any material contract;

•	good and valid title to all material tangible personal property and assets necessary for the conduct of the business by the Company and its subsidiaries;
•	real property owned, leased or subleased by the Company and its subsidiaries;
•
the Board’s actions rendering Section 203 of the DGCL and other anti-takeover statutes inapplicable to the merger agreement, the CVR agreement, the voting and support agreements, and the transactions contemplated thereby;

•	the Company’s information technology systems;
•	the Company’s data security and privacy matters;
•	the Company’s filing of tax returns, payment of taxes and other tax matters;
•	the Company’s employees and labor matters;
•	the Company’s intellectual property;

•	environmental matters with respect to the Company’s operations;
•	international trade and anti-corruption matters with respect to the Company’s operations;
•	the Company’s compliance with healthcare regulations, laws and other regulatory matters;
•	the Company’s insurance policies;
•
the receipt by the Board of an opinion from Craig-Hallum as to the fairness, from a financial point of view, of the common stock merger consideration to the holders of common stock (other than Parent and its affiliates);

•	the accuracy of information supplied by the Company for inclusion or incorporation by reference in this proxy statement and any amendment or supplement thereto;
•	the absence of undisclosed obligations to brokers and investment bankers in connection with the transactions contemplated by the merger agreement;
•	the absence of any contracts or transactions with any person that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act and that is not so disclosed;
•	the Company’s ten largest vendors and customers and the absence of certain notices of termination, non-renewal or material decreases in business from such vendors and customers; and
•	the Company’s non-reliance on any representations and warranties not set forth in the merger agreement.
In the merger agreement, Parent and Merger Sub made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and necessary power and authority and qualification to conduct business with respect to Parent and Merger Sub;
•	Parent’s and Merger Sub’s requisite corporate power and authority to enter into and perform the merger agreement and the CVR agreement;
•
the absence of any conflict or violation of Parent’s or Merger Sub’s organizational documents, existing contracts, and applicable laws due to the execution and delivery of the merger agreement and the CVR agreement and performance thereof;

•	Parent’s and Merger Sub’s required consents and regulatory filings in connection with the merger agreement and performance thereof;
•	Merger Sub’s formation and ownership;
•	the absence of pending or threatened litigation, investigations, judgments or orders involving Parent or Merger Sub;
•	the equity financing, debt financing and the guarantee;
•	the sufficiency of the proceeds of the financing to pay the required amount;
•	the solvency of the surviving corporation and its subsidiaries immediately after giving effect to the merger;
•	the payment of fees by Parent and/or Merger Sub to brokers in connection with the transactions contemplated by the merger agreement;
•	the absence of ownership of the Company’s capital stock by Parent and its controlled affiliates;
•	the absence of any stockholder or management arrangements other than the voting and support agreements; and
•	Parent’s and Merger Sub’s non-reliance on any representations and warranties not set forth in the merger agreement.

The representations and warranties contained in the merger agreement will not survive the consummation of the merger.
DEFINITION OF MATERIAL ADVERSE EFFECT
Several of the representations and warranties in the merger agreement made by the Company and certain conditions to the performance by Parent of its obligations under the merger agreement are qualified by reference to whether the item in question would have a material adverse effect. For purposes of the merger agreement, with respect to the Company, “material adverse effect” means any fact, event, occurrence, effect, condition, change, development or circumstance (each, an “effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following, and no effect arising out of, relating to or resulting from the following, will be deemed in and of themselves, either alone or in combination, to be or constitute, and none of the following will be taken into account in determining whether there has been, or would reasonably be expected to have, a material adverse effect:
•	any effect generally affecting any industry in which the Company or its subsidiaries operate;
•
any general economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region;

•	any effect arising directly or indirectly from or otherwise relating to changes in interest rates, inflation rates, tariffs or fluctuations in the value of any currency;
•	any effect in regulatory, legislative or political conditions in the United States or any other country or region in the world;
•
any act of terrorism, cyberterrorism, war, civil unrest, national or international calamity, weather, earthquakes, hurricanes, tornadoes, natural disasters, climatic conditions, pandemics, epidemics, public health emergencies or any other similar event (and any escalation or worsening of any of the foregoing);

•	any change in legal requirements or GAAP, or interpretations of any legal requirements or GAAP;
•
any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided, that the underlying factors contributing to any such change will not be excluded unless such underlying factors would otherwise be excluded from the definition of material adverse effect);

•
any failure by the Company or any of its subsidiaries to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure will not be excluded unless such underlying factors would otherwise be excluded from the definition of material adverse effect);

•	any effect arising out of or relating to the announcement, execution, pendency or performance of the merger agreement and the transactions contemplated thereby (subject to certain exceptions); or
•	any effect resulting or arising from Parent’s or Merger Sub’s breach of the merger agreement or an equity financing party’s breach of the equity commitment letter.
With respect to the first six bullets above, to the extent such effects have or would reasonably be expected to have a materially disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its subsidiaries operate, then such effects may be taken into account in determining whether a material adverse effect has occurred.
COVENANTS RELATING TO THE COMPANY’S BUSINESS PENDING THE MERGER
The merger agreement provides that, from the date of the signing of the merger agreement until the earlier to occur of the termination of the merger agreement and the effective time, the Company will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct their businesses in the ordinary course of business, and, to the extent consistent therewith, to preserve their business organizations intact and to maintain existing significant business relationships, except: (a) as required or expressly contemplated by the merger agreement, (b) as required by applicable law or order, (c) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned), or (d) as disclosed in the confidential disclosure schedule to the merger agreement. The term “CDMO subsidiaries” means Lifecore Biomedical Operating Company, Inc. and Lifecore Biomedical, LLC.
Subject to the same exceptions mentioned above, the Company has also agreed that, during the period of time between the date of the signing of the merger agreement and the effective time, the Company will not, and will not permit any of its subsidiaries to, among other things:
•	declare or pay dividends (except dividends from a CDMO subsidiary to the Company);
•
repurchase or redeem shares of capital stock (except from departing employees under existing commitments, for tax withholding on existing equity awards, or in inter-company transactions among the Company and its CDMO subsidiaries);

•
split or reclassify its capital stock, or issue new equity securities (except settlements of existing equity awards under existing equity plans, purchases under existing Rule 10b5-1 plans, inter-company transactions, RSUs for newly hired employees as specified in the confidential disclosure schedule to the merger agreement, actions necessary to implement the treatment of equity awards at closing, and conversions of the Series A Preferred Stock);

•
materially amend or adopt any employee benefit plan, increase base compensation by more than 5% per individual (and not more than $150,000 in the aggregate across all employees), grant new equity awards, provide tax gross-ups, or enter into change-of-control agreements with any employee or retention agreements with executive officers (other than legally required plan amendments, renewals of health and welfare plans without material cost increases, and payment of bonuses and commissions earned under existing plans);

•	enter into new employment or severance agreements with non-officer employees where the aggregate obligation exceeds $150,000;
•
implement layoffs or facility closures, terminate without cause any employee earning over $250,000 annually, or hire new employees except for positions identified in the confidential disclosure schedule to the merger agreement or backfills for positions with base compensation of $250,000 or less;

•	recognize any labor union or enter into any collective bargaining agreement;
•	waive any non-competition, non-solicitation, or other restrictive covenant obligation of any current or former employee;
•
adopt any plan of liquidation, dissolution, restructuring, or reorganization; amend its certificate of incorporation, bylaws, or other organizational documents; acquire any business or entity; enter into any joint venture or partnership; form any new subsidiary; or enter into any new material line of business;

•
make loans, capital contributions, or investments in any person (except inter-company loans among the Company and its CDMO subsidiaries, employee expense reimbursements, and trade credit in the ordinary course);

•	make capital expenditures in excess of budgeted amounts set forth in the confidential disclosure schedule to the merger agreement;
•
create, assume, guarantee, incur, refinance or prepay any indebtedness or issue any debt securities, except borrowings under existing credit facilities that will be repaid at closing, which are capped at $5,000,000 in the aggregate at any time and must be reduced to $0 immediately prior to closing;

•	make or change any material tax election, settle any tax claim, amend any tax return, or take other significant tax actions (except for voluntary disclosure agreements);
•
change its fiscal year, revalue any of its material assets or change its material financial, actuarial, reserving or tax accounting methods, except as required by existing agreements, GAAP, or applicable law;

•	sell, transfer, or dispose of material tangible assets (except for inventory sales and non-exclusive licenses in the ordinary course, inter-company transfers, and dispositions of obsolete assets);

•	sell, transfer, encumber, or abandon material intellectual property (excluding standard contracts and ordinary course licensing, which are governed by the material contracts restrictions below);
•	modify, amend, or terminate the agreements with Alcon Research, LLC;
•	enter into, modify, amend, or terminate other material contracts in a manner adverse to the Company (except for standard contracts and contracts that have expired by their terms);
•
commence legal proceedings except for routine matters under $250,000, matters necessary to protect the Company’s material business interests (after consulting with Parent), or claims for breach of the merger agreement;

•
settle legal proceedings unless the settlement involves only monetary payments of $250,000 or less per claim ($500,000 in the aggregate) with no admission of wrongdoing, or involves no monetary cost to the Company (provided that in no case may any settlement include injunctive or equitable relief or restrict the Company’s business activities);

•	fail to maintain insurance at current levels or allow a material governmental authorization to lapse;
•	enter into any related-party transactions that would require disclosure under SEC regulations;
•	authorize, agree, or commit to take any of the foregoing actions.
Notwithstanding the foregoing, the merger agreement does not give Parent or Merger Sub the right to control or direct the operations of the Company and its subsidiaries prior to the effective time.
SOLICITATION OF OTHER OFFERS
For purposes of this proxy statement:
An “acceptable confidentiality agreement” means any confidentiality agreement that (i) contains confidentiality and use provisions that are not materially less restrictive in the aggregate to such counterparty (and any of its affiliates and representatives named therein) than those contained in those certain confidentiality agreements with Webster and MedEquity (except for such changes necessary in order for the Company to be able to comply with its obligations under the merger agreement), and (ii) does not prohibit the Company from providing any information to Parent in accordance with its obligations under the merger agreement.
The term “acquisition proposal” means any proposal or offer by any person or group (other than Parent and its affiliates) involving:
•
acquisition or license of assets of the Company and its subsidiaries equal to 20% or more of the consolidated assets of the Company and its subsidiaries or to which 20% or more of the revenues or earnings of the Company and its subsidiaries on a consolidated basis are attributable;

•
direct or indirect purchase or other acquisition by any person or entity (or persons acting in concert) or group, whether from the Company or any other person(s), of outstanding shares representing 20% or more of the total voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender or exchange offer by any person or entity (or persons acting in concert) or group that, if consummated in accordance with its terms, would result in such person or entity (or persons acting in concert) or group beneficially owning 20% or more of the total voting power of the Company after giving effect to the consummation of such tender or exchange offer; or

•
merger, consolidation, amalgamation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any person or entity (or persons acting in concert) or group beneficially owning 20% or more of the total voting power of the Company, in each case, other than the transactions contemplated by the merger agreement.

An “acquisition inquiry” means any inquiry regarding, or the making of any proposal or offer that would reasonably be expected to lead to, an acquisition proposal.
A “company acquisition agreement” means any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an acquisition proposal or any acquisition inquiry.

A “superior proposal” means a bona fide written acquisition proposal (with references to “20%” in the definition of “acquisition proposal” deemed to be replaced with references to “50%” in this definition) that (i) did not result from a breach of the “no-shop” restrictions in the merger agreement and (ii) the Board determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, and taking into account all relevant terms and conditions of such acquisition proposal that the Board (or a committee thereof) determines to be relevant, (A) is reasonably capable of being completed on the terms proposed and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (taking into account all legal, regulatory, financial and other aspects of such proposal that the Board determines are relevant and any revisions to the merger agreement, the CVR agreement, the financing commitment letters, the guarantee or any other binding written proposal made or offered in writing by Parent prior to the applicable time of such determination).
Go-Shop
During the period beginning on September 27, 2026 until 11:59 p.m., Eastern Time, on October 28, 2026 (30 days following the public announcement of the merger agreement) (such date, the “no-shop period start date,” and such period the “go-shop period”), the Company and its directors, officers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other advisors and representatives had the right to, directly or indirectly:
•	solicit, initiate, induce the making, submission or announcement of, or knowingly facilitate or knowingly encourage any acquisition proposals or any acquisition inquiry;
•	engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding an acquisition proposal or an acquisition inquiry;
•
subject to the entry into an acceptable confidentiality agreement, furnish to any third party or its representatives any non-public information relating to the Company and its subsidiaries and afford to such third party or its representatives access to non-public information related to the business, properties, personnel, assets, books, records and other non-public information of the Company and its subsidiaries, in each such case with the intent to solicit, seek, initiate, propose, facilitate, induce or encourage any acquisition proposals or any acquisition inquiry; provided, that the Company will promptly (and in any event within 48 hours) provide to Parent any non-public information concerning the Company and its subsidiaries that is provided to any person given such access which was not previously provided to Parent or its representatives; and

•
otherwise cooperate with or assist any acquisition proposal or acquisition inquiry, including by granting a limited waiver, amendment or release under any “standstill provision” or similar obligation of any third party with respect to the Company or its subsidiaries solely to the extent necessary to allow for an acquisition proposal or amendment to an acquisition proposal to be made to the Company or the Board on a confidential basis prior to the no-shop period start date.

Within 48 hours from receipt thereof, the Company must notify Parent in writing if any acquisition proposal or any acquisition inquiry is received by the Company or any of its representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its representatives with respect to an acquisition proposal or an acquisition inquiry. Such notice will include the identity of each person from whom the Company received such acquisition proposal or acquisition inquiry and a summary of the material terms and conditions of any such acquisition proposal or acquisition inquiry and copies of any definitive written proposal, draft acquisition agreement, and financing commitment letters relating to such acquisition proposal. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such acquisition proposals or acquisition inquiry (including any modifications to the terms thereof) and the status of any such discussions or negotiations.
Within 48 hours after the no-shop period start date, the Company will except in each case with respect to any superior proposal or any action that would be reasonably expected to lead to a superior proposal:
•
request each person (other than Parent, its affiliates and their respective representatives) that has executed a confidentiality agreement in connection with any acquisition proposal or its consideration of any acquisition proposal or acquisition inquiry to promptly return or destroy all nonpublic information furnished to such person or its representatives by or on behalf of the Company or any of its subsidiaries prior to the no-shop period start date, except to the extent that the Company has already done so,
•	terminate any data room or other diligence access to each such person (and its representatives) described above; and
•
cease and cause to be terminated any and all discussions or negotiations with any person, its affiliates and their respective representatives (other than Parent, its affiliates and their respective representatives) that may be ongoing with respect to any acquisition proposal or acquisition inquiry.

At 11:59 p.m., Eastern Time on October 28, 2026, the go-shop period ended with the Company not having received an acquisition proposal.
No-Shop
During the period beginning as of the no-shop period start date and continuing until the earlier to occur of the termination of the merger agreement and the effective time, the Company is subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals, subject to a customary “fiduciary out” provision. From the no-shop period start date until the earlier to occur of the valid termination of the merger agreement and the effective time, the Company will cease, and will cause its subsidiaries and their respective officers and directors to cease, and cause to be terminated any discussions or negotiations with any third party and such person’s representatives and terminate all access granted to any such person or group and its or their representatives to any physical or electronic data room (or other diligence access).
In addition, subject to certain permitted exceptions pursuant to the merger agreement, from the no-shop period start date until the earlier to occur of the valid termination of the merger agreement and the effective time, the Company will not, and will cause its subsidiaries and its and their respective officers and directors not to, and will use its reasonable best efforts to cause its and their respective representatives not to:
•
solicit, initiate, induce the making, submission or announcement of, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any acquisition proposal or any acquisition inquiry;

•
engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information relating to the Company or any of its subsidiaries or afford to any other person access to the business, properties, assets, books, or records, or to any personnel of the Company or its subsidiaries in connection with, or for the purpose of, soliciting, initiating, inducing the making, submission or announcement of or knowingly facilitating or encouraging, an acquisition proposal or any acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal or any acquisition inquiry;
•	enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an acquisition proposal or any acquisition inquiry; or
•	authorize or commit to do any of the foregoing.
Notwithstanding these restrictions, prior to the receipt of the Company stockholder approval, in response to an acquisition proposal or acquisition inquiry made or renewed by any person or group of persons on or after the date of the merger agreement that did not result from a breach of the “no-shop” restrictions, the Company and its representatives may (a) contact and engage in discussions with such person or group of persons solely to clarify the terms and conditions of such acquisition proposal or acquisition inquiry, request that any oral acquisition proposal be provided in written form and inform such person or group of persons of the terms of the no-shop provisions of the merger agreement; and (b) solely with respect to an acquisition proposal, if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and that the failure to take the actions would reasonably be expected to be inconsistent with the fiduciary duties of the Board to the Company’s stockholders under applicable law, then the Company and its representatives may (A) enter into an acceptable confidentiality agreement and furnish pursuant to an acceptable confidentiality agreement information (including non-public information) with respect to the Company and its subsidiaries to the person or group of persons who has made such acquisition proposal and their respective representatives and financing sources; provided, that the Company will promptly (and in any event within 48 hours) provide to Parent any non-public information concerning the Company and its subsidiaries that is provided to any person given such access which was not previously provided to Parent or its representatives, and (B) engage or otherwise participate in discussions or negotiations with the person or group of persons making such acquisition proposal and their respective representatives and financing sources, including soliciting the submission of a revised acquisition proposal. In addition, from the no-shop period start date until the earlier to occur of the valid termination of the merger agreement and the effective time of the merger, the Company is not required to enforce, and is permitted to waive, terminate, amend or otherwise modify any provision of any standstill or similar provision solely to the extent such provision prohibits a confidential proposal being made to the Board (or a committee thereof).
BOARD RECOMMENDATION CHANGES
No Change of Recommendation
The merger agreement provides that (subject to certain exceptions described below) the board will not:
•
withdraw, withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), the Company recommendation;

•	approve, recommend, endorse or declare advisable, or publicly propose to approve, recommend, endorse or declare advisable, any acquisition proposal;
•
approve, recommend, endorse or declare advisable, or propose to approve, recommend, endorse or declare advisable, or allow the Company to execute or enter into, any company acquisition agreement (other than an acceptable confidentiality agreement);

•	fail to include the Company board recommendation in the proxy statement;
•	fail to reaffirm the Company board recommendation within 10 business days after Parent requests in writing; or
•
fail to recommend against any acquisition proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days of commencement thereof or make any other recommendation in connection with any such tender offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Board (or a committee thereof) to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (together with the foregoing bullets above, collectively, a “change of recommendation”).

Superior Proposals
Notwithstanding the customary “no-shop” and change of recommendation restrictions, if prior to receipt of the Company stockholder approval, the Company receives a bona fide written acquisition proposal, whether received before or after the no-shop period start date, that did not result from a breach of such “no-shop” restrictions, the Board may effect a change of recommendation or terminate the merger agreement in order to enter into a company acquisition agreement with respect to such acquisition proposal providing for a superior proposal substantially concurrently with the termination of the merger agreement, if prior to taking either such action:
•
the Board determines in good faith, (i) after consultation with its financial advisors and outside legal counsel, that such acquisition proposal is, or would reasonably be expected to lead to, a superior proposal, and (ii) after consultation with its outside legal counsel, that the failure to effect a change of recommendation or terminate the merger agreement in order to enter into a company acquisition agreement with respect to such superior proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Board to the Company stockholders under applicable law;

•
the Company has given four business days’ prior written notice to Parent that the Company has received such proposal, (specifying the material terms and conditions of such proposal, the identity of the person or group making such proposal, copies of any definitive written proposal, draft acquisition agreement and financing commitment letters relating to such proposal and the status of discussions relating to such proposal) and that the Company intends to effect a change of recommendation or terminate the merger agreement in order to enter into a company acquisition agreement;
•
after giving such notice and prior to effecting such change of recommendation or termination of the merger agreement, the Company negotiates (and causes its representatives to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of the merger agreement and the other documents contemplated thereby (or another proposal) such that the acquisition proposal would cease to constitute a superior proposal; and

•
at the end of the four business day period, prior to effecting a change of recommendation or terminating the merger agreement to enter into a company acquisition agreement, the Board determines (after considering the terms of the merger agreement and the other documents contemplated thereby and any binding written proposals made by Parent during the four business day period that have not been withdrawn) in good faith that the acquisition proposal continues to constitute a superior proposal and that the failure to effect a change of recommendation or terminate the merger agreement would reasonably be expected to be inconsistent with the fiduciary duties of the Board to the Company stockholders under applicable law.

In addition, in the event of any material amendment, supplement or update to such acquisition proposal, the Company must deliver a new written notice to Parent and comply with the requirements in the four bullets above with respect to such new written notice, except that the advance written notice period will be deemed to be the longer of (a) the time remaining under the prior notice period and (b) two business days.
Change in Circumstance
The Board, prior to receipt of the Company stockholder approval, and other than in connection with an acquisition proposal, may also effect a change of recommendation in response to a change in circumstance, if prior to taking such action:
•
the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations to the Company stockholders under applicable law;

•
the Company has given four business days’ prior written notice to Parent that the Company intends to effect a change of recommendation, which notice describes the change in circumstance in reasonable detail;

•
after giving such notice and prior to effecting such change of recommendation, the Company and its representatives negotiate in good faith with Parent and its representatives (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of the merger agreement, the financing commitment letters and the guarantee (or another binding written proposal) as would permit the Board not to effect a change of recommendation; and

•
at the end of the four business day period, prior to taking action to effect a change of recommendation, the Board takes into account the terms of the merger agreement, the financing commitment letters and the guarantee and any binding written proposals made by Parent that have not been withdrawn, and determines in good faith that the failure to effect a change of recommendation in response to such change in circumstance would still reasonably be expected to be inconsistent with the fiduciary obligations owed by the Board to the Company stockholders under applicable law.

In addition, in the event of any material changes regarding any change in circumstance, the Company must deliver a new written notice to Parent and comply with the requirements outlined in the four bullets above with respect to such new written notice, except that the four business day notice period will be deemed to be the longer of (a) the time remaining under the prior notice period and (b) two business days.
A “change in circumstance” means any material event, fact, occurrence or development or material change in circumstances with respect to the Company and its subsidiaries, taken as a whole, that (a) was not known or reasonably foreseeable to the Board as of the date of the merger agreement (or if known to the Board as of September 27, 2026, the consequences of which were not known or reasonably foreseeable to the Board as of September 27, 2026) and becomes known (or the consequences become known, if applicable) to the Board after the execution and delivery of the merger agreement and prior to the time the Company stockholder approval is obtained and (b) does not relate to (i) the receipt, existence of, or terms of an acquisition proposal, (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their affiliates, (iii) the fact, in and of itself, that the Company meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date of the merger agreement (provided, that the exception in this clause (iii) will not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether a change in circumstance has occurred), (iv) any changes after the date of the merger agreement in the market price or trading volume of the shares of common stock (provided, that the exception in clause (iv) will not prevent or otherwise affect any such development or change underlying such change in market price or trading volume from being taken into account in determining whether a change in circumstance has occurred) or (v) any events, changes or circumstances resulting primarily from a breach of the merger agreement by the Company.
OTHER COVENANTS AND AGREEMENTS
Company Stockholders Meeting
The Company has agreed to take all necessary action (in accordance with applicable law and the Company’s certificate of incorporation and bylaws) to convene the special meeting as promptly as reasonably practicable after clearance of this proxy statement by the SEC (or, if the SEC does not inform the Company that it intends to review this proxy statement, the 10th calendar day following the filing of the preliminary proxy statement) (such date, the “clearance date”) and after consultation with Parent (in any event no later than 45 days following the clearance date), for the purpose of considering and voting upon the approval of the merger agreement and to cause such vote to be taken.
Regulatory Efforts
Each of Parent, Merger Sub and the Company agreed to use their respective reasonable best efforts to take (or cause to be taken) all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the merger and any other transactions contemplated by the merger agreement as soon as reasonably practicable, including: (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from governmental bodies and making all necessary registrations and filings, (ii) obtaining all necessary consents from third parties and (iii) executing and delivering any additional instruments necessary or reasonably advisable to consummate the merger. Without limiting the generality of the foregoing, each party must use reasonable best efforts to:
•
cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a governmental body or third party before a governmental body, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions;

•
give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the merger;

•	promptly and regularly keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding;
•	promptly inform the other parties of any communication to or from the FTC, DOJ or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding;
•
promptly furnish to the other party copies of documents, communications or materials provided to or received from any governmental body and material details of any oral communications in connection with any such request, inquiry, investigation, action or legal proceeding; and

•
consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and in connection with any of the foregoing and except as may be prohibited by any governmental body or by any legal requirement, in connection with any such request, inquiry, investigation or legal proceeding in respect of the merger, each party will provide advance notice of and permit authorized representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any governmental body in connection with such request, inquiry, investigation or legal proceeding.
In furtherance, and not in limitation, of the foregoing, the parties will use their reasonable best efforts to promptly take, and cause their respective affiliates to take, any and all reasonable actions necessary to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the FTC, DOJ, or any other governmental bodies, including those of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the merger, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or expirations or termination of the waiting period under the HSR Act or other antitrust laws, and to use reasonable best efforts to avoid the commencement of a lawsuit by the FTC, the DOJ or other governmental bodies, provided, that no party will be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is not conditioned upon the occurrence of the closing. Notwithstanding the foregoing, in no event will Parent or Merger Sub be required to, or to cause any of their respective affiliates (including as of the effective time the Company and its subsidiaries) to (i) sell, lease, license, divest or dispose of any of its or their respective assets, rights, intellectual property (except in the normal course), product lines or businesses, or (ii) contest any legal proceeding brought by a governmental body under antitrust law, which would have the effect of preventing the closing. Nothing will require the Company to agree to or to take, or commit to take, any action with respect to its assets, businesses, or affiliates that is not conditioned upon the consummation of the merger (and the Company will not be permitted to agree to any of the foregoing, whether or not conditioned upon the consummation of the merger, without the prior written consent of Parent).
Stockholder Litigation
Each party has agreed to promptly notify the other parties of any stockholder litigation or action against the Company or any of its representatives arising out of or relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement. The Company has further agreed to keep Parent reasonably informed regarding any such stockholder litigation or action. As of the date of this proxy statement, there are no pending lawsuits challenging the merger. In the event that lawsuits arise, the Company has agreed to provide Parent (a) an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation or action against the Company and its directors relating to any transaction contemplated by the merger agreement, and the Company will give reasonable and good-faith consideration to any comments proposed by Parent and (b) the opportunity to otherwise participate in (but not control) the defense and/or settlement of any such stockholder litigation or action and will consider in good faith Parent’s advice with respect to such stockholder litigation or action. The Company may not settle or agree to settle or compromise any such stockholder litigation or action without Parent’s consent (which consent will not be unreasonably withheld, delayed or conditioned).
Financing
Neither Parent nor Merger Sub will, without the prior written consent of the Company, consent to any agreement that would amend, modify, supplement, replace, substitute or waive any of the conditions to funding contained in the equity commitment letter or any other provisions of, or remedies under, the equity commitment letter to the extent such amendment, modification, supplement, replacement, substitute or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the financing below the required amount (taking into account any increases to any portion of the financing or any alternative financing); (ii) adversely affect the ability of Parent and Merger Sub to timely consummate the merger in any material respect, including the ability to pay the required amount in full; (iii) (x) impose new or additional conditions to the funding of the financing or (y) expand, amend or modify any of the existing conditions to the funding of the financing, in each case, in a manner that could reasonably be expected to make the funding of the financing in an amount required to pay the required amount less likely to occur or prevent, hinder, or materially delay the closing; (iv) prevent or materially delay the closing date; (v) make the timely funding of the equity financing or the satisfaction of the conditions to obtaining the equity financing less likely to occur in any respect; (vi) adversely impact the ability of Parent to enforce its rights against the other parties to the equity commitment letter; or (vii) result in the termination of the financing commitment letters.
Each of Parent and Merger Sub will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable that are within its control to arrange and obtain the financing on or prior to the closing, including using reasonable best efforts to (i) maintain in full force and effect the financing commitment letters in accordance with the terms and subject to the conditions thereof and enforce its rights thereunder; (ii) satisfy on or prior to the closing (or obtain waivers of) all conditions to funding that are applicable to Parent and/or its affiliates in the financing commitment letters; (iii) upon the satisfaction of the conditions set forth in the financing commitment letters and all conditions in the merger agreement to Parent’s obligation to effect the closing (in each case, other than those that can only be satisfied upon the closing), consummate the financing (including, for the avoidance of doubt, any alternative financing) at or prior to the closing, including causing the equity financing parties to fund the equity financing at the closing; and (iv) comply with its obligations pursuant to the equity commitment letter. Parent will keep the Company reasonably informed on a current basis of the status of its efforts to arrange the financing. Obtaining the financing is not a condition to the closing, and if the financing has not been obtained, Parent and Merger Sub will continue to be obligated (subject to the satisfaction or waiver of the closing conditions) to consummate the merger.
Alternative Financing
If all or any portion of the debt financing becomes unavailable prior to the earliest of the closing date and the date that the merger agreement is terminated for any reason, Parent will (i) promptly (and in any event within 48 hours) upon becoming aware thereof, notify the Company of such unavailability and (ii) use reasonable best efforts to promptly arrange and obtain alternative financing (the “alternative financing”) from alternative sources in an amount sufficient to pay the required amount (when taken together with the equity financing and any portion of the debt financing that remains available); provided, however, that in no event will Parent be required to obtain alternative financing on terms and conditions that are materially more onerous than those contained in the debt commitment letter as in existence as of the date of the merger agreement (including any “market flex” provisions contained in any related fee letter).
Financing Cooperation
Subject to the limitations set forth in the merger agreement, the Company will, and will cause each of its subsidiaries and their respective representatives to, use reasonable best efforts to provide Parent with customary cooperation to the extent reasonably requested by Parent. The Company’s obligations include providing reasonable and customary assistance with the marketing efforts for the debt financing (including in the preparation of customary marketing materials) and, to the extent required by the debt financing, facilitating the pledging of security interests in the Company’s property (provided that such security interests will not take effect prior to the closing).
The Company, its subsidiaries and their respective representatives have no obligation under the merger agreement to take actions in connection with the debt financing that could (i) waive or amend any terms of the merger agreement or cause any condition to closing to fail to be satisfied, (ii) pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities (except to the extent reimbursed or indemnified by Parent); (iii) execute, deliver, approve, modify or perform any agreement, instrument, certificate or other documentation in each case that would be effective prior to the effective time (other than customary authorization letters); (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its subsidiaries; (v) require the Company or any of its affiliates or any of its or their respective representatives to adopt any resolutions, execute any consents or otherwise take any corporate or similar action (except with regard to directors of the Board or officers of the Company that will continue in such role as of closing and with respect to consents that will only be effective as of or following the effective time); (vi) require the Company or any of its affiliates or any of its or their respective representatives to deliver any legal opinion or reliance letter or comfort letter; (vii) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, the merger agreement, any organizational document, any contract or any legal requirement; or (viii) provide access to or disclose information which would result in waiving any attorney-client privilege. In addition, (A) other than customary authorization and representation letters, no action, liability or obligation of the Company, any of its subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the debt financing will be effective until the effective time, and neither the Company nor any of its subsidiaries or their respective representatives will be required to take any such action pursuant to any such certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the closing or that must be effective prior to the effective time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the debt financing will contain disclosure and financial statements reflecting the surviving corporation or its subsidiaries as the obligor. Parent has agreed to reimburse the Company for its out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection with such cooperation and to indemnify the Company, its subsidiaries and their respective representatives for losses incurred in connection with such cooperation and any information used in connection therewith, subject to certain exceptions.
Payoff Letters
The Company will deliver to Parent, at least three business days prior to the closing date, customary payoff letters with respect to the indebtedness of the Company and its subsidiaries set forth on the confidential disclosure schedule to the merger agreement executed by the holders (or, if applicable, the agent or trustee for such holders) of such repaid indebtedness stating the aggregate amount of indebtedness thereunder as of the date specified in such letter (which may be accompanied by a customary per diem for payment following such date), the instructions for payment of the same to discharge such obligations and to release any guarantees and security interests thereunder, together with all instruments and other documentation (in form ready for filing, where applicable) necessary to release all encumbrances on the assets and equity of the Company and its subsidiaries. At least five business days prior to the closing date, the Company will deliver to Parent drafts of such payoff letters. Parent will use reasonable best efforts to reasonably cooperate with the Company in connection with the preparation and delivery of such payoff letters, including by providing any information or documentation reasonably requested by the holders of such repaid indebtedness in connection therewith.
Delisting; Deregistration
Prior to the effective time, the Company and Parent will cooperate to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and the rules and policies of Nasdaq and the Exchange Act to enable the delisting of the common stock from Nasdaq as promptly as practicable after the effective time and the deregistration of the common stock as promptly as practicable after the effective time.
Access and Investigation
The merger agreement provides that, from the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement, the Company will, and will cause its representatives to, provide Parent and its representatives with reasonable access to the Company’s properties, offices, books and records, contracts, commitments and personnel and other information with respect to the business, properties and personnel of the Company and its subsidiaries (other than to the extent specifically related to the negotiation and execution of the merger agreement or any sale process preceding it or, except as expressly provided in the merger agreement, to any acquisition proposal), in each case as Parent reasonably requests and subject to the terms, conditions and limitations of the merger agreement.
EMPLOYEE BENEFITS
Parent has agreed that each Company employee who continues to be employed with the Company or its subsidiaries (each such employee, a “continuing employee”) will, during the period commencing on the effective time and ending on the earlier of the first anniversary of the effective time or the continuing employee’s termination of employment, be provided with (i) base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities (including bonuses and commissions), each of which is substantially comparable in the aggregate to the base salary (or base wages, as the case may be), provided to such continuing employee immediately prior to the execution of the merger agreement, and (ii) severance pay and benefits substantially comparable in the aggregate to the severance pay and benefits provided under the employee plans set forth on the confidential disclosure schedule to the merger agreement and (iii) other broad-based retirement, health and welfare benefits (other than any change-in-control or other transaction-based payments, long-term incentives, non-qualified deferred compensation, retention payments, equity or equity-based compensation, defined benefit arrangements and post-retirement or retiree medical or welfare benefits (the “excluded benefits”)) that are substantially comparable in the aggregate, to the broad-based retirement, health and welfare benefits (other than the excluded benefits) provided to such continuing employee immediately prior to the execution of the merger agreement, except to the extent more favorable compensation and benefits may be required by applicable law.
Parent will use commercially reasonable efforts to provide that each continuing employee will be given service credit for all purposes, including for eligibility to participate, benefit levels (including levels of benefits under Parent’s or the surviving corporation’s (or applicable subsidiary’s) vacation policy) and eligibility for vesting under Parent’s or the surviving corporation’s (or applicable subsidiary’s) employee benefit plans and arrangements (other than with respect to the excluded benefits) with respect to his or her length of service with the Company and its subsidiaries (and their predecessors) prior to the closing date; provided, that the foregoing will not result in the duplication of benefits or to benefit accrual under any excluded benefits. With respect to any accrued but unused personal, sick or vacation time to which any continuing employee is entitled pursuant to the personal, sick or vacation policies applicable to such continuing employee immediately prior to the effective time, Parent acknowledges that the surviving corporation (or applicable subsidiary), as of the effective time, remains obligated to make available to such continuing employee such accrued personal, sick or vacation time and to allow such continuing employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company and its subsidiaries as in effect immediately prior to the effective time. With respect to any health or welfare benefit plan of Parent or the surviving corporation (or applicable subsidiary) in which continuing employees (and their eligible dependents) will be eligible to participate from and after the effective time (the “parent plans”), Parent will (A) use commercially reasonable efforts to waive all limitations as to pre-existing conditions exclusions and waiting periods or required physical examinations under such parent plans with respect to participation and coverage requirements applicable to the continuing employees, to the extent that such conditions, exclusions, waiting periods or physical examinations would not apply under a similar health or welfare plan in which such continuing employees participated immediately prior to the effective time and (B) use commercially reasonable efforts to provide credit to continuing employees under the applicable parent plan for all deductibles, co-payments and other out of pocket expenses incurred by such continuing employee or their covered dependents in the plan year in which the effective time occurs to the extent applicable under any such plan.
If, at least 10 days prior to the effective time, Parent provides written notice to the Company directing the Company to do so, the Company will terminate any and all employee plans intended to be qualified under Section 401(a) of the Code, including Section 401(k) cash-or-deferred arrangements, effective as of the day immediately preceding the day on which the effective time occurs.
If the closing date occurs prior to March 15, 2027, Parent will pay, or cause to be paid, on the first regular payroll date of the Company following the closing date, each continuing employee’s annual bonus for the Company’s fiscal year ending December 31, 2026 (“FY26”) under each of the annual bonus plans maintained by the Company and its subsidiaries (and made available to Parent) as of immediately prior to the effective time (each, an “annual bonus plan”) in an amount equal to the annual bonus amount that the continuing employee would receive if the continuing employee’s annual bonus for FY26 was determined based on actual performance or the most current forecast of FY26 performance under the applicable annual bonus plan for such fiscal year, determined in accordance with such annual bonus plan and in a manner consistent with past practice (each, a “FY26 bonus”), subject to the continuing employee remaining employed by the Company, Parent or one of their affiliates through the payment date, provided that prior to the closing date, the authorized officers of the Company may reduce (including to zero dollars ($0)) any FY26 bonus payable to any continuing employee in their sole discretion. Each FY26 bonus will be paid net of any withholding taxes required to be deducted and withheld by any legal requirement.
RWI POLICY
At or prior to the closing, Parent may obtain a representations and warranties insurance policy relating to the merger (the “RWI policy”). At Parent’s request, the Company will provide reasonable cooperation in assisting Parent in connection therewith, provided, however, that such cooperation is subject to certain restrictions set forth in the merger agreement. Any such RWI policy will provide that (a) the insurer thereunder (and any insurer providing excess coverage with respect thereto) (each, an “RWI insurer”) will have no, and hereby waives and releases any, subrogation rights or contribution rights against the company related parties (as defined below) (other than agents or attorneys of the Company and its subsidiaries and each of their affiliates) except solely in the case of actual and intentional fraud by such company related party, (b) each of such company related parties are express third-party beneficiaries of the RWI policy with respect to the matters set forth in clause (a), with the right to enforce such provisions directly against the RWI insurer, and (c) the RWI policy may not be amended, modified, or waived with respect to the matters set forth in clauses (a) or (b) or in any other manner adverse to any company related party, in each case without the prior written consent of the applicable company related party.
CONDITIONS TO CLOSING OF THE MERGER
The respective obligations of each of Parent, Merger Sub and the Company to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:
•	the receipt of the Company stockholder approval;
•	the expiration or termination of the applicable waiting period under the HSR Act relating to the merger [(which waiting period was terminated early on [ ])];
•
the making or receipt of any required consents, registrations, declarations, notices or filings from governmental bodies in the jurisdictions, if any, specified in the confidential disclosure schedule to the merger agreement (or the expiration or termination of any applicable waiting periods);

•
no court or other governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that remains in effect and enjoins or otherwise prohibits consummation of the merger; and

•	each of the agreements with Alcon Research, LLC remains in full force and effect.
In addition, the obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver by Parent of each of the following additional conditions:
•
the representation and warranty of the Company regarding the absence of a material adverse effect on the Company from September 27, 2026 being true and correct in all respects as of the signing of the merger agreement and as of the closing date;

•
the representations and warranties of the Company regarding certain aspects of its capital structure being true and correct in all respects as of the signing of the merger agreement and as of the closing date (other than de minimis inaccuracies);

•
the representations and warranties of the Company regarding due organization, capital stock of the Company’s subsidiaries, corporate authority, enforceability and anti-takeover laws, non-contravention of the Company’s governing documents, certain aspects of its capital structure (relating to equity awards), the fairness opinion and Company brokers being true and correct in all material respects (or, to the extent qualified by materiality or material adverse effect, in all respects) as of the date of the merger agreement and as of the closing date;

•
the Company’s other representations and warranties set forth in the merger agreement (disregarding any materiality limitations, such as “material,” “in all material respects” and “material adverse effect” set forth therein) being true and correct as of the signing of the merger agreement and as of the closing date, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•
the Company having performed and complied in all material respects with all covenants and all obligations required to be performed or complied with by it under the merger agreement at or prior to the closing date;

•	there not having occurred a material adverse effect since September 27, 2026 that is continuing as of the effective time; and
•
the receipt by Parent and Merger Sub of a certificate signed on behalf of the Company by a duly authorized executive officer or chief financial officer of the Company, certifying that the foregoing conditions have been satisfied.

In addition, the obligation of the Company to consummate the merger is subject to the satisfaction or waiver by the Company of each of the following additional conditions:
•
representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the merger and deliver the merger consideration in accordance with the merger agreement;

•
each of Parent and Merger Sub having performed and complied in all material respects with all covenants and all obligations required to be performed or complied with by it under the merger agreement at or prior to the closing date; and

•
the receipt by the Company of a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer or chief financial officer of Parent certifying that the foregoing conditions have been satisfied.

TERMINATION OF THE MERGER AGREEMENT
Termination by Either the Company or Parent
The merger agreement may be terminated by either the Company or Parent at any time prior to the effective time:
•	by mutual written consent of the Company and Parent;
•
if the merger has not been consummated on or before June 27, 2027 (as may be extended, the “outside date”) (provided, however, that the right to terminate the merger agreement will not be available to any party whose action or failure to comply with its obligations under the merger agreement has been the cause of, or has resulted in, the failure of the closing to occur on or prior to such date). The outside date will be automatically extended to September 27, 2027 if all the conditions to closing will have been satisfied or, with respect to conditions which by their nature are to be satisfied at closing, which will be capable of being satisfied at such time, other than the condition requiring the waiting period (and any extension thereof) under the HSR Act to have expired or been earlier terminated (the “outside date termination trigger”);

•
if the Company fails to obtain the Company stockholder approval at the special meeting (or any adjournment, recess or postponement thereof taken in accordance with the merger agreement) at which a vote is taken on the adoption of the merger agreement and the special meeting will have concluded (the “Company failure to obtain stockholder approval trigger”); or

•
if any court or other governmental authority of competent jurisdiction has enacted, issued, promulgated, entered or enforced any order that permanently enjoins or otherwise permanently prohibits the consummation of the merger and such order has become final and non-appealable or any law that prohibits or makes illegal the consummation of the merger (except where such event is primarily due to or caused by a party’s failure to perform its covenants or obligations under the merger agreement).

Termination by the Company
The merger agreement may be validly terminated by the Company prior to the effective time:
•
if there is a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement in the merger agreement by Parent or Merger Sub, or if any such representation or warranty of Parent and Merger Sub has become untrue, in either case causing the conditions to closing related to the accuracy of Parent’s and Merger Sub’s representations and warranties and to the performance of their obligations under the merger agreement to not be satisfied, subject to certain opportunities to cure the breach prior to the earlier of (i) 30 days after the giving of notice thereof by the Company to Parent or (ii) the outside date (the “Parent breach termination trigger”);

•
if, prior to the receipt of the Company stockholder approval, the Board has authorized the Company’s termination of the merger agreement to enter into a company acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement described above under “—Board Recommendation Changes—Superior Proposals,” so long as the Company has not materially breached its non-solicitation obligations with respect to such superior proposal, and prior to or substantially concurrently with such termination the Company pays to Parent the company termination fee (or the go-shop termination fee, as applicable) (each as described below under “—Termination Fees”) (the “superior proposal termination trigger”); or
•
if, at any time prior to the effective time, (a) all of the conditions to Parent and Merger Sub consummating the closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but which are capable of being satisfied at the closing), (b) Parent failed to effect the closing within two business days after the date the closing should have occurred pursuant to the merger agreement, (c) the Company stood ready, willing and able to take such actions to cause the closing to occur on that date (and throughout such two business day period) and has given Parent irrevocable written notice of such, and (d) Parent and Merger Sub fail to effect the closing on or prior to the date that is two business days after the date on which the closing is otherwise required to occur pursuant to the merger agreement (the “Parent failure to close termination trigger”).

Termination by Parent
The merger agreement may be validly terminated by Parent prior to the effective time:
•
if there is a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement in the merger agreement by the Company, or if any such representation or warranty of the Company has become untrue, in either case causing the conditions to closing related to the accuracy of the Company’s representations and warranties and to the performance of its obligations under the merger agreement to not be satisfied, subject to certain opportunities to cure the breach prior to the earlier of (i) 30 days after the giving of notice thereof by Parent to the Company or (ii) the outside date (the “Company breach termination trigger”); or

•
if, prior to the receipt of the Company stockholder approval, there has been a change of recommendation (except that such right to terminate will expire upon receipt of the Company stockholder approval) (the “change of recommendation termination trigger”).

Termination Fees
In the merger agreement, the parties have agreed to a go-shop termination fee of $7,468,287, a company termination fee of $9,957,716, and a reverse termination fee of $16,181,288.
If the Company terminates the merger agreement pursuant to the Parent breach termination trigger or Parent failure to close termination trigger, Parent must promptly, and in any event within five business days following such termination, pay the Company the reverse termination fee.
If either the Company or Parent terminates the merger agreement pursuant to the outside date termination trigger or the Company failure to obtain stockholder approval trigger, or if Parent terminates the merger agreement pursuant to the Company breach termination trigger as a result of a breach, failure to perform or inaccuracy by the Company that first occurred following the making of an acquisition proposal prior to the termination of the merger agreement, and in either case a bona fide acquisition proposal has been made or communicated to the Board or the Company, or publicly disclosed, after the date of the merger agreement and prior to the termination of the merger agreement and has not been publicly withdrawn prior to the earlier of the special meeting and such termination, and within 12 months of such termination of the merger agreement, an acquisition proposal is consummated or a definitive agreement in respect of an acquisition proposal is entered into (with references to “20%” in the definition of acquisition proposal deemed to be references to “50%”), then the Company must pay Parent the company termination fee concurrently with the earlier of the consummation of such acquisition proposal or entry into the definitive agreement in respect of such acquisition proposal.
If Parent terminates the merger agreement pursuant to the change of recommendation termination trigger or the Company terminates the merger agreement pursuant to the Company failure to obtain stockholder approval trigger at any time that Parent has the right to terminate the merger agreement pursuant to the change of recommendation termination trigger, the Company must promptly (and in any event within five business days) pay Parent the company termination fee.
If the Company terminates the merger agreement pursuant to the superior proposal termination trigger, the Company must promptly (and in any event within five business days) pay Parent the company termination fee. However, if the

Company terminates the merger agreement pursuant to an acquisition proposal obtained pursuant to the Company’s “go-shop” right to solicit and consider acquisition proposals during the period that will continue until 11:59 p.m. Eastern Time on the date that is 30 days after the date of the public announcement of the merger, the termination fee payable by the Company will be the go-shop termination fee.
FEES AND EXPENSES
Except in certain specified circumstances, whether or not the merger is completed, all costs and expenses incurred in connection with the merger and any other transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except as otherwise expressly set forth in the merger agreement. The filing fee payable to any governmental authority for any notifications, filings and registrations required or advisable under the HSR Act or any other antitrust laws will be borne by Parent. Parent or the surviving corporation will be responsible for all fees and expenses of the paying agent.
INDEMNIFICATION AND INSURANCE
The merger agreement provides that, from and after the effective time, Parent will cause the surviving corporation to indemnify and hold harmless, to the fullest extent permitted under applicable law and the Company’s certificate of incorporation or bylaws in effect as of September 27, 2026, each present and former director or officer of the Company and its subsidiaries and each individual who was serving at the request of the Company or its subsidiaries as a director or officer against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such indemnified person in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such indemnified person is or was (or any acts or omissions by such indemnified person in his or her capacity as) a director or officer of the Company or any of its subsidiaries at or prior to the effective time and pertaining to any and all matters pending, existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, including any such matter arising under any claim with respect to the merger, in each case to the extent required by the existing indemnification obligations.
In addition, prior to the effective time, the Company will purchase a six-year tail policy for the existing policy of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries as of September 27, 2026, provided that the surviving corporation will not be required to expend an amount in excess of 250% of the annual premium currently payable by the Company and its subsidiaries with respect to the existing policy (or, for any tail policy, the corresponding amount).
For more information, please refer to the section of this proxy statement captioned “The Merger —Interests of Directors and Executive Officers in the Merger.”
SPECIFIC PERFORMANCE
Subject to certain limitations, Parent, Merger Sub and the Company are entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement, including the right of a party to cause each other party to consummate the merger, in addition to any other remedy to which they are entitled at law or in equity. Parent, Merger Sub and the Company further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable or not appropriate for any reason, nor assert that a remedy of monetary damages would provide an adequate remedy for breach. Notwithstanding the foregoing, the parties agreed that the Company will be entitled to specific performance of Parent’s and Merger Sub’s obligation to consummate the closing if and when required under the merger agreement, subject to certain additional requirements.
LIMITATIONS OF LIABILITY
Subject to the provisions of the merger agreement, if the merger agreement is validly terminated, the Company’s receipt of the reverse termination fee, to the extent owed pursuant to the merger agreement (including, if applicable, certain costs, interest and expenses that may be owed to the Company due to the failure of Parent to timely pay the reverse termination fee) will be the sole and exclusive remedy of the Company and the other company related parties against the parent related parties (as defined below) arising out of or in connection with the merger agreement, any agreement executed in connection therewith and the transactions contemplated thereby, the termination of the merger agreement, the failure to consummate the merger or any claims or actions under applicable law arising out of or in connection with any breach, termination or failure. The Company’s receipt of the reverse termination fee to the extent owed and any costs, interest and expenses payable due to the failure of Parent to timely pay the reverse termination fee will be the only monetary damages the Company and its affiliates may recover from the parent related parties in respect of the merger agreement, any agreement executed in connection therewith and the transactions contemplated thereby, the termination of the merger agreement, the failure to consummate the merger or any claims or actions under applicable law arising out of or in connection with any such breach, termination or failure, and upon payment of such amounts, (A) none of parent related parties will have any further liability or obligation to the Company or its affiliates relating to or arising out of the merger agreement, any agreement executed in connection therewith or the transactions contemplated thereby or any matters forming the basis of such termination (except that the parties (or their respective affiliates) will remain obligated with respect to and the Company may be entitled to remedies with respect to, those certain confidentiality agreements); and (B) none of the Company or any other person will be entitled to bring or maintain any legal proceeding against any parent related party arising out of the merger agreement, any agreement executed in connection therewith or the transactions contemplated thereby or any matters forming the basis for such termination (except that the parties (or their respective affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, those certain confidentiality agreements).
Notwithstanding the foregoing, the provisions above will not relieve the parent related parties from any liability if the merger agreement is validly terminated by either party in circumstances where the reverse termination fee is not owed for any willful breach (as defined in the merger agreement) of or actual and intentional fraud under the merger agreement prior to such termination; provided, that under no circumstances (including in the case of willful breach or actual and intentional fraud) will the collective monetary damages payable by the parent related parties for breaches or otherwise under the merger agreement (taking into account the payment of the reverse termination fee) exceed the sum of (x) the reverse termination fee plus (y) any costs, interest and expenses payable by Parent due to the failure of Parent to timely pay the reverse termination fee in the aggregate for all such breaches (the “parent liability cap”). In no event will the company related parties seek or obtain, nor will they permit any of their representatives or any other person acting on their behalf to seek or obtain, nor will any person be entitled to seek or obtain, any monetary recovery or award in excess of the parent liability cap against any of the parent related parties (including in the case of willful breach or actual and intentional fraud), and in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the parent liability cap against the parent related parties for, or with respect to, the merger agreement or the merger, the termination of the merger agreement, the failure to consummate the merger or any claims or actions under applicable law arising out of any such breach, termination or failure (including in the case of willful breach or actual and intentional fraud).
Subject to the provisions of the merger agreement, if the merger agreement is validly terminated, Parent’s receipt of the company termination fee, to the extent owed pursuant to the merger agreement (including, if applicable, certain costs, interest and expenses that may be owed to the Parent due to the failure of the Company to timely pay the company termination fee) will be the sole and exclusive remedy of Parent and the other parent related parties against the company related parties arising out of or in connection with the merger agreement, any agreement executed in connection therewith and the transactions contemplated thereby, the termination of the merger agreement, the failure to consummate the merger or any claims or actions under applicable law arising out of or in connection with any breach, termination or failure. Parent’s receipt of the company termination fee to the extent owed and any costs, interest and expenses payable due to the failure of the Company to timely pay the company termination fee will be the only monetary damages Parent, Merger Sub and their affiliates may recover from the company related parties in respect of the merger agreement, any agreement executed in connection therewith and the transactions contemplated thereby, the termination of the merger agreement, the failure to consummate the merger or any claims or actions under applicable law arising out of or in connection with any such breach, termination or failure, and upon payment of such amounts, (A) none of the company related parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of the merger agreement, any agreement executed in connection therewith or the transactions contemplated thereby or any matters forming the basis of such termination (except that the parties (or their respective affiliates) will remain obligated with respect to and Parent may be entitled to remedies with respect to, those certain confidentiality agreements); and (B) none of Parent or Merger Sub or any other person will be entitled to bring or maintain any legal proceeding against the Company or any company related party arising out of the merger agreement, any agreement executed in connection therewith or the transactions contemplated thereby or any matters forming the basis for such termination (except that the parties (or their respective affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, those certain confidentiality agreements).
Notwithstanding the foregoing, the provisions above will not relieve the Company and its subsidiaries from any liability if the merger agreement is validly terminated by either party in circumstances where the company termination fee is not owed for any willful breach (as defined in the merger agreement) of or actual and intentional fraud under the merger agreement prior to such termination; provided, that under no circumstances (including in the case of willful breach or actual and intentional fraud) will the collective monetary damages payable by the company related parties for breaches or otherwise under the merger agreement (taking into account the payment of the company termination fee) exceed the sum of (x) the company termination fee plus (y) any costs, interest and expenses payable by the Company due to the failure of the Company to timely pay the company termination fee in the aggregate for all such breaches (the “company liability cap”). In no event will the parent related parties seek or obtain, nor will they permit any of their representatives or any other person acting on their behalf to seek or obtain, nor will any person be entitled to seek or obtain, any monetary recovery or award in excess of the company liability cap against any of the company related parties (including in the case of willful breach or actual or intentional fraud), and in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the company liability cap against the company related parties for, or with respect to, the merger agreement or the merger, the termination of the merger agreement, the failure to consummate the merger or any claims or actions under applicable law arising out of any such breach, termination or failure (including in the case of willful breach or actual or intentional fraud).
A “company related party” means collectively, (A) the Company and its subsidiaries and each of their affiliates and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, stockholders and assignees of the Company, any of its subsidiaries and each of their affiliates.
A “parent related party” means any of (i) Parent, Merger Sub, the equity financing parties, the debt financing entities and their respective affiliates and (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, affiliates, attorneys, other representatives, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub, the equity financing parties, the debt financing entities and their respective affiliates.
AMENDMENTS
The merger agreement may be amended, modified, or waived by a signed written agreement by Parent, Merger Sub and the Company at any time prior to the effective time (provided, after receipt of the Company stockholder approval, no amendment may be made that by law requires further approval of the Company stockholders without first obtaining such further approval).
GOVERNING LAW
The merger agreement is governed by Delaware law.

CONTINGENT VALUE RIGHTS AGREEMENT
EXPLANATORY NOTE
The following summarizes the material provisions of the CVR agreement. The CVR agreement will be executed at the closing of the merger by the Company, the Rights Agent and Parent. This summary does not purport to be complete, may not contain all information about the CVR agreement that is or may be important to you and is qualified in its entirety by reference to the full form of the CVR agreement, a copy of which is attached to this proxy statement as Exhibit C to the merger agreement attached as Appendix A and which we incorporate by reference into this proxy statement. We strongly recommend that you read the CVR agreement and documents related thereto carefully and in their entirety, as the rights and obligations of the parties are governed by the express terms of the CVR agreement and such documents related thereto and not by this summary or any other information contained in this proxy statement. This summary may not contain all the information about the CVR agreement that is important to you. Although the Company does not anticipate the definitive version of the CVR agreement negotiated and entered into with the Rights Agent to differ from the form attached to this proxy statement in any respect that would be material to CVR holders, there can be no assurance that any changes will not, in fact, be material to such CVR holders.
The CVR agreement is included with this proxy statement only to provide you with information regarding the terms of the CVR agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses.
RIGHTS AGENT
The Rights Agent will be a person selected by Parent and reasonably acceptable to the Company. The Rights Agent will keep a register for the purpose of registering CVRs and transfers of CVRs, receive funds from Parent for distribution to applicable CVR holders and perform such other duties as are expressly set forth in the CVR agreement. The Rights Agent will not be liable for any actions taken or not taken in connection with the CVR agreement except to the extent of its willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence. Parent will pay the fees and expenses of the Rights Agent as set forth in the CVR agreement and reimburse the Rights Agent for all reasonable and necessary documented out-of-pocket expenses incurred in connection with the administration of its duties.
The Rights Agent may resign at any time upon at least 60 calendar days’ written notice to Parent, and Parent may remove the Rights Agent upon at least 30 calendar days’ written notice, but no resignation or removal will become effective until a successor Rights Agent has been appointed.
CONTINGENT VALUE RIGHTS
Each CVR represents the right of its holder to receive a contingent cash payment pursuant to the merger agreement and the CVR agreement if the conditions for such payment are satisfied. Pursuant to the merger agreement, CVRs will be issued to (i) holders of shares of common stock (other than any excluded shares) (the “common stock CVRs”), (ii) holders of shares of Series A Preferred Stock (other than any excluded shares) (the “preferred stock CVRs”) and (iii) certain holders of equity awards (the “equity award CVRs”).
The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any CVR holder. The CVRs will not represent any equity or ownership interest in Parent, the Company or any of their respective affiliates. A CVR will not constitute a security of any person. None of Parent or any of its affiliates (including, after the closing date, the surviving corporation), or any of their respective directors, officers, employees or other representatives, will owe any fiduciary or similar duty to any holder in respect of the CVRs.
Milestone Payments
While no guarantee or assurance can be given that any proceeds will be received, each CVR represents the right to receive contingent cash payments based on revenues or consolidated EBITDA (each as defined below) during the calendar years ending December 31, 2028, 2029 and 2030, subject to the terms and conditions of the CVR agreement.

For purposes of the CVR agreement:
•	“2028 performance milestone payment” means:
○
An amount equal to $30,000,000 if, during 2028, (a) revenues from customers of Parent, the Company and their respective subsidiaries (collectively, the “Company Group”) other than Alcon Research, LLC and its affiliates (collectively, the “Alcon Group”) are at least $120,000,000 and (b) either (i) revenues from the Alcon Group are at least $54,000,000 or (ii) aggregate revenues from all customers of the Company Group are at least $174,000,000 (the “2028 performance milestone”); or

○
A scaled payment if, during 2028, revenues from customers of the Company Group other than the Alcon Group are at least $100,000,000 but less than $120,000,000 and either clause (b)(i) or clause (b)(ii) of the preceding bullet is satisfied. The scaled payment in these circumstances will equal $30,000,000 multiplied by the 2028 scaling factor. The 2028 scaling factor will be calculated by (a) subtracting $100,000,000 from revenues from customers of the Company Group other than the Alcon Group achieved in 2028 and (b) dividing the resulting amount by $20,000,000.

•
“2028 milestone catch-up payment” means (a) if the 2029 performance milestone payment (as defined below) is $45,000,000, without giving effect to any litigation adjustment (as defined below), a catch-up payment will be made in an amount equal to (i) $30,000,000 minus (ii) the 2028 performance milestone payment or (b) in all other circumstances, $0.

•	“2029 performance milestone payment” means:
○
An amount equal to $45,000,000 if, during 2029, (a) revenues from customers of the Company Group other than Alcon are at least $175,000,000 and (b) either (i) revenues from Alcon are at least $53,000,000 or (ii) aggregate revenues from all customers of the Company Group are at least $228,000,000 (the “2029 performance milestone”); or

○
A scaled payment if, during 2029, revenues from customers of the Company Group other than the Alcon Group are at least $145,000,000 but less than $175,000,000 and either clause (b)(i) or clause (b)(ii) of the preceding bullet is satisfied. The scaled payment will equal $45,000,000 multiplied by the 2029 scaling factor. The 2029 scaling factor will be calculated by subtracting $145,000,000 from revenues from customers of the Company Group other than the Alcon Group achieved in 2029 and dividing the resulting amount by $30,000,000.

•	“2030 performance milestone payment” means an amount equal to $85,000,000 if, during 2030, consolidated EBITDA is at least $120,000,000 (the “2030 performance milestone”).
•	“milestone” means each of the 2028 performance milestone, the 2029 performance milestone and the 2030 performance milestone, as applicable.
•
“milestone payment” means (a) with respect to the 2028 performance milestone, the 2028 performance milestone payment, if any, and the 2028 performance milestone catch-up payment, if any, (b) with respect to the 2029 performance milestone, the 2029 performance milestone payment, if any, and (c) with respect to the 2030 performance milestone, the 2030 performance milestone payment, if any.

•
“revenues” means the consolidated net revenue of the Company Group recognized for the applicable period in accordance with GAAP and, solely to the extent consistent with GAAP, the accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques (including in respect of the exercise of management judgment) used in the Company’s consolidated financial statements included in the Form 10-Q or Form 10-K filed by the Company with the SEC immediately prior to the closing date.

•	“consolidated EBITDA” means the consolidated EBITDA of the Company Group for the applicable calendar year calculated in accordance with Exhibit A to the CVR agreement.
The maximum aggregate amount payable to all holders under the CVR agreement, prior to giving effect to any litigation adjustment, is $160,000,000, without interest and subject to applicable withholding taxes. Each milestone payment amount will be paid only once, if at all.

Allocation of Milestone Payments
The amount payable to each CVR holder with respect to each milestone payment, after giving effect to any applicable litigation adjustment (the “milestone payment amount”), will be determined in the following order of priority:
•
first, to each holder of a common stock CVR or an equity award CVR, the quotient obtained by dividing (i) the applicable milestone payment by (ii) the total number of outstanding CVRs held by such holders as of the close of business on the last day of the calendar year of the applicable milestone, until each such holder has received an amount equal to the difference between the base consideration and the conversion consideration (each as defined in the merger agreement) (such amount, the “catch-up amount”); and

•
second, to each CVR holder the quotient obtained by dividing (i) the applicable milestone payment (or remainder thereof after allocations made pursuant to the above bullet) by (ii) the total number of outstanding CVRs held by all CVR holders as of the close of business on the last day of the calendar year of the applicable milestone.

Accordingly, holders of preferred stock CVRs will not participate in a milestone payment unless and until the catch-up amount has first been paid in respect of the common stock CVRs and equity award CVRs. If an applicable milestone payment is insufficient to satisfy the full catch-up amount, the entire milestone payment will be allocated to holders of common stock CVRs and equity award CVRs, and holders of preferred stock CVRs will not receive any portion of that milestone payment. If the applicable milestone payment exceeds the amount necessary to satisfy the catch-up amount, the remaining portion will be allocated among all CVR holders based on the total number of outstanding CVRs held by all holders as of the close of business on the last day of the calendar year of the applicable milestone.
For the avoidance of doubt, the catch-up amount described in this section is separate and distinct from the 2028 performance milestone catch-up payment described above under “—Milestone Payments.”
Litigation Adjustment
Milestone payments may be increased or decreased based on the financial effect of specified litigation involving the Company, its affiliates or certain related persons, on the one hand, and Ardeshir Haerizadeh or any of his affiliates, on the other hand, including the proceedings identified in the CVR agreement and any appeals thereof (the “specified adjustment matters”).
If all specified adjustment matters have been finally resolved by final, non-appealable judgment, order, decree or written settlement agreement on or prior to the applicable milestone determination date (as defined below) (the “specified resolution date”), the applicable milestone payment will be increased or decreased by the litigation adjustment, after taking into account any portion of the litigation adjustment previously applied to an earlier milestone payment.
The “litigation adjustment” generally equals (i) cash recoveries received by the Company Group in connection with the specified adjustment matters after the closing date, minus (ii) specified litigation costs and other amounts paid in cash by the Company Group in connection with such matters after the closing date, plus (iii) the value attributable under the CVR agreement to shares of common stock held in escrow at closing in connection with the specified adjustment matters.
The litigation adjustment may be positive, negative or zero and is capped at $10,000,000 in either direction. In determining the adjustment applicable to a milestone payment, the litigation adjustment will be reduced by the aggregate net amount by which prior milestone payments were previously increased or reduced, and the resulting amount will be applied to the applicable milestone payment.
A milestone payment will not be reduced below zero. Any negative adjustment that cannot be fully applied to a milestone payment, or that arises when no milestone payment is payable, will be carried forward and be applied to the next milestone payment, if any. The litigation adjustment will be recalculated as of each applicable milestone determination date to reflect additional litigation costs, recoveries and changes in escrow value, without duplication. If the specified resolution date has not occurred on or prior to the earlier of December 31, 2030 and termination of the CVR agreement, no litigation adjustment will apply.

COVENANTS BY PARENT
Among other things, the CVR agreement provides for certain covenants made by Parent.
Operation of Business
The CVR agreement provides that, from the closing date of the merger through December 31, 2030, neither Parent nor any other members of the Company Group (or their respective successors and assigns) will take any action with the primary purpose of avoiding the obligation to pay, or of reducing, any milestone payment, including:
•
changing shipping or invoicing practices (including the timing thereof or currency of invoices), that would result in the acceleration or deceleration (as applicable) of the recognition of any amounts that are components of revenues to an earlier or later applicable calendar year in a manner adverse to the achievement of any milestone as stated in the milestone payments above;

•
deferring, delaying or otherwise altering the timing or amounts of collection of consideration for the sale of products of the Company Group in a manner to defer or delay the recognition of such consideration in the calculation of revenues;

•	deterring customers from purchasing any products or incentivizing customers to delay the purchase of any products of the Company Group;
•
changing payment, invoicing or other practices (including the timing or currency thereof), that would result in the acceleration or deceleration (as applicable) of the recognition of any amounts that are components of consolidated EBITDA to an earlier or later applicable calendar year in a manner adverse to the achievement of the 2030 performance milestone; or

•
(x) changing invoicing or payment practices (including the timing thereof or currency of invoices), that would result in the acceleration or deceleration (as applicable) of litigation costs to an earlier or later period or (y) deferring, delaying or otherwise altering the timing or amounts of collection on any cash recoveries from litigation in a manner to defer or delay the recognition of such cash recoveries from litigation, in each case in a manner adverse to the calculation of the litigation adjustment.

Subject to the above covenant, Parent and its affiliates will have the power and right to control all aspects of their business and operations, and may exercise or refrain from exercising such power and right as they may deem appropriate and in the best overall interests of Parent and its affiliates and its and their equity holders, rather than the interests of the CVR holders. Parent and its affiliates (including directors, officers, employees, or other representatives of Parent and its affiliates) do not owe any fiduciary duty or similar duty to any CVR holder in respect of the CVRs. The CVR agreement does not impose any obligation on Parent to actually achieve any milestone.
NON-TRANSFERABILITY
The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than under the following specified circumstances:
•	upon death of a CVR holder by will or intestacy;
•	by instrument to an inter vivos or testamentary trust in which the CVRs are to pass to beneficiaries of the holder upon the CVR holder’s death;
•	pursuant to a court order, including in connection with bankruptcy or liquidation;
•
by operation of law, including by consolidation or merger of the CVR holder, or without consideration in connection with the dissolution, liquidation or termination of any CVR holder that is a corporation, limited liability company, partnership or other entity (provided that such dissolution, liquidation or termination does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act);

•
in the case of CVRs held in book-entry or similar nominee form, from a nominee to a beneficial owner and, if applicable through an intermediary, or from such nominee to another nominee for the same beneficial owner;

•
if the CVR holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); or

•
by the abandonment of the CVR at any time by the CVR holder through a transfer to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), without consideration for such transfer.

Every request to transfer a CVR must be in writing and accompanied by a written instrument of transfer in accordance with the CVR agreement.
EVIDENCE OF CVR; REGISTRATION
The CVRs will not be evidenced by certificates or other instruments. The Rights Agent will maintain a register (the “CVR register”) for purposes of registering the CVRs and transfers of CVRs.
The CVR register will set forth: (i) with respect to holders of shares held in book-entry form through DTC or any successor thereto immediately prior to the effective time, one position for Cede & Co., as nominee of DTC, representing all such shares that were converted into the right to receive the merger consideration pursuant to the merger agreement, and (ii) with respect to (A) holders of shares held in certificated form, (B) holders of shares held in book-entry form through the Company’s transfer agent immediately prior to the effective time and (C) holders of equity awards entitled to receive CVRs, the applicable number of CVRs to which each such holder is entitled pursuant to the merger agreement.
No transfer of a CVR will be valid, even if permitted under the CVR agreement, until registered in the CVR register in accordance with the CVR agreement.
A CVR holder may make a duly executed written request to the Rights Agent to change such CVR holder’s address of record in the CVR register.
PAYMENT PROCEDURES
As promptly as practicable following a milestone determination date, and in any event no later than 15 calendar days thereafter, unless the CVR agreement has been terminated in accordance with its terms, Parent will deliver to the Rights Agent: (i) a written notice (a “milestone notice”) indicating whether the corresponding milestone was achieved and, if achieved, the corresponding milestone payment and milestone payment amount payable to each CVR holder, along with an officer’s certificate certifying the same; and (ii) if a milestone is achieved, within five business days after delivery of the milestone notice, cash sufficient to pay the applicable milestone payment amounts, which will be deposited with the Rights Agent or, in the case of equity award CVRs to be paid through payroll, with the Company or Parent’s applicable affiliate. As used herein, “milestone determination date” means a date no later than 150 calendar days after the end of the applicable calendar year.
The CVR agreement provides that the milestone notice will also include the applicable revenues statement or EBITDA statement and, if the specified resolution date has occurred on or prior to the applicable milestone determination date, the specified resolution date and the calculations of the litigation adjustment, previously applied litigation adjustment and unapplied litigation adjustment, as applicable.
If a milestone has not been achieved, Parent will concurrently deliver to the Rights Agent a written notice stating that the applicable milestone was not achieved and that the applicable milestone payment is not payable (an “expiry notice”). The Rights Agent will send each CVR holder a copy of the expiry notice within five business days after receipt.
The Rights Agent will promptly, and in any event within five business days after receipt of a milestone deposit, send each CVR holder at its registered address a copy of the milestone notice (the date on which such notice is sent, the “milestone payment date”). At the same time, the Rights Agent will pay the applicable milestone payment amount to each holder (i) by check mailed to the address of each CVR holder as reflected in the CVR register as of the close of business on the last business day immediately prior to such milestone payment date or (ii) with respect to any CVR holder who has provided the Rights Agent wiring instructions in writing, by wire transfer of immediately available funds to the account specified on such instructions.

With respect to equity award CVRs held by current or former employees of the Company or its affiliates, Parent will cause the applicable milestone payment amount to be paid through the applicable payroll system no later than the second regular payroll date following the applicable milestone payment date.
INTENDED TAX TREATMENT
Except to the extent any portion of a milestone payment amount is required to be treated as imputed interest under applicable law, the parties agreed to treat: (a) the CVRs (other than equity award CVRs) for all U.S. federal and applicable state and local tax purposes as additional consideration for or in respect of the shares of common stock or Series A Preferred Stock, as applicable, pursuant to the merger agreement; (b) any milestone payment amounts received in respect of such CVRs as amounts realized on the disposition of the applicable CVRs; and (c) equity award CVRs as additional compensation for or in respect of the applicable equity awards.
Parent, the surviving corporation, the Rights Agent and any other applicable withholding agent (and their applicable affiliates) will be entitled to deduct or withhold, or cause to be deducted or withheld, from any milestone payment amount otherwise payable pursuant to the CVR agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury regulations thereunder, or any other applicable tax law, as may be determined by Parent, the surviving corporation, the Rights Agent or any other applicable withholding agent, as applicable. With respect to holders of equity award CVRs who are current or former employees of the Company or its affiliates, any such withholding may be made, or caused to be made, by Parent through the surviving corporation’s or any of its applicable affiliate’s payroll system. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under the CVR agreement as having been paid to the person in respect of which such deduction or withholding was made.
UNDISTRIBUTED PAYMENTS; IMPUTED INTEREST
Any portion of a milestone payment amount that remains undistributed to CVR holders one year after the applicable milestone payment date will be delivered by the Rights Agent to Parent upon demand, and any CVR holder will thereafter look only to Parent for payment of the applicable payment amount for any milestone period, without interest.
ENFORCEMENT OF CVR HOLDER RIGHTS
No CVR holder will have any right under the CVR agreement to commence proceedings under or with respect to the CVR agreement. Such rights may only be exercised by the holders of at least 35.0% of the outstanding CVRs as set forth on the CVR register at the time of the determination (the “acting holders”) in accordance with, and subject to the limitations set forth in, the CVR agreement. In any such action, the acting holders will be deemed to represent all CVR holders.
DISPUTE RESOLUTION
The acting holders may, within 60 calendar days following delivery of an expiry notice that an applicable milestone was not achieved or a notice that does not provide for payment in full of the maximum possible milestone payment amount, deliver to Parent and the Rights Agent a notice disputing specified items in the applicable revenues statement or EBITDA statement or the calculation of any litigation adjustment (a “dispute notice”). Following delivery of a dispute notice, the acting holders and Parent will, in good faith, attempt to resolve the disputed items. If they fail to do so within 30 calendar days, the disputed items will be submitted to an independent certified public accounting firm of nationally recognized standing (the “independent accountant”).
The independent accountant will act as an expert and not as an arbitrator and will resolve only disputed items that are mathematical, computational or accounting in nature. The independent accountant will be instructed to make a final determination within 30 calendar days following the later of its engagement or the submission of the relevant information. Its determination will be final, conclusive and binding on Parent and the CVR holders, absent manifest error. The fees of the independent accountant will be allocated between Parent and the acting holders based on the percentage of the disputed items determined by the independent accountant in favor of Parent or the acting holders, as applicable. If the independent accountant determines that a milestone was achieved and applicable milestone payment amounts were not paid, Parent will pay such amounts to the Rights Agent within 10 business days after delivery of the independent accountant’s final written report.

During the applicable review and resolution periods, Parent and the Company will provide the acting holders reasonable access to relevant personnel, external auditors and books and records as may be reasonably necessary to verify the applicable calculations, subject to customary confidentiality and privilege protections. If no dispute notice is delivered during the applicable review period, the applicable calculations and determinations will be final, binding and conclusive upon the CVR holders.
AMENDMENTS
Amendments Without the Consent of CVR Holders
Without the consent of any CVR holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments solely to evidence the succession of another person to Parent and the assumption by any such successor of the covenants of Parent under the CVR agreement.
Without the consent of any CVR holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments for any of the following purposes:
•	to evidence the succession of another person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent;
•
to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the CVR holders; provided that, in each case, such provisions do not adversely affect the interests of the CVR holders;

•
to cure any ambiguity, to correct or supplement any provision that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the CVR agreement; provided that, in each case, such provisions do not adversely affect the interests of the CVR holders;

•
as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; provided that, in each case, such provisions do not materially adversely affect the interests of the CVR holders;

•	as may be necessary to ensure that Parent complies with applicable law; provided that, in each case, such amendments do not adversely affect the interests of the CVR holders; or
•
any other amendments for the purpose of adding, eliminating or changing any provisions of the CVR agreement, unless such addition, elimination or change is adverse in any respect to the interests of the CVR holders.

Amendments with the Consent of CVR Holders
With the consent of the acting holders, whether evidenced in writing or taken at a meeting of the CVR holders, Parent and the Rights Agent may amend the CVR agreement for the purpose of adding, eliminating or changing any provisions of the CVR agreement, even if such addition, elimination or change is adverse to the interests of the CVR holders; provided, however, that no such amendment will, without the consent of the holders of two-thirds (66 2/3%) of the outstanding CVRs:
•	modify in a manner adverse to the CVR holders any provision contained in the CVR agreement with respect to the termination of the CVR agreement or the CVRs;
•	modify in a manner adverse to the CVR holders (a) the time for, and amount of, any payment to be made to the CVR holders pursuant to the CVR agreement or (b) the definition of any milestone;
•	increase or reduce the number of CVRs, other than CVRs extinguished upon abandonment by a CVR holder or acquisition by Parent or its affiliates; or
•
modify the foregoing amendment provisions, except to increase the percentage of CVR holders from whom consent is required or to provide that certain provisions of the CVR agreement cannot be modified or waived without the consent of the holder of each outstanding CVR affected thereby.

Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the foregoing, Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the CVR holders at their addresses as they appear on the CVR register, setting forth such amendment.
TERMINATION
The CVR agreement will terminate upon the earliest to occur of:
•	the complete payment in full of all milestone payment amounts required to be paid under the terms of the CVR agreement;
•	the delivery to the Rights Agent of a written notice of termination duly executed by Parent and the holders of two-thirds (66 2/3%) of the then outstanding CVRs; or
•
the expiration of the review request period for the EBITDA statement prepared for the 2030 performance milestone, provided that (i) no dispute notice is received during such review request period, (ii) no milestone payment amount is then required to be paid under the CVR agreement and (iii) Parent has complied in all material respects with its obligations under the applicable dispute resolution provisions of the CVR agreement.

In the case of the last preceding bullet, if there is any pending dispute notice or ongoing action (whether in contract or in tort or otherwise) arising out of or relating to the CVR agreement properly brought by the acting holders prior to termination, the CVR agreement will not terminate until (i) in the case of a dispute notice, there is a final decision of the independent accountant or a settlement between Parent and the acting holders, and any amounts determined to be payable have been paid, or (ii) in the case of an ongoing action, there is a final non-appealable order in such action or a settlement between Parent and the acting holders.
CHANGE OF CONTROL
Parent may, in its sole discretion and without the consent of the CVR holders, consummate a transaction involving the sale or other disposition of all or substantially all of the assets of Parent or the Company, or another transaction resulting in a change in control of Parent or the Company, provided that the person acquiring or succeeding to Parent or the Company, as applicable, assumes Parent’s and the Company’s obligations and covenants under the CVR agreement pursuant to a supplemental instrument delivered to the Rights Agent. Upon or prior to consummation of such change of control transaction, Parent will deliver an officer’s certificate to the Rights Agent confirming compliance with the applicable provisions of the CVR agreement, and the Rights Agent will promptly, and in any event within 10 calendar days, send a copy of such notice to the CVR holders after receipt.
OBLIGATIONS OF PARENT
The Company has irrevocably and unconditionally guaranteed the due and punctual performance of all obligations of Parent under the CVR agreement. Parent will cause the Company to duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to the Company under the CVR agreement. Parent and the Company will be jointly and severally liable for the performance and satisfaction of each of their respective covenants, obligations and liabilities thereunder.

VOTING AND SUPPORT AGREEMENTS
Concurrently with the execution of the merger agreement, the Company and Parent entered into separate voting and support agreements with the Wynnefield Stockholders and the Legion Stockholders (together, the “supporting stockholders”). The Wynnefield Stockholders include, and are affiliated with, the Company’s director Nelson Obus. The Legion Stockholders include, and are affiliated with, the Company’s director Christopher S. Kiper. Each of the voting and support agreements follows the same form. The following is a summary of the material provisions of the voting and support agreements, the form of which is attached as Appendix B to this proxy statement and is incorporated into this proxy statement by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the voting and support agreements. We encourage you to read the form of voting and support agreement carefully and in its entirety.
As of the close of business on the record date, the supporting stockholders collectively beneficially owned approximately 24.60% of the total voting power of the outstanding shares of common stock, 40.65% of the total voting power of the Series A Preferred Stock, and 27.34% of the aggregate combined voting power of the common stock and Series A Preferred Stock. In addition, any shares of common stock or Series A Preferred Stock that a supporting stockholder acquires record or beneficial ownership of after the date of the voting and support agreements and prior to the expiration time will automatically become subject to the voting and support agreement. The shares subject to the voting and support agreements are referred to as “covered shares.”
VOTING PROVISIONS
Under the voting and support agreements, subject to certain limited exceptions, until the expiration time (as defined below under “—Termination”), at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), each supporting stockholder agreed to vote, or cause to be voted, all of its covered shares: (i) in favor of the approval and adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement; (ii) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the approval and adoption of the merger agreement on the date on which such meeting is held; and (iii) against (a) any action, proposal, transaction or agreement that would reasonably be expected to result in any condition to the closing of the merger set forth in the merger agreement not being satisfied prior to the termination of the merger agreement and (b) any acquisition proposal, or any agreement, transaction, or other matter that is intended to, or would reasonably be expected to, impede, interfere, or materially and adversely affect the consummation of the merger and the other transactions contemplated by the merger agreement.
Until the expiration time, each supporting stockholder also agreed, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), to appear at such meeting or otherwise cause all of its covered shares to be counted as present for purposes of establishing a quorum, and to be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be so represented).
RESTRICTIONS ON TRANSFER
Under the voting and support agreements, each supporting stockholder agreed, subject to limited exceptions, until the expiration time, that it will not, and will cause each of its affiliates not to, directly or indirectly, offer, sell, assign, encumber, pledge, hypothecate, dividend, dispose of, loan or otherwise transfer (whether voluntary or involuntary, and including by merger, testamentary disposition, gift or operation of law) any covered shares or any interest therein.
The transfer restrictions also prohibit the deposit of covered shares into a voting trust, the entry into any other voting agreement or arrangement, or the grant of any proxy or power of attorney with respect to covered shares; the creation of any lien on covered shares (other than permitted liens); the entry into any derivative or hedging arrangement with respect to covered shares; and any contract or commitment to take any of the foregoing actions. However, a supporting stockholder may transfer covered shares (a) to any other stockholder party to the same voting and support agreement or any affiliate under common control with such supporting stockholder, (b) to any beneficial owner of such supporting stockholder, or (c) by will, by operation of law or for estate planning purposes, in each case only if the transferee agrees in writing, in a form reasonably satisfactory to Parent, to be bound by the terms of the voting and support agreement.

WAIVER OF APPRAISAL RIGHTS AND CERTAIN OTHER ACTIONS
Under the voting and support agreements, each supporting stockholder irrevocably waived, and agreed not to exercise, any and all appraisal rights under Section 262 with respect to all of its covered shares. Additionally, each supporting stockholder agreed not to commence or participate in (i) any class action with respect to Parent, Merger Sub, the Company or any of their respective subsidiaries or successors, or (ii) any legal action, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective subsidiaries or successors, in each case (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of the voting and support agreement or the merger agreement (including any claim seeking to enjoin or delay the closing of the merger), or (b) to the fullest extent permitted by applicable law, alleging a breach of any duty of the Board, Merger Sub or Parent in connection with the merger agreement, the voting and support agreement or the transactions contemplated thereby. These restrictions do not prevent a supporting stockholder from enforcing its rights under the voting and support agreement or, after the closing of the merger, the CVR agreement, from seeking payment after the closing of any cash, CVRs or other consideration payable to it in connection with the merger or under the CVR agreement, or from responding to or complying with any valid legal process or applicable law.
TERMINATION
Each voting and support agreement will automatically terminate, without further action by any of the parties, upon the earliest to occur of: (i) the time at which the stockholder approval required to adopt the merger agreement has been obtained, (ii) the effective time of the merger, (iii) the valid termination of the merger agreement in accordance with its terms, or (iv) a company adverse change recommendation effected by the Board in accordance with the merger agreement (the earliest of clauses (i) through (iv), the “expiration time”). However, if a voting and support agreement terminates upon receipt of the required stockholder approval, the voting obligations described above under “—Voting Provisions” will survive until the earliest of the effective time of the merger, the termination of the merger agreement without the merger having occurred, and the valid termination of the voting and support agreement. In addition, any supporting stockholder may, in its sole discretion, elect to terminate its voting and support agreement with respect to itself, promptly following any amendment of the merger agreement as in effect on the date of the voting and support agreement, or of the form of CVR agreement attached to the merger agreement as of such date, that reduces the amount of, or changes, in a manner adverse to such supporting stockholder, the form of, the CVRs or other consideration payable to such supporting stockholder under the merger agreement or the CVR agreement (other than a change in form from CVRs to cash where the amount payable in cash is not less than the applicable Milestone Payment (as defined in the CVR agreement)).
NO SOLICITATION
Subject to the provisions described below under “—Stockholder Capacity Only,” each supporting stockholder agreed not to take any action that the Company, its subsidiaries or their respective representatives are prohibited from taking under the no-solicitation provisions of the merger agreement described under “The Merger Agreement—Solicitation of Other Offers; Recommendation Changes” beginning on page 94. These obligations do not require a supporting stockholder to take, or refrain from taking, any action in its capacity as a director or officer of the Company and do not limit the exercise of fiduciary duties in such capacity.
STOCKHOLDER CAPACITY ONLY
Each supporting stockholder entered into its voting and support agreement solely in its capacity as the record holder or beneficial owner of its covered shares. Nothing in the voting and support agreements limits or affects any action taken by a supporting stockholder or any designee or beneficial owner of a supporting stockholder or its affiliates who serves on the Board (including Messrs. Obus and Kiper) solely in his or her capacity as a director, officer or employee of the Company or any of its affiliates, including in complying with his or her fiduciary duties, and no action taken (or omitted to be taken) solely in any such capacity will be deemed to constitute a breach of the voting and support agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of common stock and Series A Preferred Stock as of the record date as to (i) each person who is known by the Company to beneficially own more than 5% of any class of the Company’s voting stock, (ii) each of the Company’s directors, (iii) each of the executive officers, and (iv) all directors and executive officers as a group. The business address of each director and executive officer named below is c/o Lifecore Biomedical, Inc., 3515 Lyman Blvd., Chaska, MN 55318.
The number of shares of stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to such shares.
The percentages included in the table below are based on 37,905,846 shares of our common stock and 51,127.50 shares of Series A Preferred Stock outstanding as of [October 28, 2026]. As of such date, each share of Series A Preferred Stock would convert into 153.067 shares of our common stock, representing aggregate voting power of the Series A Preferred Stock equivalent to 7,825,882 shares of common stock. Accordingly, as of November 4, 2026, the aggregate combined voting power of the outstanding shares of common stock and shares of Series A Preferred Stock (voting on an as-converted basis) is equal to 45,731,728 shares.

	Shares Beneficially Owned
Name	Number of Shares of Common Stock(1)	Percent of Common Stock	Number of Shares of Series A Preferred Stock	Percent of Series A Preferred Stock	Combined Voting Power
5% Stockholder
Wynnefield Capital, Inc.(2)	5,498,287	14.26%	4,288	8.39%	12.02%
Legion Partners Asset Management, LLC(3)	7,005,861	17.33%	16,493	32.26%	15.32%
BlackRock, Inc.(4)	2,010,546	5.30%	—	—%	4.40%
22NW, LP(5)	3,030,525	7.40%	19,791	38.71%	6.63%
Greenhaven Road Investment Management, LP(6)	3,616,146	9.54%	—	—%	7.91%
325 Capital(7)	3,172,279	8.15%	6,597	12.90%	6.94%
LW Capital Management(8)	1,899,992	5.01%	—	—%	4.15%

Directors and Executive Officers
Humberto C. Antunes	47,060	*	—	—	*
Jason Aryeh	44,060	*	—	—	*
Katrina L. Houde	109,412	*	—	—	*
Paul H. Johnson	44,060	*	—	—	*
Christopher S. Kiper(3)	7,005,861	17.33%	16,493	32.26%	15.32%
Matthew E. Korenberg	44,060	*	—	—	*
Nelson Obus(2)	5,498,287	14.26%	4,288	8.39%	12.02%
Joshua E. Schechter	109,173	*	—	—	*
Paul Josephs	292,915	*	—	—	*
Ryan D. Lake	179,191	*	—	—	*
Thomas D. Salus	133,161	*	—	—	*
All current directors and executive officers as a group (11 persons)	13,507,240	32.87%	20,781	40.65%	29.54%

*	Represents beneficial ownership of less than 1%.
(1)
The number of shares of common stock beneficially owned by each holder includes (i) the total number of shares of common stock each such holder is deemed to beneficially own as of the record date based on the Company’s review of certain schedules filed with the SEC for 5% stockholders, the Company’s internal records and other information available to the Company, which includes the number of shares of common stock that could be acquired within 60 days of the record date upon exercise of options and the vesting and settlement of outstanding RSUs, plus (ii) any shares of common stock that could be issued within 60 days of the record date upon conversion of shares of Series A Preferred Stock beneficially owned by such holder based on the Company’s internal records. As to the Series A Preferred Stock, does not include payable in-kind (“PIK”) dividends issuable within 60 days of the record date.

As of the record date, there were no outstanding options held by the directors and no shares that could be acquired by directors within 60 days of the record date upon the vesting and settlement of RSUs. Includes the following number of shares that could be acquired within 60 days of the record date upon the exercise of stock options or the vesting and settlement of RSUs: Mr. Josephs, no shares; Mr. Salus, 75,162 shares; Mr. Lake, no shares; and all current directors and executive officers as a group, 75,162 shares.
For the executive officers does not include any shares that may be acquired upon vesting and settlement of outstanding PSU awards since these awards will vest and be settled, if at all, based upon our future stock price or pursuant to the terms of the merger agreement.
(2)
This information is based on (1) an Amendment No. 11 to Schedule 13D filed on September 29, 2026 by Wynnefield Partners Small Cap Value, L.P. I (“Wynnefield Partners I”), Wynnefield Partners Small Cap Value, L.P. (“Wynnefield Partners”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Wynnefield Offshore”), Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (“Wynnefield Plan”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”) and Nelson Obus and Joshua Landes (collectively, the “Wynnefield Investors”), (2) the Company’s internal records with respect to the number of shares of Series A Preferred Stock held by the Wynnefield Investors and the number of shares of common stock into which such shares may convert, and (3) the Company’s internal records with respect to 138,193 shares of common stock held by Mr. Obus, including shares granted to Mr. Obus in his capacity as a director of the Company. According to the Schedule 13D/A, (i) Wynnefield Partners I has sole voting and sole dispositive power over 2,405,090 shares (including 309,307 shares issuable upon conversion of certain shares of Series A Preferred Stock); (ii) Wynnefield Partners has sole voting and sole dispositive power over 1,551,295 shares (including 206,210 shares issuable upon conversion of certain shares of Series A Preferred Stock); (iii) Wynnefield Offshore has sole voting and sole dispositive power over 1,024,376 shares (including 128,878 shares issuable upon conversion of certain shares of Series A Preferred Stock); (iv) Wynnefield Plan has sole voting and sole dispositive power over 367,350 shares; (v) WCM has sole voting and sole dispositive power over 3,956,385 shares (including 515,517 shares issuable upon conversion of certain shares of Series A Preferred Stock); (vi) WCI has sole voting and sole dispositive power over 1,024,376 shares (including 128,878 shares issuable upon conversion of certain shares of Series A Preferred Stock); (vii) Mr. Obus has sole voting and sole dispositive power over 164,100 shares and shared voting and shared dispositive power over 5,348,111 shares (including 644,394 shares issuable upon conversion of certain shares of Series A Preferred Stock); and (viii) Mr. Landes has shared voting and shared dispositive power over 5,348,110 shares (including 644,395 shares issuable upon conversion of certain shares of Series A Preferred Stock). The number of shares shown in the table consists of 4,841,909 shares of common stock and 656,378 shares of common stock issuable upon conversion of 4,288 shares of Series A Preferred Stock held by Wynnefield Partners I, Wynnefield Partners and Wynnefield Offshore based on the Company’s internal records, and excludes 25,907 RSUs granted to Mr. Obus on June 4, 2026 in his capacity as a director of the Company that will not vest within 60 days of the record date. The address for each of the Wynnefield Investors is 450 Seventh Avenue, Suite 509, New York, New York 10123.

(3)
This information is based on (1) an Amendment No. 11 to Schedule 13D filed on September 28, 2026 by Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond T. White (collectively, the “Legion Investors”) and (2) the Company’s internal records with respect to the number of shares of Series A Preferred Stock held by the Legion Investors and the number of shares of common stock into which such shares may convert. According to the Schedule 13D/A, (i) Legion Partners, L.P. I has shared voting and shared dispositive power over 6,376,738 shares (including 2,292,470 shares issuable upon conversion of certain shares of Series A Preferred Stock); (ii) Legion Partners, L.P. II has shared voting and shared dispositive power over 537,406 shares (including 218,120 shares issuable upon conversion of certain shares of Series A Preferred Stock); (iii) Legion Partners, LLC has shared voting and shared dispositive power over 6,914,144 shares (including 2,510,590 shares issuable upon conversion of certain shares of Series A Preferred Stock); (iv) Legion Partners Asset Management, LLC has shared voting and shared dispositive power over 6,991,719 shares (including 2,510,590 shares issuable upon conversion of certain shares of Series A Preferred Stock); and (v) each of Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond T. White has shared voting and shared dispositive power over 6,991,919 shares (including 2,510,590 shares issuable upon conversion of certain shares of Series A Preferred Stock). Each of Messrs. Kiper and White, as a managing director of Legion Partners Asset Management, LLC and a managing member of Legion Partners Holdings, LLC, may be deemed the beneficial owner of the (i) 6,376,738 shares beneficially owned by Legion Partners, L.P. I, (ii) 537,406 shares beneficially owned by Legion Partners, L.P. II, (iii) 200 shares beneficially owned by Legion Partners Holdings, LLC, and (iv) 77,575 shares that were granted to Mr. Kiper in his capacity as a director of the Company. The number of shares shown in the table consists of 4,481,329 shares of common stock and 2,524,532 shares of common stock issuable upon conversion of 16,493 shares of Series A Preferred Stock held by Legion Partners, L.P. I and Legion Partners, L.P. II based on the Company’s internal records, and excludes 25,907 RSUs granted to Mr. Kiper on June 4, 2026 in his capacity as a director of the Company that will not vest within 60 days of the record date. The address for each of the Legion Investors is 12121 Wilshire Blvd, Suite 1240, Los Angeles, CA 90025.

(4)
This information is based solely on a Schedule 13G filed on July 29, 2026 by BlackRock, Inc. reporting ownership of common stock as of June 30, 2026. According to the Schedule 13G, BlackRock, Inc. has sole voting power over 1,988,535 shares and sole dispositive power over 2,010,546 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York, 10001.

(5)
This information is based on (1) an Amendment No. 8 to Schedule 13D filed on July 2, 2026 by 22NW Fund, LP (“22NW Fund”), 22NW, LP (“22NW”), 22NW Fund GP, LLC (“22NW GP”), 22NW GP, Inc. (“22NW Inc.”), Aron R. English, Bryson O. Hirai-Hadley and Nathaniel Calloway and (2) the Company’s internal records with respect to the number of shares of Series A Preferred Stock held by 22NW Fund and the number of shares of common stock into which such shares may convert. According to the Schedule 13D/A, 22NW Fund directly beneficially owns 2,712,472 shares (including 2,711,218 shares issuable upon conversion of certain shares of Series A Preferred Stock), over which each of 22NW Fund, 22NW, 22NW GP, 22NW Inc. and Mr. English has sole voting and dispositive power. Furthermore, the Schedule 13D/A discloses 583 shares over which Mr. Hirai-Hadley has sole voting and dispositive power. Mr. Hirai-Hadley is a partner at 22NW. By virtue of their respective positions with 22NW Fund, each of 22NW, 22NW GP, 22NW Inc. and Mr. English may be deemed to have sole power to vote and dispose of the shares directly beneficially owned by 22NW Fund. The number of shares shown in the table consists of 1,254 shares of common stock and 3,029,271 shares of common stock issuable upon conversion of 19,791 shares of Series A Preferred Stock held by 22NW Fund based on the Company’s internal records, which reflect PIK dividends paid through October 1, 2026. The address of the principal office of each of 22NW Fund, 22NW, 22NW GP, 22NW Inc. and Mr. English is 590 1st Avenue S, Unit C1, Seattle, WA 98104.

(6)
This information is based solely on Amendment No. 2 to Schedule 13G filed on February 14, 2025 reporting ownership of common stock as of December 31, 2024 by Scott Miller, Greenhaven Road Investment Management, LP (“Greenhaven IM”), MVM Funds, LLC (“MVM”), Greenhaven Road Capital Fund 1, L.P. (“Greenhaven Fund 1”), and Greenhaven Road Capital Fund 2, L.P (“Greenhaven Fund 2” and, together with Greenhaven Fund 1, the “Funds”) (collectively, the “Greenhaven Investors”). According to the Schedule 13G, (i) each of Scott Miller, Greenhaven IM, and MVM has sole voting and sole dispositive power over 3,616,146 shares, (ii) Greenhaven Fund 1 has sole voting and sole dispositive power over 1,633,634 shares, and (iii) Greenhaven Fund 2 has sole voting and dispositive power over

1,982,512 shares, with the Funds directly owning the shares reported on the Schedule 13G. Greenhaven IM is the investment manager of Greenhaven Fund 1 and Greenhaven Fund 2. MVM is the general partner of each Greenhaven Fund 1, Greenhaven Fund 2 and Greenhaven IM. Mr. Miller is the controlling person of MVM. Accordingly, Mr. Miller, Greenhaven IM and MVM may be deemed to beneficially own the common stock directly owned by the Funds. The address for each of the Greenhaven Investors is 8 Sound Shore Drive, Suite 190, Greenwich, CT, 06830.
(7)
Includes (i) 1,021 shares of Series A Preferred Stock held by 325 Capital Master Fund; (ii) 548 shares of Series A Preferred Stock held by Gothic ERP 649947; (iii) 2,965 shares of Series A Preferred Stock held by Gothic Corp 649429; (iv) 1,106 shares of Series A Preferred Stock held by Gothic JBD LLC 650324; and (v) 957 shares of Series A Preferred Stock held by Gothic HSP Corp 649359 (collectively, the “325 Capital Investors”), in each case based on the Company’s internal records as of October 5, 2026, which reflect PIK dividends paid through October 1, 2026. Based on the Company’s internal records, the number of shares of common stock into which the shares of Series A Preferred Stock beneficially owned by the 325 Capital Investors may convert is, in the aggregate, 1,009,813. Also includes 792,681 shares of common stock purchased by affiliates of the 325 Capital Investors on October 3, 2024 in an October 2024 private placement (the “PIPE Offering”), and 1,369,785 shares of common stock subsequently purchased. To the knowledge of the Company, 325 Capital Master Fund LP has voting and investment discretion over the securities held by each of the 325 Capital Investors. The address for each of the 325 Capital Investors is 280 S. Mangum St., Suite 210 Durham, NC 27701.

(8)
This information is based solely on (1) Schedule 13G filed on February 14, 2024 by LW Capital Management, LLC, Laughing Water Capital, LP and Laughing Water Capital II, LP (collectively, the “LW Investors”) reporting beneficial ownership as of December 31, 2023, and (2) the subsequent participation by the LW Investors in the PIPE Offering. According to the Schedule 13G, (i) LW Capital Management, LLC has sole voting power and dispositive power over 544,294 shares and shared voting and dispositive power over 1,033,903 shares, (ii) Laughing Water Capital, LP has shared voting and dispositive power over 529,234 shares, and (iii) Laughing Water Capital II, LP has shared voting and dispositive power over 504,669 shares. On October 3, 2024, Laughing Water Capital, LP purchased 153,973 shares of common stock and Laughing Water Capital II, LP purchased 167,822 shares of common stock, in each case, in the PIPE Offering. The address for each of the LW Investors is 41B North Village Road, Rockville Centre, NY 11570.

LEGAL AND CAUTIONARY DISCLOSURES
NO DETERMINATION BY SECURITIES REGULATORS
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the merger, or determined if the information contained in this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.
NO SOLICITATION WHERE PROHIBITED
This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction.
SOURCES OF INFORMATION
We have supplied all information relating to the Company. Webster has supplied, and we have not independently verified, all of the information relating to Webster, Parent, Merger Sub and the financing sources.
OTHER INFORMATION NOT AUTHORIZED
We have not authorized anyone to provide any information other than that which is contained or incorporated by reference in this proxy statement. We have not authorized any other person to provide you with different or additional information and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Further, you should not assume that the information contained or incorporated by reference in this proxy statement, or in any document incorporated by reference, is accurate as of any date other than the respective dates thereof.
For your convenience, we have included certain website addresses and other contact information in this proxy statement. However, information obtained from those websites or contacts is not part of this proxy statement (except for any particular documents specifically incorporated by reference into this proxy statement, as set forth under “Where You Can Find More Information—Incorporation by Reference”).
DATE OF PROXY STATEMENT AND SUBSEQUENT DEVELOPMENTS
This proxy statement is dated [•], 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary. Our business, financial condition, results of operations and prospects may have changed since that date.
We may (and in certain limited circumstances may be legally required to) update this proxy statement prior to the special meeting, including by filing documents with the SEC for incorporation by reference into this proxy statement without delivering them to our stockholders. Therefore, you should monitor and review our SEC filings until the special meeting is completed. However, although we may update this proxy statement, we undertake no duty to do so except as otherwise expressly required by law.
CONTEXT FOR ASSERTIONS EMBODIED IN AGREEMENTS
The merger agreement and other agreements are being included or incorporated by reference into this proxy statement only to provide our stockholders with information regarding their respective terms, and not to provide investors with any other factual information regarding the parties, their affiliates, or their respective businesses. In particular, you should not rely on the assertions embodied in the representations, warranties, and covenants contained in these agreements, or any descriptions of them, as characterizations of any actual state of facts. The representations, warranties, and covenants in each of these agreements (1) were made only for purposes of that agreement and solely for the benefit of the parties to that agreement (and not for the benefit of our stockholders), (2) were made only as of specified dates and do not reflect subsequent information, (3) are subject to limitations agreed upon by the parties to such agreement, including in certain cases being subject to a confidential disclosure letter or schedules that modify, qualify, and create exceptions to such representations, warranties, and covenants, (4) may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws, and (5) may have been made for the purposes of allocating risk between the parties to that agreement instead of establishing matters of fact.

HOUSEHOLDING
We may deliver just one proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. Each stockholder will receive a separate proxy card. This practice, which is commonly referred to as “householding,” is permitted by Rule 14a-3(e)(1) under the Exchange Act. It helps to reduce costs, clutter and paper waste for the Company and our stockholders.
However, we will promptly deliver a separate copy if requested by any stockholder at a shared address subject to householding. Requests for additional copies of this proxy statement should be directed to our proxy solicitor, Campaign Management, by telephone at (844) 400-3680, by email at info@campaign-mgmt.com, or by mail to 470 West Avenue, Stamford, CT 06902.
In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy of any future proxy materials. Please notify your bank, broker, or other nominee or contact our Secretary at Lifecore Biomedical, Inc., Attn: Secretary, 3515 Lyman Blvd., Chaska, MN 55318 or call us at (952) 368-4300.

STOCKHOLDER PROPOSALS
If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.
We will hold our 2027 annual meeting of stockholders only if the merger has not already been consummated. Pursuant to our certificate of incorporation and our amended and restated bylaws, only such business (including the nominations of directors) will be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before any such meeting (including any director nominees), in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of the Company. Pursuant to our bylaws, to be timely, written notice must be received by our Secretary not less than 120 calendar days before the one-year anniversary of the date on which we first mailed the proxy statement from the previous year’s annual meeting of stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, the notice must be so received no later than the close of business on the later of (i) 120 calendar days in advance of such annual meeting and (ii) 10 calendar days following the date on which public announcement of the date of the meeting is first made.
While the Board will consider proper stockholder proposals that are properly brought before any annual meeting, the Company reserves the right to omit from the Company’s proxy statement for the 2027 annual meeting any stockholder proposals that the Company is not required to include under the Exchange Act.
In addition to satisfying the requirements under our organizational documents, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. To be timely, written notice must be postmarked or transmitted electronically to our Secretary not less than 120 calendar days before the one-year anniversary of the 2026 annual meeting of stockholders; provided, however, that if the 2027 annual meeting of stockholders is changed by more than 30 days from the date of the 2026 annual meeting, the notice must be so received no later than the close of business on the later of (i) 120 calendar days in advance of such annual meeting and (ii) 10 calendar days following the date on which public announcement of the date of the meeting is first made.
To the extent that stockholders are seeking to include any proper proposals in the Company’s proxy statement for the 2027 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, a stockholder’s proposal must be received by the Company no later than December 25, 2026 and must otherwise comply with our amended and restated bylaws. The Company reserves the right to exclude any proposal that it is not required to include pursuant to Rule 14a-8 under the Exchange Act, including if Rule 14a-8 is rescinded.
Notices to our Secretary should be sent to the following address: Lifecore Biomedical, Inc., Attn: Secretary, 3515 Lyman Blvd. Chaska, MN 55318.

WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this document. These documents contain important information about the Company and our financial condition.
We incorporate by reference (1) the documents listed below and (2) any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date of the special meeting (including any adjournment or postponement thereof):
•	Our Annual Report on Form 10-KT for the transition period ended December 31, 2025 filed with the SEC on March 16, 2026;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 (filed with the SEC on May 6, 2026) and June 30, 2026 (filed with the SEC on August 5, 2026);
•
Portions of our definitive proxy statement for our 2026 annual meeting of stockholders, filed on April 24, 2026 that are incorporated by reference into the Annual Report on Form 10-KT for the transition period ended December 31, 2025; and

•	Our Current Reports on Form 8-K to the extent filed (but not furnished) with the SEC on January 16, 2026, March 5, 2026, June 5, 2026, September 28, 2026, September 29, 2026 and October 20, 2026.
The documents incorporated by reference into this proxy statement are available to you as described below under “—Obtaining Copies.”
OBTAINING COPIES
Obtaining Copies from the SEC
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s web site at www.sec.gov.
Obtaining Copies from Lifecore
We also make available a copy of our SEC reports, without charge, on our investor website at https://ir.lifecore.com as soon as reasonably practicable after we file the reports electronically with the SEC. The information included on our website is not incorporated by reference into this proxy statement.
In addition, you may obtain a copy of the reports, without charge, by writing or telephoning us at: Lifecore Biomedical, Inc., 3515 Lyman Boulevard, Chaska, Minnesota 55318, Attn: Secretary, (952) 368-4300. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to us and in any event no later than [•], 2026. We undertake to send any information so requested (other than exhibits to incorporated documents that are not themselves specifically incorporated by reference into such document) by first class mail or another equally prompt means within one business day of receiving your request.

APPENDIX A
Agreement And Plan Of Merger

by and among

Lifecore Inc.,

a Delaware corporation;

Hazel Merger Sub, Inc.,

a Delaware corporation; and

Lifecore Biomedical, Inc.,

a Delaware corporation.

Dated as of September 27, 2026

Exhibits
Exhibit A – Certain Definitions
Exhibit B – Certificate of Incorporation of the Surviving Corporation
Exhibit C – Contingent Value Rights Agreement
Exhibit D – FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 27, 2026, by and among Lifecore Inc., a Delaware corporation (“Parent”); Hazel Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”); and Lifecore Biomedical, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue in its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, will be a wholly owned Subsidiary of Parent.
B. The board of directors of the Company (the “Company Board”) has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and the Transactions (the “Company Board Recommendation”).
C. The board of directors of each of Parent and Merger Sub has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable, and in the best interest of, Parent and Merger Sub and their respective stockholders, and (ii) authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger.
D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered (i) a limited guarantee (the “Guarantee”) from the Equity Financing Parties in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Equity Financing Parties are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement, (ii) an equity commitment letter between Parent and the Equity Financing Parties, pursuant to which the Equity Financing Parties have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amount set forth therein, and (iii) the Debt Commitment Letter.
E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Persons, in their capacity as stockholders of the Company, are entering into voting and support agreements (the “Voting and Support Agreements”), in connection with the Merger.
F. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions, and (ii) prescribe certain conditions with respect to the consummation of the Transactions.
NOW, THEREFORE, the Parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I. THE MERGER
Section 1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Parties shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation.
Section 1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.3 Closing; Effective Time.
(a) Unless this Agreement shall have been terminated pursuant to Article VI, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”)

shall take place remotely by electronic exchange of deliverables at 8:00 a.m. Eastern Time no later than the third (3rd) business day on which the conditions set forth in Article V are satisfied or waived (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
(b) Subject to the provisions of this Agreement, on the Closing Date or such other date as agreed in writing by the Company and Parent, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).
Section 1.4 Certificate of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger:
(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 4.8); and
(b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation except that all references to the name of Merger Sub shall be automatically amended and shall become references to the name of the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 4.8).
Section 1.5 Directors and Officers. At the Effective Time:
(a) the Parties will take the necessary actions such that the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal; and
(b) the Parties will take the necessary actions such that the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal.
Section 1.6 Conversion of Shares.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
(i) any shares of Company Common Stock and Company Series A Preferred Stock (each, a “Share”) then owned or held by the Company or any direct or indirect wholly owned Subsidiary of the Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii) any Shares then owned or held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(iii) subject to Section 1.6(b), each share of Company Common Stock then issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall be canceled and cease to exist and be converted into the right to receive (i) the Base Consideration, without interest, and (ii) one (1) CVR per share of Company Common Stock as of immediately prior to the Effective Time (the “Common Stock CVR Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements and in accordance with Section 1.7(g);
(iv) subject to Section 1.6(b), each share of Company Series A Preferred Stock (other than Excluded Shares) then issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist and be converted into the right to receive (i) the Conversion Consideration and (ii) one (1) CVR per Series A Conversion Share as of immediately prior to the Effective Time (the “Series A Preferred Stock CVR Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements and in accordance with Section 1.7(g); and
(v) each share of the common stock, par value of $0.0001 per share, of Merger Sub then outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.
(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares and holders of Company Options, RSUs and PSUs with the same economic effect as contemplated by this Agreement prior to such event.
Section 1.7 Surrender of Certificates; Stock Transfer Books.
(a) Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to Section 1.6 and to act as rights agent under the CVR Agreement (in such capacity, the “Rights Agent”). The agreement entered into prior to Closing pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”). At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in U.S. dollars sufficient to make payment of the aggregate Closing Consideration (other than in respect of Excluded Shares) payable pursuant to Section 1.6 and Section 1.9(d) (the total cash deposited with the Paying Agent, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 1.7, the Payment Fund shall be invested by the Paying Agent as and to the extent reasonably directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months; provided, further, that no gain or loss on the Payment Fund shall affect the amounts payable hereunder. In the event the Payment Fund shall be insufficient to pay the Closing Consideration in accordance with Section 1.6, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.
(b) Promptly after the Effective Time (but in no event later than two (2) business days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, at the Effective Time, a holder of record of Shares that are (i) represented by certificates evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares that are not held, directly or indirectly, through DTC, in the case of each of clauses (i) and (ii), notice advising such Person of the occurrence of the Effective Time, which notice shall include (A) appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form), specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), as applicable, and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as part of the Merger pursuant to Section 1.6. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.

(c) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 1.6.
(d) Upon surrender to the Paying Agent of the Shares that (i) are represented by Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof), together with duly completed and executed appropriate transmittal materials required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of such Book-Entry Shares (or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) and (iii) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary and desirable third-party intermediaries pursuant to Section 1.7(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Payment Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the Closing Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.
(e) At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that is payable to them upon due surrender of the Certificates or Book-Entry Shares held by them. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(f) As of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.
(g) Each of the Paying Agent, the Company, the Surviving Corporation, Parent, Merger Sub, and each of their respective withholding agents and Affiliates, as applicable, (“Withholding Party”) shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any consideration payable to any holder of Shares, Company Options, RSUs or PSUs or any other amounts payable pursuant to this Agreement or the CVR Agreement to any other Person pursuant to this Agreement such Taxes as are required by any applicable Tax Legal

Requirements to be deducted and withheld. Other than with respect to withholding arising from compensatory amounts, any withholding arising from any payee’s failure to provide a duly executed IRS Form W-9 or the appropriate version of and duly executed IRS Form W-8 (including all applicable attachments), as applicable, required to be delivered to the Paying Agent pursuant to the Paying Agent Agreement, or the failure of the Company to provide the certification described in Section 4.17, the applicable Withholding Party shall use commercially reasonable efforts to (i) provide notice to the applicable payee at least three (3) days prior to withholding and (ii) cooperate with such applicable payee to reduce or avoid such deduction or withholding obligation to the extent permitted by applicable Legal Requirement. To the extent that amounts are so deducted or withheld and timely remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement or the CVR Agreement, as applicable, as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding anything to the contrary herein but subject to Section 1.9(d), any employee compensation payable pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.
(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Base Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.7(g)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article I.
Section 1.8 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time that are held by holders (a) who are entitled to demand appraisal rights under Section 262 of the DGCL, (b) who have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL, and (c) who as of the Effective Time have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such Shares, the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration as of the Effective Time, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.7(g)), and such Shares shall not be deemed to be Dissenting Shares. At the Effective Time, any holder of Dissenting Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in this Section 1.8. The Company shall provide Parent prompt (and in no event later than forty-eight (48) hours after receipt by the Company) written notice of any written demands received by the Company for appraisal of any Shares, any written withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or other applicable Legal Requirements that relates to such demand, and Parent will have the opportunity and right to participate in and, after the Effective Time, direct all negotiations and Legal Proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment (or direct any payment to be made) with respect to any demands for appraisal or offer to settle or settle any such demands.
Section 1.9 Treatment of Company Options, RSUs and PSUs.
(a) Each Company Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. Immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each vested Company Option (after giving effect to the acceleration treatment set forth in the preceding sentence) that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled as follows:
(i) If such Company Option has a per share exercise price that is less than the Base Consideration, such Company Option that is then outstanding shall be cancelled and be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (x) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess of the amount of the

Base Consideration over the applicable exercise price per Share of such Company Option, and (B) one (1) CVR with respect to each Share subject to such Company Option as of immediately prior to the Effective Time (the “Option Consideration”), less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.9(d) and subject to Section 1.7(g). Such Company Options shall be cancelled at the Effective Time without any further payment of consideration therefor whether before or after the Effective Time and shall have no further force or effect.
(ii) If such Company Option has a per share exercise price that is equal to or greater than the Base Consideration, such Company Options shall be cancelled at the Effective Time without the payment of consideration therefor whether before or after the Effective Time and shall have no further force or effect.
(b) Each restricted stock unit award granted pursuant to any of the Company Equity Plans (each, an “RSU” and together, the “RSUs”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, be cancelled and converted into the right to receive the Common Stock Merger Consideration in respect of each Share subject to such Company RSU Award as of immediately prior to the Effective Time (the “RSU Consideration”), less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.9(d) and subject to Section 1.7(g).
(c) Each performance stock unit award granted pursuant to any of the Company Equity Plans (each, a “PSU” and together, the “PSUs”) that is outstanding as of immediately prior to the Effective Time, shall, immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, to the extent unvested, be cancelled and converted into the right to receive the Common Stock Merger Consideration in respect of (i) such number of Shares as is determined by the Performance Vesting Percentage (as defined in the applicable PSU award agreement) that assumes that the Performance Price (as defined in the applicable PSU award agreement) is equal to the Base Consideration, in accordance with the applicable PSU award agreement, and (ii) such additional number of Shares as is 10% of the number of PSUs underlying such PSU award at grant (the “PSU Consideration”), less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.9(d) and subject to Section 1.7(g).
(d) As soon as reasonably practicable after the Effective Time (but no later than the later of (i) five (5) business days after the Effective Time or (ii) the first payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll or, in the case of any RSU held by a non-employee director of the Company, the Surviving Corporation shall pay directly, as applicable, the aggregate Option Consideration, RSU Consideration and PSU Consideration payable with respect to Company Options, RSUs and PSUs held by current or former employees of the Company or its Subsidiaries (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.7(g)). The terms of the CVRs to be issued to any holder pursuant to this Section 1.9, and the circumstances in which any payment is made in respect thereof, shall be governed solely by the CVR Agreement.
(e) Prior to the Closing, the Company Board or any committee thereof shall adopt such resolutions as are necessary to give effect to the transactions contemplated by Section 1.9, including to provide that the Company Equity Plans and all awards issued thereunder will terminate as of the Effective Time.
(f) Notwithstanding the foregoing, to the extent that any amounts payable under this Section 1.9 relate to an RSU or PSU that is nonqualified deferred compensation subject to Section 409A of the Code and that would, if paid in accordance with this Section 1.9, trigger a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Equity Plan and award agreement, as applicable, that will not trigger a Tax or penalty under Section 409A of the Code (after taking into account actions taken under Treas. Reg. 1-409A-3(j)(4)(ix)).
Section 1.10 No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any Shares.
Section 1.11 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving

Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article II, except as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, on or after May 25, 2023 and at least one (1) business day prior to the date of this Agreement (so long as such documents are publicly available via the Electronic Data Gathering Analysis and Retrieval (EDGAR) system) (other than any disclosures of information, factors or risks that are predictive, cautionary or forward-looking in nature contained or referenced therein under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Quantitative and Qualitative Disclosures About Market Risk”), the Company hereby represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing:
Section 2.1 Due Organization and Good Standing.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own, lease, operate and use its properties and assets in the manner in which its properties and assets are currently owned, leased, operated and used, except, in each case, where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of the Certificate of Incorporation or bylaws.
(b) The Company has made available to Parent or Parent’s Representatives accurate and complete copies of the certificate of incorporation and bylaws of the Company and each of its Subsidiaries, including all amendments thereto, as in effect on the date hereof.
Section 2.2 Subsidiaries.
(a) Section 2.2(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of its Subsidiaries owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity, other than a Subsidiary of the Company. Neither the Company nor any of its Subsidiaries owns any debt securities in any other Entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make any future investment in or capital contribution to any other Entity.
(b) Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company has all requisite power and authority to own, lease, operate and use its properties and assets and carry on its business as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company is not in violation of its certificate of incorporation or bylaws (or similar organizational documents).
(c) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Legal Requirements, and is authorized and validly issued and is fully paid and nonassessable. No outstanding capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company has been issued in violation of any preemptive rights, rights of first refusal or other similar rights. No Subsidiary of the Company has any outstanding or authorized any options or other rights to acquire from such Subsidiary, or any obligations to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary.

Section 2.3 Authority; Binding Nature of Agreement; Anti-Takeover Laws.
(a) The Company has all corporate power and authority, and has taken all corporate action necessary, to enter into and deliver and to perform its obligations under this Agreement and any other agreement contemplated herein and, subject to obtaining the Company Required Vote, to consummate the Merger. The Company Board (at a meeting duly called and held) has (a) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable to, and in the best interest of, the Company and its stockholders, (b) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (c) resolved to make the Company Board Recommendation, which resolutions, subject to Section 4.4, have not been subsequently withdrawn or modified in a manner adverse to Parent. The only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Merger is the Company Required Vote. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
(b) Assuming the accuracy of the representations and warranties set forth in Section 3.9, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL or any other “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation shall be inapplicable to the execution, delivery and performance of this Agreement, the CVR Agreement and the Voting and Support Agreements and to the consummation of the Merger and the other Transactions.
Section 2.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act and any other applicable Antitrust Laws and the rules and regulations of Nasdaq, and except as set forth in Section 2.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) conflict or contravene with or cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of the Company; (b) conflict or contravene with or cause a violation by the Company of any Legal Requirements or order applicable to the Company, or to which the Company is subject; (c) conflict or contravene with, result in breach or violation of, or constitute a default under (with or without notice or lapse of time or both), or give rise to any right of termination, revocation, modification, amendment, acceleration or cancellation of any Contract; or (d) conflict or contravene with or cause a violation by the Company or its Subsidiaries of their respective Governmental Authorizations, except in the case of clauses (b) and (c), for such violations, conflicts, breaches, and defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act and the rules and regulations of Nasdaq, no authorization, registration, approval, order, Consent, notice, or filing is required from any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or the other Transactions and the performance by the Company of its covenants and obligations pursuant to this Agreement, except those authorizations, registrations, approvals, orders, notifications, filings or Consents that the failure to so give, make, obtain or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.5 Capitalization.
(a) The authorized capital stock of the Company consists of: (i) 75,000,000 shares of Company Common Stock, of which 37,905,846 shares have been issued or are outstanding as of the close of business on the Reference Date; and (ii) 2,000,000 shares of Company Preferred Stock, of which 120,000 shares have been designated as Company Series A Preferred Stock and of which 50,187 shares of Company Series A Preferred Stock are issued or outstanding as of the close of business on the Reference Date. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding Shares have been issued in violation of any preemptive rights, rights of first refusal or other similar rights. The Company has no other shares of capital stock authorized. All Series A Conversion Shares have been duly authorized by all necessary corporate action.
(b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, (i) none of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, redemption right, repurchase right, anti-dilutive right or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the Company Stockholders have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act or the Exchange Act. There are no accrued and unpaid dividends with respect to any outstanding capital stock of the Company.
(c) As of the close of business on the Reference Date: (i) 1,183,474 shares of Company Common Stock are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans, with a weighted exercise price of $7.80; (ii) 1,460,078 shares of Company Common Stock are subject to or otherwise deliverable in connection with outstanding RSUs under Company Equity Plans; (iii) (A) no shares of Company Common Stock deliverable in connection with outstanding vested PSUs under Company Equity Plans and (B) 2,283,000 shares of Company Common Stock are subject to or otherwise deliverable in connection with outstanding unvested PSUs under Company Equity Plans, assuming a maximum number of shares to be issued under such PSUs. Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, from the Reference Date to the date of this Agreement, the Company has not issued or granted any Shares, except for Shares issued pursuant to the vesting and settlement of RSUs and PSUs that were outstanding on the Reference Date in accordance with their terms.
(d) Except as set forth in Section 2.5(d) of the Company Disclosure Schedule and as otherwise set forth in this Section 2.5, as of the close of business on the Reference Date, there were no: (i) outstanding shares of capital stock, or other equity interest in the Company; (ii) outstanding subscriptions, options, calls, warrants, conversion or exchange rights or other rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company or its Subsidiaries; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or its Subsidiaries; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company or its Subsidiaries are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
(e) Section 2.5(e) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option, RSU and PSU outstanding as of the close of business on the Reference Date, as applicable: (i) the name of the recipient; (ii) the number of Shares subject to such Company Option, RSU or PSU; (iii) the exercise or purchase price of such Company Option if applicable; (iv) the date on which such Company Option, RSU or PSU was granted; (v) the vesting schedule applicable to such Company Option, RSU or PSU (including the vested and unvested portion of each such Company Option, RSU or PSU as of the Reference Date); (vi) the date on which such Company Option expires; and (vii) whether such Company Option is intended to be an incentive stock option as described in Section 422 of the Code. All grants of Company Options, RSUs and PSUs were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with all applicable Legal Requirements and the exercise price per Share of each Company Option was not less than the fair market value of a Share on the applicable date of grant. Each Company Option that is intended to qualify as an “incentive stock option” satisfies the requirements of Section 422 of the Code. The Company has made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options, RSUs and PSUs outstanding, the forms of all stock option agreements and forms of grant notice evidencing such Company Options and the forms of stock unit agreements and forms of grant notice evidencing such RSUs and forms of performance stock unit agreements and forms of grant notice evidencing such PSUs, and any stock option agreement evidencing Company Options, stock unit agreement evidencing RSUs or performance stock unit agreement evidencing PSUs that materially deviates from the form. There is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, performance stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company and there is no Contract to which the Company is a party or with respect to which the Company has or would reasonably be expected to have liability, in each case, that contains a promise or commitment to grant a Company Stock Award or other award under the Company Equity Plans that has not been satisfied by the Company as of the Reference Date except as set forth on Section 2.5(e) of the Company Disclosure Schedule. The Company has the requisite power and authority, in accordance with the applicable Company Equity Plans, the applicable award agreements and any other applicable Contract, to take the actions contemplated by Section 1.9.
Section 2.6 SEC Filings; Financial Statements.
(a) Since May 25, 2023, the Company has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) except to the extent that information contained in a Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) in an amendment to such Company SEC Document, each of the Company SEC Documents when filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.
(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries in all material respects and (ii) fairly presented in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto or permitted by Regulation S-X), in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited quarterly financial statements as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC).
(c) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Company Board, (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could materially and adversely affect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in its internal controls over financial reporting.
(d) The Company maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 under the Exchange Act that are designed to ensure that information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.
(e) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any applicable Company SEC Documents, and the statements contained in such certifications are correct and complete. “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to any current or former director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.
(f) Since May 25, 2023, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim with respect to auditing practices, procedures, methodologies or methods of the

Company or any Subsidiary of the Company, or unlawful auditing matters with respect to the Company or any Subsidiary of the Company, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since May 25, 2023, no internal investigations with respect to auditing practices have been conducted.
(g) Neither the Company nor any of its Subsidiaries is a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in the instructions to Item 303(b) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities, whether absolute, contingent, accrued or fixed, matured or unmatured, or otherwise, that are required by GAAP to be reflected or reserved against on the Company in the Company’s published financial statements or other Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).
(h) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and, as of the date hereof, there are no inquiries or investigations by the SEC or any internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company.
(i) The Proxy Statement will not, at the time it is filed with the SEC, at the time it is mailed to the Company’s stockholders, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub, or any Affiliate of Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.
Section 2.7 Absence of Changes. Except as set forth in Section 2.7 of the Company Disclosure Schedule, from the date of the Balance Sheet through the date of this Agreement, (a) except for the Transactions and discussions and negotiations related thereto, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business, and (b) the Company and its Subsidiaries have not taken, committed or agreed to take any action that would be prohibited by Section 4.2 if taken or proposed to be taken after the date hereof through the Effective Time. From the date of the Balance Sheet, there has not occurred a Material Adverse Effect.
Section 2.8 Title to Assets. Except as set forth in Section 2.8 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has good and valid title to (free and clear of any Encumbrances, other than Permitted Encumbrances) all material tangible personal property and assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s audited balance sheet in its Annual Report on Form 10-KT (the “Balance Sheet”) filed by the Company with the SEC on March 16, 2026 (but excluding intellectual property which is covered by Section 2.10), free and clear of all Encumbrances other than Permitted Encumbrances and except for assets (including inventory) sold or otherwise disposed of in the ordinary course of business or in connection with the Transactions since the date of such Balance Sheet and except where such failure to have good and valid title has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.9 Real Property.
(a) Section 2.9(a) of the Company Disclosure Schedule sets forth the address and the identity of the owner of each parcel of real property owned by the Company or one of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries has good and valid fee simple title to the Owned Real Property free and clear of all Encumbrances other than Permitted Encumbrances and conveyed title with respect to all real property previously owned, with no reservations therein or outstanding obligations with respect thereto. With respect to the Owned Real Property, and except as would not, individually or in the aggregate, materially and adversely impair the current use or occupancy by the Company or one of its Subsidiaries of the Owned Real Property: (i) there are no leases, subleases, licenses, concessions or other agreements granting to any party (other than the Company or any of its Subsidiaries) the right to use or occupy any portion of the Owned Real Property, except for Permitted Encumbrances; (ii) to the knowledge of the Company, there are no outstanding options, rights of first offer, or rights of first refusal in favor of any third party (other than the Company or any of its Subsidiaries) to purchase any such parcel of Owned Real Property or any portion thereof or interest therein; and (iii) there are no pending condemnation proceedings relating to the Owned Real Property.
(b) Section 2.9(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all real property that is leased or subleased by the Company and its Subsidiaries from another Person (the “Leased Real Property”). Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries holds a valid and existing leasehold interest in each Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases and subleases with respect to real property to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries has received any written notice, or to the knowledge of the Company, other notice, regarding any violation or breach or default under any Company Lease that has not since been cured, in each case, except for violations or breaches that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material subleases, licenses, occupancy agreements, consents, assignments, purchase agreements, or other contracts granting to any Person (other than the Company and its Subsidiaries) the right to use or occupy the Leased Real Property, and no other Person (other than the Company and its Subsidiaries) is in possession of the Leased Real Property. The Leased Real Property leases are in full force and effect and are valid, binding and enforceable on the Company or one of its Subsidiaries that is a party to such lease and, to the knowledge of the Company, the other parties thereto, subject to Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the applicable Leased Real Property leases is in default in any material respect under any of such leases.
Section 2.10 Intellectual Property.
(a) Section 2.10(a) of the Company Disclosure Schedule identifies each item of Registered IP included in the Company IP. All of the Registered IP included in the Company IP is subsisting, valid and enforceable. No action (including any cancellation, interference, opposition, inter partes review, reissue, reexamination) or other proceeding of any nature (other than non-final office actions with respect to the prosecution of any patent or trademark applications being conducted before a Governmental Body in the ordinary course of business) is pending or, to the knowledge of the Company, threatened, in which the scope, validity, enforceability or ownership of any Registered IP required to be listed on Section 2.10(a) of the Company Disclosure Schedule is being or has been contested or challenged, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries (i) solely and exclusively owns all rights, title and interests in and to all Company IP, free and clear of all Encumbrances other than Permitted Encumbrances, and, (ii) has a valid and enforceable right to use all other material Intellectual Property Rights used by the Company or any of its Subsidiaries in their businesses as currently conducted, provided that nothing in the foregoing clauses (i) or (ii) shall be construed as a representation with respect to the infringement, misappropriation or other violation of any Intellectual Property Right owned by any other Person. The Company and each of its Subsidiaries will continue to own, have a license to or have the right to use the Company IP and such other material Intellectual Property Rights immediately following the Closing to the same extent as immediately prior to the Closing. Each current or former Company Associate involved in the creation or development of any Company IP for or on behalf of the Company or any of its Subsidiaries has signed a written agreement containing a valid and enforceable assignment of Intellectual Property Rights to the Company or its Subsidiaries, except for any instance where a failure to do so has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been or is being used to create material Company IP, except for any such use of funding, facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Company IP.

(d) Section 2.10(d) of the Company Disclosure Schedule sets forth each Company Contract pursuant to which the Company or any of its Subsidiaries: (i) is granted a license to any material Intellectual Property Right (each, an “In-bound License”); or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company or any of its Subsidiaries under an In-bound License (each, an “Out-bound License”); provided, that In-bound Licenses and Out-bound Licenses shall not include (and Section 2.10(d) of the Company Disclosure Schedule may exclude) Standard Contracts.
(e) (i) The operation of the business of the Company and any of its Subsidiaries does not infringe, misappropriate or otherwise violate, and has not in the past six (6) years infringed, misappropriated, or otherwise violated any Intellectual Property Right owned by any other Person; and (ii) to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or in the past six (6) years has infringed, misappropriated or otherwise violated any Company IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries, except, in the case of each of clause (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Legal Proceeding (A) pending (or, to the knowledge of the Company, threatened) against the Company and its Subsidiaries alleging that the operation of the businesses of the Company and its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person, or (B) pending (or threatened in writing) by the Company and its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to a member of the Company and its Subsidiaries. Since May 25, 2023, neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of the Company and its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f) The Company and its Subsidiaries have taken commercially reasonable security and other measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality and value of their trade secrets and other material confidential information. The Company and its Subsidiaries are not in material breach of and have not breached any material obligations or material undertakings of confidentiality which they owe or have owed to any Person.
(g) The Company and its Subsidiaries (i) lawfully own, lease or license all Systems and such Systems are reasonably sufficient for the needs of the Company and its Subsidiaries, and (ii) to the knowledge of the Company, will continue to have such rights immediately after the Closing to the same extent as prior to the Closing. To the knowledge of the Company, the Systems do not contain any viruses, bugs, vulnerabilities (except as set forth in Section 2.15(d) of the Company Disclosure Schedule), faults or other disabling code that could (A) significantly disrupt or adversely affect the functionality or integrity of any System, or (B) enable or assist any Person to access without authorization any System or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data. In the past two (2) years, there has been no failure or other substandard performance of or any security incident involving any System that has caused a disruption to the Company or any of its Subsidiaries, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are not in breach of any of their Contracts relating to Systems. In the last four (4) years, the Company and its Subsidiaries have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party System, nor received any notice of intent to conduct any such audit, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h) None of the Company IP is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of a dispute that adversely and materially restricts the use of any such Company IP, other than patent or trademark prosecution activities being conducted before a Governmental Body in the ordinary course of business.
(i) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries in connection with any artificial intelligence systems or algorithms that generate, or infer how to generate, output from received input (e.g., machine learning, agentic systems, and predictive analysis) (“AI Systems”) have at all times been in compliance with all Legal Requirements, and published privacy policies and contractual obligations related to the use or development of such AI Systems (“AI Requirements”), and (ii) to the Company’s knowledge, the Company and its Subsidiaries have, and since May 25, 2023 have had, all necessary rights, consents, and licenses to input the data that the Company and its Subsidiaries have used for AI System training.
Section 2.11 Contracts.
(a) Section 2.11(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, other than any Company Contract that is a (1) nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations and transactions related to this Agreement, Acquisition Proposal or other potential strategic transactions, (2) that is an Employee Plan (except as set forth in Section 2.11(a)(i)), (3) filed as an exhibit to the Company SEC Documents, or (4) that is a Standard Contract, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:
(i) any Company Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.
(ii) any Company Contract with any current Company Associate pursuant to which the Company or any of its Subsidiaries is required to pay annual base compensation in excess of $250,000, including any Company Contract with each “Specified Officer” identified in Section 2.11(a) of the Company Disclosure Schedule;
(iii) any Company Contract that requires by its terms the payment or delivery of cash or other consideration (A) by the Company or any of its Subsidiaries in an amount having an expected value in excess of $500,000 in the twelve months ended on December 31, 2026 or (B) to the Company or any of its Subsidiaries in an amount having an expected value in excess of $1,000,000 in the twelve months ended on December 31, 2026, in each case except for purchase orders and professional service providers;
(iv) any Company Contract under which the Company or any of its Subsidiaries (A) have created, incurred, assumed or guaranteed any Indebtedness for borrowed money, (B) have advanced or loaned an amount to any Person or (C) have granted to any Person a security interest in the Company’s or such Subsidiary’s tangible or intangible assets, in each case, excluding any obligations incurred pursuant to business credit card expenditures in the ordinary course of business;
(v) any Company Contract constituting a joint venture, strategic alliance, partnership, or limited liability company, in each case, for the sharing of profits and losses;
(vi) any Company Contract that limits, restricts or prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or limits, restricts or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;
(vii) any Company Contract (A) with any record or, to the knowledge of the Company, beneficial owner as of the date hereof of five percent (5%) or more of the voting securities of the Company or any Affiliate of the foregoing (or, to the knowledge of the Company, any immediate family member of any of the foregoing), or (B) of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act;
(viii) any Company Contract for the lease or sublease of any material real property;
(ix) any Company Contract relating to the acquisition or disposition of any business, or a material amount of stock or assets of any Person, in each case, for consideration in excess of $500,000 (whether by merger, sale of stock, sale of assets or otherwise) with material obligations remaining to be performed by the Company or any of its Subsidiaries or material liabilities of the Company or any of its Subsidiaries continuing after the date of this Agreement;
(x) any Company Contract with any Governmental Body under which payments were received by the Company and its Subsidiaries in the twenty-four (24) months ended December 31, 2025 or have been or are expected to be received by the Company and its Subsidiaries in the twelve (12) months ended December 31, 2026;

(xi) any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock or other equity interests or securities;
(xii) any Contract containing a right of first refusal, right of first negotiation or right of first offer in each case with respect to any equity interests or assets in favor of a party other than the Company or its Subsidiaries;
(xiii) any Contract relating to the settlement of any Legal Proceeding that (A) provides for any continuing material non-monetary obligations on the part of the Company or any of its Subsidiaries and (B) requires payment obligations after the date hereof, in excess of $250,000;
(xiv) any Contract with a Material Vendor or Material Customer;
(xv) any Company Contract (A) containing any exclusivity obligations or otherwise limiting the freedom or right of the Company or any of its Subsidiaries, in any material respect, to engage in any line of business or to compete with any other Person in any location or line of business or (B) containing any “most favored nations” terms and conditions (including with respect to price) granted by the Company or any of its Subsidiaries, in each case; provided that such clause would be expected to be material to the Company and its Subsidiaries, taken as a whole;
(xvi) any Company Contract that is an In-bound License or an Out-bound License; and
(xvii) any Contract that is required to be set forth on Section 2.9(b) of the Company Disclosure Schedule.
(b) The Company has made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract, including all amendments, waivers or other changes thereto, as in effect. Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation, breach of or default under any Material Contract and, neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a breach of or default under any Material Contract, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company and any of its Subsidiaries party thereto, enforceable by the Company or any of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, preferential transfers affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (clauses (i) and (ii), the “Bankruptcy and Equity Exceptions”). Neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, any bona fide notice of any (A) intent by any party to terminate, cancel, not renew or materially modify any Material Contract or (B) violation or breach or default under any Material Contract that has not since been cured, except for such violations or breaches that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has not occurred any event, circumstance or condition that (with or without notice or lapse of time, or both) gives or would give to any other party any right of termination, cancellation, acceleration or material modification with respect to any Material Contract, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has waived in writing any material right under any Material Contract, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.12 Liabilities. The Company and its Subsidiaries do not have any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; and (iii) liabilities incurred since the date of the Balance Sheet in the ordinary course of business (none of which results from, arises out of or relates to any material breach, infringement, tort or violation of, or default under, a Material Contract). Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act.
Section 2.13 Compliance with Legal Requirements; Regulatory Matters.
(a) The Company and its Subsidiaries are, and for the past six (6) years, have been, in compliance in all material respects with all applicable Legal Requirements, including Healthcare Laws. All products manufactured by the Company and its Subsidiaries and all services performed by the Company or its Subsidiaries are and have been at all times in the past six (6) years operated, manufactured and performed in compliance with all applicable Healthcare Laws. For the past four (4) years, no Legal Proceeding is or has been pending, or threatened in writing, or to the knowledge of the Company, threatened verbally against the Company or its Subsidiaries alleging any material breach or violation of, material non-compliance with, or default under any Healthcare Laws or threatened in writing under any other Legal Requirement, in each case, in connection with the conduct of the business. For the past four (4) years, neither the Company nor any of its Subsidiaries have received written notice of or been charged with, nor has any subpoena, investigation, or other proceeding been filed or commenced against the Company or any of its Subsidiaries involving, any material alleged violation of any Legal Requirement, including Healthcare Laws, or in the case of Healthcare Laws, to the knowledge of the Company, oral notice of any of the foregoing.
(b) Neither the Company nor its Subsidiaries is or for the past five (5) years has been (i) subject to or bound by any consent decree, judgment, corporate integrity agreement, deferred or non-prosecution agreement, settlement agreement or similar agreement with any Governmental Body, including the FDA, the DEA, the DOJ, the OIG, or any similar foreign Governmental Body, and no such consent decree, judgment, or agreement is pending or threatened in writing, or to the knowledge of the Company, threatened verbally, (ii) a defendant or named party in any qui tam litigation or litigation under the False Claims Act (31 U.S.C. §§ 3729-3733) and no such proceeding is pending or threatened in writing, (iii) a defendant in or convicted or indicted of a criminal or civil offense under any Healthcare Law and no such proceeding is pending or threatened in writing, or to the knowledge of the Company, threatened verbally, or (iv) assessed a civil monetary penalty under Section 1128A of the Social Security Act and no such penalty is pending or threatened in writing or to the knowledge of the Company, threatened verbally.
(c) Without limiting the foregoing, in the past five (5) years:
(i) neither the Company nor any of its Subsidiaries has made any false, misleading, or untrue statement of fact, or failed to disclose a fact required to be disclosed, to any Governmental Body, nor committed any act, made any statement, or failed to make any statement that would reasonably be likely to provide a basis for the U.S. Food and Drug Administration (the “FDA”) to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or for any other Governmental Body to invoke any similar policy;
(ii) neither the Company nor any of its Subsidiaries has experienced a theft or loss of controlled substances or listed chemicals that would require reporting to any Governmental Body, including the U.S. Drug Enforcement Administration (the “DEA”) or any similar foreign Governmental Body, or experienced any diversion of controlled substances or listed chemicals or any breach of the security systems and procedures required under any applicable Legal Requirement, including Healthcare Laws, governing the Company’s and its Subsidiaries’ development, testing, investigation, manufacture, storage, handling, transportation, distribution, marketing, or sale of products;
(iii) all products manufactured by the Company and its Subsidiaries have been developed, tested, sourced, manufactured, distributed, exported, imported, stored, handled, and sold in compliance with all Healthcare Laws; and no product manufactured, distributed, or sold by the Company or its Subsidiaries has been adulterated or misbranded by the Company, seized, withdrawn, recalled, detained, or subject to any suspension of manufacturing, import hold or refusal, field notification, field correction, or safety alert. To the knowledge of the Company, there has occurred no change reasonably likely to cause (a) a change in the manufacture of any such product outside the ordinary course of business, (b) a suspension of manufacturing, seizure, denial, withdrawal, recall, detention, import alert, field notification, field correction, or safety alert relating to any such product, (c) a termination, seizure, or suspension of marketing of any such product, or (d) a product to become adulterated or misbranded;

(iv) neither the Company nor any of its Subsidiaries has (a) received from the FDA any Form FDA 483, warning letter, notice of adverse finding, or notice of deficiency, or similar communication from the FDA or any other Governmental Body alleging or asserting (i) any ownership, manufacturing, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, labeling, handling and/or testing thereof is in violation in any material respect of any applicable Healthcare Laws or Governmental Authorization, (ii) a material violation of any Healthcare Laws by the Company or its Subsidiaries, or (iii) alleging that any such violation has not been remedied, or (b) been the subject of any material Legal Proceeding commenced by or on behalf of a Governmental Body, including the FDA, the DEA, the DOJ, the United States Department of Health and Human Services Office of Inspector General (“OIG”), or any similar foreign Governmental Body; and
(v) the Company and its Subsidiaries have been in material compliance with all Legal Requirements regarding the retention and integrity of records and documents. All reports, data, documents, forms, claims, permits, submissions, filings, notices, applications, and records required to be filed with, maintained in connection with, or furnished to a Governmental Body by the Company and its Subsidiaries have been so filed, maintained, or furnished, and all such reports, data, documents, forms, claims, permits, submissions, filings, notices, applications, and records were true and complete on the date filed (or, to the extent required to be updated or corrected, were updated or corrected to be true, accurate and complete as of the date of such update).
(d) None of the Company, its Subsidiaries, or their respective officers, directors, managers, members, employees, or to the knowledge of the Company, their respective contractors or agents, are or have been (i) debarred, excluded, or suspended by the FDA or any other Governmental Body pursuant to 21 U.S.C. § 335a or similar Legal Requirements, or (ii) made subject to any pending or, to the knowledge of the Company, threatened or contemplated action that could reasonably be expected to result in such debarment, exclusion or suspension.
(e) The Company and its Subsidiaries have never been enrolled in, participated in, authorized to bill, or directly claimed or received reimbursement from, any Governmental Program or from any other Third-Party Payor Program for services reimbursable under such programs.
(f) Neither the Company, its Subsidiaries, nor any of their personnel (whether employees or independent contractors) have submitted, or caused to be submitted, any claim in connection with any referral which violated any applicable self-referral law, including the Anti-Kickback Statute or any applicable state anti-kickback Legal Requirement.
(g) The Company and its Subsidiaries maintain a compliance program consistent in all material respects with the compliance guidance published by the OIG, and copies of all such compliance program materials have been provided to Parent prior to the date hereof. The Company and its Subsidiaries have at all times been in material compliance with its compliance program. The Company and its Subsidiaries have promptly and duly investigated any reports of alleged compliance violations, have taken corrective actions as reasonably determined to be warranted, and have no knowledge of any current material compliance issues.
(h) The Company and each Subsidiary is and, since the date that is six (6) years prior to the date hereof, has been in material compliance with HIPAA, to the extent required by HIPAA, and has taken the necessary steps to ensure Protected Health Information (as defined under HIPAA) is and, since the date that is six (6) years prior to the date hereof, has been protected against unauthorized access, use, modification or disclosure. The Company and each Subsidiary: (i) has designated an officer who is responsible for the development and implementation of such entity’s HIPAA compliance infrastructure; (ii) has entered into, and at all times in the past six (6) years complied with the terms of, business associate agreements as described under HIPAA when required by HIPAA; (iii) has provided regular training to its Workforce (as defined under HIPAA) with respect to and to the extent required for compliance with HIPAA; (iv) has adopted, and has been in compliance with, HIPAA policies and procedures; and (v) has completed regular security risk analyses in compliance with HIPAA and has addressed and remediated all material threats, vulnerabilities, and deficiencies that have been identified. Neither the Company nor any Subsidiary has, since the date that is five (5) years prior to the date hereof, received any written, or to the knowledge of the Company, oral notice from any governmental entity alleging a violation of HIPAA. Neither the Company nor any Subsidiary has made, or been required to make, any disclosures or notifications to any Person regarding a violation of HIPAA.

(i) The Company and its Subsidiaries are and have been at all times in compliance in all material respects with all applicable Legal Requirements in respect to the generation, transportation, treatment, storage, disposal or other handling of medical waste.
Section 2.14 Anti-Corruption and Trade Control Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company and its Subsidiaries: (x) is currently, or has been since April 24, 2019, (a) a Sanctioned Person, (b) located, organized or resident in a Sanctioned Country, (c) engaging in any dealings or transactions with any Sanctioned Persons or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Export-Import Laws, or (d) otherwise in violation of applicable Sanctions Laws, Export-Import Laws, or anti-boycott Legal Requirements administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service and Office of Foreign Assets Control (collectively, “Trade Control Laws”); or (y) in the last five (5) years, has on behalf of or in connection with the Company and its Subsidiaries, made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws. In the last five (5) years, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company and its Subsidiaries, received from any Governmental Body any written notice, inquiry, or any internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Body, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws. The Company further represents that it has maintained, and has caused each of its Subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the Anti-Corruption Laws, and to ensure that all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to Trade Control or Anti-Corruption Laws, nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Control or Anti-Corruption Laws.
Section 2.15 Data Protection.
(a) The Company and its Subsidiaries are, and have in the past six (6) years been, in compliance with the Data Security Requirements. The Company and its Subsidiaries have not sold any Personal Information or otherwise supplied Personal Information to a third party for remuneration or other consideration except in compliance with Data Security Requirements, or used or permitted any Personal Information to be used as training data in connection with the use of any machine learning technology.
(b) The Company and its Subsidiaries display and have displayed a privacy policy on each website and application owned, controlled or operated by each of the Company and its Subsidiaries, and the Company and its Subsidiaries have ensured that all data subjects from whom the Company and its Subsidiaries collect Personal Information are provided with effective notice of the Company and/or its Subsidiaries’ privacy policies to the extent required by Data Security Requirements. Each such privacy policy incorporates all disclosures to data subjects required by applicable Privacy Laws. None of the disclosures made or contained in any such privacy policy has been materially inaccurate, misleading or deceptive, or in violation of the Privacy Laws (including containing any material omission).
(c) The Company and its Subsidiaries have implemented and have in the past six (6) years maintained a comprehensive written information security program that includes commercially reasonable administrative, technical, and physical safeguards designed to protect the security, confidentiality, integrity and availability of Sensitive Information and Systems (including as required by Data Security Requirements) to protect: (i) the integrity, security, and operations of all Systems; and (ii) all Sensitive Information owned, controlled, or stored by the Company and its Subsidiaries from and against Security Incidents. The Company and its Subsidiaries have implemented and maintained a compliance program, satisfying the requirements of applicable Data Security Requirements to detect data security incidents and to protect Personal Information against loss and against unauthorized access, use, modification, disclosure, or other misuse.
(d) The Company and its Subsidiaries have regularly conducted and regularly conduct vulnerability testing, risk assessments, and external audits of, and track Security Incidents related to, the Systems and products

(collectively, “Information Security Reviews”); timely corrected any “high” and “critical” exceptions or vulnerabilities identified in such Information Security Reviews; and made available true and accurate copies of all Information Security Reviews. The Company provides its employees with regular training on data security matters.
(e) There have been no: (i) Security Incidents, and (ii) neither the Company nor any of its Subsidiaries have received, or otherwise been subject to, any written notices, complaints, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Body) regarding any unauthorized or unlawful Processing of Personal Information or violation of any Data Security Requirements and, to the knowledge of the Company, there are no facts or circumstances which could reasonably serve as the basis for any material allegations or claims. Neither the Company nor its Subsidiaries have received any correspondence relating to, or notice of any proceedings, claims, investigations or alleged violations of any subject access or other individual rights requests made pursuant to the Data Security Requirements, with respect to Personal Information from any person or governmental authority, and, to the knowledge of the Company, there is no such ongoing proceeding, claim, investigation or allegation.
(f) The Company and its Subsidiaries have entered into Contracts with every third party that Processes Sensitive Information collected, held, or processed by or on behalf of the Company and its Subsidiaries that require such third parties to comply with applicable Data Security Requirements. To the knowledge of the Company, no third party has breached such contractual obligations. Neither the Company nor any of its Subsidiaries is in breach of any contractual obligation with respect to Sensitive Information.
(g) The consummation of any of the Transactions will not violate any applicable Data Security Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained.
Section 2.16 Governmental Authorizations. The Company and its Subsidiaries hold, and at all times for the past five (5) years have held, all material Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct its business, and such Governmental Authorizations held by the Company or its Subsidiaries are set forth on Section 2.16 of the Company Disclosure Schedule. With respect to the Governmental Authorizations held by the Company and its Subsidiaries: (i) such Governmental Authorizations are valid and in full force and effect, except where failure to hold such Governmental Authorizations would not be, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole; and (ii) the Company and its Subsidiaries are in compliance in all material respects with the terms and requirements of such Governmental Authorizations, except where failure to hold such Governmental Authorizations would not be, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole. For the past five (5) years, neither the Company nor its Subsidiaries has received written notice from any Governmental Body regarding (i) any material violation of any Governmental Authorization, or any failure to so comply in any respect with any material term or requirement of any Governmental Authorization, or (ii) any actual, threatened in writing, or to the knowledge of the Company, threatened verbally, or proposed in writing, or to the knowledge of the Company, proposed verbally material modification, non-renewal, revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization. No statement of deficiencies, survey report, inspection report, audit results, other notice of noncompliance, or any revocation, termination, suspension or limitation of any of the Governmental Authorizations held by the Company and its Subsidiaries has been received, issued, or threatened in writing, or to the knowledge of the Company threatened verbally, for which any actual or potential payment or requirement to take corrective action exists. All material applications, reports, and filings required to be submitted by or on behalf of the Company or its Subsidiaries for or in connection with the renewal or maintenance of any Governmental Authorization have been submitted on a timely basis or with appropriate extensions, and all such applications, reports, and filings were true, correct and complete in all material respects when filed. All fees or other amounts required to be paid in connection with any such applications, reports, and filings have been paid to the appropriate Governmental Body.
Section 2.17 Tax Matters.
(a) Except as described in Section 2.17(a) of the Company Disclosure Schedule, (i) each of the income and other material Tax Returns required to be filed by the Company and its Subsidiaries with any Governmental Body has been filed on or before the applicable due date (taking into account any valid extensions of such due date), and all such Tax Returns are true, accurate and complete in all material respects, and (ii) all Taxes, whether or not shown as due on such Tax Returns have been paid. There are no Encumbrances upon the assets of the Company or any of its Subsidiaries, other than those described in clause (a) of the definition of Permitted Encumbrances.
(b) Except as described in Section 2.17(b) of the Company Disclosure Schedule, (i) there are no pending audits, examinations or notices by a Governmental Body concerning any Tax or Tax Return of the Company or its Subsidiaries, and no such proceeding has been threatened in writing and (ii) no deficiency or proposed adjustment for any Tax has been asserted or assessed by a Governmental Body in writing against the Company or any of its Subsidiaries which deficiency has not been paid in full or which has not been withdrawn, settled, or resolved in full.
(c) All Taxes required to have been withheld and paid in connection with amounts paid by the Company or its Subsidiaries to any employee, independent contractor or other Person have been duly and timely withheld, and paid over to the appropriate Governmental Body or properly set aside in accounts for this purpose in accordance with applicable Legal Requirements.
(d) Other than as a result of any validly obtained extension of time to file a material Tax Return, neither the Company nor any of its Subsidiaries has (i) agreed to any waiver of any statute of limitations in respect of Taxes that remains in effect or (ii) consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Body (other than any extension of time which is no longer in effect).
(e) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes of the Company or any of its Subsidiaries have been entered into, issued by or requested from any Tax Governmental Body.
(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between or among the Company and its Subsidiaries or (ii) with third parties made in the ordinary course of business, the principal purpose of which is not Tax). Neither the Company nor any of its Subsidiaries (A) is or has been a member of a group filing Tax Returns on an affiliated, consolidated, combined, or unitary basis (other than a group the common parent of which is the Company) or (B) has any material liability for the Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract (other than such agreements or arrangements (I) exclusively between or among the Company and its Subsidiaries or (II) with third parties made in the ordinary course of business, the principal purpose of which is not Tax), or otherwise by operation of Legal Requirements.
(g) Within the past two (2) years, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in, or improper use of, any method of accounting prior to the Closing for any taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirement) entered into prior to the Closing; (iii) any installment sale or open sale transaction disposition made prior to the Closing; (iv) any prepaid amount received or deferred revenue incurred on or prior to the Closing Date; or (v) any deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, foreign Legal Requirement) incurred prior to the Closing. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.
(i) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(2) or any similar transaction requiring disclosure in accordance with any corresponding Legal Requirement.

(j) The unpaid Taxes of the Company and its Subsidiaries did not as of the date of the Balance Sheet exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto).
(k) Since the date of the Balance Sheet, the Company and its Subsidiaries have not incurred any material liability for Taxes other than in the ordinary course of business or as contemplated by this Agreement.
(l) No claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.
(m) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
(n) The U.S. federal income tax classifications of the Company and each of its Subsidiaries are set forth on Section 2.17(n) of the Company Disclosure Schedule. The Company is and always has been an accrual method taxpayer.
(o) The Company has properly complied in all material respects with all applicable Legal Requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under state, local or non-U.S. Legal Requirement) and Section 2301 of the CARES Act (or any similar election under state, local or non-U.S. Legal Requirement).
(p) The Company has been in material compliance with all applicable Legal Requirements relating to transfer pricing, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodology (as required under Section 482 of the Code and any other applicable state, local or non-U.S. Legal Requirement).
Section 2.18 Employee Matters; Benefit Plans.
(a) Except as required by applicable Legal Requirements, the employment of each of the employees of the Company and its Subsidiaries located in the United States is terminable by the Company or any of its Subsidiaries (as applicable) at will.
(b) Neither the Company nor any of its Subsidiaries is party to, has any duty to bargain for, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or works council and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company or its Subsidiaries. No notice, consent or consultation obligations with respect to any employees of the Company or its Subsidiaries, or any union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby. Since May 25, 2023, there has not been any strike, material slowdown, work stoppage, lockout, picketing or labor dispute, or any threat thereof, or to the knowledge of the Company, any organizing effort affecting the Company and its Subsidiaries or any of their employees. Since May 25, 2023, and except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have complied with all applicable Legal Requirements related to employment or employment practices, including those pertaining to payment of wages and hours of work, leaves of absence, plant closing notifications, employment statutes and regulations, workplace health and safety, retaliation and discrimination matters, including charges of unfair labor practices or harassment complaints, and there is no (and since May 25, 2023, there has been no) material Legal Proceeding pending or, to the knowledge of the Company, threatened relating to such applicable Legal Requirements.
(c) There is no, and since May 25, 2023, there has been no pending or, to the knowledge of the Company, threatened Legal Proceeding or settlement or, to the knowledge of the Company, allegation, in each case, relating to sex-based discrimination, sexual harassment or sexual misconduct involving the Company or any of its Subsidiaries or any of their current or former executives, officers or directors in relation to their work for the Company or any of its Subsidiaries. No Company Associate who is an officer, or who earns annual base compensation equal to or exceeding $200,000 (i) to the knowledge of the Company, has given notice of termination of employment or otherwise disclosed plans to terminate employment with any of the Company or its Subsidiaries within the twelve (12) month period following the date hereof or (ii) is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(d) Section 2.18(d) of the Company Disclosure Schedule sets forth a complete and accurate list of the material Employee Plans (which will not include any employment agreement for employees of the Company or its Subsidiaries; equity grant notices, and related documentation, with respect to employees of the Company or its Subsidiaries; or agreements with consultants entered into in the ordinary course of business, in each case, that is in all material respects consistent with a standard form agreement or notice made available to Parent, which standard form or notice is scheduled on Section 2.18(d) of the Company Disclosure Schedule) and separately identifies each material Employee Plan that is maintained primarily for the benefit of any current or former Company Associate who performs or performed services for the Company or its Subsidiaries outside the United States (each, a “Foreign Employee Plan”). The Company has made available to Parent, with respect to each material Employee Plan, accurate and complete copies of the following (other than any employment agreement for non-officer employees of the Company or its Subsidiaries; equity grant notices, and related documentation, with respect to employees of the Company or its Subsidiaries; and agreements with consultants entered into in the ordinary course of business, in each case, that is in all material respects consistent with a standard form agreement or notice made available to Parent prior to the date of this Agreement), as relevant: (i) all plan documents and all amendments thereto (or, if not reduced to writing, a written summary of all material plan terms), and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan description and any material modifications thereto; (v) the results from the most recent nondiscrimination tests required to be performed under the Code for each of the last three (3) years; (vi) all Forms 1094-C for the Company for 2020 to 2024; and (vii) any non-routine correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Body within the last six (6) years.
(e) No Employee Plan is, and neither the Company nor any of its Subsidiaries nor any other Person that would be or, at any relevant time, would have been considered a single employer with any of the Company and its Subsidiaries under the Code or ERISA has during the past six (6) years sponsored, maintained, contributed to, or been required to contribute to, or has, or during the past six (6) years has had any liability (actual or contingent) in respect of (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Title IV of ERISA, Section 412 or 430 of the Code or Section 302 of ERISA, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA, (ii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.
(f) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code and each trust related thereto that is intended to be exempt from Taxes under Section 501(a) of the Code is the subject of a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and to the knowledge of the Company, no event has occurred since the date of the most recent determination or opinion letter that would reasonably be expected to cause the revocation of such determination or letter or result in any material liability to the Company or its Subsidiaries. Each of the Employee Plans is now and has been established, operated, funded and administered in compliance in all material respects with its terms and all applicable Legal Requirements, including ERISA and the Code, and all required contributions, distributions, and premiums under each Employee Plan for the six-year period ending on or before the Closing Date have been made or accrued, to the extent required to be accrued under GAAP. Neither the Company nor, to the knowledge of the Company, any fiduciary, trustee or administrator of any Employee Plan has engaged in any transaction with respect to any Employee Plan that could subject any such Employee Plan, the Company or its Subsidiaries, to any liability for a “prohibited transaction” within the meaning of Section 406 of ERISA or Code Section 4975 or that has subjected or would reasonably be expected to subject the Company or its Subsidiaries to any tax or other penalty under the Code, ERISA, or any other applicable Legal Requirements. Neither the Company nor any of its Subsidiaries has incurred or would reasonably be expected to incur or be subject to any material penalty, Tax (whether or not assessed) or other penalty under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(g) There is no pending or, to the knowledge of the Company, threatened Legal Proceeding with respect to any Employee Plan (other than routine claims for benefits), and to the knowledge of the Company, no fact or circumstance exists that would be reasonably likely to give rise to any such Legal Proceeding. No Employee Plan is, or within the last six (6) years has been, the subject of an examination or audit by a Governmental Body, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty or voluntary compliance.
(h) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar state or local Legal Requirement), neither the Company nor any ERISA Affiliate, or any Employee Plan has any obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of the Company or any of its Subsidiaries pursuant to any retiree medical benefit plan or other retiree welfare plan and the Company has never promised to provide such post-termination benefits.
(i) All Foreign Employee Plans comply in all material respects with applicable local Legal Requirements and have been maintained in good standing with applicable regulatory authorities in all material respects, and if intended to qualify for favorable tax treatment, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely such favorable tax treatment with respect to such Foreign Employee Plans. All Foreign Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions, except where such failure to comply or failure to be so funded or book reserved has not had and would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company and its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as now being conducted.
(j) Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in compliance with Section 409A of the Code. No Person is entitled to (i) any gross-up, make-whole, indemnification, reimbursement, or other additional payment from the Company or its Subsidiaries in respect of any Tax or interest or penalty under Section 409A of the Code or Section 4999 of the Code or (ii) any other material gross-up or material make-whole, indemnification reimbursement, or other additional payment from the Company or its Subsidiaries in respect of any Tax.
(k) Except as set forth on Section 2.18(k) of the Company Disclosure Schedule and except as expressly contemplated by this Agreement, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former Company Associate to any cash payment, (ii) cause or accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such current or former Company Associate, (iii) directly or indirectly cause the Company and its Subsidiaries to transfer or set aside any material assets to fund any benefits under any Employee Plan, (iv) limit or restrict the right of the Company, Parent, or any of their respective Affiliates to merge, amend or terminate any Employee Plan, (v) result in any forgiveness of indebtedness of any current or former Company Associate, (vi) otherwise give rise to any liability under any Employee Plan, or (vii) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or in any deduction limitation or excise tax imposed under or by operation of Section 280G of the Code.
Section 2.19 Environmental Matters.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and since May 25, 2023 have been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business, and no Legal Proceeding is pending or, to the knowledge of the Company, threatened, the effect of which could reasonably be to suspend, materially modify, or terminate any such Governmental Authorization.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no investigation or Legal Proceeding relating to or arising under any Environmental Law that is (i) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) pending or, to the knowledge of the Company, threatened against any Leased Real Property.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or any of its Subsidiaries relating to or arising under Environmental Laws.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) to the knowledge of the Company, no Person has been exposed to any Hazardous Materials at a property or facility of the Company or any of its Subsidiaries at levels in excess of applicable permissible exposure levels; and (2) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other Person, has Released Hazardous Materials on, at, under or from any real property or facility, including the Owned Real Property and the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company or any of its Subsidiaries under any Environmental Law.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in leases for real property.
Section 2.20 Insurance. Section 2.20 of the Company Disclosure Schedule sets forth a complete and correct list of all insurance policies and all self-insurance programs maintained by the Company and its Subsidiaries (collectively, the “Insurance Policies”), together with a description of any claim paid out or pending in the last three (3) years under the Insurance Policies (or any prior policies). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Insurance Policies are in full force and effect (except for any expiration thereof in accordance with its terms) and all premiums have been paid, no notice of cancellation, non-renewal, termination, modification, reduction of coverage or dispute of coverage has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, nor, to the Company’s knowledge, has any such cancellation, termination or non-renewal been threatened. There is not any pending claim that has been denied or rejected by any insurer and not successfully appealed and covered, except as would not be, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole. No policy limits of any Insurance Policy have been exhausted or materially eroded or reduced, and policies providing substantially similar insurance coverage have been in effect continuously during the last three (3) years. The Insurance Policies are sufficient for compliance with all applicable legal requirements and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound.
Section 2.21 Legal Proceedings; Orders.
Except as disclosed in Section 2.21 of the Company Disclosure Schedule:
(a) There are no, and since May 25, 2023, there have been no, Legal Proceedings pending (or, to the knowledge of the Company, threatened in writing) against the Company or any of its Subsidiaries or to the knowledge of the Company, against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Legal Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any present intention to initiate any material Legal Proceeding.
(b) Since May 25, 2023, there has been no order to which the Company or any of its Subsidiaries is subject that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c) Since May 25, 2023, there has been no investigation or review by any Governmental Body with respect to the Company or any of its Subsidiaries or, to the Company’s knowledge, is being threatened, other than any investigations or reviews that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.22 Fairness Opinion. The Company Board has received the opinion from Craig-Hallum Capital Group LLC, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken and other matters that Craig-Hallum Capital Group LLC considers relevant, the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Parent and its affiliates), and such opinion has not been withdrawn, revoked or modified. The Company will provide to Parent a copy of such written opinion promptly following the date hereof solely for informational purposes (it being understood and agreed that such opinion is solely for the benefit of the Transaction Committee of the Company Board and the Company Board and may not be relied upon by Parent or Merger Sub).
Section 2.23 Brokers and Other Advisors. Except for Bourne Capital Partners, LLC and Craig-Hallum Capital Group LLC, no broker, finder, agent, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company and its Subsidiaries. The Company has made available to Parent accurate and complete copies of all Contracts pursuant to which Bourne Capital Partners, LLC or Craig-Hallum Capital Group LLC or any of its respective Affiliates is entitled to any fees, rights of indemnification and expenses in connection with the Transactions.
Section 2.24 Material Vendors and Material Customers. Section 2.24 of the Company Disclosure Schedule sets forth a complete and correct list of the ten (10) largest vendors (by annual payments) (each a “Material Vendor”) and ten (10) largest customers (by annual sales revenue) (each a “Material Customer”) of the Company and its Subsidiaries in terms of the dollar volume of payments or receipts, respectively, during the twelve months ended on December 31, 2025. Since December 31, 2025, no Material Vendor or Material Customer has provided written or, to the knowledge of the Company, oral notice of its intent, or taken any material action, to cancel, terminate, not renew or materially decrease the volume of payments or, to the knowledge of the Company, threatened to do any of the foregoing, with respect to any arrangement with the Company or any of its Subsidiaries. Since May 25, 2023, the Company has not made any material changes to its billing, pricing, collections, credit or discounting policies with respect to a Material Customer.
Section 2.25 Related Party Transactions. Except for any indemnification, compensation or other employment arrangements in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to any Contract, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act and that is not so disclosed.
Section 2.26 No Other Representations or Warranties; Acknowledgement by the Company.
(a) Except for the representations and warranties expressly set forth in this ARTICLE II, in any other agreements contemplated hereby or in any certificate delivered hereunder, neither the Company nor any of its Subsidiaries or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representations or warranties of any kind or nature whatsoever, including with respect to the Company and its Subsidiaries or their respective businesses or with respect to any other information made available to Parent, Merger Sub or their Representatives in connection with the Transactions, including the accuracy or completeness thereof and the Company and its Subsidiaries hereby expressly disclaim any such other representations and warranties.
(b) The Company acknowledges and agrees that, except for the representations and warranties made by Parent, Merger Sub or the Equity Financing Parties in this Agreement or any other agreements contemplated hereby, none of Parent, Merger Sub or any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter made available to the Company or its Representatives in expectation of, or in connection with, this Agreement or the Transactions. The Company is not relying upon and specifically disclaims that it is relying upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows, as of the date hereof and as of the Closing:
Section 3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto.
Section 3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions (subject, in case of the Merger, to the recordation of appropriate merger documents as required by the DGCL). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is or will be, as applicable, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
Section 3.3 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, and the HSR Act, if applicable, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) conflict or contravene with or cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) conflict or contravene with or cause a violation by Parent or Merger Sub of any Legal Requirements or order applicable to Parent or Merger Sub, or to which they are subject; (c) conflict or contravene with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any Contract; or (d) conflict or contravene with or cause a violation by Parent and Merger Sub of their respective Governmental Authorizations, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), state Takeover Laws, the DGCL, the HSR Act, no authorization, registration, approval, order, Consent, notice, or filing is required from any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Merger or the other Transactions, other than such filings, registration, notifications, authorizations, approvals, notices, orders or Consents that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s stockholders, or of any equity holders of any Affiliate of Parent, is necessary to approve this Agreement or any of the Transactions that has not already been obtained as of the date hereof. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Legal Requirement or its organizational documents to approve this Agreement and the Merger.
Section 3.4 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incidental to its formation and its entry into this Agreement and performance hereunder. Parent is the record and beneficial owner of all of the outstanding capital stock of Merger Sub and Merger Sub does not have any other outstanding securities or instruments exercisable for, or otherwise convertible or exchangeable into, capital stock or any other security of Merger Sub.
Section 3.5 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or threatened against Parent or Merger Sub, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent or Merger Sub, as of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as has not had, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 3.6 Financing; Guarantee.
(a) Concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have provided to the Company true, complete and correct copies of the fully executed (i) equity commitment letter, dated as of the date hereof, between Parent and each of the Equity Financing Parties (the “Equity Commitment Letter”), pursuant to which the investor parties thereto (the “Equity Financing Parties”) have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein for the purpose of financing the Transactions (the “Equity Financing”), (ii) debt commitment letter from the Debt Financing Sources party thereto (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitment Letters”), pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions thereof, to lend, directly or indirectly, the amount set forth therein, including for the purpose of financing the Transactions (the “Debt Financing” and together with the Equity Financing, the “Financing”) and (iii) the fee letters dated the date hereof from the Debt Financing Sources party thereto which may be redacted for fee amounts, price caps and other economic or commercially sensitive terms and “market flex” provisions; provided, however, that such redactions do not cover terms that reduce the amount of the Debt Financing below the Required Amount, permit the imposition of new or additional conditions precedent or the expansion of the existing conditions precedent to the funding of the Debt Financing at Closing, or which could materially delay or prevent the Closing. The Equity Commitment Letter provides that (A) the Company is a third-party beneficiary thereof in connection with the Company’s exercise of its rights under Section 7.8 and (B) subject in all respects to Section 7.8, Parent and the Equity Financing Parties will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise by the Company of such third party beneficiary right.
(b) Each Financing Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Merger Sub, the Equity Financing Parties, and the Debt Financing Sources party thereto, as applicable, and is enforceable against Merger Sub, the Equity Financing Parties, and, to the knowledge of Merger Sub, the Debt Financing Sources party thereto, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. As of the date hereof, (i) the Financing Commitment Letters have not been amended, modified, withdrawn, terminated or rescinded in any respect, (ii) the financing commitments thereunder have not been withdrawn, terminated or rescinded in any respect and (iii) no such withdrawal, termination or rescission is contemplated that would reduce the commitments thereunder to be less than the Required Amount, or, in the case of the Debt Commitment Letter, impose new or additional conditions precedent or the expansion of the existing conditions precedent to the funding of the Debt Financing at Closing or which could materially delay or prevent the Closing. As of the date hereof, there are no side letters, or other Contracts, related to the funding or investing, as applicable, of the Equity Financing or Debt Financing other than as expressly set forth in the Financing Commitment Letters delivered to the Company prior to the date hereof that would reduce the commitments thereunder to be less than the Required Amount, or, in the case of the Debt Commitment Letter, other than the fee letters, that would impose new or additional conditions precedent or the expansion of the existing conditions precedent to the funding of the Debt Financing at Closing or which could materially delay or prevent the Closing. Parent or its Affiliates have fully paid any and all commitment fees or other fees or expenses in connection with the Financing Commitment Letters that are payable on or prior to the date hereof. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitment Letters. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, to the knowledge of Merger Sub, no event has occurred and no circumstances exist which, with or without notice, lapse of time or both, would or would reasonably be expected (i) to constitute a default or breach on the part of Merger Sub or, to the knowledge of Merger Sub, any other party thereto under the Financing Commitment Letters, or (ii) otherwise result in any portion of the Financing that is required to fund the Required Amount not being available on the Closing Date in accordance with the terms of the Financing Commitment Letters. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, Parent has no reason to believe that (i) any of the conditions to the Financing contemplated by the Financing Commitment Letters will not be satisfied on the Closing Date, or (ii) the Financing will not be available at the Closing in an amount required to fund the Required Amount.
(c) For the avoidance of doubt, subject to Section 7.8(b), the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain any financing, including the Equity Financing, for the consummation of the transactions contemplated hereby in accordance with the terms and provisions of this Agreement.
(d) Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a duly executed Guarantee, pursuant to which the Equity Financing Parties are guaranteeing certain obligations of Parent in connection with this Agreement. As of the date hereof, the Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Equity Financing Party who executed the Guarantee and, assuming compliance by the Company with its representations, warranties and obligations pursuant to this Agreement and in the Guarantee, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of such Equity Financing Party under the Guarantee.
Section 3.7 Sufficiency of Proceeds. Assuming the Financing is funded in accordance with the Financing Commitment Letters and assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, the net proceeds of the Financing will be, in the aggregate, sufficient to (a) make the payment of the aggregate Closing Consideration, and (b) pay all other amounts (including payment of (x) all amounts payable at the Closing in respect of Company Options, RSUs and PSUs, (y) all amounts necessary to repay any outstanding Indebtedness of the Company required to be repaid by this Agreement at the Closing and (z) all fees, costs and expenses) required to be paid at the Closing by the Company or any of its Subsidiaries, Parent or Merger Sub in connection with the Merger or the Financing in accordance with the terms of this Agreement (collectively, the “Required Amount”).
Section 3.8 Solvency. As of the Effective Time and immediately after giving effect to the Merger, and, assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, (a) the amount of the “fair saleable value” of the assets (on a going concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.
Section 3.9 Ownership of Company Common Stock. Neither Parent nor any of Parent’s controlled Affiliates (provided, that, with respect to controlled portfolio companies advised or managed by one or more controlled Affiliates of Parent (“Portfolio Companies”), solely to the knowledge of Parent) directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s controlled Affiliates (subject to the knowledge of Parent, with respect to Portfolio Companies) has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock (but excluding any Portfolio Company’s passive ownership of any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock). Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. Neither Parent nor Merger Sub is, or has been at any time during the past three (3) years, an “interested stockholder” of the Company under Section 203(c) of the DGCL.
Section 3.10 Brokers and Other Advisors. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.
Section 3.11 Stockholder and Management Arrangements. As of the date hereof, except for the Voting and Support Agreements, neither Parent nor Merger Sub nor any of their respective Affiliates is a party to any Contract, or has made or entered into, or committed or agreed to enter into, any arrangements or other understandings with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s Shares; or (ii) any holder of Shares has agreed to approve this Agreement or vote against any Superior Proposal.
Section 3.12 No Other Representations or Warranties; Acknowledgement by Parent and Merger Sub.
(a) Except for the representations and warranties expressly set forth in this ARTICLE III or in any other agreements contemplated hereby or in any certificate delivered hereunder, none of Parent, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representations or warranties of any kind or nature whatsoever, including with respect to Parent, Merger Sub or their respective businesses or with respect to any other information made available to the Company or its Representatives in connection with the Transactions, including the accuracy or completeness thereof and Parent and Merger Sub hereby expressly disclaim any such other representations and warranties.
(b) Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company and its Subsidiaries in this Agreement (as qualified by the Company Disclosure Schedule in accordance with Section 7.10), in any other agreements contemplated hereby or in any certificate delivered hereunder neither the Company, any of its Subsidiaries, any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company and its Subsidiaries, its businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company and its Subsidiaries or any other matter made available to Parent, Merger Sub or their Representatives in expectation of, or in connection with, this Agreement or the Transactions. Neither Parent nor Merger Sub is relying upon and specifically disclaims that it is relying upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that the Company and its Subsidiaries and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
(c) Without in any way limiting the representations and warranties made in Article II and in corresponding sections in any other agreements contemplated hereby or in any certificate delivered hereunder, Parent and Merger Sub have conducted their own independent investigation of the Company and its Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding the businesses of the Company and its Subsidiaries with the management of the Company.
ARTICLE IV. COVENANTS
Section 4.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.1 (the “Pre-Closing Period”), the Company shall, and shall cause the Representatives of the Company to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s properties, offices, books and records, Contracts, commitments and personnel and other information with respect to the business, properties and personnel of the Company and its Subsidiaries (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement or any sale process preceding the execution and delivery of this Agreement, or, except as expressly provided in this Section 4.1 or Section 4.4, to any Acquisition Proposal), in each case as Parent reasonably requests; provided, however, that any such access shall be conducted at Parent’s sole cost and expense, at a reasonable time during the Company’s normal business hours, upon reasonable advance notice to the Company, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing; provided, further, that the Company shall use commercially reasonable efforts to provide Parent and Parent’s Representatives with access to such information in a manner that does not contravene applicable Legal Requirements or fiduciary duties of the Company. Nothing herein shall require the Company to permit any testing or disclose any information to Parent to the extent such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Legal Requirement or fiduciary duty, (iii) result in the disclosure of valuations of the Company prepared in connection with the Transactions or any other strategic alternative or (iv) result in the disclosure or use of such document or information in connection with any Legal Proceedings between the Parties (provided that the foregoing shall not limit applicable rules of discovery). In the event any information is withheld pursuant to the foregoing clauses (i) through (iv), the Company shall give written notice to Parent of the fact that it is withholding such information and inform Parent as to the general nature of the information being withheld, and thereafter the Company shall use its commercially reasonable efforts to make substitute arrangements (including execution of a joint defense agreement in customary form or limiting disclosure to outside counsel for Parent) to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate such clauses (i) through (iv). The terms and conditions of the (A) letter agreement, dated as of November 26, 2025, by and between the Company and Webster Equity Partners, (B) the letter agreement, dated as of November 25, 2025, by and between the Company and MedEquity Capital, LLC (clause (A) and (B), collectively, the “Confidentiality Agreements”) and (C) the Clean Team Agreement dated as of December 16, 2025, by and between the Company and Webster Equity Partners shall apply to any information disclosed pursuant to this Section 4.1, as applicable. All requests for information made pursuant to this Section 4.1 shall be directed to such Persons listed on Section 4.1 of the Company Disclosure Schedule or designated by the Company. Subject to applicable Legal Requirement, information received pursuant to this Section 4.1 and Section 4.12 may be shared by Parent, its Affiliates and their respective Representatives with any actual or prospective Debt Financing Source in connection with any Debt Financing so long as such Debt Financing Source agrees to be bound by confidentiality provisions substantially similar to those set forth in the Confidentiality Agreements. Following the date hereof, upon Parent’s request, the Company shall use commercially reasonable efforts to deliver or cause to be delivered to Parent or its Representatives a complete copy (in electronic format) of the electronic data room and other shared folders maintained by or on behalf of the Company in connection with the Transactions as of the date of this Agreement. From the date of this Agreement until the Closing, the Company shall not remove or delete any documents or information from, or otherwise restrict Parent’s and its Representatives’ access to, such data room, and shall preserve all documents and information contained therein.
Section 4.2 Operation of the Company.
(a) During the Pre-Closing Period, except (w) as expressly required or contemplated under this Agreement, (x) as required by applicable Legal Requirements, (y) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or (z) as set forth in Section 4.2 of the Company Disclosure Schedule, the Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in the ordinary course in all material respects; (B) maintain its existence in good standing pursuant to applicable Legal Requirement; (C) preserve intact its material assets, properties, Contracts or other material legally binding understanding, licenses and business organizations; and (D) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, creditors, employees, contractors and other Persons with which the Company and its Subsidiaries have material business relations; provided, that (1) no action by, or the failure to act of, the Company or any of its Subsidiaries to the extent required to comply with Section 4.2(b) shall constitute a breach of this Section 4.2(a), and (2) any failure to take any action prohibited by Section 4.2(b) shall not be deemed a breach of this Section 4.2(a).
(b) During the Pre-Closing Period, except (w) as required or contemplated under this Agreement, (x) as required by applicable Legal Requirements or the Company’s organizational documents or agreements in effect as of the date hereof, (y) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or (z) as set forth in Section 4.2 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:
(i) (A) establish a record date for, declare, set aside, make or pay any dividend or other constructive, deemed or actual distribution in respect of any shares of its capital stock, whether payable in cash, stock, property or otherwise, except for dividends or other distributions by a Subsidiary of the Company to the Company, or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the date hereof) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards to the extent required under the terms of any such Company Stock Award (in effect as of the date hereof); or (4) pursuant to transactions solely between or among the Company and its CDMO Subsidiaries;
(ii) adjust, split, reverse split, combine, subdivide or reclassify any shares of its capital stock or other equity interests;
(iii) sell, issue, grant, deliver, pledge, transfer, dispose of, encumber or authorize the issuance, sale, delivery, pledge, transfer, disposal of, encumbrance or grant by the Company or any of its Subsidiaries (other than pursuant to agreements in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of the Company or any of its Subsidiaries, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company or any of its Subsidiaries or (C) any instrument convertible into or exchangeable for any capital stock, equity interest, equity-based award or other security of the Company or any of its Subsidiaries, except that the Company may (1) issue Shares as required to be issued in accordance with the Company Equity Plans in effect as of the date hereof and the terms of the applicable Company Stock Award in effect as of the date hereof upon the settlement of RSUs or PSUs outstanding on the date of this Agreement, or upon the exercise of Company Options outstanding as of the date of this Agreement, (2) to the extent required under the terms of an applicable Company Stock Award in effect as of the date hereof, sell shares upon exercise, settlement or sales, as applicable, of Company Options, RSUs, or PSUs if necessary to effectuate a direction of the holder upon exercise, settlement or sales to satisfy, as applicable, the exercise price or Tax obligations with respect to Company Options, RSUs, or PSUs, (3) authorize purchases of shares under a Rule 10b5-1 plan in effect as of the date hereof, (4) issue such securities in transactions solely between or among the Company and its CDMO Subsidiaries, (5) issue RSUs to newly hired employees subject to Section 4.2(b)(iii) of the Company Disclosure Schedule, (6) take such actions as are necessary or appropriate to effect the determination of the Company Board (or a committee thereof) with respect to Company Options, RSUs or PSUs pursuant to Section 1.9, and (7) issue Company Common Stock in connection with a conversion of Company Preferred Stock;
(iv) except as required by the terms of any Employee Plan in effect as of the date of this Agreement or as otherwise permitted under Section 4.2(b)(i), Section 4.2(b)(iii), or Section 4.7, (i) establish, adopt, terminate or materially amend any Employee Plan, or any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), (ii) provide increases in salary, wages or benefits to any current or former Company Associate, other than increases in base compensation that individually with respect to any current Company Associate do not exceed five percent (5%) of such Company Associate’s base compensation in effect as of the date of this Agreement and in the aggregate with respect to all current Company Associates do not exceed $150,000; (iii) grant to any current or former Company Associate any equity or equity-based awards under the Company Equity Plans or otherwise; (iv) grant to any current or former Company Associate any right to reimbursement, indemnification or payment for any Taxes incurred under Section 409A or Section 4999 of the Code; or (v) (A) enter into (1) any change-of-control agreement with any Company Associate or (2) any retention agreement with any executive officer, or (B) enter into (1) any employment, severance or other material agreement with any current Company Associate (other than any Specified Officers or any other executive officers of the Company) that would (after giving effect to all such employment, severance or other material agreements entered into pursuant to this clause (B)(1)) obligate the Company and its Subsidiaries to pay or cause to be paid an aggregate amount in excess of $150,000 subject to and in accordance with the terms of each such employment, severance or other material agreement (except that the Company and its Subsidiaries may: (A) amend any Employee Plans to the extent required by applicable Legal Requirements; (B) replace, renew or extend a broadly applicable Employee Plan that provides health and welfare benefits in the ordinary course of business, provided such replacement, renewal or extension does not materially increase the cost of such Employee Plan or benefits provided under such Employee Plan based on the cost on the date of this Agreement, and (C) make annual or quarterly bonus or commission payments to the extent earned in accordance with the terms of the Employee Plans in effect as of the date of this Agreement, including payment of the FY26 Bonus if the Closing Date does not occur prior to March 15, 2027, and as set forth on Section 2.18(d) of the Company Disclosure Schedule);

(v) adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization, or other reorganization of the Company or any of its Subsidiaries;
(vi) amend or permit the adoption of any amendment to its Certificate of Incorporation or bylaws or other charter or organizational documents;
(vii) acquire any business or Entity (including by merger, consolidation or acquisition of stock or assets);
(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely between or among the Company and its CDMO Subsidiaries, (B) reimbursement of employee expenses in the ordinary course of business or (C) the extension of trade credit in the ordinary course of business;
(ix) enter into any joint venture, partnership, limited liability company, or similar arrangement;
(x) make or authorize any capital expenditure except in accordance with the forecasted remaining spend in the Company’s capital expenditure budget as set forth on Section 4.2(b)(x) of the Company Disclosure Schedule;
(xi) sell, lease, transfer, license, or otherwise dispose of or assign any portion of its material tangible properties or material tangible assets, except for and excluding (A) selling inventory and entering into non-exclusive license agreements with customers and service providers in the ordinary course of business, (B) transfers between or among the Company and its CDMO Subsidiaries or (C) dispositions of obsolete, surplus or worn out tangible assets that are no longer useful in the conduct of the business of the Company and its CDMO Subsidiaries;
(xii) create, assume, guarantee, incur, refinance, prepay or become liable for any Indebtedness or issue any debt securities after the date of this Agreement except for and excluding borrowings by the Company of Indebtedness of the Company or any of its Subsidiaries under its facilities in effect prior to the execution of this Agreement to the extent such Indebtedness will constitute Repaid Indebtedness (including, without limitation, the Company’s revolver); provided that the aggregate borrowings by the Company of Indebtedness of the Company or any of its Subsidiaries under such facilities (A) shall not exceed $5,000,000 in the aggregate at any time from the date hereof until immediately prior to the Closing and (B) shall be $0 immediately prior to the Closing;
(xiii) except for any voluntary disclosure agreements, make, change, or revoke any material Tax election, settle or compromise any Tax claim, amend any Tax Return, file any Tax Return in a manner inconsistent with past practice, affirmatively surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Legal Requirement) in respect of Taxes with any Tax Governmental Body;
(xiv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business pursuant to which the amounts at issue do not exceed $250,000; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of the businesses of the Company and its CDMO Subsidiaries (provided, that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;
(xv) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) a settlement that results solely in a monetary obligation involving only the payment of monies by the Company and its Subsidiaries of, net of insurance recovery, not more than $250,000 individually and $500,000 in the aggregate and that does not involve any admission of wrongdoing; or (B) a settlement that results in no monetary obligation of the Company or any of its Subsidiaries or the receipt of payment by the Company or its Subsidiaries; provided, that no such settlement may involve any injunctive or equitable relief, or impose any restrictions, on the business activities of the Company or its Subsidiaries;

(xvi) other than in the ordinary course of business, fail to renew or permit to lapse any material Governmental Authorizations;
(xvii) enter into any new line of business material to the Company and its Subsidiaries, taken as a whole, or form a new Subsidiary of the Company;
(xviii) change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or Tax accounting methods or practices in any respect, except as required by an agreement in effect prior to the date hereof, GAAP or Legal Requirements;
(xix) (A) modify, assign, amend, or expressly waive any right, benefit or claim under any Amended Alcon Agreement or terminate any Amended Alcon Agreement, (B) except for any Standard Contract, enter into, modify, assign, amend or expressly waive any material right, benefit or claim under any other Material Contract or any Contract that would have been a Material Contract if such Contract were in existence as of the date hereof, in each case, in a manner that is adverse to the Company and its Subsidiaries, taken as a whole, or (C) except for any Standard Contract, terminate any Material Contract or any Contract that would have been a Material Contract if such Contract were in existence as of the date hereof, in each case except any such Contract that has expired in accordance with its terms;
(xx) (i) implement any employee layoffs, facility closures or other voluntary or involuntary termination programs impacting Company Associates, (ii) terminate (other than for cause) the employment of any Company Associate with annual base compensation in excess of $250,000, or (iii) hire or engage any individual other than (x) any and all individuals hired or engaged for positions listed on Section 4.2(b)(xx) of the Company Disclosure Schedule, or (y) backfills of positions requiring annual base compensation of $250,000 or less;
(xxi) recognize any labor organization as representative of any Company Associates or enter into any collective bargaining agreement or other Contract with any labor organization;
(xxii) sell, assign, transfer, lease, encumber, abandon or permit to lapse any of its material Intellectual Property Rights, which for the avoidance of doubt, does not include any Standard Contract or any license of material Intellectual Property Rights agreed in the ordinary course of business, which in each case will be subject to Section 4.2(b)(xix);
(xxiii) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;
(xxiv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;
(xxv) waive or release any non-competition, non-solicitation, non-interference, non-disparagement or other restrictive covenant obligation of any current or former Company Associate; or
(xxvi) authorize any of, or agree or commit to take, any of the actions described in this Section 4.2(b).
Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.
Section 4.3 No Solicitation; Go-Shop Period.
(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any confidentiality agreement that (i) contains confidentiality and use provisions that are not materially less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than those contained in the Confidentiality Agreements (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement), and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Section 4.3.

(b) Notwithstanding anything to the contrary contained in this Agreement, during the period commencing on the date of this Agreement and continuing until 11:59 p.m. Eastern Time on the date that is thirty (30) days after the date of the public announcement made in accordance with Section 4.10 (the “No-Shop Period Start Date”), the Company and its directors, officers, employees and other Representatives shall have the right to, directly or indirectly:
(i) solicit, initiate, induce the making, submission or announcement of, or knowingly facilitate or knowingly encourage any Acquisition Proposals or any Acquisition Inquiry;
(ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or an Acquisition Inquiry;
(iii) subject to the entry into an Acceptable Confidentiality Agreement, furnish to any third party or its Representatives any non-public information relating to the Company and its Subsidiaries and afford to such third party or its Representatives access to non-public information related to the business, properties, personnel, assets, books, records and other non-public information of the Company and its Subsidiaries, in each such case with the intent to solicit, seek, initiate, propose, facilitate, induce or encourage any Acquisition Proposals or any Acquisition Inquiry; provided, that the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and
(iv) otherwise cooperate with or assist any Acquisition Proposal or Acquisition Inquiry, including by granting a limited waiver, amendment or release under any “standstill provision” or similar obligation of any third party with respect to the Company or its Subsidiary solely to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made to the Company or the Company Board on a confidential basis prior to the No-Shop Period Start Date.
(c) During the Pre-Closing Period, the Company shall promptly (and in any event within forty-eight (48) hours from receipt thereof) notify Parent in writing if any Acquisition Proposal or any Acquisition Inquiry is received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal or an Acquisition Inquiry. Such notice shall include the identity of each Person from whom the Company received such Acquisition Proposal or Acquisition Inquiry and a summary of the material terms and conditions of any such Acquisition Proposal or Acquisition Inquiry and copies of any definitive written proposal, draft acquisition agreement, and financing commitment letters relating to such Acquisition Proposal. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposals or Acquisition Inquiry (including any modifications to the terms thereof) and the status of any such discussions or negotiations. Promptly after the No-Shop Period Start Date (and, in any event, within forty-eight (48) hours thereafter), the Company shall (I) except if the Company has already done so in respect of the applicable confidentiality agreement, request each Person (other than Parent, its Affiliates and their respective Representatives) that has executed a confidentiality agreement in connection with any Acquisition Proposal or its consideration of any Acquisition Proposal or Acquisition Inquiry to promptly return or destroy all nonpublic information furnished to such Person or its Representatives by or on behalf of Company or any of its Subsidiaries prior to the No-Shop Period Start Date, (II) terminate any data room or other diligence access to each such Person (and its Representatives) described in clause (I), and (III) cease and cause to be terminated any and all discussions or negotiations with any Person, its Affiliates and their respective Representatives (other than Parent, its Affiliates and their respective Representatives) that may be ongoing with respect to any Acquisition Proposal or Acquisition Inquiry, except in each case in accordance with Section 4.3(e).
(d) Except as permitted by this Section 4.3, during the Pre-Closing Period, the Company shall not, and will cause its Subsidiaries and its and their respective officers and directors to not, and shall use its reasonable best efforts to cause each of its and their respective Representatives not to, (i) solicit, initiate, induce the making, submission or announcement of, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal or any Acquisition Inquiry, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information relating to the Company or any of its Subsidiaries or afford to any other Person access to the business, properties, assets, books, or records, or to any personnel of the Company or its Subsidiaries in connection with, or for the purpose of, soliciting, initiating, inducing the making, submission or announcement of or knowingly facilitating or encouraging, an Acquisition Proposal or any Acquisition Inquiry, (iii) approve, endorse or recommend any Acquisition Proposal or any Acquisition Inquiry, (iv) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any Acquisition Inquiry (each, a “Company Acquisition Agreement”), or (v) authorize or commit to do any of the foregoing.
(e) If at any time during the Pre-Closing Period and prior to the receipt of the Company Required Vote, the Company or any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal or Acquisition Inquiry from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from a breach of any of the obligations set forth in this Section 4.3, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons solely to clarify the terms and conditions of such Acquisition Proposal or Acquisition Inquiry, request that any oral Acquisition Proposal be provided in written form and inform such Person or group of Persons of the terms of this Section 4.3, and (ii) solely with respect to an Acquisition Proposal, if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take the actions contemplated by this Section 4.3(e) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement (if one is not already in effect between the Company and such Person or group of Persons) and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal and their respective Representatives and financing sources; provided, that the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, and (B) engage or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and their respective Representatives and financing sources, including soliciting the submission of a revised Acquisition Proposal. From the No-Shop Period Start Date until the earlier to occur of the valid termination of this Agreement pursuant to Article VI and the Effective Time, the Company shall not be required to enforce, and shall be permitted to waive, terminate, amend or otherwise modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or a committee thereof).
(f) Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (nor shall any of the following constitute a Company Adverse Change Recommendation, unless, solely with respect to clause (i) set out below, it takes or fails to take any action contemplated by any of clauses (i) through (iv) of the definition of Company Adverse Change Recommendation in Section 4.4(a)) (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company Stockholders that is required by applicable Legal Requirements, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act, (v) informing any Person of the existence of the provisions contained in this Section 4.3 or (vi) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board has determined to make in good faith, after consultation with its outside legal counsel, in order to comply with applicable Legal Requirements, it being understood that any such statement or disclosure made by the Company Board must be subject to the terms and conditions of this Agreement and shall not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 4.3, and that nothing in the foregoing will be deemed to permit the Company or the Company Board to effect a Company Adverse Change Recommendation other than in accordance with Section 4.4(b). In addition, it is understood and agreed that for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board, to the extent required by applicable Legal Requirements, that solely describes the Company’s receipt of an Acquisition Proposal or Acquisition Inquiry, the identity of the Person making such Acquisition Proposal or Acquisition Inquiry, the material terms of such Acquisition Proposal or Acquisition Inquiry and the operation of this Agreement with respect thereto will not be deemed, in and of itself, to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal or Acquisition Inquiry; or (C) a Company Adverse Change Recommendation and, in each case, if requested in writing by Parent, the Company Board expressly reaffirms the Company Board Recommendation in such public statement.
(g) Notwithstanding anything herein to the contrary, the Company agrees that (i) any violation of the restrictions set forth in this Section 4.3 or in Section 4.4 by any director or officer of the Company or any action by any other Representative acting on the Company’s behalf in breach of this Section 4.3 or in Section 4.4 shall be deemed to be a breach of this Agreement by the Company and (ii) upon becoming aware of any breach or threatened breach of this Section 4.3 by a Representative of the Company, the Company shall use its reasonable best efforts to stop such breach or threatened breach.
Section 4.4 Company Board Recommendation.
(a) During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) withdraw, withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, (ii) approve, recommend, endorse or declare advisable, or publicly propose to approve, recommend, endorse or declare advisable, any Acquisition Proposal, (iii) approve, recommend, endorse or declare advisable, or propose to approve, recommend, endorse or declare advisable, or allow the Company to execute or enter into, any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) fail to reaffirm the Company Board Recommendation within ten (10) business days after Parent requests in writing (it being understood that the Company will not be obligated to reaffirm the Company Board Recommendation on more than two (2) occasions other than in connection with an Acquisition Proposal or a material amendment to any Acquisition Proposal) or (vi) fail to recommend against any Acquisition Proposal that is a tender or exchange offer subject to Rule 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within the ten (10) business days of commencement thereof (within the meaning of Rule 14d-2 under the Exchange Act) or make any other recommendation in connection with any such tender offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (each of the actions set forth in the foregoing clauses (i) through (vi), a “Company Adverse Change Recommendation”).
(b) Notwithstanding anything to the contrary contained in Section 4.4(a) or elsewhere in this Agreement, at any time prior to the receipt of the Company Required Vote:
(i) in the event that (x) the Company or any of its Subsidiaries or any of their Representatives receives a bona fide written Acquisition Proposal from and after the date hereof (or a renewal of any previously received Acquisition Proposal), other than as a result of any breach of Section 4.3, from any Person or group of Persons that has not been withdrawn and (y) the Company Board (or committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the Company Board may (A) make a Company Adverse Change Recommendation and/or (B) authorize the Company to terminate this Agreement in accordance with Section 6.1(g) to enter into a Company Acquisition Agreement with respect to, or otherwise accept, such Superior Proposal, in the case of each of clauses (A) and (B) if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 6.1(g) at least four (4) business days prior to making any such Company Adverse Change Recommendation and/or effecting such termination (a “Determination Notice”), which notice will include the material terms and conditions of such Acquisition Proposal, the identity of the Person or group of Persons making such proposal, and copies of any definitive written proposal, draft acquisition agreement, and financing commitment letters relating to such Acquisition Proposal, and the status of discussions relating to such Acquisition Proposal (which notice shall not constitute a Company Adverse Change Recommendation);

and (3)(I) the Company shall have afforded Parent four (4) business days (the “Match Period”) after delivery of the Determination Notice to propose revisions to the terms of this Agreement and the other documents contemplated hereby or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and, to the extent Parent desires to negotiate, shall have negotiated (and shall have caused its Representatives to negotiate) in good faith with Parent and its Representatives with respect to such proposed revisions or other proposal, if any, and (II) after considering the terms of this Agreement and the other documents contemplated hereby and any binding written proposals made by Parent during the applicable Match Period to amend the terms hereof or thereof or enter into another proposal, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period or such subsequent Match Period as contemplated by the last sentence of this Section 4.4(b)(i) (to the extent such proposal has not been withdrawn by Parent as of the time of determination), the Company Board shall have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Proposal and the failure to make the Company Adverse Change Recommendation and/or terminate this Agreement pursuant to Section 6.1(g) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements. For the avoidance of doubt, issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 4.4. The provisions of this Section 4.4(b)(i)(2) and Section 4.4(b)(i)(3) shall also apply to any material amendment, supplement or update to any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be the longer of (A) the remaining period under the prior notice period and (B) two (2) business days; and
(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail); and (C)(1) the Company shall have given Parent four (4) business days after the delivery of the Determination Notice (the “Notice Period”) to propose revisions to the terms of this Agreement, the Financing Commitment Letters and the Guarantee or make another binding written proposal so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and, to the extent Parent desires to negotiate, shall have negotiated (and shall have caused its Representatives to negotiate) in good faith with Parent and its Representatives with respect to such proposed revisions or other proposal, if any, and (2) after considering the terms of this Agreement, the Financing Commitment Letters and the Guarantee and any binding written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal, if any, prior to 11:59 p.m. Eastern Time on the last day of the Notice Period or such subsequent Notice Period as contemplated by the last sentence of this Section 4.4(b)(ii) (to the extent such proposal has not been withdrawn by Parent as of the time of determination), the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would still reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 4.4(b)(ii)(B) and Section 4.4(b)(ii)(C) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be the longer of (A) the remaining period under the prior notice period and (B) two (2) business days.
(iii) Nothing in this Agreement shall prohibit the Company or the Company Board from making any disclosure to the Company’s stockholders if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure could reasonably be expected to be inconsistent with its fiduciary duties under any Legal Requirement.
Section 4.5 Proxy Statement.
(a) As promptly as reasonably practicable following the date of this Agreement (and in any event within thirty-five (35) days after the date hereof), the Company shall prepare and file with the SEC a preliminary proxy statement relating to a meeting of the Company Stockholders for the purpose of obtaining the Company Required Vote (the “Company Stockholder Meeting”) (as amended or supplemented from time to time, the “Proxy Statement”). Until such time as there has been a Company Adverse Change Recommendation, the Company Board shall include the Company Board Recommendation in the Proxy Statement. Parent shall as promptly as practicable, use reasonable best efforts to furnish all information concerning itself and its Affiliates that is reasonably requested by the Company to be included in the Proxy Statement and shall otherwise promptly reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Until such time as there has been a Company Adverse Change Recommendation, the Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, and all responses to requests for additional information, in each case, prior to filing such documents with the SEC and disseminating such documents to the Company Stockholders and shall give due consideration, in good faith, to including any comments on each such document or response relating to the Proxy Statement that are reasonably proposed by Parent. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any written or oral substantive comments of the SEC with respect to the Proxy Statement and to file the Proxy Statement with the SEC in definitive form promptly thereafter and mail or disseminate the definitive Proxy Statement to Company Stockholders in accordance with Section 4.5(c). The Company shall promptly notify Parent (and in any case no later than forty-eight (48) hours) upon the receipt of any written or oral substantive comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall provide Parent and its Representatives with a copy of all written correspondence between the Company or any Company Representatives, on the one hand, and the SEC or its staff, on the other hand (and a summary of any substantive oral conversations) with respect to the Proxy Statement or the Transactions. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.
(b) Each of the Company and Parent shall take all necessary action so that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company Stockholders or at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or any of their respective Affiliates should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company shall promptly file an appropriate amendment or supplement to the Proxy Statement describing such information with the SEC and, to the extent required by applicable Legal Requirements, cause such amendment or supplement to be promptly disseminated to the Company Stockholders.
(c) The Company shall (i) establish a record date, (ii) commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith, (iii) subject to applicable Legal Requirements, as promptly as reasonably practicable after the date on which the Company is informed that the SEC does not intend to review the Proxy Statement or has no further comments thereon (it being understood that the Company shall be deemed informed of the foregoing if the SEC has not affirmatively notified the Company by 11:59 p.m. Eastern Time on the tenth (10th) day following the initial filing of the Proxy Statement with the SEC that the SEC will or will not be reviewing the Proxy Statement) (such date, the “Clearance Date”), commence or cause to be commenced, the mailing or dissemination of the Proxy Statement (including a form of proxy) in definitive form to the Company Stockholders in accordance with applicable Legal Requirements and the Company’s bylaws and (iv) subject to applicable Legal Requirements, take all other action necessary under all applicable Legal Requirements, the Certificate of Incorporation, the Company’s bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold the Company Stockholder Meeting as soon as reasonably practicable following the Clearance Date, and in any event no later than forty-five (45) days following the Clearance Date (or if the Company’s proxy solicitor advises in good faith, after discussion with the Parties, that forty-five (45) days from the Clearance Date is insufficient time to submit and obtain the Company Required Vote, such later date as recommended by the Company’s proxy solicitor). The Company shall, unless there has been a Company Adverse Change

Recommendation, use its commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the Company Required Vote. The Company shall cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the mailing or dissemination of the Proxy Statement to the Company Stockholders. If so desired by the Company, the Company Stockholder Meeting may include a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated by such agreement. The Company shall, if requested by Parent, postpone or adjourn the Company Stockholder Meeting (A) for the absence of a quorum or (B) to allow additional solicitation of votes in order to obtain the Company Required Vote; provided that, the Company shall not be obligated to postpone or adjourn the Company Stockholder Meeting at the request of Parent on more than one (1) occasion. The Company may adjourn, recess or postpone the Company Stockholder Meeting (A) with the prior written consent of Parent, (B) to the extent the Company determines that such action is necessary or advisable (1) to permit the preparation, filing and dissemination of any supplement or amendment to the Proxy Statement that the Company has reasonably determined in good faith after consultation with outside legal counsel is required under applicable Legal Requirements, and (2) an adequate amount of time for such supplement or amendment to be reviewed by the Company Stockholders in advance of the Company Stockholder Meeting, (C) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (D) if, as of the time that the Company Stockholder Meeting is originally scheduled, there are insufficient Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (E) to solicit additional proxies for the purpose of obtaining the Company Required Vote; provided that, unless Parent consents in writing to a longer delay, the Company shall not adjourn, recess or postpone the Company Stockholder Meeting by more than fifteen (15) days past its originally scheduled date in the case of clause (D) or (E). In the event that the date of the Company Stockholder Meeting as originally called is for any reason postponed or adjourned, the Company agrees that unless Parent shall have otherwise approved (with such approval not to be unreasonably delayed, conditioned or withheld) in writing, it shall use reasonable best efforts to implement such postponement or adjournment in such a way that the Company is not required to establish a new record date for the Company Stockholder Meeting, as so postponed or adjourned, except as required by applicable Legal Requirements.
(d) Nothing in this Section 4.5 shall be deemed to prevent the Company, the Company Board or any committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 4.3 or Section 4.4(b).
Section 4.6 Reasonable Best Efforts; Filings, Consents and Approvals.
(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to, except as set forth in Section 4.6(d), take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under any Legal Requirement, to consummate and make effective the Transactions as soon as reasonably practicable, including: (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and making all necessary registrations and filings, (ii) obtaining all necessary Consents from third parties and (iii) executing and delivering any additional instruments necessary or reasonably advisable to consummate the Transactions.
(b) Subject to the terms and conditions of this Agreement, each of the Parties shall, if applicable, (and shall cause their respective Affiliates, if applicable, to) promptly, but in no event later than ten (10) business days after the date hereof (or such later date as may be agreed in writing between antitrust counsel for each Party), make an appropriate filing of all notification and report forms as required by the HSR Act or other Antitrust Law with respect to the Transactions.
(c) Without limiting the generality of anything contained in this Section 4.6, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a Governmental Body or third party before a Governmental Body, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) promptly and regularly keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Party copies of documents, communications or materials provided to or received from any Governmental Body and material details of any oral communications in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and in connection with any of the foregoing and except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation or Legal Proceeding in respect of the Transactions, each Party shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation or Legal Proceeding; provided, that any of the foregoing documents and information provided to the other Party pursuant to this paragraph (i) may be redacted to (A) remove references to valuation of the Company or the identity of alternative acquirers, (B) comply with contractual arrangements, or (C) preserve legal privilege, and (ii) may be designated as “outside counsel only,” in which case such documents and information shall be provided only to outside counsel and consultants retained by such counsel. Each Party, unless otherwise agreed to in writing, shall respond as promptly as practicable to requests for information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by responding at the earliest reasonably practicable date to any request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions. Parent shall pay all filing fees under the HSR Act and other Antitrust Laws.
(d) In furtherance and not in limitation of the foregoing in Section 4.6(a), the Parties shall each use their reasonable best efforts to promptly take, and cause their respective Affiliates to take, any and all reasonable actions necessary to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the FTC, DOJ, or any other Governmental Bodies, including those of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or expirations or termination of the waiting period under the HSR Act or other Antitrust Laws, and to use reasonable best efforts to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies; provided, that no Party shall be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is not conditioned upon the occurrence of the Closing. Notwithstanding the foregoing, in no event shall Parent or Merger Sub be required to, or to cause any of their respective Affiliates (including as of the Effective Time the Company and its Subsidiaries) to (i) sell, lease, license, divest or dispose of any of its or their respective assets, rights, intellectual property (except in the normal course), product lines or businesses, or (ii) contest any Legal Proceeding brought by a Governmental Body under Antitrust Law, which would have the effect of preventing the Closing. Nothing shall require the Company to agree to or to take, or commit to take, any action with respect to its assets, businesses, or Affiliates that is not conditioned upon the consummation of the Transactions (and the Company shall not be permitted to agree to any of the foregoing, whether or not conditioned upon the consummation of the Transactions, without the prior written consent of Parent).
Section 4.7 Employee Benefits.
(a) For a period of one (1) year following the Effective Time (or, if shorter, for the applicable Continuing Employee’s period of employment), Parent shall provide, or cause to be provided, to each employee of the Company and its Subsidiaries who is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Subsidiary or Affiliate thereof) during such period (each, a “Continuing Employee”) (i) base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities (including bonuses and commissions), each of which is substantially comparable in the aggregate to the base salary (or base wages, as the case may be), provided to such Continuing Employee immediately prior to the execution of this Agreement, and (ii) severance pay and benefits substantially comparable in the aggregate to the severance pay and benefits provided under the Employee Plans set forth on Section 2.18(d) of the Company Disclosure Schedule and (iii) other broad-based retirement, health and welfare benefits (other than any change-in-control or other transaction-based payments, long-term incentives, non-qualified deferred compensation, retention payments, equity or equity-based compensation, defined benefit arrangements and post-retirement or retiree medical or welfare benefits (the “Excluded Benefits”)) that are substantially comparable in the aggregate, to the broad-based retirement, health and welfare benefits (other than the Excluded Benefits) provided to such Continuing Employee immediately prior to the execution of this Agreement, except to the extent more favorable compensation and benefits may be required by applicable Legal Requirements. Parent acknowledges that, upon the occurrence of the Effective Time, a “Change in Control” (or “Change of Control” or similar defined term, as the case may be) of the Company shall have occurred for purposes of each of the Employee Plans in which such definition occurs. With respect to any benefit or compensation that may be earned or accrued under this paragraph by the date that occurs one (1) year following the Effective Time, but which is not yet fully paid, Parent shall make or continue to make payment to the Continuing Employee until the earned or accrued benefit or compensation is fully paid.
(b) Without limiting the foregoing:
(i) Parent shall use commercially reasonable efforts to provide that each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including levels of benefits under Parent’s or the Surviving Corporation’s (or applicable Subsidiary’s) vacation policy) and eligibility for vesting under Parent’s or the Surviving Corporation’s (or applicable Subsidiary’s) employee benefit plans and arrangements (other than with respect to the Excluded Benefits) with respect to his or her length of service with the Company and its Subsidiaries (and their predecessors) prior to the Closing Date; provided, that the foregoing shall not result in the duplication of benefits or to benefit accrual under any Excluded Benefits.
(ii) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent acknowledges that the Surviving Corporation (or applicable Subsidiary), as of the Effective Time, remains obligated to make available to such Continuing Employee such accrued personal, sick or vacation time and to allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company and its Subsidiaries as in effect immediately prior to the Effective Time.
(iii) With respect to any health or welfare benefit plan of Parent or the Surviving Corporation (or applicable Subsidiary) in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time (the “Parent Plans”), Parent shall (A) use commercially reasonable efforts to waive all limitations as to pre-existing conditions exclusions and waiting periods or required physical examinations under such Parent Plans with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions, waiting periods or physical examinations would not apply under a similar health or welfare plan in which such Continuing Employees participated immediately prior to the Effective Time and (B) use commercially reasonable efforts to provide credit to Continuing Employees under the applicable Parent Plan for all deductibles, co-payments and other out of pocket expenses incurred by such Continuing Employee or their covered dependents in the plan year in which the Effective Time occurs to the extent applicable under any such plan.
(c) If, at least ten (10) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to do so, the Company shall terminate any and all Employee Plans intended to be qualified under Section 401(a), including Section 401(k) cash-or-deferred arrangements (each a “Company 401(k) Plan”), effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). If the Company 401(k) plan is terminated pursuant to this Section 4.7(c), then as soon as practicable following the 401(k) Termination Date, Parent shall permit, or if necessary amend Parent’s 401(k) Plan to permit, all Continuing Employees who were eligible to participate in the Company 401(k) Plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer their account balance when distributed from the terminated Company 401(k) Plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan.

(d) If the Closing Date occurs prior to March 15, 2027, Parent shall pay, or cause to be paid, on the first regular payroll date of the Company following the Closing Date, each Continuing Employee’s annual bonus for the Company’s fiscal year ending December 31, 2026 (“FY26”) under each of the annual bonus plans maintained by the Company and its Subsidiaries (and made available to Parent) as of immediately prior to the Effective Time (each, an “Annual Bonus Plan”) in an amount equal to the annual bonus amount that the Continuing Employee would receive if the Continuing Employee’s annual bonus for FY26 was determined based on actual performance or the most current forecast of FY26 performance under the applicable Annual Bonus Plan for such fiscal year, determined in accordance with such Annual Bonus Plan and in a manner consistent with past practice (each, a “FY26 Bonus”), subject to the Continuing Employee remaining employed by the Company, Parent or one of their Affiliates through the payment date, provided that prior to the Closing Date, the authorized officers of the Company may reduce (including to zero dollars ($0)) any FY26 Bonus payable to any Continuing Employee in their sole discretion. Each FY26 Bonus shall be paid net of any withholding Taxes required to be deducted and withheld by any Legal Requirement. For the avoidance of doubt, (i) no FY26 Bonus to any Company employee shall exceed 100% of such Company employee’s target bonus level for FY26, and (ii) if the Closing Date does not occur prior to March 15, 2027, the Company shall not pay any FY26 Bonus under this Section 4.7(d) but may pay annual bonuses on or after March 15, 2027, to the extent permitted by Section 4.2(b)(iv).
(e) The Company shall, prior to the Closing Date and in a manner intended to be in compliance with Section 1.409A-3(j)(4)(ix)(B) of the Treasury Regulations, terminate the deferred compensation plan effective as of immediately prior to the Closing. Copies of all consents and other written actions used in connection with the foregoing shall be provided to Parent at least two (2) days in advance of approving such consent or written action or distribution of communications, as applicable, for Parent’s reasonable review and comment. The Company shall not unreasonably omit comments provided by Parent with respect to such materials.
(f) The provisions of this Section 4.7 are solely for the benefit of the Parties, and no provision of this Section 4.7 is intended to, or shall, constitute the establishment or adoption of or an amendment to any compensation or benefit plan, program, policy, agreement or other arrangement for purposes of ERISA or otherwise, limit Parent’s right to amend or terminate any plan, or guarantee to any Person any right to continued employment. No current or former Company Associate, or any other Person associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.
Section 4.8 Indemnification of Officers and Directors.
(a) The Parties agree that, to the fullest extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation by the Company or any of its Subsidiaries existing in favor of those Persons who are directors and officers of the Company or any of its Subsidiaries as of the date of this Agreement, have been directors or officers of the Company or any of its Subsidiaries in the past or who become directors or officers of the Company or any of its Subsidiaries following the date hereof and prior to the Effective Time (such individuals collectively, the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), in each case to the extent provided in the certificate of incorporation and bylaws (or applicable governing documents) of the Company or any of its Subsidiaries, as applicable (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company or any of its Subsidiaries, as applicable, and said Indemnified Persons (to the extent set forth on Section 4.8(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available to Parent or Parent’s Representatives prior to the date of this Agreement (such obligations, the “Existing Indemnification Obligations”), shall survive the Closing and to the fullest extent permitted under applicable Legal Requirements shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Legal Requirements for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6) year period shall continue to be subject to this Section 4.8(a) and the rights provided under this Section 4.8(a) until disposition of such claim (even if after such six-year period).
(b) From the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”), to the fullest extent permitted under applicable Legal Requirements and the Existing Indemnification Obligations, to indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his or her capacity as) a director or officer of the Company or any of its Subsidiaries at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions, in each case to the extent required by the Existing Indemnification Obligations.
(c) Prior to the Effective Time, the Company shall purchase a six (6) year “tail” policy for the existing policy of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries as of the date of this Agreement (an accurate and complete copy of which has been made available to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy or become covered by such existing policy prior to the Effective Time with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company or its Subsidiaries (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy, effective as of the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 250% of the annual premium currently payable by the Company and its Subsidiaries as of the date of this Agreement with respect to such existing policy (or for any tail policy, the corresponding amount), it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount (or for any tail policy, the corresponding amount).
(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, Parent shall make proper provisions such that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 4.8.
(e) The provisions of this Section 4.8 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 4.8 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.
Section 4.9 Securityholder Litigation. Prior to the Effective Time, each Party will provide the other Parties with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and, upon request, keep such other Parties reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise or settle, or agree to compromise or settle, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 4.9, “participate” means that (i) Parent shall be kept apprised of proposed strategy and other significant decisions and provided with copies of all complaints with respect to the Transaction Litigation (in each case to the extent that the attorney-client privilege between such Party and its counsel is not undermined), and (ii) Parent will have the right to review and may offer comments or suggestions with respect to such Transaction Litigation, including on filings and responses, and the Company will give good faith consideration to such comments and suggestions, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.
Section 4.10 Press Release; Public Statements. The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to by, the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case, with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement to (including to media, analysts, Company Stockholders, investors or those attending industry conferences) and make internal announcements to its employees and contractors, and the Company Associates and make disclosures in Company SEC Documents, in each case, so long as such statements are consistent with previous press releases, public disclosures or public statements; (b) a Party may, without the prior consent of the other Party, but subject to giving advance notice to the other Party and, to the extent practicable, providing the other Party with a reasonable opportunity to review and comment on such release, public announcement or statement (to the extent not prohibited by any Legal Requirement), issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; (c) the Company need not consult with Parent, and Parent need not consult with the Company, in connection with any press release, public statement or filing to be issued or made pursuant to Section 4.3(f) or solely to the extent related to any Acquisition Proposal, Acquisition Inquiry or Company Adverse Change Recommendation, (d) no consultation or consent of the other Party shall be required with respect to any dispute between the Parties related to this Agreement or the Transactions and (e) a Party may make communications to current and potential equityholders, Debt Financing Sources or investors, in each case who are subject to customary confidentiality restrictions, in connection with the Debt Financing, fundraising, marketing, informational or reporting activities.
Section 4.11 Financing.
(a) Amendments to Commitment Letters. Neither Parent nor Merger Sub shall, without the prior written consent of the Company, consent to any agreement that would amend, modify, supplement, replace, substitute or waive any of the conditions to funding contained in the Equity Commitment Letter or any other provisions of, or remedies under, the Equity Commitment Letter to the extent such amendment, modification, supplement, replacement, substitute or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing below the Required Amount (taking into account any increases to any portion of the Financing or any Alternative Financing); (ii) adversely affect the ability of Parent and Merger Sub to timely consummate the Transactions in any material respect, including the ability to pay the Required Amount in full; (iii) (x) impose new or additional conditions to the funding of the Financing or (y) expand, amend or modify any of the existing conditions to the funding of the Financing, in each case, in a manner that could reasonably be expected to make the funding of the Financing in an amount required to pay the Required Amount less likely to occur or prevent, hinder, or materially delay the Closing; (iv) prevent or materially delay the Closing Date; (v) make the timely funding of the Equity Financing or the satisfaction of the conditions to obtaining the Equity Financing less likely to occur in any respect; (vi) adversely impact the ability of Parent to enforce its rights against the other parties to the Equity Commitment Letter; or (vii) result in the termination of the Financing Commitment Letters (the effects described in clauses (i) through (vii), collectively, the “Prohibited Modifications”); provided, however, for the avoidance of doubt, that Parent shall be permitted to amend the Financing Commitment Letters to increase the amount of proceeds available thereunder, in each case, together with any conforming or ministerial changes related thereto, or add lenders, arrangers, bookrunners or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement and to grant to such persons such approval rights as are customarily granted to additional lenders, arrangers, bookrunners or similar entities.
(b) Taking of Necessary Actions. Each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable that are within its control to arrange and obtain the Financing on or prior to the Closing, including using reasonable best efforts to (i) maintain in full force and effect the Financing Commitment Letters in accordance with the terms and subject to the conditions thereof (subject to Parent’s ability to amend the Financing Commitment Letters as provided for in Section 4.11(a)) and enforce its rights thereunder; (ii) satisfy on or prior to the Closing (or obtain waivers of) all conditions to funding that are applicable to Parent and/or its Affiliates in the Financing Commitment Letters; (iii) upon the satisfaction of the conditions set forth in the Financing Commitment Letters and all conditions herein to Parent’s obligation to effect the Closing (in each case, other than those that can only be satisfied upon the Closing), consummate the Financing (including, for the avoidance of doubt, any Alternative Financing) at or prior to the Closing, including causing the Equity Financing Parties to fund the Equity Financing at the Closing; and (iv) comply with its obligations pursuant to the Equity Commitment Letter. Notwithstanding the foregoing or anything else in this Agreement, in no event shall reasonable best efforts be deemed or construed to require Parent or Merger Sub to, and neither Parent nor Merger Sub shall be required to, (1) pay any fees or discounts in excess of those contemplated by the commitments under the Financing Commitment Letters, or (2) agree to terms of the Debt Financing that are materially less favorable in the aggregate with respect to conditionality or certainty of funding than those contemplated by the Debt Commitment Letter in effect on the date hereof.
(c) Information. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to arrange the Financing. Parent and Merger Sub shall give the Company prompt written notice (and in any event within forty-eight (48) hours of becoming aware) (A) of any breach (or written threatened breach) or default by any party to the Financing Commitment Letters with respect to the funding of its obligations under the Financing Commitment; (B) of any material dispute or disagreement between or among, Parent on the one hand, and the Debt Financing Sources party to the Debt Commitment Letter, on the other hand, with respect to the funding of its obligations under the Financing Commitment, with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing; (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing in an amount required to pay the Required Amount at Closing (taking into account any increases to any portion of the Financing or any Alternative Financing), or (D) of any other event, development or circumstance that has occurred, in the case of each of clauses (A) – (D), if as a result thereof it is reasonably likely that Parent will not be able to obtain all or any portion of the Debt Financing on or before the Termination Date. Parent will, upon the Company’s reasonable request, provide the Company with copies of material correspondence with the Debt Financing Sources related to the circumstances referred to in the previous sentence and such other information reasonably requested by the Company to the extent available to Parent and would not breach any attorney-client privilege or other confidentiality obligations of Parent (but in any event within forty-eight (48) hours) after the date that the Company delivers a written request therefor to Parent.
(d) If all or any portion of the Debt Financing becomes unavailable prior to the earliest of the Closing Date and the date that this Agreement is terminated for any reason, Parent shall (i) promptly (and in any event within forty-eight (48) hours) upon becoming aware thereof, notify the Company of such unavailability and (ii) use reasonable best efforts to promptly arrange and obtain alternative financing (“Alternative Financing”) from alternative sources in an amount sufficient to pay the Required Amount (when taken together with the Equity Financing and any portion of the Debt Financing that remains available); provided, however, that in no event shall Parent be required to obtain Alternative Financing on terms and conditions that are materially more onerous than those contained in the Debt Commitment Letter as in existence as of the date of this Agreement (including any “market flex” provisions contained in any related fee letter). Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to arrange Alternative Financing and shall provide the Company with a copy of commitment letters and fee letters (but the fee letter may be redacted as to economic and other commercially sensitive terms (including any “market flex” provisions)) for any Alternative Financing promptly following execution thereof. In the event that any Alternative Financing is obtained in accordance with this Section 4.11(d), references in this Agreement to the Debt Financing shall be deemed to refer to such Alternative Financing (in lieu of the Debt Financing replaced thereby), and if one or more commitment letters, fee letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the “Financing Commitment Letters”, “Debt Commitment Letter”, the “Debt Financing Sources”, the definitive financing agreements in respect of the Debt Financing and other like terms in this Agreement shall be deemed to refer to such commitment letters, fee letters, sources and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent and the Company pursuant to this Section 4.11(d) shall be applicable thereto to the same extent as Parent’s and the Company’s obligations with respect to the Debt Financing replaced thereby.
(e) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. Subject to Section 7.8(b), if the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, unless and until such time as this Agreement is validly terminated pursuant to Article VI and subject to the satisfaction or waiver of the conditions set forth in Article V, to consummate the Merger in accordance with the terms and provisions of this Agreement.

Section 4.12 Financing Cooperation.
(a) Cooperation with Debt Financing. If reasonably requested by Parent, in all cases subject to the limitations set forth herein and, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Parent with customary cooperation reasonably requested by Parent to assist it in obtaining such Debt Financing, including, by:
(i) as promptly as reasonably practicable, timely furnishing to Parent and any Debt Financing Source and their respective Representatives the Required Financing Information and such other information regarding the Company and its Subsidiaries reasonably necessary for the arrangement (and consummation) of any Debt Financing or assembly of marketing materials and customary for financings of this type; provided, that the obligations set forth in this Section 4.12(a)(i) may be satisfied with respect to the Required Financing Information by filing the Form 10-K or 10-Q, as applicable, of the Company filed with the SEC within the applicable time periods required by a Legal Requirement (including any extended deadlines available thereunder); provided, further, that, notwithstanding anything to the contrary in this Section 4.12, the Company shall not be required to provide Required Financing Information with respect to any fiscal quarter after the date hereof prior to the date that is thirty-five (35) days after the end of such fiscal quarter;
(ii) participating in a reasonable number of meetings, presentations with actual or prospective Debt Financing Sources, road shows, due diligence sessions, drafting sessions and sessions with rating agencies (which, at the Company’s option, may be attended via teleconference or virtual meeting platforms), in each case, upon reasonable advance notice, at reasonable times and locations to be mutually agreed;
(iii) assisting Parent and the Debt Financing Sources in the preparation of customary rating agency presentations, bank information memoranda and high-yield offering prospectuses or memoranda required in connection with the Debt Financing, in each case, solely as may be reasonably required or advisable in connection with the Debt Financing and customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; provided, however, that (A) the Company and its Representatives will not have responsibility for the preparation of any pro forma financial statements, forecasts of financial statements, or projections; and (B) all such authorization letters and materials related thereto (1) shall include or otherwise expressly incorporate language that exculpates the Company, its Affiliates and its and their respective Representatives from any liability in connection with the unauthorized use or misuse by the recipients thereof of all such presentations, memoranda and other materials and documents and information set forth therein, and (2) shall have been previously identified to, and provided to, the Company and the Company and its Representatives shall have been given reasonable opportunity to review and comment thereon;
(iv) (A) assisting with the preparation of definitive financing documentation, including any schedules or exhibits thereto or any perfection certificate; provided that the Company shall receive prior notice and an opportunity to comment on the applicable representations, (B) obtaining a certificate of the chief financial officer (or person performing similar functions) of the Company with respect to solvency matters, (C) assisting with obtaining landlord waivers and insurance certificates and endorsements, and (D) assisting Parent in connection with the preparation of any pledge, security and other financing documents as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;
(v) facilitating the pledging or the reaffirmation of the pledge of collateral, which such pledge will not take effect until the Effective Time;
(vi) subject to and conditioned upon the occurrence of the Closing, the taking of corporate actions reasonably necessary to permit the consummation of any Debt Financing and to permit the proceeds thereof to be made available to Parent;
(vii) furnishing Parent and the Debt Financing Sources at least four (4) business days prior to Closing with all documentation and other information required by Regulatory Authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time) and 31 C.F.R §1010.230, to the extent requested at least nine (9) business days prior to Closing; and

(viii) cooperating with the satisfaction of the conditions precedent to the Debt Financing (to the extent any such conditions are customary and consistent with the other terms of this Agreement and require the cooperation of, and are within the control of, the Company or any of its Subsidiaries, including with respect to delivery of the payoff letters).
(b) Limitation on Obligations of the Company. Notwithstanding anything to the contrary contained in this Section 4.12, the Company and its Subsidiaries will not be required to (i) waive or amend any terms of this Agreement or cause any condition to Closing set forth in Article V to fail to be satisfied, (ii) pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities (except to the extent reimbursed or indemnified by Parent in accordance with Section 4.12(e) and Section 4.12(f)); (iii) execute, deliver, approve, modify or perform any agreement, instrument, certificate or other documentation in each case that would be effective prior to the Effective Time (other than customary authorization letters); (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (v) require the Company or any of its Affiliates or any of its or their respective Representatives to adopt any resolutions, execute any consents or otherwise take any corporate or similar action (except with regard to directors of the Company Board or officers of the Company that will continue in such role as of Closing and with respect to consents that shall only be effective as of or following the Effective Time); (vi) require the Company or any of its Affiliates or any of its or their respective Representatives to deliver any legal opinion or reliance letter or comfort letter; (vii) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, this Agreement, any organizational document, any Contract or any Legal Requirement; or (viii) provide access to or disclose information which would result in waiving any attorney-client privilege. In addition, (A) other than customary authorization and representation letters, in each case, referred to in Section 4.12(a)(iii), no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries or their respective Representatives will be required to take any such action pursuant to any such certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 4.12 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 4.12 that could reasonably be expected to result in personal liability to such Representative; or (2) the Company Board to approve any financing or Contracts related thereto (except with regard to directors of the Company Board that will continue in such role as of Closing and with respect to such financing or such Contracts that shall be effective as of or following the Effective Time).
(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in a form and manner reasonably acceptable to the Company in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended or likely to, and will not, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and all goodwill arising from the use thereof shall inure to the Company and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.
(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with each of the Confidentiality Agreements, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and in each case to their respective counsel and auditors) so long as such Persons (i) agree to be bound by each of the Confidentiality Agreements as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is an express third party beneficiary.

(e) Reimbursement. Promptly upon request by the Company, following the earlier of the termination of this Agreement pursuant to Section 6.1 and the Closing, Parent will reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its Subsidiaries or any of their Representatives in connection with the cooperation of the Company, its Subsidiaries and their Representatives contemplated by this Section 4.12.
(f) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except in each case to the extent arising from willful misconduct, gross negligence, intentional misrepresentation or fraud of the Company, its Subsidiaries and their respective Representatives. Parent’s obligations pursuant to Section 4.12(e) and this Section 4.12(f) are referred to collectively as the “Reimbursement Obligations”.
(g) Payoff Letters. The Company shall deliver to Parent, at least three (3) business days prior to the Closing Date, customary payoff letters with respect to the Indebtedness of the Company and its Subsidiaries set forth on Section 4.12(g) of the Company Disclosure Schedule (the “Repaid Indebtedness”) executed by the holders (or, if applicable, the agent or trustee for such holders) of such Repaid Indebtedness stating the aggregate amount of Indebtedness thereunder as of the date specified in such letter (which may be accompanied by a customary per diem for payment following such date), the instructions for payment of the same to discharge such obligations and to release any guarantees and security interests thereunder, together with all instruments and other documentation (in form ready for filing, where applicable) necessary to release all Encumbrances on the assets and equity of the Company and its Subsidiaries. At least five (5) business days prior to the Closing Date, the Company shall deliver to Parent drafts of such payoff letters. Parent shall use reasonable best efforts to reasonably cooperate with the Company in connection with the preparation and delivery of such payoff letters, including by providing any information or documentation reasonably requested by the holders of such Repaid Indebtedness in connection therewith.
Section 4.13 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors (or respective committees thereof) shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate or minimize the effect of any Takeover Law on any of the Transactions.
Section 4.14 Disposition of Shares. Prior to the Effective Time, the Company and the Company Board (or committee thereof) shall, to the extent necessary, take appropriate action, prior to or as of the Closing, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 4.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to any Legal Requirement and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Shares to be delisted from Nasdaq prior to the Effective Time.
Section 4.16 Merger Sub Obligations. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent shall ensure that each of its Subsidiaries (including Merger Sub) duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries (including Merger Sub) for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

Section 4.17 FIRPTA Certificate. At least one (1) business day prior to the Effective Time, the Company shall provide a valid and duly executed certificate in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) from the Company stating that the Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with a notice to the IRS prepared in accordance with Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date, and in the form attached hereto as Exhibit D.
Section 4.18 Notice of Certain Events.
(a) During the Pre-Closing Period, unless prohibited by applicable Legal Requirements, each Party will deliver, as promptly as practicable, notice to the other Parties if any of the following occur: (i) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Persons is or may be required in connection with the Transactions; (ii) receipt of any notice or other communication from any Governmental Body or Nasdaq (or any other securities market) in connection with the Transactions; or (iii) such Party becoming aware of (A) any breach of any covenant or agreement made by such Party in this Agreement or (B) that any representation or warranty made by such party has become untrue or inaccurate in any material respect, in the case of each of the foregoing clauses (A) and (B), if and only to the extent that such untruth, inaccuracy or breach would reasonably be expected to cause any of the conditions set forth in Article V to fail to be satisfied at the Closing; provided, that the delivery of any notice pursuant to this Section 4.18(a) shall not cure any breach or inaccuracy of any covenant, agreement, representation or warranty made by or of the notifying party or limit the remedies available to the Party receiving such notification.
(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly (and in any event within two (2) business days) notify Parent in writing of: (i) any written notice received from Alcon or any of its Affiliates alleging any breach of, or default under (with or without notice or lapse of time), any Amended Alcon Agreement or (ii) any written notice of termination, cancellation, or intent not to renew, or any assertion of any right of termination under any Amended Alcon Agreement, received from or delivered to Alcon or any of its Affiliates.
Section 4.19 RWI Policy. At or prior to the Closing, Parent may obtain a representations and warranties insurance policy relating to the Transactions (the “RWI Policy”). At Parent’s request, the Company shall provide reasonable cooperation in assisting Parent in connection therewith, provided, however, that such cooperation is subject to the restrictions set forth in Section 4.12(b), mutatis mutandis. Any such RWI Policy shall provide that (a) the insurer thereunder (and any insurer providing excess coverage with respect thereto) (each, an “RWI Insurer”) will have no, and hereby waives and releases any, subrogation rights or contribution rights against the Company Related Parties (other than agents or attorneys of the Company and its Subsidiaries and each of their Affiliates) except solely in the case of actual and intentional fraud by such Company Related Party, (b) each of such Company Related Parties are express third-party beneficiaries of the RWI Policy with respect to the matters set forth in clause (a), with the right to enforce such provisions directly against the RWI Insurer, and (c) the RWI Policy may not be amended, modified, or waived with respect to the matters set forth in clause (a) or (b) or in any other manner adverse to any Company Related Party, in each case without the prior written consent of the applicable Company Related Party. Parent acknowledges and agrees that (i) its obligations set forth in this Agreement are not contingent or conditioned upon the procurement of any such RWI Policy, (ii) Parent shall be responsible for any and all fees and expenses related to any such RWI Policy and (iii) no Company Related Party shall have any liability or obligation to repay, reimburse, or otherwise make whole any RWI Insurer for any amounts paid or payable under the RWI Policy, except in the case of actual and intentional fraud.
Section 4.20 CVR Agreement. At or prior to the Effective Time, each of Parent and the Company shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

ARTICLE V. CONDITIONS PRECEDENT TO THE MERGER
The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
Section 5.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions:
(a) The Company will have received the Company Required Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof).
(b) (i) Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or been earlier terminated, and (ii) any required consents, registrations, declarations, notices or filings from Governmental Bodies in the jurisdictions set forth on Section 5.1(b) of the Company Disclosure Schedule, if any, shall have been made or obtained (or deemed to have been made or obtained by virtue of the expiration or termination of any applicable waiting periods).
(c) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction after the date hereof and remain in effect, nor shall any Legal Requirement have been entered, enforced, enacted, or issued after the date hereof by any Governmental Body, in each case, which prohibits, or makes illegal, the consummation of the Merger (any such order, injunction or Legal Requirement, a “Legal Restraint”).
(d) Each of the Amended Alcon Agreements shall remain in full force and effect.
Section 5.2 Conditions to the Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Legal Requirements) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:
(a) (i) The representations and warranties of the Company set forth in this Agreement (other than those referred to in Section 2.1(a), the first sentence of Section 2.2(c), Section 2.3, Section 2.4(a), and Section 2.5(a) through Section 2.5(e), the last sentence of Section 2.7, Section 2.22 and Section 2.23) shall have been true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date of this Agreement (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date) and shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such time (in each case, except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 2.1(a), the first sentence of Section 2.2(c), Section 2.3, Section 2.4(a), Section 2.5(e), Section 2.22 and Section 2.23 that (x) are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time) and (y) are qualified by materiality or Material Adverse Effect shall be true and correct in all respects (without disregarding such materiality or Material Adverse Effect qualifications) as of the date of this Agreement and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), (iii) the representations and warranties of the Company set forth in Section 2.5(a) through Section 2.5(d) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), and (iv) the representations and warranties of the Company set forth in the last sentence of Section 2.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.
(b) The Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Closing.

(c) Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer or chief financial officer thereof, certifying that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.
(d) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing as of the Effective Time.
Section 5.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the consummation of the Merger and delivery of the Merger Consideration or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
(b) Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c) The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.
ARTICLE VI. TERMINATION
Section 6.1 Termination. This Agreement may be terminated prior to the Effective Time:
(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;
(b) by either Parent or the Company if the condition set forth in Section 5.1(c) is not satisfied and a Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to a Party if the issuance of such final, non-appealable Legal Restraint was primarily due to or caused by the failure of such Party to perform any of its covenants or obligations under this Agreement;
(c) by either Parent or the Company if the Effective Time (whether prior to or after the receipt of the Company Required Vote) shall not have occurred on or prior to 11:59 p.m. Eastern Time on June 27, 2027 (the “Initial Termination Date” and such date, as may be extended pursuant to the immediately following proviso, the “Termination Date”); provided, however, that in the event that on the original Termination Date, the condition set forth in Section 5.1(b)(i) has not been satisfied, but all of the other closing conditions set forth in Article V have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the Initial Termination Date shall be automatically extended without further action by the Parties until 11:59 p.m. Eastern Time on September 27, 2027; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available to any Party if the failure of the Effective Time to occur by the Termination Date was due to or caused by such Party’s (or in the case of Parent, Parent or Merger Sub’s) breach of any provision of this Agreement;
(d) by Parent (whether prior to or after the receipt of the Company Required Vote), if the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement, or if any of the representations or warranties of the Company in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 5.1 or Section 5.2, as applicable, if measured as of the time Parent asserts a right of termination pursuant to this Section 6.1(d), except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 6.1(d) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 6.1(d) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period (to the extent capable of being cured); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if Parent or Merger Sub is then in breach of any covenant or agreement of this Agreement or any representation or warranty of Parent in this Agreement is inaccurate, in each case, such that any condition set forth in Section 5.3(a) or Section 5.3(b) as applicable, would not then be satisfied.
(e) by Parent, if at any time prior to receipt of the Company Required Vote, a Company Adverse Change Recommendation shall have been made or occurred, except that Parent’s right to terminate this Agreement pursuant to this Section 6.1(e) shall expire upon receipt of the Company Required Vote;
(f) by the Company (whether prior to or after the receipt of the Company Required Vote), if Parent or Merger Sub has breached or failed to perform any of its respective covenants or other agreements contained in this Agreement, or if any of the representations or warranties of Parent or Merger Sub in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 5.1 or Section 5.3, as applicable, if measured as of the time the Company asserts a right of termination pursuant to this Section 6.1(f) except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 6.1(f) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 6.1(f) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period (to the extent capable of being cured); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(f) if the Company is then in breach of any covenant or agreement of this Agreement or any representation or warranty of the Company in this Agreement is inaccurate, in each case, such that any condition set forth in Section 5.2(a) or Section 5.2(b), as applicable, would not then be satisfied;
(g) by the Company, at any time prior to the receipt of the Company Required Vote, in order to accept a Superior Proposal and/or enter into a Company Acquisition Agreement providing for the consummation of such Superior Proposal in accordance with Section 4.4(b), so long as (i) the Company has not materially breached any of its obligations under Section 4.3 with respect to such Superior Proposal and (ii) prior to or substantially concurrently with such termination, the Company pays the Company Termination Fee due to Parent in accordance with Section 6.3(b) to the extent contemplated thereby;
(h) by the Company if (i) all of the conditions set forth in Section 5.1 and Section 5.2 have been and continue to be satisfied (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or waived; (ii) Parent and Merger Sub fail to consummate the Closing on the date required pursuant to Section 1.3; (iii) the Company has irrevocably notified Parent in writing that (A) all of the conditions set forth in Section 5.1 and Section 5.2 have been and continue to be satisfied (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or waived and (B) the Company stands ready, willing and able to consummate, and will consummate, the Closing on the date such notice is delivered and throughout the end of the next succeeding two (2) business days; (iv) the Company gives Parent written notice at least two (2) business days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 6.1(h); and (v) the Closing has not been consummated by the end of such two (2) business day period; provided that the Company’s right to terminate this Agreement pursuant to this Section 6.1(h) shall not be conditioned on or otherwise affected by the availability of the Equity Financing or Debt Financing or the willingness of the Equity Financing Parties or the Debt Financing Sources to fund the Equity Financing or the Debt Financing, respectively, and Parent shall not be permitted to assert the unavailability of the Equity Financing or Debt Financing or the failure or refusal of the Equity Financing Parties or Debt Financing Sources to fund as a defense to any termination by the Company pursuant to this Section 6.1(h); or

(i) by either Parent or the Company, if the Company fails to obtain the Company Required Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger.
Section 6.2 Manner and Notice of Termination; Effect of Termination.
(a) The Party terminating this Agreement pursuant to Section 6.1 (other than pursuant to Section 6.1(a)) shall deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 6.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b) Any proper and valid termination of this Agreement pursuant to Section 6.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the proper and valid termination of this Agreement pursuant to Section 6.1, this Agreement shall immediately be of no further force or effect, without any liability or obligation of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except Section 2.26, Section 4.12(e), Section 4.12(f), this Section 6.2, Section 6.3, Article VII, and Exhibit A will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 6.3(b)(vi) and Section 6.3(c)(iv), nothing in this Agreement will relieve any Party from any liability for any Willful Breach of this Agreement (subject to the Company Liability Limitation and the Parent Liability Limitation) arising prior to the valid termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreements or the Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
Section 6.3 Expenses; Termination Fee.
(a) Except as set forth in Section 4.6, Section 4.12, this Section 6.3 or as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent.
(b) Company Termination Fee.
(i) If (A) (1) this Agreement is validly terminated pursuant to Section 6.1(c) or Section 6.1(i) or (2) Parent validly terminates this Agreement pursuant to Section 6.1(d) as a result of a breach, failure to perform or inaccuracy by the Company that first occurred following the making of an Acquisition Proposal of the type referenced in the following clause (B); (B) after the date hereof and prior to the date of such termination a bona fide Acquisition Proposal is made or communicated to the Company Board (or a committee thereof) or the Company or is publicly disclosed (whether by the Company or a third party), or otherwise publicly made known to the Company Board (or a committee thereof) or the Company Stockholders, and in each case, is not publicly withdrawn prior to the earlier of the date of the Company Stockholder Meeting (or any adjournment or postponement thereof) and the date of such termination; and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into, then the Company will concurrently with the earlier of (x) the consummation of such Acquisition Proposal or (y) entry into the definitive agreement in respect of such Acquisition Proposal, pay, or cause to be paid, to Parent an amount in cash equal to the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent. For purposes of this Section 6.3(b)(i), all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”
(ii) If (A) Parent validly terminates this Agreement pursuant to Section 6.1(e) or (B) the Company validly terminates this Agreement pursuant to Section 6.1(i) at any time that Parent has the right to terminate this Agreement pursuant to Section 6.1(e), then the Company shall promptly (and in any event within five (5) business days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent.

(iii) If the Company validly terminates this Agreement pursuant to Section 6.1(g), then the Company shall promptly (and in any event within five (5) business days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent; provided, however, if the Company validly terminates this Agreement pursuant to Section 6.1(g) pursuant to an Acquisition Proposal obtained pursuant to Section 4.3(b), including as such Acquisition Proposal may be modified following any proposals by Parent in connection with a Match Period (so long as such Match Period began prior to the No-Shop Period Start Date), then, for all purposes under this Agreement, the “Company Termination Fee” shall mean an amount equal to the Go-Shop Termination Fee.
(iv) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(v) Payment; Default. The Parties acknowledge that the agreements contained in this Section 6.3(b) are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Company Termination Fee is not a penalty but instead is liquidated damages in a reasonable amount that shall compensate Parent, Merger Sub and their respective Affiliates in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails to promptly pay the Company Termination Fee pursuant to this Section 6.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 6.3(b) or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Parent Enforcement Expenses”). The Company Termination Fee and all other payments under this Section 6.3(b) shall be made by the Company to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.
(vi) Sole and Exclusive Remedy. Subject to the provisions of Section 6.3(d) and Section 7.8, if this Agreement is validly terminated pursuant to Section 6.1, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 6.3(b) (including, if applicable, Parent’s right to Parent Enforcement Expenses under Section 6.3(b)(v)) will be the sole and exclusive remedy of Parent, Merger Sub, the Equity Financing Parties and the Parent Related Parties against the Company Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure. Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 6.3(b) and any Parent Enforcement Expenses payable pursuant to Section 6.3(b)(v) will be the only monetary damages Parent and Merger Sub and each of their respective Affiliates may recover from Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of or in connection with any such breach, termination or failure, and upon payment of such amounts, (A) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreements); and (B) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any Legal Proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreements). Notwithstanding the foregoing, this Section 6.3(b)(vi) will not relieve the Company and its Subsidiaries from any liability if this Agreement is validly terminated by either Party in circumstances where the Company Termination Fee is not owed pursuant to Section 6.3(b) for any Willful Breach of or actual and intentional fraud under this Agreement prior to such termination; provided, that under no circumstances will the collective monetary damages payable by the Company Related Parties for breaches (including in the case of Willful Breach or actual and intentional fraud) or otherwise under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount equal to the Company Termination Fee plus any Parent Enforcement Expenses payable by the Company pursuant to Section 6.3(b)(v) in the aggregate for all such breaches (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation (including in the case of Willful Breach or actual and intentional fraud) against any of the Company Related Parties, and in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation (including in the case of Willful Breach or actual and intentional fraud) against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure.
(c) Reverse Termination Fee.
(i) If this Agreement is validly terminated pursuant to (A) Section 6.1(f) or (B) Section 6.1(h), then Parent shall promptly (and in any event within five (5) business days) following such termination pay, or cause to be paid, to the Company or its designee (as directed by the Company in writing) an amount in cash equal to the Reverse Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.
(ii) Single Payment Only. The Parties acknowledge and agree that in no event will Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(iii) Payment; Default. The Parties acknowledge that the agreements contained in this Section 6.3(c) are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Reverse Termination Fee is not a penalty but instead is liquidated damages in a reasonable amount that shall compensate the Company and its Affiliates in the circumstances in which the Reverse Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if Parent fails to promptly pay the Reverse Termination Fee, pursuant to this Section 6.3(c), and, in order to obtain such payment, the Company commences a Legal Proceeding that results in a judgment against Parent for the amount set forth in Section 6.3(c) or any portion thereof, Parent will pay to the Company its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Company Enforcement Expenses”). The Reverse Termination Fee and all other payments under this Section 6.3(c) shall be made by Parent to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.
(iv) Sole and Exclusive Remedy. Subject to the provisions of Section 6.3(d) and Section 7.8, if this Agreement is validly terminated pursuant to Section 6.1, the Company’s receipt of the Reverse Termination Fee, to the extent owed pursuant to Section 6.3(c) (including, if applicable, the Company’s right to Company

Enforcement Expenses under Section 6.3(c)(iii)) will be the sole and exclusive remedy of the Company and the Company Related Parties against the Parent Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure. The Company’s receipt of the Reverse Termination Fee to the extent owed pursuant to Section 6.3(c) and any Company Enforcement Expenses payable pursuant to Section 6.3(c)(iii) will be the only monetary damages the Company and its Affiliates may recover from the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of or in connection with any such breach, termination or failure, and upon payment of such amounts, (A) none of the Parent Related Parties will have any further liability or obligation to the Company or its Affiliates relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to and the Company may be entitled to remedies with respect to, the Confidentiality Agreements); and (B) none of the Company or any other Person will be entitled to bring or maintain any Legal Proceeding against Parent, Merger Sub or any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreements). Notwithstanding the foregoing, this Section 6.3(c)(iv) will not relieve the Parent Related Parties from any liability if this Agreement is validly terminated by either Party in circumstances where the Reverse Termination Fee is not owed pursuant to Section 6.3(c) for any Willful Breach of or actual and intentional fraud under this Agreement prior to such termination; provided, that under no circumstances (including in the case of Willful Breach or actual and intentional fraud) will the collective monetary damages payable by the Parent Related Parties for breaches or otherwise under this Agreement (taking into account the payment of the Reverse Termination Fee pursuant to this Agreement) exceed the sum of (x) the Reverse Termination Fee plus (y) any Company Enforcement Expenses payable by Parent pursuant to Section 6.3(c)(iii) in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against any of the Parent Related Parties (including in the case of Willful Breach or actual and intentional fraud), and in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure (including in the case of Willful Breach or actual and intentional fraud).
(d) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 6.3(b) or Section 6.3(c), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 7.8(b), except that, although the Parties, each in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 7.8(b), under no circumstances will a Party be permitted or entitled to receive both (i) specific performance of the other Party’s obligation to effect the Closing and (ii) any payment of the Company Termination Fee (in the case of Parent), the Reverse Termination Fee (in the case of the Company) and/or monetary damages in respect of a Willful Breach of the other Party (subject to the Company Liability Limitation and the Parent Liability Limitation, as applicable).
ARTICLE VII. MISCELLANEOUS PROVISIONS
Section 7.1 No Survival of Representations, Warranties, Covenants and Agreements. The Parties acknowledge and agree that (i) none of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law

(including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time, and (ii) except for any covenant or agreement that by its terms contemplates performance after the Effective Time, including, without limitation, any covenant or agreement under the CVR Agreement, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.
Section 7.2 Amendment. Prior to the Effective Time and subject to Section 4.8(e), any provision of this Agreement may be amended by the Parties only by action taken or authorized by or on behalf of the respective boards of directors (or duly authorized committees thereof) of the Company and Parent at any time; provided, that such amendment is in writing and is signed by each Party; provided, further, that without the further approval of the Company Stockholders, no such amendment or waiver shall be made or given that requires the approval of the Company Stockholders under the DGCL unless the required further approval is obtained.
Section 7.3 Waiver. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Legal Requirements, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Party or (c) waive compliance by the other Party with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing); provided that after obtaining the Company Required Vote and prior to the Effective Time, there shall be no waiver or extension of this Agreement that (x) decreases the Merger Consideration or (y) adversely affects the rights of the Company Stockholders, in the case of each of clauses (x) and (y), without the approval of the Company Stockholders. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 7.4 Entire Agreement; Counterparts. This Agreement, together with the CVR Agreement, the Voting and Support Agreements, the Guarantee and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreements shall not be superseded and shall remain in full force and effect (except that, for the avoidance of doubt, the Confidentiality Agreements shall not restrict any party thereto from making a confidential proposal to the Company Board or requesting any amendment or waiver of any provision of such Confidentiality Agreements); provided, further, that, if the Effective Time occurs, the Confidentiality Agreements shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign), each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 7.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 7.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, that (x) following the Closing, each Party may assign its rights, interests and obligations hereunder to its Affiliates but such assignment shall not relieve such Party of its obligations or liabilities hereunder and (y) Parent and any of its Affiliates may assign any or all of its rights or interests under this Agreement as a collateral assignment to any Debt Financing Sources providing the Debt Financing without the written consent of the Parties, but such assignment shall not relieve such Party of its obligations or liabilities hereunder. No assignment by any Party in accordance herewith will relieve such Party of any of its obligations hereunder.
Section 7.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for: (i) if the Closing occurs, (A) the right of the Company Stockholders to receive the Merger Consideration and (B) the right of the holders of Company Options, RSUs and PSUs to receive the Option Consideration, the RSU Consideration or the PSU Consideration, as applicable; (ii) the provisions set forth in Section 4.8; (iii) the limitations on liability of the Company Related Parties set forth in Section 6.3(b); (iv) the limitations on liability of the Parent Related Parties set forth in Section 6.3(c); and (v) the rights of the Debt Financing Entities set forth in Section 7.13.
Section 7.8 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies; Waiver of Jury Trial.
(a) This Agreement, and all actions and proceedings arising out of, or relating to the subject matter hereof or the Transactions, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7.8(c), in any action or proceeding arising out of or relating to this Agreement, the subject matter hereof or any of the Transactions: each of the Parties irrevocably (i) submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom, in each case, sitting in New Castle County in the State of Delaware, (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware, in each case, sitting in New Castle County of the State of Delaware) (such courts, the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 7.8(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Chosen Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request leave from any Chosen Court and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Chosen Courts (except for an action to enforce a judgment of a Chosen Court). Each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 7.9. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
(b) The Parties agree that irreparable damage for which monetary damages (including any fees payable pursuant to Section 4.12(e) and Section 4.12(f)), even if available, would not be an adequate remedy, would occur and that the Parties would not have any adequate remedy at law in the event that the Parties do not perform their obligations under the provisions of this Agreement (or the Financing Commitment Letters) in accordance with its (or their) specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to the following sentence, (i) the Parties shall be entitled, in addition to any other remedy to which it is entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.8(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity, (ii) the provisions set forth in Section 6.3: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that if (A) all of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or waived, (B) the Company has irrevocably confirmed in a written notice to Parent that (x) all of the conditions set forth in Sections 5.1 and 5.2 have been satisfied (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or that it is irrevocably waiving any such unsatisfied conditions at the Closing and (y) if the Financing is funded then it would take such actions that are within its control to cause the Closing to occur in accordance with this Agreement as promptly as practicable, (C) the Debt Financing (or any Alternative Financing in accordance with Section 4.11(d)) has been or will be funded at the Closing if the Equity Financing is funded at the Closing and (D) Parent and Merger Sub fail to consummate the Closing by the later of (x) the third (3rd) business day following Parent’s receipt of the notification by the Company that it is ready, willing and able to consummate the Transactions and (y) the date the Closing should have occurred pursuant to Section 1.3, the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded (including to cause Parent and Merger Sub to enforce the obligations of the Equity Financing Parties under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter). The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.8(b) shall not be required to provide any bond or other security in connection with any such order or injunction, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties further agree that (x) by seeking the remedies provided for in this Section 7.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 7.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 7.8 prior to, or as a condition to, exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding by a Party pursuant to this Section 7.8 or anything set forth in this Section 7.8 restrict or limit such Party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter. If, prior to the Initial Termination Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party or the Company brings any action seeking an injunction, specific performance or other equitable relief in connection with the Financing Commitment Letters, the Initial Termination Date shall automatically be extended by twenty (20) business days, if and only if such Legal Proceeding is pending as of the Initial Termination Date.
(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES OR AGAINST THE EQUITY FINANCING PARTIES OR THE DEBT FINANCING ENTITIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SUBJECT MATTER HEREOF, THE EQUITY COMMITMENT LETTER, THE DEBT FINANCING OR THE TRANSACTIONS.
Section 7.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder: (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) if sent by email transmission prior to 5:00 p.m. Eastern Time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 5:00 p.m. Eastern Time, the business day following the date of transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto); provided, that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Company):

Lifecore Inc.
Hazel Merger Sub, Inc.
950 Winter Street
4th Floor, North Entrance
Waltham, MA 02451
Attention:	Matthew Beer
Email:	[***]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attention:	Joshua M. Zachariah; Peter Hanoian; Richard E. Schwartz
Email:	jzachariah@goodwinlaw.com; phanoian@goodwinlaw.com; and richardschwartz@goodwinlaw.com if to the Company (prior to the Effective Time):

Lifecore Biomedical, Inc.
3515 Lyman Blvd
Chaska, MN 55318-3051
Attention:	Paul Josephs and Tom Salus
Email:	[***]

with a copy to (which shall not constitute notice):

Ballard Spahr LLP
80 South 8th Street, Suite 2000
Minneapolis, MN 55402
Attention:	April Hamlin, Brian Short and Barbara Lano Rummel
Email:	hamlina@ballardspahr.com; shortb@ballardspahr.com; and rummelb@ballardspahr.com

Section 7.10 Company Disclosure Schedule References. The Parties agree that the disclosure set forth in any particular Section or subsection of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company that are set forth in this Agreement for which the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on its face.
Section 7.11 No Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Affiliates that no Non-Recourse Party of a Party shall have any liability relating to this Agreement or any of the Transactions (except in the case of intentional fraud by such Non-Recourse Party or as otherwise agreed to in writing by such Non-Recourse Party (including the liability of the Equity Financing Parties under the Equity Commitment Letter and the Guarantee)).

Section 7.12 Certain Interpretations.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.
(b) Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.
(c) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the drafting party of such agreement or document.
(d) As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” As used in this Agreement, unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). As used in this Agreement, unless otherwise indicated, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”
(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.
(f) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(g) References to “made available” shall mean that such documents or information referenced: (i) were delivered or provided to the Company, Parent, Merger Sub or their respective Representatives, as applicable, in person, via certified mail or via email at least one (1) business day prior to the execution and delivery of this Agreement; (ii) were contained in the “Project Hazel” electronic data room maintained by Intralinks by or on behalf of the Company in connection with the Transactions at least one (1) business day prior to the execution and delivery of this Agreement; or (iii) were publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC at least one (1) business day prior to the execution and delivery of this Agreement.
(h) The information contained in this Agreement and in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Legal Requirement or breach of Contract; (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement; or (iii) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The information contained in the Company Disclosure Schedule shall not be construed as constituting any representation, warranty, and/or covenant of the Company or expanding their scope, except as and to the extent expressly provided in this Agreement or in the Company Disclosure Schedule. Nothing set forth in the Company Disclosure Schedule shall be deemed to broaden or otherwise amplify the representations, warranties, and/or covenants contained in this Agreement, except as and to the extent expressly provided in this Agreement or in the Company Disclosure Schedule.
(i) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(j) References to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Legal Requirement will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date.
(k) References to “$” or “dollars” refer to United States dollars unless otherwise noted.
(l) The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
Section 7.13 Debt Financing Entities. Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Debt Financing Entity shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (provided that nothing in this Section 7.13 shall limit the liability or obligations of such Debt Financing Entities under any debt commitment letter, the fee letter related thereto, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Entity), (b) except as may be set forth in any debt commitment letter, the fee letter related thereto, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Entity, any action of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Entity arising out of, in connection with, or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York (Borough of Manhattan), State of New York (and any appellate court thereof) and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (c) service of process upon any such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.9 and irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (d) any interpretation of any agreements related to the Debt Financing will be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without regard to principles of conflict of laws that would result in the application of the laws of another state (except for any interpretation as to whether a Material Adverse Effect has occurred, which will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware), (e) no party hereto will bring, permit any of their respective controlled Affiliates to bring, or support anyone else in bringing, any such action in any other court, (f) only Parent (including its permitted successors and assigns) and the other parties to any debt commitment letter, the fee letter related thereto, any credit agreement or any other agreements governing the Debt Financing at their own direction shall be permitted to bring any claim against a Debt Financing Entity for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of any such agreement, (g) no amendment or waiver of this Section 7.13, Section 7.6, Section 7.8(c) or any of the defined terms used herein or therein (or any other provision of this Agreement, the amendment, modification, waiver or alteration of which has the effect of modifying such provisions) that is adverse to the Debt Financing Entities in their capacity as such shall be effective against such Debt Financing Entities without the prior written consent of the lenders party to the agreements governing the Debt Financing to which such amendment is adverse, and (h) the Debt Financing Entities are express and intended third party beneficiaries of, and may rely upon and enforce, this Section 7.13, Section 7.6 and Section 7.8(c).
Section 7.14 Cooperation. The Parties agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other Parties to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.
Section 7.15 Obligations of Parent. Parent shall cause Merger Sub and, following the Effective Time, the Surviving Corporation, to comply with, duly perform, satisfy, and discharge, on a timely basis, all of their respective covenants, obligations, and liabilities under this Agreement, and Parent shall be liable for the due and timely performance, satisfaction, and discharge of each of the said covenants, obligations, and liabilities. Any consent or waiver by Parent under this Agreement shall be deemed to also be a consent or waiver by Merger Sub.
[Signature pages follow]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Lifecore Inc.

By:	/s/ Matthew Beer
Name:	Matthew Beer
Title:	President

Hazel Merger Sub, Inc.

By:	/s/ Matthew Beer
Name:	Matthew Beer
Title:	President

Lifecore Biomedical, Inc.

By:	/s/ Paul Josephs
Name:	Paul Josephs
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Certain Definitions
For purposes of this Agreement (including this Exhibit A):
“401(k) Termination Date” is defined in Section 4.7(c).
“Acceptable Confidentiality Agreement” is defined in Section 4.3(a).
“Acquisition Inquiry” shall mean any inquiry regarding, or the making of any proposal or offer that would reasonably be expected to lead to, an Acquisition Proposal.
“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, providing for, in a single transaction or series of related transactions, any (A) acquisition or license of assets of the Company and its Subsidiaries equal to 20% or more of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, (B) direct or indirect purchase or other acquisition by any Person or entity (or Persons acting in concert) or group, whether from the Company or any other Person(s), of outstanding Shares representing 20% or more of the total voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender or exchange offer by any Person or entity (or Persons acting in concert) or group that, if consummated in accordance with its terms, would result in such Person or entity (or Persons acting in concert) or group beneficially owning 20% or more of the total voting power of the Company after giving effect to the consummation of such tender or exchange offer, or (C) merger, consolidation, amalgamation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or entity (or Persons acting in concert) or group beneficially owning 20% or more of the total voting power of the Company, in each case, other than the Transactions.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person whether through the ownership of securities or partnership or other ownership interests by Contract or otherwise.
“Agreement” is defined in the preamble to this Agreement.
“AI Requirements” is defined in Section 2.10(i).
“AI Systems” is defined in Section 2.10(i).
“Alcon” shall mean Alcon Research, LLC, a Delaware limited liability company.
“Alcon Contract Manufacturing Agreement” shall mean the Amended and Restated Contract Manufacturing Agreement, dated December 31, 2023, by and between the Lifecore Biomedical, LLC and Alcon, as amended by Amendment No. 1, dated May 2, 2024 and Amendment No. 2 dated June 13, 2025.
“Alcon Supply Agreement” shall mean the Amended and Restated Supply Agreement, dated May 3, 2023, by and between the Lifecore Biomedical, LLC and Alcon, as amended by Amendment No. 1, dated December 31, 2023.
“Alternative Financing” has the meaning set forth in Section 4.11(d).
“Amended Alcon Agreements” shall mean, collectively, (i) the Alcon Supply Agreement, (ii) Amendment No. 3 to the Alcon Contract Manufacturing Agreement and (iii) the Alcon Contract Manufacturing Agreement.
“Amendment No. 3 to the Alcon Contract Manufacturing Agreement” shall mean Amendment No. 3, dated September 24, 2026 and effective November 1, 2026 to the Alcon Contract Manufacturing Agreement.
“Annual Bonus Plan” is defined in Section 4.7(d).
“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act 2010, and any applicable Legal Requirements of similar effect.
“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state Legal Requirements and other applicable Legal Requirements (including non-U.S. Legal Requirements) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, or abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly and all Legal Requirements and orders issued by a Governmental Body relating to foreign investment or national security.
“Balance Sheet” is defined in Section 2.8.
“Bankruptcy and Equity Exceptions” is defined in Section 2.11(b).
“Base Consideration” is that amount equal to $6.28 in cash per share of Company Common Stock.
“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.
“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in New York, New York are authorized or required by Legal Requirements to be closed.
“CDMO Subsidiaries” means Lifecore Biomedical Operating Company, Inc., a Delaware corporation, and Lifecore Biomedical, LLC, a Minnesota limited liability company.
“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as amended.
“Certificates” is defined in Section 1.7(b).
“Change in Circumstance” shall mean any material event, fact, occurrence or development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that (a) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known to the Company Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement) and becomes known (or the consequences become known, if applicable) to the Company Board after the execution and delivery of this Agreement and prior to the time the Company Required Vote is obtained and (b) does not relate to (i) the receipt, existence of, or terms of an Acquisition Proposal, (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their Affiliates, (iii) the fact, in and of itself, that the Company meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date of this Agreement (provided, that the exception in this clause (iii) shall not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), (iv) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided, that the exception in this clause (iv) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred) or (v) any events, changes or circumstances resulting primarily from a breach of this Agreement by the Company.
“Chosen Courts” is defined in Section 7.8(a).
“Clearance Date” is defined in Section 4.5(c).
“Closing” is defined in Section 1.3(a).
“Closing Consideration” means the Base Consideration and the Conversion Consideration.
“Closing Date” is defined in Section 1.3(a).
“Code” shall mean the Internal Revenue Code of 1986.
“Common Stock CVR Consideration” is defined in Section 1.6(a)(iii).
“Common Stock Merger Consideration” means, collectively, the Base Consideration and the Common Stock CVR Consideration.
“Company” is defined in the preamble to this Agreement.
“Company Acquisition Agreement” is defined in Section 4.3(d).
“Company Adverse Change Recommendation” is defined in Section 4.4(a).
“Company Associate” shall mean each officer, employee, and natural person who is an independent contractor, consultant or director, of or to the Company or any of its Subsidiaries.

“Company Board” is defined in Recital B of this Agreement.
“Company Board Recommendation” is defined in Recital B of this Agreement.
“Company Breach Notice Period” is defined in Section 6.1(d).
“Company Common Stock” shall mean the common stock, par value of $0.001 per share, of the Company.
“Company Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party.
“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.
“Company Enforcement Expenses” is defined in Section 6.3(c)(iii).
“Company Equity Plans” shall mean collectively the Company’s 2019 Stock Incentive Plan effective as of October 16, 2019 and the Company’s Equity Inducement Plan effective as of March 20, 2024, in each case, as amended.
“Company IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Lease” shall mean any Company Contract pursuant to which the Company or its Subsidiaries leases or subleases Leased Real Property from another Person.
“Company Liability Limitation” is defined in Section 6.3(b)(vi).
“Company Options” shall mean all outstanding options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
“Company Preferred Stock” shall mean the preferred stock, par value of $0.001 per share, of the Company.
“Company Related Parties” shall mean, collectively, (A) the Company and its Subsidiaries and each of their Affiliates and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, stockholders and assignees of the Company, any of its Subsidiaries and each of their Affiliates.
“Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Company Common Stock and Company Series A Preferred Stock, on an as converted basis, voting together as a single class in favor of the adoption of this Agreement and approval of the Merger.
“Company SEC Documents” is defined in Section 2.6(a).
“Company Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.
“Company Stock Awards” shall mean all Company Options, RSUs and PSUs.
“Company Stockholder” shall mean a holder of Company Common Stock or a holder of Company Series A Preferred Stock, as applicable.
“Company Stockholder Meeting” is defined in Section 4.5.
“Company Termination Fee” shall mean a fee equal to $9,957,716.
“Confidentiality Agreements” is defined in Section 4.1.
“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Continuing Employee” is defined in Section 4.7(a).
“Contract” shall mean any legally binding agreement, contract, subcontract, lease, bond, debenture, note, indenture, option, warrant, warranty, license or sublicense.

“Conversion Consideration” shall mean an amount in cash per share of Company Series A Preferred Stock equal to the Conversion Amount as defined in Section 3 of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company.
“CVR” means the one (1) contingent value right, which shall represent the right to receive the Milestone Payment Amounts, if any, when and if payable, subject to the terms and conditions set forth in the CVR Agreement.
“CVR Agreement” shall mean the Contingent Value Rights Agreement, in substantially the form attached hereto as Exhibit C.
“Data Security Requirements” shall mean all applicable (i) Privacy Laws, (ii) internal and public-facing privacy, data handling and/or security policies, notices, and statements of the Company and/or its Subsidiaries, (iii) the Company and its Subsidiaries’ contractual obligations (including, but not limited to, those with customers) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information to which the Company or any of its Subsidiaries is a party, and (iv) if applicable, any rules of self-regulatory organizations, codes of conduct, or other industry frameworks to which the Company is bound, including, without limitation, the Payment Card Industry Data Security Standard. “Data Security Requirements” does not include HIPAA.
“DEA” is defined in Section 2.13(c)(ii).
“Debt Commitment Letter” is defined in Section 3.6(a).
“Debt Financing” is defined in Section 3.6(a).
“Debt Financing Entities” shall mean the Debt Financing Sources, together with their respective Affiliates, and their respective Affiliates’ current or future officers, directors, partners, equityholders, members, employees, attorneys, advisors, agents and representatives involved in the Debt Financing and the respective successors and permitted assigns of each of the foregoing.
“Debt Financing Sources” shall mean the Persons (other than Parent, the Equity Financing Parties and Merger Sub and their respective Affiliates), if any, in their respective capacities as such, that commit to provide, arrange, underwrite or place all or any portion of the Debt Financing or any alternate debt financing in connection with the Merger, together with their respective Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing or such alternate debt financing and the successors and assigns of each of the foregoing, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.
“Determination Notice” is defined in Section 4.4(b)(i).
“DGCL” shall mean the Delaware General Corporation Law.
“Dissenting Shares” is defined in Section 1.8.
“DOJ” shall mean the U.S. Department of Justice.
“DTC” shall mean the Depository Trust Company.
“Effective Time” is defined in Section 1.3(b).
“Employee Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each other salary, bonus, commission, employment, consulting, equity or equity-based, employee loan, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefit, hospitalization, medical, life or other insurance, flexible benefit, supplemental unemployment benefit, profit-sharing, pension, retirement, supplemental retirement, tax gross-up, expense reimbursement, welfare, fringe benefit, change of control, transaction, retention, post-termination or post-employment health and welfare, salary continuation, or other compensation or benefit plan, policy, program, agreement or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any Company Associate or former officer, employee, or natural person who is an independent contractor, consultant or director, of or to the Company or any ERISA Affiliate (or the spouse, dependents, or beneficiaries of any such person) or with respect to which the Company and its Subsidiaries could reasonably be expected to have any contingent or other liability.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), organization or entity.
“Environmental Law” shall mean any federal, state, local, foreign or other Legal Requirements relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to Hazardous Materials.
“Equity Commitment Letter” shall have the meaning set forth in Section 3.6(a).
“Equity Financing” shall have the meaning set forth in Section 3.6(a).
“Equity Financing Parties” shall have the meaning set forth in Section 3.6(a).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Excluded Shares” means, collectively, Shares that are to be cancelled or converted in accordance with Section 1.6(a)(i) or Section 1.6(a)(ii) and Dissenting Shares.
“Export-Import Laws” shall mean all applicable Legal Requirements governing export, reexport, transfer, and import controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import laws administered by U.S. Customs and Border Protection, the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury.
“FDA” is defined in Section 2.13(c)(i).
“Financing” is defined in Section 3.6(a).
“Financing Commitment Letters” is defined in Section 3.6(a).
“Foreign Employee Plan” is defined in Section 2.18(d).
“FTC” shall mean the U.S. Federal Trade Commission.
“FY26” is defined in Section 4.7(d).
“FY26 Bonus” is defined in Section 4.7(d).
“GAAP” shall have the meaning set forth in Section 2.6(b).
“Government Official” shall mean any officer or employee of a Governmental Body or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such Governmental Body, department, agency, or instrumentality or on behalf of any such public organization.
“Governmental Authorization” shall mean any (a) permit, license, certificate, franchise, permission, approval, exception, variance, clearance, registration, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body, accreditation body, industry association or standards compliance organization, or pursuant to any Legal Requirement, including FDA 510(k) clearances or pre-market notifications, pre-market approvals, investigational new drug applications or device exemptions, product recertifications, device establishment registrations, manufacturing approvals and authorizations or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean (a) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) any federal, state, local, municipal, foreign or other government; or (c) any governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body, Regulatory Authority or Entity and any court, arbitrator, mediator or other tribunal.
“Governmental Program” shall mean any “Governmental Program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, CHAMPVA, TRICARE, the United States Department of Veteran Affairs, and all other health care reimbursement programs funded and/or regulated by any Governmental Body.
“Go-Shop Termination Fee” shall mean $7,468,287.
“Guarantee” has the meaning set forth in Recital D.
“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined as hazardous, toxic or words of similar meaning under any Environmental Law and includes any pollutant, contaminant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste, lead, asbestos and per- or polyfluoroalkyl substances.
“Healthcare Laws” shall mean any and all federal, state, local, or foreign healthcare and FDA related Legal Requirements, applicable to the Company and its Subsidiaries including those Legal Requirements related to the nonclinical and clinical research, investigation, development, production, design, manufacturing, packaging, handling, labeling, marketing, advertising, promotion, import, export, testing, sale, sampling, distribution, shipping, transport, use, and commercialization of medical devices, pharmaceutical or biological products (and components thereof), including the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq.; the Public Health Service Act, 42 U.S.C. § 201 et seq.; the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the federal False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; Legal Requirements governing the protection of human research subjects; the Controlled Substances Act, 21 U.S.C. § 801 et seq., the FDA’s current Good Manufacturing Practice (cGMP) regulations as set forth in 21 C.F.R. Parts 210, 211, 600 – 680, 812, and 1271, Good Laboratory Practices, Good Clinical Practices, all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56; the Prescription Drug Marketing Act of 1987; the Sunshine/Open Payments Law, 42 U.S.C. § 1320a-7h; and similar state or federal Legal Requirements related to the reporting of manufacturer payments or transfers of value to health care professionals; state drug transparency and other government price reporting Legal Requirements and regulations; federal and state self-referral prohibitions, anti-kickback, illegal remuneration, and provider conflict of interest Legal Requirements; Legal Requirements governing quality and safety, Governmental Authorizations; or other material aspects of the provision of healthcare products and services, including, accreditation standards of applicable accreditation bodies; the exclusion statute, 42 U.S.C. § 1320a-7, and counterpart state exclusion Legal Requirements; HIPAA; and Legal Requirements governing the manufacture, possession, and distribution of controlled substances, including any Legal Requirements relating to the licensure and registration of drug, biological product and device manufacturers, distributors, wholesalers, warehousing service providers, third-party logistics providers; and any comparable state, federal, or foreign Legal Requirement, as applicable, relating to any of the foregoing.
“HIPAA” shall mean, collectively, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated under these statutes, as amended from time to time.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“In-bound License” is defined in Section 2.10(d)(i).
“Indebtedness” shall mean, with respect to the Company and its Subsidiaries, (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person (other than, with respect to the Company and its Subsidiaries, to the Company or any of its Subsidiaries), including the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, Alcon change-of-control premiums and unpaid fees or expenses thereon; (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person; (c) any obligations in respect of letters of credit (to the extent drawn) and bankers’ acceptances (other than letters of credit used as security for leases) to the extent drawn upon the counterparty thereto; (d) all obligations under finance leases (as determined in accordance with GAAP); and (e) any guaranty of any such obligations described in clauses (a) through (d) of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).
“Indemnified Persons” is defined in Section 4.8(a).
“Information Security Reviews” is defined in Section 2.15(d).
“Insurance Policies” is defined in Section 2.20.
“Initial Termination Date” is defined in Section 6.1(c).
“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, rights in Software, data and databases, and mask works; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers, domain names and URLs, social media accounts and handles, and any goodwill associated with any of the foregoing in this clause (ii); (iii) rights associated with trade secrets, know-how, confidential and proprietary information, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (iv) patents and industrial property rights; (v) other proprietary rights or intellectual property rights of every kind and nature; and (vi) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.
“IRS” shall mean the Internal Revenue Service.
“knowledge” shall mean, with respect to the Company, the actual knowledge, after reasonable inquiry of their direct reports primarily responsible for such matters, of the individuals set forth on Section 1.01 of the Company Disclosure Schedule.
“Leased Real Property” is defined in Section 2.9(b).
“Legal Proceeding” shall mean any claim, action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding), mediation, investigation or hearing commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign or other law, order, statute, constitution, valid executive order, or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body or any Regulatory Authority (or under the authority of the Nasdaq).
“Legal Restraint” is defined in Section 5.1(c).
“Match Period” is defined in Section 4.4(b)(i).
“Material Adverse Effect” shall mean any fact, event, occurrence, effect, condition, change, development or circumstance (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of, relating to or resulting from the following, shall be deemed in and of themselves, either alone or in combination, to be or constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to have, a Material Adverse Effect: (i) any Effect generally affecting any industry in which the Company or its Subsidiaries operates; (ii) any general economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region; (iii) any Effect arising directly or indirectly from or otherwise relating to changes in interest rates, inflation rates, tariffs or fluctuations in the value of any currency; (iv) any Effect in regulatory, legislative or political conditions in the United States or any other country or region in the world; (v) any act of terrorism, cyberterrorism, war, civil unrest, national or international calamity, weather, earthquakes, hurricanes, tornadoes, natural disasters, climatic conditions, pandemics, epidemic, public health emergencies or any other similar event (and any escalation or worsening of any of the foregoing); (vi) any change in Legal Requirements or GAAP, or interpretations of any Legal Requirements or GAAP; (vii) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided, that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (viii) any failure by the Company or any of its Subsidiaries to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (ix) any Effect arising out of or relating to the announcement, execution, pendency or performance of this Agreement and the Transactions, including (A) any action taken or not taken by the Company or any of its Subsidiaries at the written request of Parent, (B) the initiation or settlement of any Legal Proceedings threatened or commenced by or involving any holder of Shares arising out of or related to this Agreement or the transactions contemplated hereby, (C) any Effect that arises out of or relates to the identity of, or any facts or circumstances relating to, Parent or any of its Affiliates or (D) the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, financing sources, customers, suppliers, partners, Governmental Bodies, or other business or regulatory relationships; provided, that this foregoing clause (ix) shall not apply with respect to Section 2.4 to the extent that it addresses the consequences of the announcement of, or the compliance with, this Agreement, or the pendency of this Agreement or consummation of the Transactions; or (x) any Effect resulting or arising from Parent’s or Merger Sub’s breach of this Agreement or an Equity Financing Party’s breach of the Equity Commitment Letter; provided, further, that any Effect referred to in the foregoing clauses (i) through (vi) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such Effect has or would reasonably be expected to have a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its Subsidiaries operate.
“Material Contract” is defined in Section 2.11(a).
“Material Customer” is defined in Section 2.24.
“Material Vendor” is defined in Section 2.24.
“Merger” is defined in Recital A of this Agreement.
“Merger Consideration” means, collectively, the Series A Merger Consideration and the Common Stock Merger Consideration.
“Merger Sub” is defined in the preamble to this Agreement.
“Nasdaq” shall mean the Nasdaq Stock Market LLC.
“Non-Recourse Party” shall mean, with respect to a Party, any of such party’s former, current and future direct or indirect equity holders, controlling Persons, directors, managers, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members, general or limited partners, successors or assignees (or any former, current or future equity holder, controlling Person, director, manager, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate, member, general or limited partner, successor or assignee of any of the foregoing).
“OIG” is defined in Section 2.13(c)(iv).
“Option Consideration” is defined in Section 1.9(a)(i).
“Out-bound License” is defined in Section 2.10(d)(ii).
“Parent” is defined in the preamble to this Agreement.
“Parent Breach Notice Period” is defined in Section 6.1(f).
“Parent Enforcement Expenses” is defined in Section 6.3(b)(v).
“Parent Liability Limitation” is defined in Section 6.3(c)(iv).
“Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with one or more other Effects, would or would be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

“Parent Plans” is defined in Section 4.7(b)(iii).
“Parent Related Parties” shall mean any of (i) Parent, Merger Sub, the Equity Financing Parties, the Debt Financing Entities and their respective Affiliates and (ii) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, Affiliates, attorneys, other Representatives, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub, the Equity Financing Parties, the Debt Financing Entities and their respective Affiliates.
“Parties” shall mean Parent, Merger Sub and the Company.
“Paying Agent” is defined in Section 1.7(a).
“Paying Agent Agreement” is defined in Section 1.7(a).
“Payment Fund” is defined in Section 1.7(a).
“Permitted Encumbrance” shall mean (a) any Encumbrance that arises for Taxes either (i) not yet due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including any mechanics’, carriers’, workers’, repairers’, materialmen’s or similar Encumbrances arising or incurred in the ordinary course of business, but excluding any such Encumbrances arising as a result of any breach by the Company or its Subsidiaries, any Encumbrance that secures the borrowing of money, or any Encumbrance secured by any substantial portion of the assets of the Company or its Subsidiaries or any equity interests thereof); (c) any license of Company IP granted by the Company or any of its Subsidiaries to their customers or service providers in the ordinary course of business; (d) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report; (e) in the case of any Contract, any Encumbrance that is a restriction against the transfer or assignment thereof and is included in the terms of such Contract; (f) defects or imperfections of title or other Encumbrances not materially interfering with the conduct of the business of the Company and its Subsidiaries in the ordinary course; (g) Encumbrances discharged at or prior to the Effective Time; or (h) transfer restrictions imposed by any Legal Requirement.
“Person” shall mean any individual, Entity or Governmental Body.
“Personal Information” shall mean any information, that (i) identifies, could be used to identify, or is otherwise related to an individual person, household, or device or (ii) constitutes “personal data,” “personal information,” “protected health information,” or similar term governed under applicable Data Security Requirements.
“Pre-Closing Period” is defined in Section 4.1.
“Privacy Laws” shall mean all applicable Legal Requirements and other legal requirements that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and/or governing privacy, data security, data or security breach notification, including, without limitation (i) Section 5 of the Federal Trade Commission Act; (ii) the Electronic Communications Privacy Act of 1986; (iii) the Video Privacy Protection Act of 1988; (iv) the California Invasion of Privacy Act, and all other state laws regulating wiretapping and/or interception or recording of communications, (v) the Stored Communications Act, (vi) the California Consumer Privacy Act and all other United States state privacy Laws; (vii) the Illinois Biometric Information Privacy Act and other Legal Requirements regulating biometric data; (viii) the CAN-SPAM Act, the Telephone Consumer Protection Act and all other Legal Requirements concerning marketing and advertising; and (ix) all analogous Legal Requirements in all other jurisdictions in which the Company and/or its Subsidiaries conduct business and/or from which the Company and/or its Subsidiaries collects Personal Information that apply to the Company or its Subsidiaries. “Privacy Laws” does not include HIPAA.
“Processed” or “Processing” shall mean any operation or set of operations which is performed on Personal Information, whether by automated means, including to store, collect, copy, process, transfer, transmit, display, access, use, adapt, record, retrieve, organize, structure, erase or disclose, sell, rent, license, disseminate or otherwise make available or other actions that are otherwise defined as ‘processed’ or ‘processing’ under Data Security Requirements.

“Prohibited Modifications” is defined in Section 4.11(a).
“Proxy Statement” is defined in Section 4.5.
“PSU” is defined in Section 1.9(c).
“PSU Consideration” is defined in Section 1.9(c).
“Reference Date” shall mean the last business day prior to the date of this Agreement.
“Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body or, solely for domain names, private registrar, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.
“Regulatory Authority” shall mean any Governmental Body with authority over the quality, identity, strength, purity, safety, efficacy, research, development, testing, investigation, manufacture, packaging, labeling, storage, distribution, advertising, marketing, import, export, or sale of any product that the Company and its Subsidiaries manufacture or are developing, or as to which the Company and its Subsidiaries provide any service, in each case having competent jurisdiction over the Company and its Subsidiaries with respect to the foregoing.
“Reimbursement Obligations” is defined in Section 4.12(f).
“Released” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, soil-gas, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
“Repaid Indebtedness” is defined in Section 4.12(g).
“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.
“Required Amount” is defined in Section 3.7.
“Required Financing Information” shall mean interim unaudited consolidated balance sheet of the Company and its Subsidiaries as of the last day of each fiscal quarter ended after March 31, 2026 and at least forty-five (45) days prior to the Effective Time and the related statements of income and cash flows of the Company and its Subsidiaries for each such fiscal quarter.
“Reverse Termination Fee” shall mean $16,181,288.
“Rights Agent” is defined in Section 1.7(a).
“RSU” is defined in Section 1.9(b).
“RSU Consideration” is defined in Section 1.9(b).
“RWI Policy” is defined in Section 4.19.
“Sanctioned Country” shall mean any country or territory that is subject to a country-wide embargo by the U.S. Government, including Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions in Ukraine.
“Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or any Legal Requirement relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Legal Requirements administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any Person that is, individually or in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” shall mean all Legal Requirements relating to economic or trade sanctions, including the Legal Requirements administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, and the European Union.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933.
“Security Incident” shall mean any (i) unauthorized or unlawful acquisition, loss, access to, disclosure, use, or modification of Sensitive Information or any System, (ii) successful ransomware, phishing, or other cyberattack regarding any Systems, or (iii) other material incidents that compromise the security, confidentiality, integrity, or availability of Sensitive Information or any Systems.
“Sensitive Information” shall mean (i) all Personal Information; and (ii) other confidential or proprietary business or customer data and trade secret information in the Company’s or its Subsidiaries’ possession, custody, or control.
“Series A Certificate” shall mean the Certificates of Designations, Preferences and Rights of Series A Convertible Preferred Stock.
“Series A Conversion Shares” means, as of a specified date, the shares of Company Common Stock into which the Company Series A Preferred Stock is convertible under the Series A Certificate.
“Series A Merger Consideration” means, collectively, the Conversion Consideration and the Series A Preferred Stock CVR Consideration.
“Series A Preferred Stock Contingent Value Right” shall mean one contingent value right per Series A Conversion Share immediately prior to the Effective Time pursuant to the Series A Certificate.
“Series A Preferred Stock CVR Consideration” is defined in Section 1.6(a)(iv).
“Share” is defined in Section 1.6(a)(i).
“Software” shall mean computer software programs and databases, including all source code, object code, firmware, and documentation therefor.
“Standard Contracts” shall mean (x) In-bound Licenses that are (A) material transfer agreements, or nondisclosure agreements, in each case, that are entered into in the ordinary course of business, (B) commercially available software-as-a-service offerings licensed pursuant to off-the-shelf software licenses, or licenses commonly referred to as “open source,” “public,” or “freeware” software licenses, or (C) any non-exclusive in-bound licenses granted to the Company or any of its Subsidiaries by their respective customers or service providers under supply agreements, customer agreements or services agreements in each case entered into in the ordinary course of business and where the grant of such rights is incidental to performance under each such agreement or the grant of such rights is primarily for the purpose of enabling the Company or a Subsidiary to provide services to such customer or by any employee, consultant, or independent contractor of the Company or a Subsidiary in the ordinary course of business, and (y) Out-bound Licenses that are (A) material transfer agreements, clinical trial agreements, or nondisclosure agreements that are entered into in the ordinary course of business, (B) any non-exclusive out-bound licenses of Company IP entered into between the Company or any of its Subsidiaries and their customers or service providers in the ordinary course of business, (C) purchase orders and invoices with suppliers entered into in the ordinary course of business, or (D) purchase orders and invoices with customers.
“Subsidiary” shall mean, with respect to any Person, an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity or financial interests.
“Superior Proposal” shall mean any bona fide written Acquisition Proposal that (i) did not result from a breach of Section 4.3 and (ii) the Company Board (or committee thereof) determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, and taking into account all relevant terms and conditions of such Acquisition Proposal that the Company Board (or a committee thereof) determines to be relevant, (A) is reasonably capable of being completed on the terms proposed and (B) if consummated, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the Transactions (taking into account all legal, regulatory, financial and other aspects of such proposal that the Company Board determines are relevant and any revisions to this Agreement, the CVR Agreement, the Financing Commitment Letters, the Guarantee or any other binding written proposal made or offered in writing by Parent prior to the applicable time of such determination); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”
“Surviving Corporation” is defined in Recital A of this Agreement.
“Systems” shall mean all networks, servers, switches, endpoints, platforms, electronics, websites, software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), storage, firmware, hardware, and related information technology or outsourced services, and all electronic connections between them, that are owned, operated, or used by the Company or its Subsidiaries, including in connection with their products or services as previously conducted, as currently conducted, or as currently proposed to be conducted.
“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover Legal Requirements.
“Tax” shall mean any tax (including any income or similar tax, franchise tax, capital gains tax, capital stock tax, gross receipts tax, profits tax, license tax, severance tax, occupation tax, documentary tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, alternative tax, add-on tax, or any other fine, charge or levy in the nature of tax), including any interest, penalty or addition thereto, in each case imposed by or under the authority of any Governmental Body.
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, including any amendment thereof.
“Termination Date” is defined in Section 6.1(c).
“Third-Party Payor Program” shall mean any private, non-governmental healthcare insurance program or other payment program for medical expenses, including health maintenance organizations, preferred provider organizations, health insurance plans, health benefit plans, insurance companies, managed care organizations, and other third-party payors.
“Trade Control Laws” is defined in Section 2.14.
“Transaction Litigation” shall mean any Legal Proceeding commenced or threatened against the Company or any of its Subsidiaries or Affiliates, including any directors or executive officers of the Company, or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, other than any Legal Proceedings among the Parties related to this Agreement, the Guarantee or the Equity Commitment Letter.
“Transactions” shall mean (a) the execution and delivery of this Agreement and the CVR Agreement and (b) all of the transactions contemplated by this Agreement, including the Merger.
“Treasury Regulations” shall mean the regulations promulgated under the Code.
“Voting and Support Agreements” is defined in Recital E of this Agreement.
“Willful Breach” shall mean a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement. Without limitation to the foregoing, it is agreed by the Parties that the following actions, if they occur, shall fall within the definition of Willful Breach: failure of Parent or Merger Sub to close the Merger pursuant to Section 1.3 when all conditions set forth in Section 5.1 and Section 5.2 have been satisfied.
“Withholding Party” is defined in Section 1.7(g).

Exhibit C

Contingent Value Rights
Agreement

CONTINGENT VALUE RIGHTS AGREEMENT
THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2026 (this “Agreement”), is entered into by and among Lifecore Inc., a Delaware corporation (“Parent”), Lifecore Biomedical, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and [•], a [•], as Rights Agent.
RECITALS
WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated September 27, 2026 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Hazel Merger Sub, Inc., a Delaware corporation and direct wholly owned Subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent, on the terms and subject to the conditions set forth therein; and
WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Merger and as part of the Merger Consideration, (i) the holders of shares of Company Common Stock (other than any Excluded Shares) are entitled to receive the Common Stock CVR Consideration pursuant to Section 1.6(a)(iii) of the Merger Agreement, (ii) the holders of shares of Series A Preferred Stock (other than any Excluded Shares) are entitled to receive the Preferred Stock CVR Consideration pursuant to Section 1.6(a)(iv) of the Merger Agreement, and (iii) certain holders of Company Equity Awards are entitled to receive Equity Award CVRs pursuant to Section 1.9 of the Merger Agreement, which CVRs may become entitled to receive the applicable Milestone Payment Amounts contingent upon the achievement of the applicable Milestones, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree, for the equal and proportionate benefit of all Holders, as follows:
ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION
Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:
“2028 Performance Milestone” means achievement during the Calendar Year ending December 31, 2028 of:
(a) Revenues of at least $120,000,000 from customers of the Company Group other than Alcon; and
(b) either (i) Revenues of at least $54,000,000 from Alcon or (ii) aggregate Revenues of at least $174,000,000 from all customers of the Company Group.
“2028 Performance Milestone Catch-Up Payment” means, with respect to the 2028 Performance Milestone, (a) if the 2029 Performance Milestone Payment is $45,000,000 (without giving effect to any adjustment pursuant to Section 2.4(i)), an amount equal to (i) $30,000,000 minus (ii) the 2028 Performance Milestone Payment or (b) in all other circumstances, $0.
“2028 Performance Milestone Payment” means, with respect to the 2028 Performance Milestone, an amount equal to $30,000,000; provided, that if during the Calendar Year ending December 31, 2028 (a) Revenues are at least $100,000,000 and less than $120,000,000 from customers of the Company Group other than Alcon and (b) either clause (b)(i) or (b)(ii) of the 2028 Performance Milestone is satisfied, then the “2028 Performance Milestone Payment” shall be an amount equal to (i) $30,000,000 multiplied by (ii) the 2028 Scaling Factor.
“2028 Scaling Factor” means the quotient obtained by dividing (a) the amount equal to the Revenues from customers of the Company Group other than Alcon achieved during the Calendar Year ending December 31, 2028 minus $100,000,000 by (b) $20,000,000.
“2029 Performance Milestone” means achievement during the Calendar Year ending December 31, 2029 of:
(a) Revenues of at least $175,000,000 from customers of the Company Group other than Alcon; and
(b) either (i) Revenues of at least $53,000,000 from Alcon or (ii) aggregate Revenues of at least $228,000,000 from all customers of the Company Group.

“2029 Performance Milestone Payment” means, with respect to the 2029 Performance Milestone, an amount equal to $45,000,000; provided, that if during the Calendar Year ending December 31, 2029 (a) Revenues are at least $145,000,000 and less than $175,000,000 from customers of the Company Group other than Alcon and (b) either clause (b)(i) or (b)(ii) of the 2029 Performance Milestone is satisfied, then the “2029 Performance Milestone Payment” shall be an amount equal to (i) $45,000,000 multiplied by (ii) the 2029 Scaling Factor.
“2029 Scaling Factor” means the quotient obtained by dividing (a) the amount equal to the Revenues from customers of the Company Group other than Alcon achieved during the Calendar Year ending December 31, 2029 minus $145,000,000 by (b) $30,000,000.
“2030 Performance Milestone” means Consolidated EBITDA of at least $120,000,000 for Calendar Year ending December 31, 2030.
“2030 Performance Milestone Payment” means $85,000,000.
“Acting Holders” means, at the time of determination, Holders of at least thirty-five percent (35.0%) of the outstanding CVRs, as set forth in the CVR Register at the time of determination.
“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person whether through the ownership of securities or partnership or other ownership interests by Contract or otherwise; provided that, in no event shall Parent, Merger Sub or any of their respective Subsidiaries (including, from and after the Effective Time, the Company and its Subsidiaries) be considered an Affiliate of Webster Equity Partners or any portfolio company or investment fund affiliated with any of the foregoing nor shall any portfolio company or investment fund affiliated with any of the foregoing be considered to be an Affiliate of Parent, Merger Sub or any of their respective Subsidiaries (including, from and after the Effective Time, the Company and its Subsidiaries). For the avoidance of doubt, Parent’s Affiliates shall include, from and after the Effective Time, the Company and its Subsidiaries.
“Alcon” means Alcon Research, LLC and its Affiliates.
“Assignee” has the meaning set forth in Section 6.3.
“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
“Catch-Up Amount” means the difference between the Base Consideration and the Conversion Consideration, which is $[ ].
“Change of Control” means, with respect to a party hereto, (a) the sale, lease, exclusive license, Transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of such party and its Subsidiaries, taken as a whole; or (b) a transaction or series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities), the result of which is that the holders of such party’s outstanding voting securities immediately prior to such transaction(s) are no longer, in the aggregate, the beneficial owners (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of such party, the surviving entity, the acquiring entity or a parent or holding company of the acquiring entity, as applicable, immediately following such transaction(s); provided, however, that a Change of Control shall not result from (i) any underwritten public offering of securities of such party or (ii) any financing transaction or series of related financing transactions undertaken for bona fide financing purposes.
“Company Equity Awards” means Company Options, RSUs and PSUs.
“Company Group” means Parent, the Company and their respective Subsidiaries.
“CVR Register” has the meaning set forth in Section 2.3(b).
“CVR” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.
“Common Stock CVR” means a CVR received by an initial Holder in respect of Company Common Stock pursuant to Section 1.6 of the Merger Agreement.

“Consolidated EBITDA” means consolidated Company Group EBITDA for any Calendar Year calculated in accordance with Exhibit A.
“Dispute Notice” has the meaning set forth in Section 4.6(b).
“EBITDA Statement” means, for an applicable Calendar Year, a written statement of Parent, along with an Officer’s Certificate certifying the same, setting forth in reasonable detail the calculation of Consolidated EBITDA in the applicable Calendar Year, together with reasonable supporting documentation for such calculation.
“Escrow Share Value” means, as to the shares of Company Common Stock held in escrow on the Closing Date relating to the Specified Adjustment Matters, the aggregate amount of cash, without interest, paid as Base Consideration on such shares plus the amount of cash that is paid in respect of the CVRs attributable to such shares of Company Common Stock, in each case as of any Milestone Determination Date.
“Equity Award CVR” means a CVR received by an initial Holder in respect of Company Equity Awards pursuant to Section 1.9 of the Merger Agreement.
“Funds” has the meaning set forth in Section 2.6.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Holder” means a person in whose name a CVR is registered in the CVR Register at the applicable time.
“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing (a) designated jointly by the Acting Holders and Parent or (b) if the Acting Holders and Parent fail to make such designation within ten (10) calendar days after the end of the Resolution Period, designated jointly by one independent certified public accounting firm selected by Parent and one independent certified public accounting firm selected by the Acting Holders.
“Litigation Adjustment” means, as of any Milestone Determination Date, the amount, which may be positive, negative or zero, equal to (i) the Litigation Recoveries as of such Milestone Determination Date, minus (ii) the Litigation Costs as of such Milestone Determination Date, plus (iii) the Escrow Share Value as of such Milestone Determination Date, and (x) if such amount is positive, the Litigation Adjustment relating to the applicable Milestone Determination Date shall be such positive amount up to a maximum of $10,000,000, and (y) if such amount is negative, the Litigation Adjustment relating to the applicable Milestone Determination Date shall be a negative amount up to a maximum of $(10,000,000).
“Litigation Costs” means, without duplication, the aggregate amount of all third-party legal fees and professional fees, judgments, settlements, damages, fines, penalties and other monetary payments actually paid in cash by any member of the Company Group in connection with the Specified Adjustment Matters on or prior to the applicable Milestone Determination Date, whether paid before, on or after the Specified Resolution Date (but in no event including amounts paid prior to the Closing Date).
“Litigation Recoveries” means, without duplication, the aggregate amount of all insurance proceeds, indemnification payments, reimbursements, compensation, settlement payments, judgments, damages, penalties, interest, attorneys’ fee awards and other amounts actually received in cash by any member of the Company Group in connection with the Specified Adjustment Matters on or prior to the applicable Milestone Determination Date, whether received before, on or after the Specified Resolution Date (but in no event including amounts received prior to the Closing Date).
“Milestone” means each of the 2028 Performance Milestone, the 2029 Performance Milestone and the 2030 Performance Milestone, as applicable.
“Milestone Deposit” has the meaning set forth in Section 2.4(a).
“Milestone Determination Date” means the date that is not later than one-hundred and fifty (150) calendar days after the end of the applicable Calendar Year.
“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means (a) with respect to the 2028 Performance Milestone, the 2028 Performance Milestone Payment, if any, and the 2028 Performance Milestone Catch-Up Payment, if any, (b) with respect to the 2029 Performance Milestone, the 2029 Performance Milestone Payment, if any, and (c) with respect to the 2030 Performance Milestone, the 2030 Performance Milestone Payment, if any.
“Milestone Payment Amount” means, with respect to each Milestone Payment (after giving effect to any adjustment pursuant to Section 2.4(i)) and the Holders, an amount equal to, and in the following order of priority:
(a) First, to each Holder of a Common Stock CVR or an Equity Award CVR, the quotient obtained by dividing (i) the applicable Milestone Payment by (ii) the total number of outstanding CVRs held by such Holders as of the close of business on the last day of the Calendar Year of the applicable Milestone, until each such Holder has received the Catch-Up Amount; and
(b) Second, to each Holder the quotient obtained by dividing (i) the applicable Milestone Payment (or remainder thereof after clause (a)) by (ii) the total number of outstanding CVRs held by all Holders as of the close of business on the last day of the Calendar Year of the applicable Milestone.
“Milestone Payment Date” has the meaning set forth in Section 2.4(b).
“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.
“Permitted Transfer” means: a Transfer of a CVR (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVR is to be passed to beneficiaries of the Holder upon the death of the Holder; (c) pursuant to a court order (including in connection with bankruptcy or liquidation); (d) by operation of law (including by consolidation or merger of the Holder) or without consideration in connection with the dissolution, liquidation or termination of any Holder that is a corporation, limited liability company, partnership or other entity (provided, that such dissolution, liquidation or termination does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); (e) in the case of a CVR held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner; (f) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided, that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); or (g) as provided in Section 2.7.
“Preferred Stock CVR” means a CVR received by an initial Holder in respect of Company Series A Preferred Stock pursuant to Section 1.6 of the Merger Agreement.
“Previously Applied Litigation Adjustment” means, as of any Milestone Determination Date, the aggregate net amount by which prior Milestone Payments have been increased or reduced pursuant to Section 2.4(i), with increases expressed as positive amounts and reductions expressed as negative amounts.
“Resolution Period” has the meaning set forth in Section 4.6(b).
“Revenues” means the consolidated Company Group net revenue recognized with respect to the applicable period determined in accordance with GAAP, and solely to the extent consistent with GAAP, the accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques (including in respect of the exercise of management judgment) adopted in the consolidated financial statements of the Company included in the quarterly report on Form 10-Q or annual report on Form 10-K filed by the Company with the SEC immediately prior to the Closing Date.
“Revenues Statement” means, for an applicable Calendar Year, a written statement of Parent, along with an Officer’s Certificate certifying the same, setting forth in reasonable detail the calculation of Revenues in the applicable Calendar Year, together with reasonable supporting documentation for such calculation.
“Review Request Period” has the meaning set forth in Section 4.6(b).
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.
“Specified Adjustment Matters” means any Legal Proceeding involving the Company, any of its Affiliates, or any of their officers, directors, or indemnitees on the one hand, and Ardeshir Haerizadeh or any of his Affiliates on the other hand, including but not limited to the complaints captioned Ardeshir Haerizadeh v. Landec Corporation, No. 20SMCV01202 (Cal. Super. Ct., L.A. Cty.), Ardeshir Haerizadeh v. Lifecore Biomedical, No. B347181 (Cal. Ct. App., 2d Dist.), Ardeshir Haerizadeh v. Lifecore Biomedical, No. 25SMCV00649 (Cal. Super. Ct., L.A. Cty.); Ardeshir Haerizadeh v. Lifecore Biomedical, No. B353425 (Cal. App. Ct., 2d Dist.), and any appeal of the same.
“Specified Resolution Date” means the date by which all Specified Adjustment Matters have been resolved by one or more final, non-appealable judgments, orders or decrees of a court of competent jurisdiction or written settlement agreements executed by all parties necessary to fully resolve the applicable Specified Adjustment Matters, or any combination of the foregoing.
“Unapplied Litigation Adjustment” means, as of any Milestone Determination Date, the Litigation Adjustment minus the Previously Applied Litigation Adjustment, if any.
Section 1.2 Rules of Construction.
(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation”; the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if;” the word “or” shall be disjunctive but not exclusive and have the same meaning as “and/or;” any reference to a law shall include any rules and regulations promulgated thereunder, and any reference to any law in this Agreement shall mean such law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. Unless otherwise specified in this Agreement, all references in this Agreement to any contract, other agreement, document or instrument (excluding this Agreement) mean such contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference.
(c) The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II

CONTINGENT VALUE RIGHTS
Section 2.1 CVR. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1.
Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner disposed of or Transferred, in whole or in part, other than through a Permitted Transfer. The foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance, disposition or Transfer of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.
Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.
(a) The CVRs will not be evidenced by a certificate or other instrument.
(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Transfers of CVRs as herein provided. The CVR Register will (i) with respect to holders of Shares that hold such Shares in book-entry form through DTC immediately prior to the Effective Time, reflect one position for Cede & Co (as nominee of DTC) representing all the Shares that were converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement, (ii) with respect to (A) holders of Shares that hold such Shares in certificated form immediately prior to the Effective Time that were converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement, upon delivery to the Rights Agent (or Paying Agent, as applicable) by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Rights Agent (or Paying Agent, as applicable), in accordance with the Merger Agreement, (B) holders of Shares who hold such Shares in book-entry form through the Company’s transfer agent immediately prior to the Effective Time, and (C) holders of Company Equity Awards who are entitled to receive CVRs pursuant to the terms of the Merger Agreement, in each case of clauses (A), (B) and (C), reflect the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (i), (ii)(A) and (ii)(B), Excluded Shares). The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to Transfers of CVRs unless and until such CVRs are Transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4 with respect to CVRs held through DTC, the Rights Agent will accomplish the payment in respect of such CVRs by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to the Holders of such CVRs.
(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the Transfer of the CVRs in the CVR Register and notify such Holder of the same. No service charge shall be made for any registration of Transfer of a CVR, but the Rights Agent may require payment by a Holder to the applicable Governmental Body of a sum sufficient to cover any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of Transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly Transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a CVR will be valid until registered in the CVR Register.
(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.
Section 2.4 Payment Procedures; Intended Tax Treatment.
(a) As promptly as practicable following a Milestone Determination Date, and in any event on or prior to the date that is fifteen (15) calendar days following a Milestone Determination Date, unless this Agreement has been terminated in accordance with its terms, Parent shall (i) deliver to the Rights Agent a written notice (each, a “Milestone Notice”) indicating whether the corresponding Milestone was achieved and if achieved, the corresponding Milestone Payment required under this Agreement and the Milestone Payment Amount payable to each Holder, along with an Officer’s Certificate certifying the same, which Milestone Notice shall include (A) the Revenues Statement or EBITDA Statement for the applicable Calendar Year and (B) if the Specified Resolution Date has occurred on or prior to such Milestone Determination Date, the Specified Resolution Date and the calculations (set forth in reasonable detail) of the Litigation Adjustment, the Previously Applied Litigation Adjustment and the Unapplied Litigation Adjustment, if any, and (ii) if a Milestone is achieved, duly deposit or cause to be deposited with the Rights Agent (each, a “Milestone Deposit”), within five (5) business days of the delivery of the Milestone Notice, cash by wire transfer of immediately available funds to an account specified by the Rights Agent (or to the Company or its or Parent’s applicable Affiliate in the case of payments with respect to Equity Award CVRs that will be paid through the Company’s or its or Parent’s applicable Affiliate’s payroll system), equal to the aggregate amount necessary to pay the applicable Milestone Payment Amount to all Holders in accordance with the terms of this Agreement (subject to any amounts deducted or withheld pursuant to Section 2.4(d) and Section 2.4(i)). Such amounts shall be considered paid if on such date the Rights Agent (or the Company or its or Parent’s applicable Affiliate in the case of payments with respect to Equity Award CVRs that will be paid through the Company’s or its or Parent’s applicable Affiliate’s payroll system) has received in accordance with this Agreement money sufficient to pay all Milestone Payment Amounts in respect of such Milestone then due in accordance with the terms hereof.
(b) The Rights Agent will promptly, and in any event within five (5) business days of receipt of a Milestone Deposit, send each Holder at its registered address a copy of the Milestone Notice (such date on which the Rights Agent sends such copy, a “Milestone Payment Date”). At the time the Rights Agent sends a copy of the Milestone Notice to the Holders, if the applicable Milestone has been met and the Milestone Payment Amount due, the Rights Agent will also pay the applicable Milestone Payment Amount to each of the Holders (subject to any amounts deducted or withheld pursuant to Section 2.4(d) and any adjustments made pursuant to Section 2.4(i)) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last business day immediately prior to such Milestone Payment Date or (ii) with respect to any Holder who has provided the Rights Agent wiring instructions in writing, by wire transfer of immediately available funds to the account specified on such instructions. Notwithstanding anything to the contrary set forth herein, the Rights Agent shall have no responsibility whatsoever with respect to any Milestone Payment Amount to Holders in respect of Equity Award CVRs that will be paid through the Company’s or its or Parent’s applicable Affiliate’s payroll system.
(c) Parent shall cause the applicable Milestone Payment Amount payable with respect to Equity Award CVRs (determined in accordance with Section 1.9 of the Merger Agreement) held by current or former employees of the Company or its Affiliates to be paid to the applicable Holder through the Surviving Corporation’s or its or Parent’s applicable Affiliate’s payroll system or any successor payroll system no later than the second regular payroll date of such applicable payroll system following the applicable Milestone Payment Date.
(d) Notwithstanding anything to the contrary in the Merger Agreement or this Agreement, Parent, the Surviving Corporation, the Rights Agent and any other applicable withholding agent (and their applicable Affiliates) shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any Milestone Payment Amount otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax law, as may be determined by Parent, the Surviving Corporation, the Rights Agent or any other applicable withholding agent (or their applicable Affiliates), as applicable. Parent, the Surviving Corporation, the Rights Agent and any other applicable withholding agent (or their applicable Affiliates) shall reasonably cooperate in good faith with any Person (other than a Holder of Equity Award CVRs who is a current or former employee of the Company or its Affiliates) in respect of which such deduction or withholding is to be made to reduce or eliminate any such withholding prior to withholding any amounts payable to such Person. Prior to making any such withholdings or causing any such withholdings to be made with respect to any Holder (other than Holders of Equity Award CVRs who are current or former employees of the Company or its Affiliates), the Rights Agent shall provide, if applicable, a reasonable opportunity for such Holder to provide documentation or take other steps to reduce or eliminate such withholding. Parent, the Surviving Corporation and the Rights Agent may assume all such documents in its possession or provided by any such Holder are valid under applicable Tax law until subsequently notified by such Holder. With respect to Holders of Equity Award CVRs who are current or former employees of the Company or its Affiliates, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s (or any of Parent’s applicable Affiliate’s) payroll systems. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and as soon as practicable after any payment of such taxes by Parent, the Surviving Corporation or the Rights Agent (or their applicable Affiliates), as applicable, Parent shall deliver (or shall cause the Surviving Corporation, the Rights Agent or their or Parent’s applicable Affiliates to deliver) to the Person (other than a Holder of Equity Award CVRs who is a current or former employee of the Company or its Affiliates) to whom such amounts would otherwise have been paid the original or a certified copy of a receipt issued by the applicable taxing authority evidencing such payment, a copy of the return reporting such payment, or other reasonably acceptable evidence of such payment.
(e) The parties hereto intend that (A) each payment provided under this Agreement with respect to an Equity Award CVR is a separate “payment” for purposes of Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations; (B) each payment provided under this Agreement with respect to an Equity Award CVR meets all applicable requirements for a delayed payment pursuant to a change in control event, as described under Section 1.409A-3(i)(5)(iv)(A) of the U.S. Treasury Regulations; and (C) each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. The parties hereto intend to treat each Milestone as a valid performance condition and each respective Milestone Payment Amount as subject to a substantial risk of forfeiture as defined under Section 409A of the Code. None of the parties hereto or any of their Affiliates nor any of their respective employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.
(f) Any portion of any Milestone Payment Amount that remains undistributed to the Holders one (1) year after an applicable Milestone Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the applicable Milestone Payment Amount, without interest.
(g) None of Parent, the Company, the Rights Agent or any of their Affiliates will be liable to any Person in respect of any Milestone Payment Amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement. If, despite reasonable best efforts by the Rights Agent to deliver a Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount has not been paid immediately prior to such date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body, such Milestone Payment Amount will, to the extent permitted by applicable legal requirements, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence.
(h) The Rights Agent shall be responsible for information reporting required under applicable legal requirements with respect to the CVRs (other than Equity Award CVRs held by current or former employees of the Company or its Affiliates), including reporting the Holder’s receipt of such CVRs and any Milestone Payment Amounts hereunder on Internal Revenue Service Form 1099-B or other applicable form. Parent shall use reasonable best efforts to cooperate with the Rights Agent to provide any information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(h).
(i) Notwithstanding anything to the contrary in this Agreement, if the Specified Resolution Date has occurred on or prior to a Milestone Determination Date, the Milestone Payment, if any, payable with respect to the applicable Milestone shall be adjusted by the Unapplied Litigation Adjustment; provided that the applicable Milestone Payment shall not be reduced below zero, and any portion of such negative Unapplied Litigation Adjustment that cannot be applied because of the foregoing limitation shall be applied to any subsequent Milestone Payment that becomes payable under this Agreement. If no Milestone Payment is payable with respect to the applicable Milestone, the Unapplied Litigation Adjustment shall be applied to the next Milestone Payment, if any, that becomes payable under this Agreement. For purposes of calculating the Previously Applied Litigation Adjustment, the amount applied with respect to a Milestone Payment shall equal the amount by which such Milestone Payment was actually increased or reduced pursuant to this Section 2.4(i). The Litigation Adjustment shall be recalculated as of each applicable Milestone Determination Date, and any increase or decrease resulting from Litigation Costs paid or Litigation Recoveries received or changes in the Escrow Share Value after an earlier

Milestone Determination Date shall be reflected in the Unapplied Litigation Adjustment for the next Milestone Payment. The parties hereby acknowledge and agree that in no event shall any Litigation Cost or Litigation Recovery be taken into account more than once or any legal or professional fee included in Litigation Costs be deducted from Litigation Recoveries.
(j) Notwithstanding anything to the contrary in this Agreement, if the Specified Resolution Date has not occurred on or prior to the earlier of December 31, 2030 or the termination of this Agreement, there shall be no Litigation Adjustment.
Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or the Company.
(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.
(b) Without limiting any rights of the Rights Agent or any of the Holders under this Agreement or with respect to the CVRs (including the right to payments thereunder pursuant to the terms of this Agreement), the CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Affiliates (including the Company). The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amounts, if any, when and if due and payable in accordance with the terms hereof. A CVR shall not constitute a security of any Person.
(c) Neither Parent nor the Company nor any of their respective directors or officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.
Section 2.6 Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. The Funds shall not be used for any purpose other than to pay the Milestone Payment Amounts under this Agreement. The parties hereto hereby acknowledge and agree that, for U.S. federal (and applicable state and local) income tax purposes, Parent shall be treated as the owner of the Funds prior to the time they are distributed pursuant to this Agreement. The Rights Agent shall report with respect to income earned on the Funds to the IRS or other taxing authority as income of Parent.
Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by Transferring such CVR to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this Agreement is intended to prohibit Parent or any of its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration, and consummating any such acquisition and related Transfer, in each case in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.7.
ARTICLE III

THE RIGHTS AGENT
Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence.

Section 3.2  Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing. The Rights Agent shall be under no obligation to institute any action, suit or proceeding unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. In addition:
(a) in the absence of willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence, the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;
(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence on its part, rely upon an Officer’s Certificate;
(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence, be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;
(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;
(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;
(f) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence;
(g) Parent agrees to (i) pay the fees and expenses of the Rights Agent in connection with this Agreement as set forth in Schedule A attached to this Agreement and (ii) reimburse the Rights Agent for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; provided, that, notwithstanding the foregoing or anything to the contrary set forth herein, Parent shall have no obligation to indemnify or pay the fees or expenses of the Rights Agent or reimburse the Rights Agent for the fees of counsel, in each case, in connection with any claim, lawsuit or action initiated by the Rights Agent on behalf of itself or the Holders.
(h) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and
(i) no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment Amount in any circumstance except as provided in Section 2.4(d) and Section 2.4(i).

Section 3.3 Resignation and Removal; Appointment of Successor.
(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) calendar days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a written notice specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least thirty (30) calendar days prior to the date so specified.
(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a written notice as soon as is reasonably possible will appoint a qualified successor Rights Agent that is a stock transfer agent of national reputation or, with the written approval of the Acting Holders, the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.
(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) calendar days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.
(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.
Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.
ARTICLE IV

COVENANTS
Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) business days of the Effective Time. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the CVR Register and list of initial Holders to Parent promptly thereafter and, in any event, within thirty (30) calendar days of the receipt of such names and addresses from Parent or the Surviving Corporation’s transfer agent, as the case may be. Upon request of a Holder, the Rights Agent will make available to such Holder a list of the other Holders, the number of CVRs held by each Holder and the contact information maintained by the Rights Agent with respect to each Holder; provided that such Holder’s purpose for requesting such list must be reasonably related to such Holder’s interest as a Holder of a CVR and the request describes in reasonable particularity the purpose of such request. A Holder who receives such a list may not use or furnish to another for use such information or any portion thereof for any purpose other than the proper purpose specified in such Holder’s request.
Section 4.2 Payment of Milestone Payment Amount. If a Milestone has been achieved in accordance with this Agreement, Parent will promptly (on or prior to the date that is five (5) business days following the delivery of a Milestone Notice with respect to the applicable Milestone) deposit with (i) the Rights Agent the applicable Milestone Payment Amount for such Milestone for each Holder (other than in respect of Equity Award CVRs described in clause (ii)) in accordance with Section 2.4 and (ii) the Company or its or Parent’s applicable Affiliate, for payment to the Holders of Equity Award CVRs who are then current or former employees of the Company or its Affiliates, in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each such Holder of an Equity Award CVR, in each case, prior to the Milestone Payment Date. Each Milestone Payment Amount shall only be paid one time, if at all, subject to the achievement of the applicable Milestone according to this Agreement and the calculation of the relevant Milestone Payment Amount according to this Agreement, and the maximum aggregate potential amount payable to all Holders under this Agreement (prior to giving effect to any adjustment pursuant to Section 2.4(i)) shall be $160,000,000 (representing $[ ] per CVR), without interest thereon and subject to reduction for any applicable withholding Taxes in respect thereof as further described in Section 2.4(d).
Section 4.3 Operation of Business.
(a) From the date hereof through December 31, 2030, neither Parent nor any other member of the Company Group (or their respective successors and assigns) shall take any action with the primary purpose of avoiding the obligation to pay, or of reducing, any Milestone Payment Amount, including:
(i) changing shipping or invoicing practices (including the timing thereof or currency of invoices), that would result in the acceleration or deceleration (as applicable) of the recognition of any amounts that are components of Revenues to an earlier or later Calendar Year in a manner adverse to the achievement of any Milestone;
(ii) deferring, delaying or otherwise altering the timing or amounts of collection of consideration for the sale of products of the Company Group in a manner to defer or delay the recognition of such consideration in the calculation of Revenues;
(iii) deterring customers from purchasing any products or incentivizing customers to delay the purchase of any products of the Company Group;
(iv) changing payment, invoicing or other practices (including the timing or currency thereof), that would result in the acceleration or deceleration (as applicable) of the recognition of any amounts that are components of Consolidated EBITDA to an earlier or later Calendar Year in a manner adverse to the achievement of the 2030 Performance Milestone; or
(v) (x) changing invoicing or payment practices (including the timing thereof or currency of invoices), that would result in the acceleration or deceleration (as applicable) of Litigation Costs to an earlier or later period or (y) deferring, delaying or otherwise altering the timing or amounts of collection on Litigation Recoveries in a manner to defer or delay the recognition of such Litigation Recoveries, in each case in a manner adverse to the calculation of Litigation Adjustment, in each case of the foregoing with the primary purpose of avoiding the obligation to pay, or of reducing, any Milestone Payment Amount; provided, that, for the avoidance of doubt, the continuation of shipping, invoicing, collection, accounting, sales and customer incentives in a manner consistent with past practices of the Company Group shall not be deemed to be a breach of this Section 4.3(a).
(b) Notwithstanding anything herein to the contrary, but subject to Parent’s obligations as set forth herein, (i) Parent and its Affiliates (including, after the Closing Date, the Surviving Corporation) shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products) and subject to Parent’s compliance with the terms of this Agreement, Parent and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its Affiliates and its and their equityholders, rather than the interests of the Holders, (ii) none of Parent or any of its Affiliates (including, after the Closing Date, the Surviving Corporation) (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty to any Holder in respect of the CVRs and (iii) this Section 4.3 does not impose any obligation on Parent to actually achieve any Milestone.
Section 4.4 Books and Records. Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder in accordance with Section 4.6, as applicable.
Section 4.5 Non-Use of Name. The Rights Agent shall not use the name, trademark, trade name or logo of Parent, its Affiliates (including, the Company), or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the Parent, other than (in the case of the name of the Parent, its Affiliates, or their respective employees) with respect to a dispute pursuant to this Agreement between any of the Holders, the Rights Agent, the Parent or its Affiliates.
Section 4.6 Dispute Resolution.
(a) If a Milestone has not been achieved, then concurrently with the Milestone Notice relating to such Milestone, Parent shall deliver to the Rights Agent a written notice (an “Expiry Notice”) stating that such

Milestone was not achieved and that the applicable Milestone Payment is not payable hereunder to the Holders of such CVR as of such applicable date. The Rights Agent shall promptly, and in any event within five (5) business days of receipt of any Expiry Notice, send each Holder at its registered address a copy of such Expiry Notice. For convenience, Parent may provide the Rights Agent with a single written notice constituting the Milestone Notice and the Expiry Notice.
(b) During the Review Request Period and Resolution Period (each as defined below), Parent and the Company shall reasonably cooperate with and permit, and shall cause their Subsidiaries and Affiliates to reasonably cooperate and permit, access to the financial personnel of and any external auditor for the Company Group and any books and records reasonably requested by the Acting Holders (including those described in Section 4.4) as may be reasonably necessary to verify the accuracy and completeness of the calculations relating to the applicable Revenues Statement or EBITDA Statement, the calculations relating to the Litigation Adjustment, the Previously Applied Litigation Adjustment and the Unapplied Litigation Adjustment, as applicable, and the information contained in the Expiry Notice or the Milestone Notice, with such Acting Holders acting through their designated representatives (including any accountant or other consultant or advisor retained by the Acting Holders); provided, that (x) such Acting Holders enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Subsidiaries to be furnished pursuant to this Section 4.6 and (y) such confidential information or access shall not be required to be provided to the extent that such confidential information or access would reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable law; provided, that Parent and the Company shall use reasonable best efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. The Acting Holders shall have the right to deliver to Parent and the Rights Agent, within sixty (60) calendar days of the delivery of any Expiry Notice to the Holders or following the delivery of any Milestone Notice if the applicable Milestone Notice does not state that the maximum possible Milestone Payment Amount, as adjusted pursuant to Section 2.4(i), will be paid in full (each period, a “Review Request Period”), a notice disputing any items set forth in the applicable Revenues Statement or EBITDA Statement or the calculation of the Litigation Adjustment, the Previously Applied Litigation Adjustment and the Unapplied Litigation Adjustment, as applicable, delivered pursuant to this Section 4.6(b) once per Expiry Notice or Milestone Notice (such notice, a “Dispute Notice”), which Dispute Notice shall specify in reasonable detail each item that the Acting Holders disputes, the amount in dispute for each such item (if calculable) and the reasons supporting the Acting Holders’ positions. The Acting Holders and Parent shall, in good faith, try to resolve any such items under dispute as set forth in the Dispute Notice. If the Acting Holders and Parent fail to resolve such item(s) under dispute within thirty (30) calendar days after the Acting Holders deliver the Dispute Notice to Parent and the Rights Agent (the “Resolution Period”), Parent and the Company shall permit, and shall cause their respective Affiliates to permit, the Independent Accountant to have access during normal business hours to such individuals and such information, books, records, workpapers and other documents as may be reasonably necessary to verify the accuracy and completeness of the calculations relating to the applicable Revenues Statement or EBITDA Statement and the calculations of the Litigation Adjustment, the Previously Applied Litigation Adjustment and the Unapplied Litigation Adjustment, as applicable, and shall furnish, and shall cause their respective Affiliates to furnish, to the Independent Accountant such access, records, work papers and other documents and information as the Independent Accountant may reasonably request and as may be reasonably necessary to audit the applicable Revenues Statement and EBITDA Statement, the calculations of the Litigation Adjustment, the Previously Applied Litigation Adjustment and the Unapplied Litigation Adjustment, as applicable, and the determination of whether the applicable Milestone was achieved (subject to customary confidentiality agreements and access letters, in form and substance reasonably acceptable to Parent and excluding information or access that would reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable law; provided, that Parent and the Company shall use reasonable best efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided). The Independent Accountant shall be instructed to come to a final determination with respect to those items set forth in a Dispute Notice within thirty (30) calendar days following the later of (x) the engagement of such Independent Accountant or (y) the date information related to such unresolved items is presented to the Independent Accountant by Parent and the Acting Holders; provided, however, that if either Parent or the Acting Holders fails to present requested information or furnish access to the Independent Accountant within the time determined by the Independent Accountant, then the Independent Accountant shall render its decision based solely on the information actually presented and access actually furnished to it by Parent and the Acting Holders. The Independent Accountant shall act only as an expert and not as an arbitrator, shall be charged to come to a final determination in accordance with the terms of this Agreement regarding the calculation of Revenues, Consolidated EBITDA, the Litigation Adjustment, the Previously Applied Litigation Adjustment and the Unapplied Litigation Adjustment, as applicable, with respect to only those disputed items set forth in the Dispute Notice that the parties hereto disagree on and submit to it for resolution and that are mathematical, computational or accounting in nature. All other items in the applicable Revenues Statement or EBITDA Statement or the calculations of the Litigation Adjustment, the Previously Applied Litigation Adjustment and the Unapplied Litigation Adjustment, as applicable, that the parties hereto do not submit, at the expiration of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties hereto and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to their findings to the extent necessary to verify the accuracy or completeness of the applicable Revenues Statement or EBITDA Statement or the calculations of the Litigation Adjustment, the Previously Applied Litigation Adjustment and the Unapplied Litigation Adjustment, as applicable. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders concurrently with each such disclosures to the Acting Holders and shall provide the Acting Holders with a copy of all disclosures made to Parent concurrently with each such disclosures to Parent. The fees charged by the Independent Accountant shall be allocated to and borne by (i) Parent, based on the percentage that the portion of the disputed items determined by the Independent Accountant to be in favor of the Acting Holders bears to the amount actually contested by the Acting Holders, on the one hand, and (ii) the Acting Holders, based on the percentage that the portion of the disputed items determined by the Independent Accountant to be in favor of Parent bears to the amount actually contested by the Acting Holders, on the other.
(c) If the Independent Accountant concludes that a Milestone was achieved in accordance with the terms hereof and the applicable Milestone Payment Amounts, as adjusted pursuant to Section 2.4(i), were not paid to the Rights Agent, Parent shall pay or cause to be paid to the Rights Agent such applicable Milestone Payment Amounts within ten (10) business days of the date the Independent Accountant delivers its final written report to the Acting Holders and Parent. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review, absent manifest error.
(d) If, upon the expiration of a Review Request Period, the Acting Holders have not provided a Dispute Notice to Parent and the Rights Agent in accordance with this Section 4.6, the calculations set forth in the applicable Revenues Statement or EBITDA Statement and the determination in the applicable Expiry Notice or the applicable Milestone Notice shall be final, binding and conclusive upon the Holders.
(e) Each person seeking to receive information from Parent in connection with an audit pursuant to this Section 4.6 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate (including the Surviving Corporation) obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.
Section 4.7 Change of Control. Parent may, in its sole discretion and without the consent of any other party hereto, consummate or cause to be consummated any Change of Control; provided, that, Parent will cause the Person acquiring or succeeding to Parent or the Company in connection with such Change of Control (to the extent applicable pursuant to the structure of such Change of Control) to assume Parent’s and the Company’s obligations and covenants under this Agreement, as applicable, effective as of the effective time of such Change of Control and in an instrument supplemental hereto executed and delivered by such Person to the Rights Agent. Upon or prior to the consummation of any such Change of Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.7 (and the Rights Agent will promptly, and in any event within ten (10) calendar days of receipt of such notice, send each Holder at its registered address a copy of such notice).
Section 4.8 Intended Tax Treatment. Except to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest under applicable law (including Section 483 of the Code), the parties hereto agree to treat (a) the CVRs (other than any Equity Award CVRs) for all U.S. federal and applicable state and local Tax purposes as additional consideration for or in respect of the Shares pursuant to the Merger Agreement, (b) any Milestone

Payment Amounts received in respect of such CVRs as amounts realized on the disposition of the applicable CVRs and (c) the Equity Award CVRs for all U.S. federal and applicable state and local Tax purposes as additional compensation for or in respect of such Company Equity Awards, as applicable, pursuant to the Merger Agreement, and none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Entity related to Taxes or for other Tax purposes except as otherwise required by applicable law. The Parent or the Rights Agent, as applicable, shall report imputed interest on the CVRs pursuant to Section 483 of the Code, except as required by applicable law.
ARTICLE V

AMENDMENTS
Section 5.1 Amendments without Consent of Holders.
(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, solely to evidence the succession of another person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in and in accordance with Section 6.3.
(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
(i) to evidence the succession of another person as a successor Rights Agent (in accordance with Section 3.3) and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;
(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;
(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;
(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws; provided, that, in each case, such provisions do not materially adversely affect the interests of the Holders;
(v) as may be necessary to ensure that Parent complies with applicable law; provided, that, in each case, such amendments shall not adversely affect the interests of the Holders; or
(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse in any respect to the interests of the Holders.
(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.
(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of two-thirds (66 2/3%) of the outstanding CVRs:
(i) modify in a manner adverse to the Holders any provision contained herein with respect to the termination of this Agreement or the CVR;
(ii) modify in a manner adverse to the Holders (A) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement or (B) the definition of any Milestone;
(iii) increase or reduce the number of CVRs (for the avoidance of doubt other than any CVRs that are automatically deemed extinguished pursuant to Section 2.7); or
(iv) modify any provision of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.
(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.
Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.
Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.
ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION
Section 6.1 Notice to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder: (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) if sent by email transmission prior to 5:00 p.m. Eastern Time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 5:00 p.m. Eastern Time, the business day following the date of transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto); provided, that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such party hereto below (or to such other physical address or email address as such party hereto shall have specified in a written notice given to the other parties hereto):

If to the Rights Agent, to it at:

[•]
Attention:	[•]
Email:	[•]

If to Parent or to the Company, to it at:

Lifecore Inc.
950 Winter Street, 4th Floor, North Entrance
Waltham, MA 02451

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attention:	Joshua M. Zachariah
Peter Hanoian
Richard E. Schwartz
Email:	jzachariah@goodwinlaw.com;
phanoian@goodwinlaw.com;
richardschwartz@goodwinlaw.com

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) (i) with respect to CVRs held through DTC if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or (ii) mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.
Section 6.3 Parent Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to (a) one or more wholly owned subsidiaries of Parent but only for so long as any such entity remains a direct or indirect wholly owned subsidiary of Parent or (b) an acquiror in connection with a Change of Control in accordance with Section 4.7 (each such assignee in the preceding clauses (a) and (b), an “Assignee”); provided, that in the case of clause (a) Parent remains jointly and severally liable. Any such Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 6.3. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors. Any attempted assignment of this Agreement in violation of this Section 6.3 shall be void and of no effect. The Rights Agent may not assign this Agreement without Parent’s and the Acting Holders’ written consent.
Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s permitted successors and assignees and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and assignees and the Holders. The rights of Holders are limited to those expressly provided in this Agreement which shall be exercised only by the Acting Holders. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to the Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.
Section 6.5 Limitations on Suits by Holders. No individual Holder or group of Holders shall have any right under this Agreement to commence proceedings under or with respect to this Agreement, and such rights may only be exercised by the Acting Holders in accordance with, and subject to the limitations set forth in, this Agreement. Any action brought by the Acting Holders shall be subject to Section 6.6 and Section 6.9, the terms of which shall apply to such Acting Holders, as applicable, and such action mutatis mutandis. The Acting Holders shall have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement. In any such action, the Acting Holders shall be deemed to represent all Holders. Amounts collected by the Acting Holders in any action in which the Acting Holders are deemed to represent all Holders shall be paid first to reimburse the legal fees and other reasonable costs and expenses incurred by the Acting Holders in connection with such action and the balance shall be distributed to all Holders. The Acting Holders, in acting pursuant to this Section 6.5 on behalf of all Holders, shall have no liability to any other Holders for any such actions.
Section 6.6 Governing Law. This Agreement, the CVRs and all actions and proceedings arising out of, or relating to the subject matter hereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Section 6.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
Section 6.8 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.
Section 6.9 Jurisdiction; Waiver of Jury Trial.
(a) Subject to Section 6.9(b), in any action or proceeding arising out of or relating to this Agreement, the subject matter hereof or any of the CVRs: each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom, in each case, sitting in New Castle County in the State of Delaware, (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware, in each case, sitting in New Castle County of the State of Delaware) (such courts, the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 6.9(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto); (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Chosen Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Chosen Court and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Chosen Courts (except for an action to enforce a judgment of a Chosen Court). Each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 6.1. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however that nothing in the foregoing shall restrict any rights of a party hereto to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.
Section 6.10 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder, and no payments will be required to be made, upon the earliest to occur of (a) the complete payment in full of all Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery to the Rights Agent of a written notice of termination duly executed by Parent and the Holders of two-thirds (66 2/3%) of the then outstanding CVRs, and (c) if (and only if) Parent has complied with its obligations under Section 4.6 in all material respects, the expiration of the Review Request Period (if a Dispute Notice is not received during such Review Request Period) for the EBITDA Statement prepared for the 2030 Performance Milestone if there is no Milestone Payment Amount required to be paid under the terms of this Agreement as of such time; provided, that, in the case of the foregoing clause (c) if there is any pending Dispute Notice or ongoing action (whether in contract or in tort or otherwise) arising out of or relating to this Agreement properly brought hereunder by the Acting Holders prior to the termination hereof, this Agreement will not terminate until there is (i) in the case of a Dispute Notice, a final decision of the Independent Accountant pursuant to Section 4.6 or a settlement between Parent and the Acting Holders and payment by Parent to the Rights Agent of any applicable Milestone Payment Amounts determined by the Independent Accountant or such settlement, as applicable, to be payable to the Holders or (ii) in the case of such an ongoing action, a final non-appealable order on such action from a court of competent jurisdiction or a settlement between Parent and the Acting Holders.
Section 6.11 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling with respect to CVR matters only and the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs.
Section 6.12 Obligations of Parent. Parent shall cause the Company to duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to the Company under this Agreement. Parent and the Company shall be jointly and severally liable for the performance and satisfaction of each of their respective covenants, obligations and liabilities hereunder. As material inducement to the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Company hereby irrevocably and unconditionally guarantees the due and punctual performance of all obligations of Parent hereunder, including Parent’s obligations under Section 2.4 and Section 4.2, in each case when, as and if due (collectively, the “Company Guaranteed Obligations”). To the fullest extent permitted by applicable Law, the Company hereby expressly waives any and all rights and defenses arising by reason of any applicable laws other than any defenses available to Parent. Without limiting the generality of the foregoing, the Company expressly waives: (i) notice of the acceptance by the Holders of this guarantee; (ii) notice of the non-performance of all or any of the Company Guaranteed Obligations; (iii) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever, in respect of any or all of the Company Guaranteed Obligations (except notices required to be given hereunder); and (iv) any defense arising by reason of any claim or defense based upon an election of remedies, including the failure or delay in exercising remedies against Parent by the Holders which in any manner affects any of its rights to proceed against the Company, other than any claims or defenses available to Parent. The Company agrees that this guaranty is one of payment, not merely of collection and not merely that of a surety, and that the Acting Holders shall not be required to pursue any right or remedy it may have against Parent under this Agreement or otherwise or to first commence any proceeding or obtain any judgment against Parent in order to enforce this Section 6.12. For the avoidance of doubt, this Section 6.12 shall survive for so long as the obligations of Parent hereunder are outstanding. Notwithstanding anything to the contrary in this Section 6.12, this Section 6.12 shall be enforceable only by the Acting Holders. Nothing set forth in this Section 6.12 shall expand the obligations of Parent hereunder or the rights of the Acting Holders hereunder.
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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LIFECORE INC.

By:
Name:
Title:

LIFECORE BIOMEDICAL, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Schedule A

Rights Agent Fees

Exhibit A

Consolidated EBITDA
This Exhibit describes the basis of preparation for “Consolidated EBITDA”. Capitalized terms used but not defined in this Exhibit shall have the meanings ascribed to them in this Agreement.
Part I
Consolidated EBITDA shall be prepared on a consolidated basis for the Company Group in accordance with the following policies and procedures in the following order of priority:
1.	the accounting principles, policies, procedures and methodologies set out in Part II hereof (the “EBITDA Calculation Policies”);
2.
to the extent not inconsistent with the EBITDA Calculation Policies, and only to the extent consistent with GAAP, the accounting principles, policies, procedures and methodologies that were used in the preparation of the consolidated financial statements of the Company included in the quarterly report on Form 10-Q or annual report on Form 10-K filed by the Company with the SEC immediately prior to the Closing Date; and

3.	to the extent not otherwise addressed in paragraphs (1) and (2) above, GAAP.
Part II
Consolidated EBITDA shall be an amount equal to consolidated net income (loss) of the Company Group, as determined in accordance with GAAP, with respect to the applicable Calendar Year, excluding each of the following items of revenue, gain, income, loss, charge or expense. The provisions of this Exhibit shall be interpreted so as to avoid double counting (whether positive or negative):
(a)
interest charges and interest income, which shall include that portion of interest expense attributable to capital leases in accordance with GAAP, capitalized interest, and all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under swap contracts, in each case determined on a consolidated basis for the Company Group, net of total interest income of the Company Group determined on a consolidated basis;

(b)
provisions for Taxes based on income, profits or capital, including federal, state, provincial, territorial, franchise, excise, property and similar Taxes and foreign withholding Taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state Taxes in lieu of business fees (including business license fees) and payroll Tax credits, income Tax credits and similar credits, and including an amount equal to the amount of Tax distributions actually made (for the actual payment of Taxes) to the holders of equity interests of any member of the Company Group or of any direct or indirect parent thereof in respect of such Calendar Year (in each case, to the extent attributable to the operations of the Company Group), which shall be included as though such amounts had been paid as income Taxes directly by the Company Group;

(c)	total depreciation expense;
(d)	total amortization expense;
(e)
any non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan of the Company Group, including any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards (including any long-term management equity incentive plan) and the payment of the exercise price and/or Tax withholding obligations with respect to the vesting, settlement or exercise of any such award;

(f)
to the extent not capitalized under GAAP and actually included in consolidated net income, the specific types of revenues, income, expenses, gains, losses and charges (actually recognized and incurred in such Calendar Year) noted in items (i) through (xvii) below; provided that (1) the absolute value of the aggregate amount of such revenues, income, expenses, gains, losses or charges that may be added back or excluded from consolidated net income in the calculation of Consolidated EBITDA pursuant to items (vi), (viii) other than clause (y), (ix), (xii), (xiii), (xiv), and (xv) below in such Calendar Year shall not exceed the greater of (x) $10,000,000 and (y) 10% of Consolidated EBITDA for such Calendar Year, (2) the absolute value of the aggregate amount of such expenses, losses or charges that may be added back to consolidated net income

(loss) in the calculation of Consolidated EBITDA pursuant to items (i) and (xvi) below in such Calendar Year shall not exceed 10% of Consolidated EBITDA for such Calendar Year (determined before giving effect to any adjustment pursuant to such items (i) and (xvi)), and (3) no limitation under this clause (f) shall apply to items (ii), (iii), (iv), (v), (vii), clause (y) of (viii), (x), (xi) and (xvii) below; and provided further that each adjustment pursuant to this clause (f) shall be supported by reasonably detailed schedules and information with respect to such adjustment:
(i)	any severance and other related payments to employees of the Company Group pursuant to any non-recurring reduction in force;
(ii)	any non-cash losses or gains resulting from any reappraisal, revaluation, or write-down or impairment of non-current assets;
(iii)	any realized or unrealized loss or gain with respect to any hedging obligations of the Company Group (without duplication of any amount included in clause (a) above);
(iv)
any realized or unrealized foreign exchange gain or loss resulting from changes in foreign exchange rates on transactions denominated in currencies other than the respective entity’s functional currency;

(v)
any income, gains, expenses or losses arising from the establishment, remeasurement, settlement or release of any earnout liability (other than any liability in respect of the CVRs, which is addressed in clause (j) below);

(vi)
any legal, accounting, or consulting fees or expenses incurred solely in connection with the Company Group’s acquisition of securities or assets of any third-party entity (whether or not such acquisition is consummated);

(vii)	any non-operating gain, income, loss or expense relating to the sale or disposal of non-current property, equipment or any other assets;
(viii)
any third-party legal fees, professional fees, or settlement payments incurred in connection with any Legal Proceeding (x) involving the Company, any of its Affiliates, or any of their officers, directors, or indemnitees on the one hand, and 22NW Fund, L.P. or any of its Affiliates on the other hand, including but not limited to the matters captioned 22NW Fund, L.P. v. Lifecore Biomedical, Inc. et al., No. 659802/2024 (Supr. Ct., N.Y. Cty.), 22NW Fund, L.P. v. Lifecore Biomedical, Inc., No. 2026-03158 (N.Y. App. Div., 1st Dept.), any appeal of the same; or (y) involving the Company, any of its Affiliates, or any of their officers, directors, or indemnitees on the one hand, and Ardeshir Haerizadeh or any of his Affiliates on the other hand, including but not limited to the matters captioned Ardeshir Haerizadeh v. Landec Corporation, No. 20SMCV01202 (Cal. Super. Ct., L.A. Cty.), Ardeshir Haerizadeh v. Lifecore Biomedical, No. B347181 (Cal. Ct. App., 2d Dist.), Ardeshir Haerizadeh v. Lifecore Biomedical, No. 25SMCV00649 (Cal. Super. Ct., L.A. Cty.); Ardeshir Haerizadeh v. Lifecore Biomedical, No. B353425 (Cal. App. Ct., 2d Dist.), any appeal of the same (collectively, the “Specified Litigation Matters”);

(ix)	any income or gain related to insurance recoveries related to the Specified Litigation Matters;
(x)	any gain or loss associated with the change in fair value of debt derivatives or other long-term liabilities (other than any liability in respect of the CVRs, which is addressed in clause (j) below);
(xi)
any expenses related to management fees of Parent or any Affiliate thereof (disregarding the proviso in the definition thereof) or directors’ fees, monitoring fees, consulting fees, underwriting or arranging fees, commitment fees, break-up fees, success fees or other remuneration to Parent or any Affiliate thereof (disregarding the proviso in the definition thereof);

(xii)
any fees, costs and expenses in respect of any audit related to securities laws compliance matters (net of any amounts in respect thereof from any indemnification rights actually received during such Calendar Year) in excess of amounts typically incurred and paid by the Company Group in the ordinary course of business in respect of such audits. For the avoidance of doubt, this clause does not contemplate costs related to normal course annual financial statement audits;

(xiii)	any payments made to holders of equity interests of the Company in respect of shareholder activism settlement costs;

(xiv)
any fees, costs and expenses (including third-party legal, investigative and consulting expenses) incurred in connection with the discontinuation of operations of any Person, property, business or asset;

(xv)
any one-time, unusual and non-recurring reasonable and documented fees, charges, costs and expenses actually incurred and paid or payable in cash during such Calendar Year in respect of the cancellation of contracts;

(xvi)
any reasonably documented one-time, unusual, non-recurring or extraordinary expenses, losses or charges actually incurred during such Calendar Year in respect of restructuring, severance, relocation, integration, facilities opening, facilities closures, business optimization, signing, retention or completion bonuses, recruiting, transition, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); and

(xvii)	the accretion of discounts on indebtedness for borrowed money of the Company Group (without duplication of any amount included in item (x) above).
(g)
to the extent not contemplated by clause (f) (xiv) and to the extent not capitalized under GAAP, any income, expenses, gains, losses or charges actually recognized or incurred during such period solely in connection with any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any casualty or condemnation) of any property (including any equity interest), or part thereof, by any person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (each, a “Disposition”), whether or not such Disposition was successfully consummated;

(h)
Consolidated EBITDA (including any gain, loss, income or expense) attributable to any businesses, assets or operations sold, transferred or discontinued, other than any income from any property, business or asset classified as discontinued operations by the Company Group to the extent occurring prior to such classification;

(i)	any income or gains to the extent that it represents the reversal of an accrual or reserve established in any prior period;
(j)
any expense, charge, loss, income or gain arising from or relating to (i) the accrual, establishment, remeasurement, settlement, payment, release or extinguishment of any liability of the Company Group in respect of the CVRs, including in respect of any Milestone Payment, any Milestone Payment Amount and any Milestone Deposit, and (ii) any employer-side payroll, employment or similar Taxes payable by the Company Group in respect of any Milestone Payment Amount paid in respect of Equity Award CVRs;

(k)
any fees, costs and expenses actually incurred or payable by the Company Group in connection with (i) the Merger, the Merger Agreement, this Agreement and the Transactions, (ii) the administration of the CVRs and this Agreement, including the fees and expenses of the Rights Agent payable pursuant to Schedule A and Section 3.2, any paying agent fees and any information reporting or withholding compliance costs, and (iii) the preparation of any Revenues Statement or EBITDA Statement and the resolution of any dispute in respect thereof, including any fees of the Independent Accountant borne by Parent pursuant to Section 4.6(b) of this Agreement;

(l)	any severance and other related payments to employees of the Company Group pursuant to any agreement or arrangement in effect prior to the Closing Date;
(m)	any third-party legal fees, professional fees, or settlement payments incurred in connection with any Legal Proceeding relating to Dissenting Shares or any Transaction Litigation; and
(n)	any legal, accounting, or consulting fees or expenses incurred in connection with the Financing or any refinancing, amendment, waiver, modification, refund, renewal or extension of the Financing.

APPENDIX B
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of September 27, 2026, by and among Lifecore, Inc., a Delaware corporation (“Parent”) and the stockholders of Lifecore Biomedical, Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and the Company.
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Hazel Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, and the Transactions contemplate the issuance of contingent value rights pursuant to a Contingent Value Rights Agreement substantially in the form attached to the Merger Agreement (the “CVR Agreement”);
WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement; provided, that all options, warrants, restricted stock units and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of (i) the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and (ii) the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock” and together with the Common Stock, the “Company Stock”) as set forth next to such Stockholder’s name on Schedule A hereto, with such shares being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof (including, for the avoidance of doubt, any shares of Company Stock acquired as a result of the conversion of any shares of Preferred Stock in accordance with the Certificate of Designations, Preferences and Rights of a Series A Convertible Preferred Stock (the “Certificate of Designations”), such Stockholder’s “Covered Shares”));
WHEREAS, the Company Board has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger and the Transactions; and
WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
“Expiration Time” shall mean the earliest to occur of (a) the time that the Company Required Vote has been obtained, (b) the Effective Time, (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VI thereof or (d) upon a Company Adverse Change Recommendation effected by the Company Board in accordance with the Merger Agreement, provided, that in the event of a termination of this Agreement pursuant to the foregoing clause (a), Section 3 shall survive such termination through the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement is terminated in accordance with its terms without the Merger having occurred, and (iii) such date and time as this Agreement is validly terminated pursuant to Section 10.18.

“Lien” shall mean any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting trust, transfer restriction or any other similar restriction.
“Permitted Lien” shall mean (a) any Lien arising under this Agreement, (b) any applicable restrictions on transfer under the Securities Act of 1933, as amended and/or set forth in the Company’s organizational documents and (c) with respect to Company Options, Company RSUs or Company PSUs, any Lien created by the terms of any applicable Company Equity Plans or award agreement thereunder.
“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, dividend, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, by testamentary disposition, by gift, by operation of Legal Requirements or otherwise), or entry into any option or other Contract, swap, arrangement, agreement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, dividend, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, by testamentary disposition, by gift, by operation of Legal Requirements or otherwise), of any Covered Shares or any interest (including legal or beneficial) in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement, arrangement, understanding or commitment (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (c) the creation of any Lien, or the entry into any Contract, swap, arrangement, agreement or understanding creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (d) the entry into any derivative or hedging arrangement with respect to any Covered Shares or any interest therein, or (e) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d) above; provided, that (i) Liens on Covered Shares in favor of a bank or broker-dealer, in each case holding custody of Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder, provided that any transfer as a result of the exercise of remedies under such liens shall be deemed to be a Transfer, (ii) the conversion of any shares of Preferred Stock in accordance with the Certificate of Designations shall not be considered a Transfer hereunder and (iii) the sale of any cash-settled total return swap agreement owned as of the date of this Agreement that provides economic exposure to Company Stock shall not be considered a Transfer hereunder.
2. Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to and to cause each of its Affiliates not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent; provided, however, that any Stockholder may Transfer any such Covered Shares to (a) any other Stockholder or any Affiliate of any such Stockholder under common control with such Stockholder, (b) any beneficial owner of Stockholder, or (c) by will or by operation of law or other Transfers for estate planning purposes, in each case only if the transferee of such Covered Shares evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. If any involuntary transfer of any of such Stockholder’s Covered Shares shall occur (including a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. For the avoidance of doubt, the fact that any Covered Shares are held as of the date of this Agreement in a margin account or pledged pursuant to the terms thereof shall not be deemed to be a Transfer or a breach or violation of any representation, warranty or covenant of the Stockholder contained herein.
3. Agreement to Vote the Covered Shares.
3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), each Stockholder (whether voting as a single class, separately or otherwise) shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares) owned by such Stockholder as of the applicable record date for such meeting and then entitled to vote:
(a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement;

(b) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the approval and adoption of the Merger Agreement on the date on which such meeting is held; and
(c) against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in any condition set forth in Article V of the Merger Agreement not being satisfied prior to the termination of the Merger Agreement and (ii) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere or materially and adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement.
3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall appear at such meeting or otherwise cause each Covered Share to be counted for the purposes of a quorum and shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.
3.3 Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Body enters an order restraining, enjoining or otherwise prohibiting the Stockholders from taking any action pursuant to Section 3.1 or Section 3.2, then the obligations of each Stockholder set forth in Section 3.1 or Section 3.2 shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action.
4. Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby irrevocably waives and agrees not to exercise any and all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate in (x) any class action with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, or (y) any legal action, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, in each case: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Legal Requirements, alleging a breach of any duty of the Company Board, Merger Sub, or Parent in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, however, that nothing in this Section 4 shall restrict any Stockholder from (i) enforcing its rights under this Agreement or, after the Closing, the CVR Agreement, (ii) after the Closing, seeking payment of any cash, CVRs or other consideration payable to such Stockholder in connection with the Merger or pursuant to the CVR Agreement or (iii) responding to or complying with any valid legal process or requirement of applicable Legal Requirements.
5. New Shares. Each Stockholder agrees that any shares of Company Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership (including any shares of Common Stock that such Stockholder acquires upon the conversion of shares of Preferred Stock in accordance with the Certificate of Designations) after the date hereof and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Time, shall automatically become, and shall be deemed to be, Covered Shares and will thereafter be subject to the terms and conditions of this Agreement to the same extent as if they comprised Covered Shares on the date hereof.
6. Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way limit or affect any actions taken by the Stockholder or any of the Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board (solely to the extent in any such director’s capacity as such) or, solely to the extent in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations solely to the extent acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. For the avoidance of doubt, no action taken (or omitted to be taken) solely to the extent in any such capacity as a director, officer or employee of the Company or any of its Affiliates shall be deemed to constitute a breach of this Agreement.

7. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants, severally as to itself only, to Parent that:
7.1 Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 8.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
7.2 Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, and with respect to any of such Stockholder’s Covered Shares acquired after the date hereof, will be as of the date of such acquisition, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) the Stockholder has sole or shared voting power over all of the Covered Shares beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares and no person (other than the Stockholder and any person under the control of the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares set forth on Schedule A.
7.3 No Conflict; Consents.
(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement does not and will not: (i) violate any Legal Requirements applicable to the Stockholder or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Covered Shares owned, beneficially or of record, by such Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject, other than those created by this Agreement or (iii) if an entity, violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, delay or impair in any respect the ability of the Stockholder to perform its obligations under this Agreement.
(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Body or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.
7.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.
8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:
8.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 7.3(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement.

This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Legal Requirements affecting creditors’ rights and remedies generally.
8.2 No Conflict; Consents.
(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Legal Requirements applicable to Parent, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or obligation to which Parent is a party or by which Parent is subject, other than those created by this Agreement, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.
(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Body or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.
8.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, delay or impair the ability of Parent to perform its obligations under this Agreement.
9. No Solicitation. Subject in all cases to Section 6, each Stockholder agrees that it will not take any action that the Company, its Subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 4.3 of the Merger Agreement. For the avoidance of doubt, nothing in this Section 9 shall require the Stockholder to take, or refrain from taking, any action in the Stockholder’s capacity as a director or officer of the Company, and the Stockholder’s obligations under this Section 9 shall be subject to, and shall not limit, the Stockholder’s exercise of his or her fiduciary duties as a director or officer of Company, as applicable.
10. Miscellaneous.
10.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. Without limiting this Agreement in any manner, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
10.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
10.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.
10.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered and received hereunder: (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) if sent by email transmission prior to 5:00 p.m. Eastern Time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 5:00 p.m. Eastern Time, the business day following the date of transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto); provided, that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.5):

(i) if to the Stockholders, to:

Wynnefield Capital, Inc. 450 7th Avenue, Suite 509 New York, NY 10123

Attention: Nelson Obus Email: [***]

with a copy (which shall not constitute notice) to:

Kane Kessler, P.C. 600 Third Avenue, 35th Floor New York, NY 10016 Attention: Robert L. Lawrence, Esq. Email: rlawrence@kanekessler.com

(ii) if to Parent, to:

Lifecore Inc., a Delaware corporation 950 Winter Street, 4th Floor, North Entrance Waltham, MA 02451 Attention: Matthew Beer Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018 Attention: Joshua M. Zachariah; Peter Hanoian; Richard E. Schwartz Email: jzachariah@goodwinlaw.com; phanoian@goodwinlaw.com;
richardschwartz@goodwinlaw.com

(iii) if to Company, to:

Lifecore Biomedical, Inc. 3515 Lyman Blvd. Chaska, MN 55318-3051 Attention: Paul Josephs and Tom Salus Email: [***]

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP
80 South 8th Street, Suite 2000
Minneapolis, MN 55402-3808
Attention: April Hamlin, Brian Short and Barbara Lano Rummel
Email: hamlina@ballardspahr.com; shortb@ballardspahr.com; and rummelb@ballardspahr.com

10.6 Enforcement; Exclusive Jurisdiction.
(a) The rights and remedies of the parties hereto shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Parent hereby agrees that specific performance or injunctive relief pursuant to this Section 10.6(a) shall be its sole and exclusive remedy with respect to breaches or threatened breaches by any Stockholder in connection with this Agreement, and neither Parent nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement, whether in law or equity) that may be available for breach of this Agreement.
(b) In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 10.5.
10.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.8 Documentation and Information.
(a) Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and any other information that Parent or the Company reasonably determines is required to be disclosed by applicable Legal Requirements, in, the Proxy Statement and any other disclosure document required by applicable Legal Requirements in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Each Stockholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the U.S. Securities and Exchange Commission (the “SEC”) or any other Governmental Body. Such Stockholder agrees to promptly give Parent and the Company any information they may reasonably request for the preparation of any such disclosure documents.
(b) If applicable and to the extent required under applicable Legal Requirements, such Stockholder shall promptly and in accordance with applicable Legal Requirements amend their Schedule 13D filed with the SEC to disclose the nature of its obligations under this Agreement, and include this Agreement as an exhibit to, any Schedule 13D or amendment thereto.
10.9 Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

10.10 Entire Agreement. This Agreement, including the exhibits, schedules and annexes hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.
10.11 Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.
10.12 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
10.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void; provided, that the foregoing shall not limit the obligations under this Agreement of any transferee of the Covered Shares permitted by Section 2 (any such transferee shall be bound by this Agreement as set forth herein). This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
10.15 Counterparts. This Agreement may be executed in several counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign), each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

10.16 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.
10.17 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.
10.18 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest to occur of (a) the Expiration Time or (b) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof or the form of CVR Agreement attached to the Merger Agreement as of the date hereof that reduces the amount or changes the form of in a manner adverse to such Stockholder CVRs or other consideration payable to such Stockholder pursuant to the Merger Agreement or the CVR Agreement (other than a change in form from CVRs to cash where the amount payable in cash is not less than the applicable Milestone Payment (as defined in the CVR Agreement)); provided that Sections 10.4, 10.6, 10.7, 10.10, 10.12, 10.14, 10.16, 10.17 and this Section 10.18 shall survive any such termination to the extent applicable to any claim arising from a breach occurring prior to such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination; provided, however, that in no event shall any Stockholder have any liability for any monetary damages resulting from a breach of this Agreement other than in connection with a Willful Breach of this Agreement by such Stockholder. For purposes of this Agreement, ‘Willful Breach’ means a material breach of this Agreement that is the consequence of an intentional act or intentional failure to act by such Stockholder with actual knowledge that the taking of such act or failure to take such act would constitute a breach of this Agreement.
10.19 No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Charter and bylaws of the Company, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LIFECORE, INC.

By:	/s/ Matthew Beer
Name: Matthew Beer
Title: President

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

By:	Wynnefield Capital Management, LLC, its General Partner

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Co-Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By:	Wynnefield Capital Management, LLC, its General Partner

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Co-Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By:	Wynnefield Capital, Inc., its Investment Manager

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: President

WYNNEFIELD CAPITAL INC. PROFIT SHARING & MONEY PURCHASE PLAN

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Co-Trustee

WYNNEFIELD CAPITAL MANAGEMENT, LLC

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Co-Managing Member

WYNNEFIELD CAPITAL, INC.

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: President

[Signature Page to Voting and Support Agreement]

NELSON OBUS

/s/ Nelson Obus
Nelson Obus

JOSHUA LANDES

/s/ Joshua Landes
Joshua Landes

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LIFECORE BIOMEDICAL, INC.

By:	/s/ Paul Josephs
Name: Paul Josephs
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

Schedule A

Stockholder	Shares of Common Stock	Shares of Preferred Stock	Total Shares of Common Stock Beneficially Owned Assuming Full Conversion of Preferred Stock
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I	2,095,783	2,019.77	2,405,089.38
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.	1,345,085	1,346.55	1,551,294.67
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.	895,498	841.57	1,024,375.56
WYNNEFIELD CAPITAL INC. PROFIT SHARING & MONEY PURCHASE PLAN	367,350	0.00	367,350.00
WYNNEFIELD CAPITAL MANAGEMENT, LLC	3,440,868	3,367.32	3,956,384.05
WYNNEFIELD CAPITAL, INC.	895,498	841.57	1,024,375.56
NELSON OBUS	4,867,816	4,207.89	5,512,209.61
JOSHUA LANDES	4,703,716	4,207.89	5,348,109.61

VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of September 27, 2026, by and among Lifecore, Inc., a Delaware corporation (“Parent”) and the stockholders of Lifecore Biomedical, Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and the Company.
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Hazel Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, and the Transactions contemplate the issuance of contingent value rights pursuant to a Contingent Value Rights Agreement substantially in the form attached to the Merger Agreement (the “CVR Agreement”);
WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement; provided, that all options, warrants, restricted stock units and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of (i) the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and (ii) the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock” and together with the Common Stock, the “Company Stock”) as set forth next to such Stockholder’s name on Schedule A hereto, with such shares being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof (including, for the avoidance of doubt, any shares of Company Stock acquired as a result of the conversion of any shares of Preferred Stock in accordance with the Certificate of Designations, Preferences and Rights of a Series A Convertible Preferred Stock (the “Certificate of Designations”), such Stockholder’s “Covered Shares”));
WHEREAS, the Company Board has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger and the Transactions; and
WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
“Expiration Time” shall mean the earliest to occur of (a) the time that the Company Required Vote has been obtained, (b) the Effective Time, (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VI thereof or (d) upon a Company Adverse Change Recommendation effected by the Company Board in accordance with the Merger Agreement, provided, that in the event of a termination of this Agreement pursuant to the foregoing clause (a), Section 3 shall survive such termination through the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement is terminated in accordance with its terms without the Merger having occurred, and (iii) such date and time as this Agreement is validly terminated pursuant to Section 10.18.
“Lien” shall mean any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting trust, transfer restriction or any other similar restriction.

“Permitted Lien” shall mean (a) any Lien arising under this Agreement, (b) any applicable restrictions on transfer under the Securities Act of 1933, as amended and/or set forth in the Company’s organizational documents and (c) with respect to Company Options, Company RSUs or Company PSUs, any Lien created by the terms of any applicable Company Equity Plans or award agreement thereunder.
“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, dividend, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, by testamentary disposition, by gift, by operation of Legal Requirements or otherwise), or entry into any option or other Contract, swap, arrangement, agreement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, dividend, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, by testamentary disposition, by gift, by operation of Legal Requirements or otherwise), of any Covered Shares or any interest (including legal or beneficial) in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement, arrangement, understanding or commitment (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (c) the creation of any Lien, or the entry into any Contract, swap, arrangement, agreement or understanding creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (d) the entry into any derivative or hedging arrangement with respect to any Covered Shares or any interest therein, or (e) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d) above; provided, that (i) Liens on Covered Shares in favor of a bank or broker-dealer, in each case holding custody of Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder, provided that any transfer as a result of the exercise of remedies under such liens shall be deemed to be a Transfer, (ii) the conversion of any shares of Preferred Stock in accordance with the Certificate of Designations shall not be considered a Transfer hereunder and (iii) the sale of any cash-settled total return swap agreement owned as of the date of this Agreement that provides economic exposure to Company Stock shall not be considered a Transfer hereunder.
2. Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to and to cause each of its Affiliates not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent; provided, however, that any Stockholder may Transfer any such Covered Shares to (a) any other Stockholder or any Affiliate of any such Stockholder under common control with such Stockholder, (b) any beneficial owner of Stockholder, or (c) by will or by operation of law or other Transfers for estate planning purposes, in each case only if the transferee of such Covered Shares evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. If any involuntary transfer of any of such Stockholder’s Covered Shares shall occur (including a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. For the avoidance of doubt, the fact that any Covered Shares are held as of the date of this Agreement in a margin account or pledged pursuant to the terms thereof shall not be deemed to be a Transfer or a breach or violation of any representation, warranty or covenant of the Stockholder contained herein.
3. Agreement to Vote the Covered Shares.
3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), each Stockholder (whether voting as a single class, separately or otherwise) shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares) owned by such Stockholder as of the applicable record date for such meeting and then entitled to vote:
(a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement;
(b) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the approval and adoption of the Merger Agreement on the date on which such meeting is held; and

(c) against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in any condition set forth in Article V of the Merger Agreement not being satisfied prior to the termination of the Merger Agreement and (ii) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere or materially and adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement.
3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall appear at such meeting or otherwise cause each Covered Share to be counted for the purposes of a quorum and shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.
3.3 Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Body enters an order restraining, enjoining or otherwise prohibiting the Stockholders from taking any action pursuant to Section 3.1 or Section 3.2, then the obligations of each Stockholder set forth in Section 3.1 or Section 3.2 shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action.
4. Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby irrevocably waives and agrees not to exercise any and all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate in (x) any class action with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, or (y) any legal action, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, in each case: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Legal Requirements, alleging a breach of any duty of the Company Board, Merger Sub, or Parent in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, however, that nothing in this Section 4 shall restrict any Stockholder from (i) enforcing its rights under this Agreement or, after the Closing, the CVR Agreement, (ii) after the Closing, seeking payment of any cash, CVRs or other consideration payable to such Stockholder in connection with the Merger or pursuant to the CVR Agreement or (iii) responding to or complying with any valid legal process or requirement of applicable Legal Requirements.
5. New Shares. Each Stockholder agrees that any shares of Company Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership (including any shares of Common Stock that such Stockholder acquires upon the conversion of shares of Preferred Stock in accordance with the Certificate of Designations) after the date hereof and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Time, shall automatically become, and shall be deemed to be, Covered Shares and will thereafter be subject to the terms and conditions of this Agreement to the same extent as if they comprised Covered Shares on the date hereof.
6. Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way limit or affect any actions taken by the Stockholder or any of the Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board (solely to the extent in any such director’s capacity as such) or, solely to the extent in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations solely to the extent acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. For the avoidance of doubt, no action taken (or omitted to be taken) solely to the extent in any such capacity as a director, officer or employee of the Company or any of its Affiliates shall be deemed to constitute a breach of this Agreement.
7. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants, severally as to itself only, to Parent that:
7.1 Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 8.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
7.2 Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, and with respect to any of such Stockholder’s Covered Shares acquired after the date hereof, will be as of the date of such acquisition, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) the Stockholder has sole or shared voting power over all of the Covered Shares beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares and no person (other than the Stockholder and any person under the control of the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares set forth on Schedule A.
7.3 No Conflict; Consents.
(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement does not and will not: (i) violate any Legal Requirements applicable to the Stockholder or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Covered Shares owned, beneficially or of record, by such Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject, other than those created by this Agreement or (iii) if an entity, violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, delay or impair in any respect the ability of the Stockholder to perform its obligations under this Agreement.
(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Body or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.
7.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.
8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:
8.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 7.3(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Legal Requirements affecting creditors’ rights and remedies generally.

8.2 No Conflict; Consents.
(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Legal Requirements applicable to Parent, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or obligation to which Parent is a party or by which Parent is subject, other than those created by this Agreement, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.
(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Body or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.
8.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, delay or impair the ability of Parent to perform its obligations under this Agreement.
9. No Solicitation. Subject in all cases to Section 6, each Stockholder agrees that it will not take any action that the Company, its Subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 4.3 of the Merger Agreement. For the avoidance of doubt, nothing in this Section 9 shall require the Stockholder to take, or refrain from taking, any action in the Stockholder’s capacity as a director or officer of the Company, and the Stockholder’s obligations under this Section 9 shall be subject to, and shall not limit, the Stockholder’s exercise of his or her fiduciary duties as a director or officer of Company, as applicable.
10. Miscellaneous.
10.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. Without limiting this Agreement in any manner, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
10.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
10.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.
10.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered and received hereunder: (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) if sent by email transmission prior to 5:00 p.m. Eastern Time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 5:00 p.m. Eastern Time, the business day following the date of transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto); provided, that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.5):

(i) if to the Stockholders, to:

c/o Legion Partners Holdings, LLC 12121 Wilshire Boulevard, Suite 1240 Los Angeles, California 90025 Attention: Christopher S. Kiper Email: [***]

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 Attention: Ryan Nebel Email: RNebel@olshanlaw.com

(ii) if to Parent, to:

Lifecore Inc., a Delaware corporation 950 Winter Street, 4th Floor, North Entrance Waltham, MA 02451 Attention: Matthew Beer Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attention: Joshua M. Zachariah; Peter Hanoian; Richard E. Schwartz
Email: jzachariah@goodwinlaw.com; phanoian@goodwinlaw.com; richardschwartz@goodwinlaw.com

(iii) if to Company, to:

Lifecore Biomedical, Inc. 3515 Lyman Blvd. Chaska, MN 55318-3051 Attention: Paul Josephs and Tom Salus Email: [***]

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP
80 South 8th Street, Suite 2000
Minneapolis, MN 55402-3808
Attention: April Hamlin, Brian Short and Barbara Lano Rummel
Email: hamlina@ballardspahr.com; shortb@ballardspahr.com; and rummelb@ballardspahr.com

10.6 Enforcement; Exclusive Jurisdiction.
(a) The rights and remedies of the parties hereto shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Parent hereby agrees that specific performance or injunctive relief pursuant to this Section 10.6(a) shall be its sole and exclusive remedy with respect to breaches or threatened breaches by any Stockholder in connection with this Agreement, and neither Parent nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement, whether in law or equity) that may be available for breach of this Agreement.
(b) In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 10.5.
10.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.8 Documentation and Information.
(a) Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and any other information that Parent or the Company reasonably determines is required to be disclosed by applicable Legal Requirements, in, the Proxy Statement and any other disclosure document required by applicable Legal Requirements in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Each Stockholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the

Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the U.S. Securities and Exchange Commission (the “SEC”) or any other Governmental Body. Such Stockholder agrees to promptly give Parent and the Company any information they may reasonably request for the preparation of any such disclosure documents.
(b) If applicable and to the extent required under applicable Legal Requirements, such Stockholder shall promptly and in accordance with applicable Legal Requirements amend their Schedule 13D filed with the SEC to disclose the nature of its obligations under this Agreement, and include this Agreement as an exhibit to, any Schedule 13D or amendment thereto.
10.9 Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
10.10 Entire Agreement. This Agreement, including the exhibits, schedules and annexes hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.
10.11 Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.
10.12 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
10.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void; provided, that the foregoing shall not limit the obligations under this Agreement of any transferee of the Covered Shares permitted by Section 2 (any such transferee shall be bound by this Agreement as set forth herein). This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
10.15 Counterparts. This Agreement may be executed in several counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign), each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
10.16 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.
10.17 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.
10.18 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest to occur of (a) the Expiration Time or (b) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof or the form of CVR Agreement attached to the Merger Agreement as of the date hereof that reduces the amount or changes the form of in a manner adverse to such Stockholder CVRs or other consideration payable to such Stockholder pursuant to the Merger Agreement or the CVR Agreement (other than a change in form from CVRs to cash where the amount payable in cash is not less than the applicable Milestone Payment (as defined in the CVR Agreement)); provided that Sections 10.4, 10.6, 10.7, 10.10, 10.12, 10.14, 10.16, 10.17 and this Section 10.18 shall survive any such termination to the extent applicable to any claim arising from a breach occurring prior to such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination; provided, however, that in no event shall any Stockholder have any liability for any monetary damages resulting from a breach of this Agreement other than in connection with a Willful Breach of this Agreement by such Stockholder. For purposes of this Agreement, ‘Willful Breach’ means a material breach of this Agreement that is the consequence of an intentional act or intentional failure to act by such Stockholder with actual knowledge that the taking of such act or failure to take such act would constitute a breach of this Agreement.
10.19 No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Charter and bylaws of the Company, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LIFECORE, INC.

By:	/s/ Matthew Beer
	Name:	Matthew Beer
	Title:	President

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LEGION PARTNERS, L.P. I

By: Legion Partners Asset Management, LLC, its Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS, L.P. II

By: Legion Partners Asset Management, LLC, its Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS, LLC

By: Legion Partners Holdings, LLC, its
Managing Member

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

LEGION PARTNERS ASSET MANAGEMENT, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS HOLDINGS, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

[Signature Page to Voting and Support Agreement]

CHRISTOPHER S. KIPER

/s/ Christopher S. Kiper
Christopher S. Kiper

RAYMOND T. WHITE

/s/ Raymond T. White
Raymond T. White

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LIFECORE BIOMEDICAL, INC.

By:	/s/ Paul Josephs
	Name:	Paul Josephs
	Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

Schedule A

Stockholder	Shares of Common Stock	Shares of Preferred Stock	Total Shares of Common Stock Beneficially Owned Assuming Full Conversion of Preferred Stock
LEGION PARTNERS, L.P. I	4,084,268	11,414	6,376,738
LEGION PARTNERS, L.P. II	319,286	1,086	537,406
LEGION PARTNERS, LLC	4,403,554	12,500	6,914,144
LEGION PARTNERS ASSET MANAGEMENT, LLC	4,481,129	12,500	6,991,719
LEGION PARTNERS HOLDINGS, LLC	4,481,329	12,500	6,991,919
CHRISTOPHER S. KIPER	4,481,329	12,500	6,991,919
RAYMOND T. WHITE	4,481,329	12,500	6,991,919

APPENDIX C
September 27, 2026

Personal and Confidential
Board of Directors and Transaction Committee of Lifecore Biomedical, Inc.
3515 Lyman Blvd.
Chaska, MN 55318
Members of the Board of Directors and Transaction Committee:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Lifecore Biomedical, Inc. (the “Company”), of the Common Stock Merger Consideration (as defined below), pursuant to a draft of the Agreement and Plan of Merger dated September 27, 2026 (the “Agreement”), to be entered into among the Company, Lifecore Inc. (“Parent”) and Hazel Merger Sub, Inc. (“Merger Sub”). The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than Excluded Shares (as defined in the Agreement), will be converted into the right to receive $6.28 in cash (the “Base Consideration”) plus one CVR (as defined below) (the “Common Stock CVR Consideration” and together with the Base Consideration, the “Common Stock Merger Consideration”). CVR refers to one contingent value right as set forth in the draft of the Contingent Value Rights Agreement (the “CVR Agreement”), to be entered into among the Company, Parent and a rights agent in the form attached as an exhibit to the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement and capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.
In connection with our review of the Merger, and in arriving at our opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have: (i) reviewed the financial terms of drafts of the Agreement dated September, 27, 2026 and the CVR Agreement attached as an exhibit thereto; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock; (vi) compared the financial performance of the Company with that of certain other publicly traded companies that we deemed relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant; and (vii) performed a discounted cash flows analysis for the Company. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.
We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided by the Company has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on the assumptions of the management of the Company, as to all accounting, legal, tax, and financial reporting matters with respect to the Company, the Merger, the Agreement and the CVR Agreement.

In arriving at our opinion, we have assumed that the executed Agreement and CVR Agreement will be in all material respects identical to the last draft reviewed by us, unless otherwise noted herein. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto, the effect of which would be material to our analysis or this opinion, (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder, the effect of which would be material to our analysis or this opinion, and (v) that there will not be any adjustment to Company’s capital structure prior to the Merger that results in any adjustment to the Common Stock Merger Consideration. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.
In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state, federal or foreign law relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor Parent is a party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture, or spin-off, other than the Merger. In arriving at our opinion, with your consent, we did not assign any value to the CVRs to be issued pursuant to the CVR Agreement.
This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.
As you are aware, the credit, financial and stock markets have from time-to-time experienced unusual volatility. We express no opinion or view as to any potential effects of such volatility on the Merger, and the opinion does not address potential developments in any such markets.
We have been engaged by the Transaction Committee to act as its financial advisor and we will receive a fee from the Company for providing advisory services, which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion to the Board of Directors and the Transaction Committee. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Parent for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation.
This opinion is provided to the Board of Directors and the Transaction Committee of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Transaction Committee, this opinion shall not be disclosed, referred to, published, or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Craig-Hallum Opinion Committee.
This opinion addresses solely the fairness, from a financial point of view, to the holders of Company Common Stock of the Common Stock Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Parent’s ability to fund the merger consideration or the amounts due under the CVR, any other terms contemplated by the Agreement or the CVR Agreement, or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director, or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.
Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion, as of the date hereof, that the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).
Very truly yours,

/s/ Craig-Hallum Capital Group LLC

Craig-Hallum Capital Group LLC

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION, DATED OCTOBER 30, 2026

SCAN TO
VIEW MATERIALS & VOTE

LIFECORE BIOMEDICAL, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [__], 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LFCR2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [__], 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T04921-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIFECORE BIOMEDICAL, INC.

The Board of Directors recommends you vote FOR the following proposals:

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as your name appears hereon. Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such, If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION, DATED OCTOBER 30, 2026

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [__], 2026:
The Notice and Proxy Statement [__] are available at www.proxyvote.com.

T04922-TBD

LIFECORE BIOMEDICAL, INC.
Solicited by the Board of Directors
For the Special Meeting of Stockholders

The undersigned hereby appoints each of Thomas D. Salus and Paul Josephs, each with full power of substitution, as proxy and attorney in fact, in the name of the undersigned, to attend the Special Meeting of Stockholders of Lifecore Biomedical, Inc., a Delaware corporation ("Lifecore" or the "Company"), to be held on [__], 2026, at 10:00 a.m. Central Time, online at www.virtualshareholdermeeting.com/LFCR2026SM, or any adjournment or postponement thereof, and to vote the number of shares of the Company's capital stock that the undersigned would be entitled to vote, and with all power the undersigned would possess, if personally present, as specified on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO SUCH DIRECTIONS ARE MADE, WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE